Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-283264
PROSPECTUS
SOLVENTUM CORPORATION
Offer to Exchange
$1,000,000,000 Outstanding 5.450% Senior Notes due 2027
for
$1,000,000,000 Registered 5.450% Senior Notes due 2027
$1,500,000,000 Outstanding 5.400% Senior Notes due 2029
for
$1,500,000,000 Registered 5.400% Senior Notes due 2029
$1,000,000,000 Outstanding 5.450% Senior Notes due 2031
for
$1,000,000,000 Registered 5.450% Senior Notes due 2031
$1,650,000,000 Outstanding 5.600% Senior Notes due 2034
for
$1,650,000,000 Registered 5.600% Senior Notes due 2034
$1,250,000,000 Outstanding 5.900% Senior Notes due 2054
for
$1,250,000,000 Registered 5.900% Senior Notes due 2054
$500,000,000 Outstanding 6.000% Senior Notes due 2064
for
$500,000,000 Registered 6.000% Senior Notes due 2064
Solventum Corporation (“Solventum” or the “Company”) is offering to exchange (the “Exchange Offer”) (i) $1,000,000,000 aggregate principal amount of its outstanding 5.450% Senior Notes due 2027 (the “Old 5.450% Notes Due 2027”) for a like principal amount of registered 5.450% Senior Notes due 2027 (the “New 5.450% Notes Due 2027”), (ii) $1,500,000,000 aggregate principal amount of its outstanding 5.400% Senior Notes due 2029 (the “Old 5.400% Notes”) for a like principal amount of registered 5.400% Senior Notes due 2029 (the “New 5.400% Notes”), (iii) $1,000,000,000 aggregate principal amount of its outstanding 5.450% Senior Notes due 2031 (the “Old 5.450% Notes Due 2031”) for a like principal amount of registered 5.450% Senior Notes due 2031 (the “New 5.450% Notes Due 2031”), (iv) $1,650,000,000 aggregate principal amount of its outstanding 5.600% Senior Notes due 2034 (the “Old 5.600% Notes”) for a like principal amount of registered 5.600% Senior Notes due 2034 (the “New 5.600% Notes”), (v) $1,250,000,000 aggregate principal amount of its outstanding 5.900% Senior Notes due 2054 (the “Old 5.900% Notes”) for a like principal amount of registered 5.900% Senior Notes due 2054 (the “New 5.900% Notes”) and (vi) $500,000,000 aggregate principal amount of its outstanding 6.000% Senior Notes due 2064 (the “Old 6.000% Notes” and, together with the Old 5.450% Notes Due 2027, the Old 5.400% Notes, the Old 5.450% Notes Due 2031, the Old 5.600% Notes and the Old 5.900% Notes, the “Old Notes”) for a like principal amount of registered 6.000% Senior Notes due 2064 (the “New 6.000% Notes” and, together with the New 5.450% Notes Due 2027, the New 5.400% Notes, the New 5.450% Notes Due 2031, the New 5.600% Notes and the New 5.900% Notes, the “New Notes”). As used herein, the term “Notes” shall mean the New Notes together with the Old Notes.
The terms of the New Notes are identical in all material respects to the terms of the Old Notes of the corresponding series, except that the New Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer or provisions relating to additional interest, will bear different CUSIP numbers from the Old Notes of the corresponding series, will not entitle their holders to registration rights and will have different initial interest payment dates.
No public market currently exists for the Old Notes or the New Notes.
The Exchange Offer will expire at 5:00 p.m., New York City time, on December 31, 2024 (the “Expiration Date”) unless we extend the Expiration Date. You should read the section called “The Exchange Offer” for further information on how to exchange your Old Notes for New Notes.
See “Risk Factors” beginning on page 14 for a discussion of risk factors that you should consider prior to tendering your Old Notes in the Exchange Offer and risk factors related to ownership of the Notes.
Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 2024.

We have not authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. Also, you should not assume that there has been no change in the affairs of Solventum Corporation and its subsidiaries since the date of this prospectus.
We have filed a registration statement on Form S-4 under the Securities Act, of which this prospectus forms a part, with respect to the Exchange Notes. This prospectus incorporates important business and financial information about the Company that is not included in or delivered with the prospectus. For further information pertaining to Solventum and the Exchange Notes described in this prospectus, reference is made to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement. Each such statement contained in this prospectus is qualified in its entirety by reference to the underlying documents.
i

For additional information regarding the availability of this prospectus and other information available upon request, see “Where You Can Find More Information.” If you would like to request copies of these documents, please do so by December 23, 2024 (which is five business days before the scheduled expiration of the Exchange Offer) in order to receive them before the expiration of the Exchange Offer.
ii

ABOUT THIS PROSPECTUS
As used in this prospectus, unless the context requires otherwise, (i) references to “Solventum,” the “Company,” “we,” “us” and “our” refer to Solventum Corporation, a Delaware corporation, and its consolidated subsidiaries; (ii) references to “3M” refer to 3M Company, a Delaware corporation, and its consolidated subsidiaries other than Solventum and Solventum’s consolidated subsidiaries; (iii) references to the “Health Care Business” refer to the health care business of 3M as defined in the historical combined financial statements included in this prospectus; and (iv) references to the “Spin-Off” refer to the carve out of 3M’s Health Care Business, the related distribution of Solventum common stock and the ongoing separation of Solventum from 3M.
MARKET AND INDUSTRY DATA
Unless indicated otherwise, the information concerning the industries in which Solventum participates contained in this prospectus is based on Solventum’s general knowledge of and expectations concerning the industry. Further, Solventum’s estimates and assumptions involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Special Note Regarding Forward-Looking Statements and Information” and the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in the estimates and assumptions.
BASIS OF PRESENTATION
Solventum was a carve-out business of 3M Company. On July 26, 2022, 3M announced a plan to separate its Health Care Business into an independent public company. 3M effected the separation through a pro rata distribution to 3M shareholders of 80.1% of the common stock of Solventum, a new entity formed to hold the assets and liabilities associated with the Health Care Business. On April 1, 2024, 3M completed the previously announced spin-off of Solventum Corporation. Upon completion of the distribution, 3M owned 19.9% of the outstanding shares of Solventum common stock and Solventum became a separate public company. 3M will dispose of all of the retained shares of Solventum common stock as soon as a disposition is warranted consistent with the business reasons for the retention of those shares, but expected to be no later than five years after the Spin-Off, through one or more sales of such shares of Solventum common stock.
The audited combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission and present the historical results of operations, comprehensive income, and cash flows for the years ended December 31, 2023, 2022 and 2021, and the financial position as of December 31, 2023 and 2022.
The unaudited condensed consolidated and combined financial statements have been prepared in accordance with GAAP and pursuant to the rules and regulations of the SEC and present the historical results of operations, comprehensive income, and changes in equity for the three and nine months ended September 30, 2024 and 2023, cash flows for the nine months ended September 30, 2024 and 2023, and the financial position as of September 30, 2024. The interim condensed consolidated and combined financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair statement of the Company’s consolidated and combined financial position, results of operations and cash flows for the periods presented. These adjustments consist of normal, recurring items. The results of operations for any interim periods are not necessarily indicative of results for the full year.
The unaudited financial statements for all periods following the Spin-Off are referred to as the “Consolidated Financial Statements.” Prior to April 1, 2024, Solventum was a carve-out business of 3M Company. The Company’s financial statements prior to April 1, 2024 were prepared on a combined basis and were derived from the consolidated financial statements and accounting records of 3M, including the historical cost basis of assets and liabilities comprising the Company, as well as the historical revenues, direct costs, and allocations of indirect costs attributable to the operations of the Company, using the historical accounting policies applied by 3M. The historical financial statements of the Company prior to April 1, 2024, are referred to as the “Combined Financial Statements.”

SERVICE MARKS, TRADEMARKS AND TRADE NAMES
The trademarks, trade names and service marks of Solventum appearing in this prospectus are, as applicable, our property, licensed to us or, prior to the completion of the Spin-Off, the property of 3M. The name and mark, 3M, and other trademarks, trade names and service marks of 3M appearing in this prospectus are the property of 3M. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the “®,” “™” or “℠” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. This prospectus also contains additional trademarks, trade names and service marks belonging to other parties. We do not intend our use or display of these other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, such other parties.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION
This prospectus and other materials Solventum have filed or will file with the SEC (and oral communications that Solventum may make) contain or incorporate by reference statements that relate to future events and expectations and, as such, constitute forward-looking statements that involve risk and uncertainties. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Solventum’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to discussions of future operations and financial performance (including volume growth, pricing, sales and earnings per share growth and cash flows) and statements regarding Solventum’s strategy for growth, future product development, regulatory clearances and approvals, competitive position and expenditures. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Solventum believes that the expectations reflected in any forward-looking statements it makes are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to:
•the effects of, and changes in, worldwide economic, political, regulatory, international, trade and geopolitical conditions, natural disasters, war, public health crises and other events beyond Solventum’s control;
•unexpected events, such as those related to the COVID-19 public health crisis;
•operational execution risks;
•damage to our reputation or our brands;
•risks from acquisitions, strategic alliances, divestitures and other strategic events;
•Solventum’s business dealings involving third-party partners in various markets;
•Solventum’s ability to access the capital and credit markets and changes in Solventum’s credit ratings;
•exposure to interest rate and currency risk;
•the highly competitive environment in which Solventum operates and consolidation in the healthcare industry;
•reduction in customers’ research budgets or government funding;
•the timing and market acceptance of Solventum’s new product and service offerings;

•ongoing working relationships with certain key healthcare professionals;
•changes in reimbursement practices of governments or private payers or other cost containment measures;
•Solventum’s ability to obtain components or raw materials supplied by third parties and other manufacturing and related supply chain difficulties, interruptions, and disruptive factors;
•legal and regulatory proceedings and legal compliance risks (including third-party risks) with regards to antitrust, U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-bribery laws, environmental laws, anti-kickback and false claims laws, privacy laws, tax laws, and other laws and regulations in the U.S. and other countries in which Solventum operates;
•potential liabilities related to a broad group of perfluoroalkyl and polyfluoroalkyl substances, collectively known as “PFAS”;
•risks related to the highly regulated environment in which Solventum operates;
•risks associated with product liability claims;
•climate change and measures to address climate change;
•security breaches and other disruptions to information technology infrastructure.
•Solventum’s failure to obtain, maintain, protect, or effectively enforce its intellectual property (“IP”) rights;
•pension and postretirement obligation liabilities;
•any failure by 3M to perform any of its obligations under the various separation agreements in connection with the Spin-Off;
•any failure to realize the expected benefits of the separation, and/or that the separation will not be completed within the expected time frame, on the expected terms or at all;
•a determination by the IRS or other tax authorities that the distribution or certain related transactions should be treated as taxable transactions;
•expected financing transactions undertaken in connection with the separation and risks associated with additional indebtedness;
•the risk that incremental costs of operating on a standalone basis (including the loss of synergies), costs of restructuring transactions and other costs incurred in connection with the separation will exceed Solventum’s estimates; and
•the impact of the separation on its businesses and the risk that the separation may be more difficult, time-consuming or costly than expected, including the impact on its resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties.
The above list is not exhaustive or necessarily set forth in the order of importance. Forward-looking statements are based on certain assumptions and expectations of future events and trends, and actual future results and trends may differ materially from historical results or those reflected in any such forward-looking statements depending on a variety of factors. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under “Risk Factors” in this prospectus. Any forward-looking statement speaks only as of the date on which it is made, and Solventum assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION
In connection with the Exchange Offer, we have filed with the SEC a registration statement on Form S-4 under the Securities Act, of which this prospectus forms a part, relating to the New Notes to be issued in the Exchange Offer. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the New Notes, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. Copies of the registration statement, including the exhibits and schedules thereto, are also available at your request, without charge, from:
Solventum Corporation
3M Center, Building 275-6W
2510 Conway Avenue East
Maplewood, Minnesota 55144
Attention: Investor Relations
Tel: (651) 733-1110
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, file or will file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You may access these reports, proxy statements and other information without charge at the SEC’s website, which is listed above. You may also access, free of charge, our reports filed with the SEC (for example, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website www.solventum.com. Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. None of the information contained on, or that may be accessed through our website or any other website identified herein is part of, or incorporated into, this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all the information you should consider before investing in our securities. You should carefully read the entire prospectus and the documents incorporated by reference herein, including “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Special Note Regarding Forward-Looking Statements and Information,” as well as our financial statements included elsewhere in this prospectus, before making an investment decision.
Our Company
Solventum is a leading global healthcare company developing, manufacturing, and commercializing a broad portfolio of solutions that leverages deep material science, data science, and digital capabilities to address critical customer and patient needs. We constantly seek to enable the improvement of standards of care and move healthcare forward with innovation powered by insights, clinical intelligence, technology, and manufacturing expertise. Our 70+ year history of discovering and innovating advanced solutions has helped us solve our customers’ toughest challenges.
We are organized into four operating business segments that are aligned with the markets we serve.
•MedSurg (56.0% of total sales for the nine months ended September 30, 2024), formerly Medical Solutions, is a provider of solutions including advanced wound care, I.V. site management, sterilization assurance, temperature management, surgical supplies, stethoscopes, and medical electrodes. These solutions are designed to accelerate healing, prevent complications, and lower the total cost of care. Specifically, our advanced wound care solutions follow the patient from hospital to home and support them through the recovery process.
•Dental Solutions (15.8% of total sales for the nine months ended September 30, 2024), formerly Oral Care Solutions, is a provider of a comprehensive suite of dental and orthodontic products including brackets, aligners, restorative cements, and bonding agents that span the “life of the tooth,” including products designed for preventative dental care, direct and indirect restoration, and broad orthodontic needs.
•Health Information Systems (15.7% of total sales for the nine months ended September 30, 2024) provides healthcare systems with software solutions - including computer-assisted physician documentation, direct-to-bill and coding automation, classification methodologies, speech recognition, and data visualization platforms - that are designed to eliminate revenue cycle waste, create more time for patient care, and support value-based care. These solutions are designed to ensure accuracy of reimbursement and reduce the administrative burden that clinicians face.
•Purification and Filtration (11.7% of total sales for the nine months ended September 30, 2024), formerly Separation and Purification Sciences, is a provider of purification and filtration technologies including filters, purifiers, cartridges, and membranes. These solutions are designed to simplify purification processes, reduce debris and bioburden in fluids, and remove contaminants to enable the development and manufacturing of biopharmaceutical and medical technology treatments and provide cleaner water.
As of September 30, 2024, Solventum generated 57.2% of total revenues from the U.S. and 42.8% from international.
Corporate Information
Solventum Corporation is a Delaware corporation. The address of Solventum’s principal executive offices is 3M Center, Building 275-6W, 2510 Conway Avenue East, Maplewood, Minnesota 55144. Its telephone number is (651) 733-1110. Solventum maintains an Internet website at www.solventum.com. This website and the information contained therein or connected thereto are not incorporated into this prospectus, or in any other filings with, or any information furnished or submitted to, the SEC. Reference to our website is made as an inactive textual reference.

SUMMARY HISTORICAL AND UNAUDITED COMBINED PRO FORMA FINANCIAL INFORMATION
The following summary historical and pro forma financial data reflects the combined operations of Solventum when it was the Health Care Business of 3M and certain historical financial information from the time of the Spin-Off. The summary historical and unaudited pro forma condensed combined financial data shown below should be read in conjunction with the sections herein entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Statements,” and “Certain Relationships and Related Party Transactions,” as well as our audited combined and unaudited condensed consolidated and combined financial information and the corresponding notes included elsewhere in this prospectus. For factors that could cause actual results to differ materially from those presented in the summary historical and pro forma condensed combined financial data, see “Special Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.
We derived the summary historical combined financial information for each of the fiscal years ended December 31, 2023, 2022 and 2021 from our audited combined financial statements, which are included elsewhere in this prospectus. We derived the summary historical condensed consolidated and combined financial information for the nine-month period ended September 30, 2024 from our unaudited condensed consolidated and combined financial statements, which are included elsewhere in this prospectus.
The summary unaudited pro forma condensed combined financial information for the year ended December 31, 2023 and the nine months ended September 30, 2024 has been derived from our unaudited pro forma condensed combined financial information included elsewhere in this prospectus. The unaudited pro forma condensed combined financial data is based upon available information and assumptions that we believe are reasonable and supportable. The summary unaudited pro forma condensed combined financial data is for illustrative and informational purposes only. The summary unaudited pro forma condensed combined financial data may not necessarily reflect what our results of operations would have been had we been a standalone company during the periods presented. In addition, the summary unaudited pro forma condensed combined financial data may not necessarily reflect what our results of operations may be in the future.

	Pro Forma		Historical
	Nine months ended September 30,	Year ended December 31,	Nine months ended September 30,	Years ended December 31,
(Millions, except per share data)	2024	2023	2024	2023	2022	2021
Net sales of product	$4,781	$6,340	$4,766	$6,296	$6,300	$6,398
Net sales of software and rentals	1,413	1,901	1,413	1,901	1,830	1,773
Total net sales	6,194	8,241	6,179	8,197	8,130	8,171
Cost of product	2,389	3,200	2,341	3,023	2,953	2,773
Cost of software and rentals	364	481	364	481	482	475
Selling, general and administrative expenses	2,004	2,321	1,998	2,243	2,235	2,278
Research and development expenses	576	759	576	758	767	766
Total operating expenses	5,333	6,761	5,279	6,505	6,437	6,292
Operating income	861	1,480	900	1,692	1,693	1,879
Other expense (income), net	394	561	308	25	1	(3)
Income before income taxes	467	919	592	1,667	1,692	1,882
Provision for income taxes	118	218	144	321	349	422
Net income	$349	$701	$448	$1,346	$1,343	$1,460

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER
The following summary contains basic information about the Exchange Offers. It does not contain all of the information that may be important to you. For a more complete description of the terms of the Exchange Offers, see “The Exchange Offers.”

The Notes	On February 27, 2024 (the “Old Notes Issuance Date”), Solventum issued and privately placed (i) $1,000,000,000 aggregate principal amount of 5.450% senior notes due 2027, (ii) $1,500,000,000 aggregate principal amount of 5.400% senior notes due 2029, (iii) $1,000,000,000 aggregate principal amount of 5.450% senior notes due 2031, (iv) $1,650,000,000 aggregate principal amount of 5.600% senior notes due 2034, (v) $1,250,000,000 aggregate principal amount of 5.900% senior notes due 2054, and (vi) $500,000,000 million aggregate principal amount of 6.000% senior notes due 2064, in each case pursuant to exemptions from the registration requirements of the Securities Act. The initial purchasers for the Old Notes were Goldman Sachs & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, BNP Paribas Securities Corp., U.S. Bancorp Investments, Inc., Loop Capital Markets LLC, ICBC Standard Bank Plc, Siebert Williams Shank & Co., LLC, Samuel A. Ramirez & Company, Inc., Academy Securities, Inc. and Blaylock Van, LLC (collectively, the “Notes Initial Purchasers”).
The terms of the New Notes are identical in all material respects to the terms of the Old Notes of the corresponding series, except that the New Notes are registered under the Securities Act and will not be subject to restrictions on transfer or contain provisions relating to additional interest, will bear different CUSIP numbers and ISINs than the Old Notes, will not entitle their holders to registration rights, will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes and will have different initial interest payment dates.
The CUSIP numbers for the Old 5.450% Notes Due 2027 are 83444MAA9 (Rule 144A) and U83448AA5 (Regulation S). The ISINs for the Old 5.450% Notes Due 2027 are US83444MAA99 (Rule 144A) and USU83448AA56 (Regulation S). The CUSIP number for the New 5.450% Notes Due 2027 is 83444MAN1 and the ISIN for the New 5.450% Notes Due 2027 is US83444MAN11.
The CUSIP numbers for the Old 5.400% Notes are 83444MAC5 (Rule 144A) and U83448AB3 (Regulation S). The ISINs for the Old 5.400% Notes are US83444MAC55 (Rule 144A) and USU83448AB30 (Regulation S). The CUSIP number for the New 5.400% Notes is 83444MAP6 and the ISIN for the New 5.400% Notes is US83444MAP68.

The CUSIP numbers for the Old 5.450% Notes Due 2031 are 83444MAE1 (Rule 144A) and U83448AC1 (Regulation S). The ISINs for the Old 5.450% Notes Due 2031 are US83444MAE12 (Rule 144A) and USU83448AC13 (Regulation S). The CUSIP number for the New 5.450% Notes Due 2031 is 83444MAQ4 and the ISIN for the New 5.450% Notes Due 2031 is US83444MAQ42.
The CUSIP numbers for the Old 5.600% Notes are 83444MAG6 (Rule 144A) and U83448AD9 (Regulation S). The ISINs for the Old 5.600% Notes are US83444MAG69 (Rule 144A) and USU83448AD95 (Regulation S). The CUSIP number for the New 5.600% Notes is 83444MAR2 and the ISIN for the New 5.600% Notes is US83444MAR25.
The CUSIP numbers for the Old 5.900% Notes are 83444MAJ0 (Rule 144A) and U83448AJ09 (Regulation S). The ISINs for the Old 5.900% Notes are US83444MAJ09 (Rule 144A) and USU83448AE78 (Regulation S). The CUSIP number for the New 5.900% Notes is 83444MAS0 and the ISIN for the New 5.900% Notes is US83444MAS08.
The CUSIP numbers for the Old 6.000% Notes are 83444MAL5 (Rule 144A) and U83448AF4 (Regulation S). The ISINs for the Old 6.000% Notes are US83444MAL54 (Rule 144A) and USU83448AF44 (Regulation S). The CUSIP number for the New 6.000% Notes is 83444MAT8 and the ISIN for the New 6.000% Notes is US83444MAT80.

The Exchange Offer	You may exchange Old Notes of each series for a like principal amount of New Notes of the corresponding series. The consummation of the Exchange Offer is not conditioned upon any minimum or maximum aggregate principal amount of Old Notes being tendered for exchange.

Resale of New Notes	We believe the New Notes that will be issued in the Exchange Offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. You should read the discussions under “The Exchange Offer” and “Plan of Distribution” for further information regarding the exchange offer and resale of the New Notes.

Registration Rights Agreement
We have undertaken the Exchange Offer pursuant to the terms of the Registration Rights Agreement we entered into with the Notes Initial Purchasers, dated February 27, 2024 (the “Registration Rights Agreement”).
Pursuant to the Registration Rights Agreement, we agreed to use our commercially reasonable efforts to consummate an exchange offer for the Old Notes pursuant to an effective registration statement or to cause resales of the Old Notes to be registered. We have filed this registration statement to meet our obligations under the Registration Rights Agreement. If we fail to satisfy certain obligations under the Registration Rights Agreement, we are required to pay additional interest to holders of the Old Notes under specified circumstances. See “Exchange Offer; Registration Rights.”

Consequences of Failure to Exchange the Old Notes
You will continue to hold Old Notes that remain subject to their existing transfer restrictions if:
•you do not tender your Old Notes; or
•you tender your Old Notes and they are not accepted for exchange.
We will have no obligation to register the Old Notes after we consummate the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes.”

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on December 31, 2024 (the “Expiration Date”), unless we extend it, in which case Expiration Date means the latest date and time to which the Exchange Offer is extended.

Interest on the New Notes	The New Notes of each series will accrue interest from the most recent interest payment date on which interest has been paid on the Old Notes of the corresponding series.

Conditions to the Exchange Offer
The Exchange Offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue any New Notes in exchange for, any Old Notes, and we may terminate or amend the Exchange Offer with respect to one or more series of Notes if we determine in our reasonable judgment at any time before the Expiration Date that the Exchange Offer would violate applicable law or any applicable interpretation of the staff of the SEC. The foregoing conditions are for our sole benefit and may be waived by us at any time. In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at any time any stop order is threatened or in effect with respect to:
•the registration statement of which this prospectus constitutes a part; or
•the qualification of the indenture (the “Indenture” as defined below) under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any of the foregoing events. If we make a material change to the terms of the Exchange Offer, we will, to the extent required by law, disseminate additional offer materials and extend the Exchange Offer.

Procedures for Tendering Old Notes
If you wish to accept the Exchange Offer, you must tender your Old Notes and do the following on or prior to the Expiration Date, unless you follow the procedures described under “The Exchange Offer—Guaranteed Delivery Procedures”:
•if Old Notes are tendered in accordance with the book-entry procedures described under “The Exchange Offer—Book-Entry Transfer,” transmit an Agent’s Message to the Exchange Agent through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”); or
•transmit a properly completed and duly executed letter of transmittal, or a facsimile copy thereof, to the Exchange Agent, including all other documents required by the letter of transmittal.
See “The Exchange Offer—Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures	If you wish to tender your Old Notes, but cannot properly do so prior to the Expiration Date, you may tender your Old Notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a notice of withdrawal must be received by the Exchange Agent at its address set forth in “The Exchange Offer—Exchange Agent” prior to 5:00 p.m., New York City time, on the Expiration Date. See “The Exchange Offer—Withdrawal Rights.”

Acceptance of Old Notes and Delivery of New Notes	Except in some circumstances, any and all Old Notes that are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after such acceptance. See “The Exchange Offer—Acceptance of Old Notes for Exchange; Delivery of New Notes.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes under the Exchange Offer.

Certain U.S. Federal Income Tax Considerations	We believe that the exchange of the Old Notes for the New Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Exchange Agent	U.S. Bank Trust Company, National Association, is serving as the Exchange Agent (the “Exchange Agent”).

SUMMARY OF THE TERMS OF THE NOTES
The terms of the New Notes offered in the Exchange Offer are identical in all material respects to the Old Notes, except that the New Notes:
•are registered under the Securities Act and therefore will not be subject to restrictions on transfer;
•will not be subject to provisions relating to additional interest;
•will bear different CUSIP numbers and ISINs;
•will not entitle their holders to registration rights; and
•will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes.
The following summary contains basic information about the Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more detailed description of the Notes, please refer to the section entitled “Description of Notes” in this prospectus.

Issuer	Solventum Corporation

Notes Offered	$1,000,000,000 aggregate principal amount of 5.450% senior notes due 2027.
$1,500,000,000 aggregate principal amount of 5.400% senior notes due 2029.
$1,000,000,000 aggregate principal amount of 5.450% senior notes due 2031.
$1,650,000,000 aggregate principal amount of 5.600% senior notes due 2034.
$1,250,000,000 aggregate principal amount of 5.900% senior notes due 2054.
$500,000,000 aggregate principal amount of 6.000% senior notes due 2064.

Maturity Date	The 5.450% Notes Due 2027 will mature on February 25, 2027.
The 5.400% Notes will mature on March 1, 2029.
The 5.450% Notes Due 2031 will mature on March 13, 2031.
The 5.600% Notes will mature on March 23, 2034.
The 5.900% Notes will mature on April 30, 2054.
The 6.000% Notes will mature on May 15, 2064.

Interest
The New Notes of each series will accrue interest from the most recent interest payment date on which interest has been paid on the Old Notes of the corresponding series.
Interest on the 5.450% Notes Due 2027 will accrue at a rate of 5.450% per year and will be payable in cash.
Interest on the 5.400% Notes will accrue at a rate of 5.400% per year and will be payable in cash.
Interest on the 5.450% Notes Due 2031 will accrue at a rate of 5.450% per year and will be payable in cash.
Interest on the 5.600% Notes will accrue at a rate of 5.600% per year and will be payable in cash.
Interest on the 5.900% Notes will accrue at a rate of 5.900% per year and will be payable in cash.
Interest on the 6.000% Notes will accrue at a rate of 6.000% per year and will be payable in cash.

Interest Payment Dates	Solventum will pay interest on the New 5.450% Notes Due 2027 semi-annually on February 25 and August 25 of each year, commencing February 25, 2025.
Solventum will pay interest on the New 5.400% Notes semi-annually on March 1 and September 1 of each year, commencing March 1, 2025.
Solventum will pay interest on the New 5.450% Notes Due 2031 semi-annually on March 13 and September 13 of each year, commencing March 13, 2025.
Solventum will pay interest on the New 5.600% Notes semi-annually on March 23 and September 23 of each year, commencing March 23, 2025.
Solventum will pay interest on the New 5.900% Notes semi-annually on April 30 and October 30 of each year, commencing April 30, 2025.
Solventum will pay interest on the New 6.000% Notes semi-annually on May 15 and November 15 of each year, commencing May 15, 2025.

Ranking
The payment of the principal of, premium, if any, and interest on the New Notes will:
•rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations of Solventum;
•rank senior in right of payment to all existing and future subordinated indebtedness of Solventum;
•be effectively subordinated to all existing and future secured indebtedness of Solventum, to the extent of the value of the assets securing such indebtedness; and
•be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of each subsidiary of Solventum.

Change of Control Repurchase Event
If we experience a change of control repurchase event (as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event”), unless we have exercised our right to redeem such Notes or are then required to redeem the Notes, we will be required to make an offer to each holder of the applicable Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s Notes of such series, at a repurchase price in cash equal to 101% of the aggregate principal amount repurchased, plus accrued and unpaid interest on the Notes repurchased to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date). See “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event.”

Book-Entry Form and Denomination	The Notes of each series will be offered in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of the Exchange Notes—Book Entry, Delivery and Form.”

Optional Redemption
We may redeem the notes of a series at any time and from time to time prior to the applicable Par Call Date (as defined under “Description of the Exchange Notes—Optional Redemption”) of such series, in each case, as a whole or in part, at our option, at the applicable redemption price, plus accrued and unpaid interest, if any, but excluding, the redemption date.
We may redeem all or a portion of the Notes of a series at our option at any time and from time to time on or after the applicable Par Call Date at a redemption price equal to 100% of the principal amount of such Notes to be redeemed, plus accrued and unpaid interest, if any, up to, but excluding, the redemption date.
See “Description of Notes—Optional Redemption.”

Additional Notes
We may from time to time, without notice to or the consent of the holders of any series of Notes, create and issue additional notes of such series ranking equally and ratably with such series of Notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those additional notes; provided that such additional notes shall be issued under a separate CUSIP or ISIN number unless such additional notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes. Any such additional notes will have the same terms as to status, redemption or otherwise as the applicable series of Notes.

Governing Law	The Notes are governed by the laws of the State of New York.

Trustee	U.S. Bank Trust Company, National Association.

Registrar and Paying Agent	U.S. Bank Trust Company, National Association.

Risk Factors	Prior to tendering Old Notes in the Exchange Offer, holders thereof should carefully consider, along with the other information in this prospectus, the specific factors set forth under “Risk Factors” for risks related to the exchange offer and to ownership of the Notes.

RISK FACTORS
Investing in our Notes involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as the other information contained in this prospectus, including our financial statements included elsewhere in this prospectus, before making an investment decision. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could cause a material adverse effect on our business, results of operations, financial condition and liquidity. In addition, many of these risks are interrelated and could occur under similar business and economic conditions, and the occurrence of certain of them could in turn cause the emergence or exacerbate the effect of others. The risk factors described below are not necessarily presented in order of importance. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below. See “Special Note Regarding Forward-Looking Statements and Information.”
Risks Related to Solventum’s Business
General Economic Risks
Solventum’s results may be impacted by the effects of, and changes in, worldwide economic, political, regulatory, international trade and geopolitical conditions, natural disasters, war and other events beyond its control.
Solventum develops, manufactures, distributes and sells its products globally, and, accordingly, Solventum’s operations and the execution of its business strategies and plans are subject to global competition and economic and geopolitical risks that are beyond its control, such as, among other things, disruptions in financial markets, economic downturns, military conflicts, public health emergencies such as COVID-19, political changes and trends such as protectionism, economic nationalism resulting in government actions impacting international trade agreements, imposing trade restrictions such as tariffs, and retaliatory countermeasures, changes in regulatory regimes that could restrict Solventum’s ability to manufacture and sell its products (including healthcare regulatory regimes), diminished or insufficient protection of intellectual property and government deficit reduction and other austerity measures in locations or industries in which Solventum operates. Further escalation of specific trade tensions, including those between the U.S. and China, or more broadly of global trade conflict, could adversely impact Solventum’s business and operations around the world. Solventum’s business is also impacted by social, political and labor conditions in locations in which Solventum or its suppliers or customers operate; adverse changes in the availability and cost of capital; monetary policy; interest rates; inflation; recession; commodity prices; currency volatility or exchange control; ability to expatriate earnings; and other laws and regulations in the jurisdictions in which Solventum or its suppliers or customers operate. Both domestic and international markets experienced significant recent inflationary pressures, and inflation rates in the U.S., as well as in other countries in which Solventum operates, may continue at elevated levels for the near term. Interest rate increases or other government actions taken to reduce inflation could also result in recessionary pressures in many parts of the world. Furthermore, currency exchange rates have been especially volatile in the recent past, and these currency fluctuations have affected, and may continue to affect, the reported value of Solventum’s assets and liabilities, as well as Solventum’s cash flows.
The global economy has been impacted by the conflicts between Russia and Ukraine and in the Middle East and other geopolitical events. The U.S. and other governments have imposed export controls on certain products and financial and economic sanctions on certain industry sectors and parties in Russia. 3M suspended operations of its subsidiaries, including those of the Health Care Business, in Russia in March 2022 and, in September 2022, committed to a plan to exit the related net assets in Russia, including those of the Health Care Business, through a sale of 3M’s Russian subsidiaries that was consummated in June 2023. Solventum has operations that source certain raw materials from suppliers in Russia and has experienced related supply disruption due to the conflict. These geopolitical tensions could result in, among other things, cyberattacks, further supply chain disruptions impacting downstream customers, higher energy costs, lower consumer demand, and changes to foreign exchange rates and financial markets, any of which may adversely affect Solventum’s business and supply chain.

In addition, natural disasters, such as hurricanes, tornadoes, windstorms, earthquakes, wildfires and floods and other extreme weather events (including those caused by climate change) and actions taken by the U.S. and other governments in response to such events could cause significant economic disruption and political and social instability in the U.S. and areas outside of the U.S. in which Solventum operates. These events could result in decreased demand for Solventum’s products, adversely affect its manufacturing and distribution capabilities, cause physical damage to its facilities as well as those of its suppliers, customers and other business partners, negatively impact the health and well-being of individuals and communities in which Solventum or its suppliers or customers operate or increase the costs for or cause interruptions in the availability of natural resources, sources and supply of energy.
Unexpected events, such as those related to the COVID-19 public health crisis, may increase Solventum’s cost of doing business and disrupt Solventum’s operations.
Due to Solventum’s global operations, Solventum’s business is and will be impacted by unexpected events, including war, acts of terrorism, public health crises (such as the COVID-19 pandemic), civil unrest, natural disasters, and severe weather in the locations in which Solventum or its suppliers or customers operate, and these events have adversely affected, and could in the future adversely affect, Solventum’s operations and financial performance.
For example, the global pandemic associated with COVID-19, including related governmental responses to the pandemic, has significantly increased economic and demand uncertainty and has impacted and will continue to impact Solventum’s operations, including its supply chain and its manufacturing and distribution capabilities. Some of Solventum’s products are particularly sensitive to reductions in elective medical procedures, which have previously been suspended or reduced in markets where Solventum’s products are marketed and sold in response to the COVID-19 pandemic and could in the future be suspended or reduced in the future due to a resurgence of COVID-19 or another epidemic. To the extent individuals and customers are required to de-prioritize, delay or cancel elective procedures, Solventum’s business, cash flows, financial condition and results of operations could be negatively affected. In addition, the COVID-19 pandemic has adversely impacted the continued service and availability of skilled personnel necessary to run Solventum’s operations, including through increased absenteeism in connection with the rise of COVID-19 variants and objections to governmental vaccine mandates or heightened safety protocols. Although Solventum may seek to mitigate staffing challenges through overtime and enlisting contingent labor, staffing shortages could strain Solventum’s operations and increase its expenses. To the extent Solventum’s management or other personnel are impacted in significant numbers by COVID-19 or another public health crisis and are not available to perform their professional duties, Solventum could experience disruptions in its manufacturing operations or disruptions in other activities and other functions. A future resurgence of COVID-19 or other public health crisis may also affect the ability of suppliers and vendors to provide products and services to Solventum. Some of these factors may increase demand for certain Solventum products, while others may decrease demand from certain end markets or make it more difficult for Solventum to serve customers. Solventum may also experience customer requests for potential payment deferrals or other contract modifications, supply chain under-liquidation, delays of deliveries and the achievement of other billing milestones, delays or cancellations of new projects and related down payments, and other factors related, directly and indirectly, to the resurgence of the COVID-19 pandemic’s or other public health crises’ effects on its customers that adversely impact Solventum’s businesses. The COVID-19 pandemic has also impacted and the resurgence of the COVID-19 pandemic or other public health crisis may further impact the broader economies of affected countries, including negatively impacting economic growth, the proper functioning of financial and capital markets, foreign currency exchange rates, and interest rates.
Solventum is not able to predict the impact of unexpected events, such as the COVID-19 pandemic, and unexpected events may have a material adverse effect on its business, cash flows, financial condition and results of operations.

General Business Risks
Solventum’s future results may be affected by its operational execution.
Solventum’s financial results depend on the successful execution of its business operating plans. Solventum monitors the dynamics of the economy, the healthcare industry and the markets in which it competes and assess opportunities for improved operational effectiveness, productivity and efficiency and to better align expenses with revenues, while preserving its ability to make investments in research and development projects, capital and its people. There can be no assurance that Solventum will realize the benefits of such activities, or that such activities will not result in unexpected consequences, such as a reduced ability to generate sales or provide the experience that Solventum’s customers, suppliers, vendors, and channel partners expect from it. Further, such improvements may be realized later than expected, and the ongoing costs of implementing these plans might be greater than expected. These measures could yield unintended consequences, such as distraction of Solventum’s management and employees, business disruption, inability to attract or retain key personnel and reduced employee productivity, any of which could negatively affect Solventum’s business, sales, financial condition and results of operations. If these measures are not successful or sustainable, Solventum might undertake additional realignment and cost reduction efforts, which could result in future charges.
In addition, the ability to adapt Solventum’s business model and other changes, including responding to evolving customer needs and service expectations, are important. If Solventum is unable to demonstrate these abilities, it could negatively impact Solventum’s ability to win new business, drive revenue and enhance its brand. Operational challenges, including those related to customer service, pace of change and productivity improvements, could result in a material adverse effect on Solventum’s business, results of operations, financial condition and cash flows.
Our brands are critical to our success, and damage to our reputation or our brands could adversely affect our business, results of operations or financial condition.
Our ability to compete successfully depends on the strength of our brands. Developing and maintaining the reputation of our brands is a critical component of our relationship with consumers, customers, manufacturers, suppliers, distributors and other third-party partners, including healthcare professionals, influencers and other individuals with whom we have relationships. We believe consumers, customers and third-party partners value the reputation and status of our brands. As a result, we devote significant time and resources to programs designed to grow, protect and preserve our brands. However, these efforts may not be successful, and failure to maintain the value of our brands could impact our brand loyalty with consumers, customers and third-party partners and otherwise adversely affect our business, results of operations or financial condition.
Our reputation and our brands could in the future be damaged by negative publicity, whether or not valid. Negative publicity could relate to our company, our brands, our products, our supply chain, our ingredients, our packaging, our ESG practices, our employees or any other aspect of our business. Our reputation or our brands could also be adversely affected by negative publicity related to our industry, our competitors, our competitors’ products, our customers or our third-party partners, including healthcare professionals, and other individuals with whom we have relationships, even if the publicity is not directly related to our company or our brands and even if the publicity is not accurate. In addition, widespread use of digital and social media platforms around the world has greatly increased the accessibility of information and the speed with which it is disseminated, which has made, and likely will continue to make, maintaining our reputation and our brands more challenging. Damage to our reputation or our brands could cause consumers, customers and third-party partners to lose trust in our products, require us to expend substantial resources to remedy the damage or otherwise adversely affect our business, results of operations or financial condition.
Acquisitions, strategic alliances, divestitures, and other strategic events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring could affect future results.
Solventum monitors its business portfolio and organizational structure and may make acquisitions, divestitures and changes to its organizational structure or enter into strategic alliances or joint ventures. These activities may result in substantial investment of Solventum’s resources. The success of any such activities will depend upon a number of factors, including Solventum’s ability to:
•identify suitable acquisition targets or assets, conduct due diligence, negotiate transactions on favorable terms, and ultimately complete such transactions;
•compete for acquisition targets and assets, which may lead to substantial increases in purchase price or terms that are less attractive to Solventum;
•finance any future acquisition, investment, alliance or other transaction on terms acceptable to Solventum, if at all (which may involve the use of Solventum’s shares for payment of the purchase price);
•identify and complete suitable divestitures or other strategic transactions;
•comply with applicable laws and regulations, including foreign laws and regulations;
•obtain any legally required rulings by antitrust or other regulatory bodies;
•successfully and timely integrate and operate acquired businesses;
•protect intellectual property and prevail in litigation relating to newly acquired technologies;
•predict or realize expected growth opportunities, cost savings, synergies, and market acceptance of acquired companies’ products; and
•successfully identify and retain key target employees and customers.
In addition, acquisitions may expose Solventum to significant risks and uncertainties, including failure to identify significant non-compliant behaviors or practices by, or liabilities relating to, the acquisition target (or its agents) prior to acquisition; successor liability imposed by regulators for actions by the acquisition target (or its agents) prior to acquisition; and diversion of management’s attention from existing operations to the acquisition and integration process. Such transactions will be subject, in certain circumstances, to the consent of 3M under the Tax Matters Agreement that Solventum entered into with 3M, as discussed in “—Risks Related to the Spin-Off.” There can be no assurance that any future transactions of this type will be pursued or, if pursued, will be successful.
Solventum’s business dealings may involve third-party partners in various markets, and the actions or inactions of these third parties could adversely affect its business.
Solventum’s business dealings involve third-party partners such as distributors, dealers, wholesalers, packagers, resellers, agents, and others. Such dealings expose Solventum to known and unknown risks, including risks related to economic, political, and regulatory environments, performance and quality control, difficulty in establishing additional or replacement suppliers in a timely or cost-effective manner in the event of termination, conflicts of interest, and legal and regulatory violations committed by these third parties, which may not be subject to Solventum’s control. These third parties may suffer or cause Solventum to suffer commercial, financial, or reputational harm or violate local laws or regulations, each of which may be outside of Solventum’s control and could jeopardize its ability to continue doing business in these markets or cause its relationships to deteriorate. A reduction or interruption in the supply of materials or components used in manufacturing Solventum’s products, due to factors such as one or more suppliers experiencing reductions in operations and/or worker absences due to other health epidemics, an inability to timely develop and validate alternative sources if required, or a significant increase in the price of such materials or components, could adversely affect Solventum’s business, results of operations, financial condition, cash flows or reputation.
Solventum may not be able to access the capital and credit markets on terms that are favorable to Solventum, or at all.
Solventum could need access to the capital markets to supplement its existing funds and cash generated from operations to satisfy its needs for working capital, to meet capital expenditure and debt service requirements, and for other business initiatives. Solventum’s ability to issue additional debt or enter into other financing arrangements on acceptable terms could be adversely affected by its debt levels, unfavorable changes in economic conditions or uncertainties that affect the capital markets. In the event of adverse capital and credit market conditions, Solventum may be unable to obtain capital market financing on favorable terms, or at all.
Change in Solventum’s credit ratings could increase cost of funding.
Solventum’s credit ratings are important to its cost of capital. The major rating agencies will routinely evaluate Solventum’s credit profile and assign debt ratings to Solventum. This evaluation is based on a number of factors, which include financial strength, business and financial risk, as well as transparency with rating agencies and timeliness of financial reporting. Changes in Solventum’s credit ratings could adversely affect its ability to obtain capital market financing and the cost of such financing. Moreover, a reduction in Solventum’s credit rating to below investment-grade could cause certain customers to reduce or cease to do business with Solventum, which would adversely impact its financial performance.
Foreign currency exchange rates and fluctuations in those rates may affect Solventum’s ability to realize projected growth rates in its sales and earnings.
Because Solventum’s financial statements are denominated in U.S. dollars and a material percentage of its revenues are derived from outside the U.S., Solventum’s results of operations and its ability to realize projected growth rates in sales and earnings could be adversely affected if the value of the U.S. dollar strengthens significantly against foreign currencies.
Solventum cannot predict with any certainty changes in foreign currency exchange rates or its ability to mitigate these risks. Solventum may experience additional volatility because of increasing inflationary pressures and other macroeconomic factors, including in emerging market countries. Solventum may be unable to hedge the effects of foreign exchange rate changes in a cost-effective manner.
Changes in interest rates could adversely affect Solventum.
Solventum is exposed to changes in interest rates, including through variable rate debt and due to the fact that increases in interest rates may adversely affect the financial condition of Solventum’s counterparties in a manner that may affect their ability to transact with Solventum or their demand for Solventum’s products and services. Any of the foregoing could adversely affect Solventum’s business, results of operations, financial condition and cash flows.
Market Dynamic Risks
Solventum operates in highly competitive markets, competition may increase in the future, and the healthcare industry may be disrupted, causing Solventum to lower prices or resulting in a loss of market share.
Healthcare markets are characterized by rapidly evolving technology, frequent introduction of new products, intense competition and pricing pressure. Solventum faces substantial competition from international and domestic companies of all sizes, including existing competitors, new market entrants and non-traditional entrants. Demand for Solventum’s products and services, which impacts revenue and profit margins, will be affected by, among other things, (i) the development and timing of the introduction of competitive products and services; (ii) Solventum’s pricing strategies; (iii) changes in customer order patterns, such as changes in the levels of inventory maintained by customers, vendors, or channel partners; (iv) changes in customers’ preferences for Solventum’s products and services, including the success of products and services offered by competitors; (v) changes in customer designs for their products and services that can affect the demand for Solventum’s products and services; (vi) changes in the business environment related to disruptive technologies, such as artificial intelligence, block-chain, expanded analytics and other enhanced learnings from increasing volume of available data; (vii) local market conditions, such as mandatory intellectual property transfers, protectionist measures and other government policies supporting increased local competition; (viii) costs of production or delivery, whether due to geographic location, currency fluctuations, taxes, duties, or otherwise; (ix) the perception of Solventum’s brand and image in the market; (x) changing regulatory standards, legal requirements, or enforcement rigor; (xi) failure to acquire or effectively integrate businesses and technologies that complement or expand Solventum’s existing businesses; and (xii) consolidation among customers, suppliers, channel partners or competitors.
In addition, Solventum’s inability to obtain and maintain regulatory authorizations for, and supply commercial quantities of, Solventum’s offerings as quickly and effectively as its competitors could limit market acceptance. Solventum’s competitors may also have greater financial, marketing and other resources, respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns; adopt more aggressive pricing policies, or be more successful in attracting potential customers, employees and strategic partners.
Consolidation in the healthcare industry could have an adverse effect on Solventum’s revenues and results of operations.
Many healthcare industry companies, including healthcare systems, distributors, manufacturers, providers, and insurers, are consolidating or have formed strategic alliances. As the healthcare industry consolidates, competition to provide products and services is expected to continue to intensify, resulting in pricing pressures, decreased average selling prices and the exclusion of certain suppliers from important market segments. Consolidations create larger enterprises with greater negotiating power and may result in the loss of a Solventum customer where the combined enterprise selects one distributor from two incumbents. If consolidation trends continue, it could adversely affect Solventum’s business results, cash flows, financial condition, or prospects. If Solventum faces an increase in costs or reduces its prices because of industry consolidation, or if Solventum loses customers as a result of consolidation, its business, results of operations, financial condition and cash flows could be adversely affected.
Reductions in customers’ research budgets or government funding may adversely affect Solventum’s business.
Solventum’s customers include hospitals, universities, healthcare providers, government agencies and public and private research institutions; in particular, Solventum’s Health Information Systems segment sells products to ministries of health. Research and development spending of such customers can fluctuate based on spending priorities and general economic conditions. The level of government funding of research and development is unpredictable. The availability of governmental research funding may be adversely affected by many factors, including public spending priorities, available resources, economic conditions and governmental spending reductions, particularly during periods of economic uncertainty. Stalemates in national, regional, or local government budgeting decisions could also lead to substantial delays or reductions in governmental spending. Any reduction or delay in governmental funding could cause Solventum’s customers to delay or forgo purchases of its products.
Solventum’s growth objectives are largely dependent on the timing and market acceptance of its new product and service offerings, including its ability to continually renew its pipeline of new products and services and to bring those products and services to market.
A significant element of Solventum’s strategy is to increase revenue growth by focusing on innovation and new product and service development. New service and product development requires significant investment in research and development, clinical trials and regulatory approvals. The ability to bring new products and services to market is subject to difficulties or delays in product and service development, such as the inability to identify viable new products and services, obtain adequate intellectual property protection, regulatory approvals and reimbursement in the U.S. and abroad, and successfully complete clinical trials or gain market acceptance of new products and services. It is uncertain when or whether Solventum’s products, services, or solutions currently under development will be launched or will be commercially successful. Additionally, new offerings may be quickly rendered obsolete by changing customer preferences, changing industry standards, or competitors’ innovations or reverse engineering efforts. If Solventum cannot successfully introduce new offerings that address the needs of its customers, Solventum’s offerings may become obsolete, and its business results, cash flows, and financial condition could suffer.
The success of many of Solventum’s products depends upon certain key healthcare professionals.
Solventum works with leading global healthcare professionals who provide considerable knowledge and experience. The research, development, marketing and sales of many of Solventum’s products depend on maintaining working relationships with healthcare professionals. Solventum relies on these professionals for assistance in the development and marketing of its products. Any resurgence of the COVID-19 pandemic or other public health crisis may limit access to these professionals, and resulting travel restrictions, shutdowns and similar measures in response to any such public health crisis may impact Solventum’s ability to maintain these relationships, which in turn would adversely affect its ability to develop, market and sell new and improved products. If new laws, regulations, or other developments limit Solventum’s ability to appropriately engage these professionals or to continue to receive their advice and input or Solventum is otherwise unsuccessful in maintaining strong working relationships with these healthcare professionals, the success of Solventum’s products could suffer, which could result in a material adverse effect on its business, results of operations, financial condition and cash flows.
Changes in reimbursement practices of third-party payers or other cost containment measures could affect the demand for Solventum’s products and the prices at which they are sold.
Sales of many of Solventum’s products directly or indirectly depend on the availability of reimbursement and the amount of reimbursement that its customers may seek from various third-party payers, including government programs, authorities, or agencies (e.g., Medicare and Medicaid in the U.S.), and private health plans. The coverage policies and reimbursement levels of third-party payers, which can vary among public and private sources and by country, may affect which products customers purchase and the prices they are willing to pay for those products in a particular jurisdiction. Reimbursement rates can also affect the market acceptance rate of new technologies and products.
In general, employers and third-party payers, particularly in the U.S., have become increasingly cost-conscious, with higher deductibles imposed in many medical plans. Additionally, austerity measures or other reforms by foreign governments may limit, reduce or eliminate payments for Solventum’s products and adversely affect both pricing flexibility and demand for Solventum’s products. Even if Solventum develops promising new products, it may find limited demand for the products unless reimbursement approval is obtained from third-party payers. Further legislative or administrative reforms that impact reimbursements or pricing could result in a material adverse effect on its business, results of operations, financial condition and cash flows.
In addition, current or worsening economic conditions, including recessionary pressures, may adversely affect the ability of Solventum’s customers to pay for its products and services, and the amount spent on healthcare generally, which could result in decreased demand for Solventum’s products and services, declining cash flows, longer sales cycles, slower adoption of new technologies and increased price competition.
Pricing pressure has also increased due to continued consolidation among healthcare providers, trends towards managed care, the shift towards governments becoming the primary payers of healthcare expenses, reduction in reimbursement levels and medical procedure volumes, and government laws and regulations relating to sales and promotion, reimbursement and pricing generally. As a result of these and other measures, including future measures or reforms that cannot be predicted, reimbursement may not be available or sufficient to allow Solventum to sell its products on a competitive basis. Legislation and regulations affecting reimbursement for Solventum’s products may change at any time. Solventum cannot predict the impact of these pressures and initiatives or any negative effects of any additional regulations that may affect its business.
Solventum’s future results are subject to vulnerability with respect to materials and fluctuations in the costs and availability of purchased components, compounds, raw materials, energy, production capacity and labor due to shortages, increased demand and wages, logistics, supply chain interruptions, manufacturing site disruptions, regulatory developments, natural disasters and other disruptive factors.
Solventum depends on various components, compounds, raw materials, and energy (including oil and natural gas and their derivatives) supplied by others for the manufacturing of its products. If suppliers fail to meet their delivery obligations, raise prices, or cease to supply to Solventum, it may continue to cause delays in delivery or significantly increase Solventum’s costs. If Solventum loses suppliers, if their operations are substantially interrupted, if their prices continue to increase significantly due to inflationary pressures, or if any of them fail to meet performance or quality specifications, Solventum may be required to identify and qualify one or more replacement suppliers. This also may require Solventum to redesign or modify its products to incorporate new components and obtain regulatory authorization, qualification or certification of these redesigned or modified products.
Supplier relationships could be interrupted due to supplier material shortages, climate impacts, natural and other disasters, equipment malfunctions, transportation delays, inflationary pricing pressures, work stoppages, labor shortages and other disruptive events such as military conflicts, or could be terminated. In addition, some of Solventum’s suppliers are limited- or sole-source suppliers, and Solventum’s ability to meet its obligations to customers depends on the performance, product quality, and stability of such suppliers and Solventum’s ability to source alternatives in a cost effective manner. Any sustained interruption in Solventum’s receipt of adequate supplies or the distribution of Solventum’s products, or disruption to key manufacturing sites’ operations due to natural and other disasters or events, such as government actions relating to discharge or emission permits or other legal or regulatory requirements, could result in a material adverse effect on its business, results of operations, financial condition and cash flows. In addition, there can be no assurance that Solventum’s processes to minimize volatility in component and material pricing will be successful or that future price fluctuations or shortages will not result in a material adverse effect on its business, results of operations, financial condition and cash flow and its ability to fulfill supply obligations to its customers. Solventum could incur contractual penalties, experience a deterioration in customer relationships, or suffer harm to its reputation if Solventum is unable to fulfill its obligations to customers, any of which could have a material adverse effect on Solventum’s business, results of operations, financial condition and cash flows. The risks of disruption, including from war, natural disasters, climate change-related physical and transitional risks, actual or threatened public health emergencies, or other business continuity events could adversely affect Solventum’s operations and limit Solventum’s ability to meet its commitments to customers or significantly impact its financial results and condition.
Solventum’s business also depends on having sufficient production capacity to meet the demand for Solventum’s products and to support Solventum’s future growth. Solventum is conducting capital expansion efforts to increase its manufacturing capacity in certain areas of its operations. These efforts may not be successful. If this is the case, it could adversely affect Solventum’s operations and limit Solventum’s ability to support future growth or significantly impact its financial results and condition.
In addition, many of Solventum’s products require sterilization prior to sale, and Solventum utilizes contract sterilizers to perform this service. To the extent Solventum’s contract sterilizers are unable to sterilize Solventum’s products, whether due to capacity, availability of materials for sterilization, regulatory or other constraints, including federal and state regulations on the use of ethylene oxide, Solventum may be unable to transition to alternative internal or external resources or methods in a timely or cost effective manner or at all, which could have a material impact on Solventum’s results of operations and financial condition.
3M is the sole source of supply for raw materials used in certain of our products and our business will be harmed if 3M does not satisfy our requirements.
3M is the sole source of supply for certain chemical materials and inputs used in our products (including transparent IV film dressings, biological indicators for sterilization assurance, medical securement tapes, and dental composites and cements) that accounted for approximately $3 billion of our revenue for fiscal year 2023, including a material with a manufacturing process proprietary to 3M that is used in our products accounting for approximately $2 billion of our revenue for fiscal year 2023. While 3M has agreed to supply these items to Solventum for a period of time, our business will be harmed if 3M does not satisfy our requirements during such period of time, and Solventum may subsequently need to either reach agreement with 3M for an extended supply arrangement, develop our own manufacturing capabilities for these materials or identify an appropriate substitution or product reformulation in order to continue manufacturing and selling the applicable products. There is no guarantee that 3M will agree to continue to supply these materials following the term of the supply agreement on commercially reasonable terms or at all. At this time, Solventum has not identified an appropriate substitute input to replace the materials supplied by 3M, and Solventum does not currently have the capability to manufacture such materials itself. If 3M’s obligation to supply us with this material ends before we can develop or secure an alternative source of supply, the related product sales, which may be material, will be at risk. Any alternatives we pursue to mitigate this risk might also result in higher costs to source or produce the relevant products. Solventum’s failure to ensure a continuing supply of these materials or find acceptable substitutes, or the costs incurred by Solventum in connection with securing such continuing supply or finding such substitutes, could have a material adverse effect on Solventum’s business, including potentially the loss of revenue from the relevant products.
Legal and Compliance Risks
Solventum is subject to risks related to international, federal, state, and local treaties, laws, and regulations that are subject to change at any time, as well as compliance risks related to legal or regulatory requirements, contract requirements, policies and practices, or other matters that require or encourage Solventum or its suppliers, vendors, or channel partners to conduct business in a certain way. The outcome of legal and regulatory proceedings related to compliance with the treaties, laws, regulations, and requirements could have a material adverse effect on Solventum’s business, results of operations, financial condition and cash flows.
Solventum operates globally, including in some jurisdictions that pose potentially elevated risks of fraud or corruption or increased risk of internal control issues, and is subject to risks related to international, federal, state, and local treaties, laws, and regulations, including those involving product liability; antitrust; intellectual property; environmental, health, and safety; tax; the FCPA and other anti-bribery laws; international import and export requirements and trade sanctions compliance; regulations of the U.S. Food and Drug Administration and similar foreign agencies; privacy laws and information security policies and regulations; and U.S. federal healthcare program-related laws and regulations including the False Claims Act, anti-kickback laws and the Physician Payments Sunshine Act. Solventum is also subject to compliance risks related to legal or regulatory requirements, contract requirements, policies and practices, or other matters that require or encourage Solventum and its suppliers, vendors, or channel parties, to conduct business in a certain way. In particular, Solventum is subject to legal risks with respect to the below laws and regulations:
•Antitrust — Regulatory authorities may have authority in the event of alleged non-compliance with applicable law to impose fines and sanctions on Solventum or to require changes or impose conditions on the way Solventum conducts business. Under certain circumstances, violations of antitrust laws could result in suspension or debarment of Solventum’s ability to contract with certain parties or complete certain transactions. In addition, an increasing number of jurisdictions also provide private rights of action for competitors or consumers to seek damages asserting claims of anti-competitive conduct. An adverse outcome under any such investigation or audit could subject Solventum to fines or criminal or other penalties.
•FCPA and other anti-bribery laws — The failure to comply with the FCPA and similar anti-corruption and anti-bribery laws could result in significant civil fines and penalties or criminal sanctions against Solventum. Because of the predominance of government-sponsored healthcare systems around the world, many customer relationships outside of the U.S. are with governmental entities, the employees of which may be considered government officials under such laws. Many anti-corruption laws also prohibit bribery of private sector individuals, and thus extend far beyond interactions with government officials. Solventum is subject to the FCPA’s accounting provisions, which require Solventum to keep accurate books and records and to maintain an adequate system of internal accounting controls sufficient to provide reasonable assurances of management’s control, authority, and responsibility over Solventum’s assets. Global enforcement of anti-corruption laws has increased substantially in recent years, with more frequent voluntary self-disclosure by companies, aggressive investigations (including coordinated investigations across countries and governmental authorities) and enforcement proceedings by U.S. and non-U.S. governmental agencies, and assessment of significant civil and criminal fines, penalties, and other sanctions against companies and individuals. From time to time, Solventum or its affiliates receive reports, internally and externally, via various reporting channels, about business and other activities that raise compliance or other legal or litigation issues. Solventum has been in the past, and in the future could be, required to investigate such reports and cooperate with U.S. and foreign regulatory authorities in such investigations, audit, monitor compliance or alter its practices as part of such investigations. While Solventum maintains and implements U.S. and international compliance programs, including policies and procedures, training, and internal controls designed to reduce the risk of noncompliance, Solventum’s employees, suppliers, vendors, channel partners or agents may violate such policies and procedures and engage in practices that contravene relevant laws and regulations. Any alleged or actual violations of these anti-corruption laws may subject Solventum to government scrutiny, criminal or civil sanctions and other liabilities, including exclusion from government contracting, and could disrupt its business, adversely affect its reputation and result in a material adverse effect on its business, results of operations, financial condition and cash flows.
•Environmental Laws — Solventum is subject to environmental, health, and safety laws, and regulations concerning, among other things, the generation, handling, transportation, and disposal of hazardous substances or wastes, the remediation of hazardous substances or materials at various sites, and emissions or discharges into the land, air or water. If Solventum or its suppliers violate these environmental laws and regulations, facilities could be shut down, and violators could be fined or otherwise sanctioned. New laws and regulations, violations of these laws or regulations, stricter enforcement of existing requirements, or the discovery of previously unknown contamination could require Solventum to incur costs or could become the basis for new or increased liabilities that could be material.
•Anti-Kickback and False Claims Laws — Solventum’s products are purchased by healthcare providers that typically bill various third-party payers, such as governmental healthcare programs (e.g., Medicare, Medicaid and comparable non-U.S. programs), private insurance plans and managed care plans, for the healthcare services provided to their patients. As a result, Solventum’s products are subject to regulation regarding quality and cost by the U.S. Department of Health and Human Services, including the Centers for Medicare & Medicaid Services (“CMS”), as well as comparable state and non-U.S. agencies responsible for reimbursement and regulation of healthcare goods and services, including laws and regulations related to kickbacks, false claims, self-referrals and healthcare fraud. Many states have similar laws that apply to reimbursement by state Medicaid and other funded programs as well as in some cases to all payers. As a manufacturer of products reimbursable by federal healthcare programs, Solventum is subject to the Physician Payments Sunshine Act, which requires it to annually report certain payments and other transfers of value it makes to U.S.-licensed physicians or U.S. teaching hospitals. Any failure to comply with these laws and regulations could subject Solventum or its officers and employees to criminal and civil financial penalties.
•Data Privacy and Cybersecurity Laws — Because Solventum is a business with a significant global footprint, compliance with evolving regulations and standards in data privacy and cybersecurity may result in increased costs, compliance challenges, and the threat of increased regulatory enforcement activity. Solventum’s business relies on the secure electronic transmission, storage and hosting of sensitive information, including personal information, protected health information, financial information, intellectual property and other sensitive information related to our customers and workforce. Solventum is required to comply with increasingly complex and changing legal and regulatory requirements that govern the collection, use, storage, security, transfer, disclosure and other processing of personal data in the U.S. and in other countries, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended, the Health Information Technology for Economic and Clinical Health Act of 2009, the California Consumer Privacy Act (“CCPA”) and other similar state laws in the U.S., the European Union’s Global Data Protection Regulation (“GDPR”), the U.K.’s Data Protection Act 2018 and General Data Protection Regulation, China’s Personal Information Protection Law, PRC Cybersecurity Law and Personal Data Cross Border Transfer Rule, and various other country-specific requirements at the state and federal level around the world. In addition, privacy laws and regulations are becoming stricter and may potentially impose additional requirements on Solventum’s business, and certain jurisdictions have implemented data localization laws which can be costly and operationally difficult to satisfy. Solventum cannot be sure how these laws and regulations will be interpreted, enforced, or applied to its operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, Solventum’s ongoing efforts to comply with evolving laws and regulations may be costly and require ongoing modifications to its policies, procedures, and systems. If Solventum or third parties fail to adequately safeguard confidential personal data, or if such information or data are wrongfully used by Solventum or third parties or disclosed to unauthorized persons or entities, such an event could result in a material adverse effect on its business, results of operations, financial condition and cash flows.

Solventum’s results of operations could be adversely impacted if the costs to comply with these evolving treaties, laws, regulations, and requirements are greater than projected by Solventum. In addition, the outcome of legal and regulatory proceedings related to compliance with these treaties, laws, regulations, and requirements are difficult to reliably predict, may differ from Solventum’s expectations, and can result in, among other things, government scrutiny; criminal, civil or administrative sanctions, including fines; limitations on the extent to which Solventum can conduct business; employee and business partner terminations due to policy violations; reputational damage; private rights of action that result in litigation exposure, including expenses and costs incurred in connection with settlement or court proceedings, for Solventum; and other liabilities. In some instances, Solventum may make self-disclosures to relevant authorities that may pursue or decline to pursue enforcement proceedings against it. In addition, detecting, investigating and resolving actual or alleged violations of these acts is expensive and could consume significant time and attention of Solventum’s senior management. Although Solventum maintains general liability insurance to mitigate monetary exposure, the amount of liability that may result from certain of these risks may not always be covered by, or could exceed, the applicable insurance coverage. Various factors or developments can lead Solventum to change current estimates of liabilities and related insurance receivables where applicable or make such estimates for matters previously not susceptible of reasonable estimates, such as a significant judicial ruling or judgment, a significant settlement, significant regulatory developments or changes in applicable law. Conducting internal investigations or responding to audits or investigations by government agencies could be costly and time-consuming. A future adverse ruling, settlement or unfavorable development could result in future charges that could result in a material adverse effect on its business, results of operations, financial condition and cash flows in any particular period. In addition, negative publicity related to the matters noted above or other matters involving Solventum may negatively impact Solventum’s reputation.
Solventum may face potential liabilities related to PFAS, which could adversely impact Solventum’s results.
3M has agreed to assume, and indemnify and defend us against, certain liabilities relating to PFAS, generally including all such liabilities relating to the pre-Spin-Off period, as well as certain liabilities relating to Solventum products that contain PFAS and that continue to be sold on the same basis by Solventum following the Spin-Off through 2025. As an independent company, Solventum is generally responsible for all PFAS-related liabilities resulting from its business, operations and activities following the Spin-Off, subject to the foregoing indemnification by 3M of certain liabilities relating to certain Solventum products sold through 2025. See “—Risks Related to the Spin-Off—Satisfaction by Solventum of its post-distribution indemnification obligations or 3M’s failure to satisfy its post-Spin-Off indemnification obligations could have a material adverse effect on Solventum’s financial condition, results of operations and cash flows.”
Certain products of the Solventum business, like the products of other companies in Solventum’s industries, contain or are enabled by PFAS. 3M announced in December 2022 that it would work to discontinue the use of PFAS across its product portfolio by the end of 2025, and, as described above, 3M has agreed to indemnify Solventum for certain PFAS-related product claims related to sales of products through such date. Solventum has also taken actions to meet this goal while owned by 3M, and, except as described below, Solventum intends to continue to work toward this goal. In addition, Solventum understands that 3M intends to cease supplying Solventum with PFAS-related products or components by the end of 2025.
Solventum continues to evaluate the availability of third-party components and products that do not contain PFAS in connection with working towards the goal of discontinuing the use of PFAS in its products. Depending on the availability and feasibility of such third-party components and products not containing PFAS (including the ability to obtain any required regulatory approvals), Solventum expects there will be some circumstances in which the use of PFAS-containing materials manufactured by third parties and used in certain applications in Solventum’s product portfolio, such as o-rings, gaskets and seals, membranes, molded plastic parts, release liners, circuit boards, certain electronics and lithium ion batteries and printed circuit boards widely used in commerce across the industries in which Solventum operates, will continue beyond 2025, in which case the 3M indemnification described above would not be available with respect to sales of products containing such materials after 2025. For example, o-rings, gaskets and seals and are used in filters needed for high stress process conditions, molded plastic parts are used in the plastic housing of perioperative temperature management devices, medical grade membranes are used in negative pressure wound therapy fluid canisters, release liners are used with adhesive dressings, circuit boards are used in electronic hardgoods, such as negative pressure wound therapy devices, and lithium ion batteries are included in surgical clippers. In such instances, Solventum intends to continue to evaluate the adoption of third-party products and components that do not contain PFAS to the extent such products and components become available and such adoption is feasible. As noted above, many companies in Solventum’s industries use PFAS-containing products and components, and Solventum believes that its use of such products and components is of a nature and magnitude that is broadly consistent with that of other companies in these industries.
There have been accelerating regulatory and legislative activities concerning PFAS in the U.S., Europe and elsewhere, including increasingly strict restrictions on various uses of PFAS in products, as well as increased litigation relating to PFAS being filed against other parties. The potential options available to Solventum following 2025 (after which sales by Solventum of products containing or enabled by PFAS will no longer be subject to indemnification from 3M), regarding the use of PFAS in products will involve risks, which risks may be material, and could have a material adverse effect on Solventum’s results of operations, cash flows or consolidated financial position.
Climate change or legal, regulatory or market measures to address climate change may materially adversely affect Solventum’s business, results of operations, financial condition and cash flows.
The impacts of climate change may include physical risks (e.g., rising sea levels or frequency and severity of extreme weather conditions, including natural disasters), social and human effects (e.g., population dislocations or harm to health and well-being), compliance costs and transition risks (e.g., regulatory or technology changes), shifts in market trends (e.g., customers increasingly prioritize purchasing products that are sustainably made) and other adverse effects. Such impacts may disrupt Solventum’s supply chain and operations by adversely affecting its ability to procure goods or services required for the operation of its business at the quantities and levels it requires due to impairment of the availability and cost of certain products, materials, commodities and energy. These outcomes may in turn result in customers transitioning to competitive products, loss of market share, negative publicity, reputational damage, loss of customer confidence or other negative consequences (including a decline in stock price).
There has also been increased focus by federal, international, state and local regulatory and legislative bodies to combat and/or limit the effects of climate change through a variety of means, including regulating greenhouse gas emissions (and the establishment of enhanced internal processes or systems to track them), policies mandating or promoting the use of renewable or zero-carbon energy and sustainability initiatives, and additional taxes on fuel and energy. If legislation or regulations are enacted or promulgated in the U.S. or in any other jurisdiction in which Solventum does business that impose more stringent restrictions and requirements than its current legal or regulatory obligations, Solventum and companies in its supply chain may experience increased compliance burdens and costs to meet the regulatory obligations, which could cause disruption in the sourcing, manufacturing and distribution of its products and adversely affect its business, results of operations, financial condition and cash flows.
Additionally, the impacts of climate change may further influence customer preferences and requirements, such as increased demand for products with lower environmental footprints, and for companies to produce and demonstrate progress against greenhouse gas reduction plans and targets. Failure to provide climate-friendly products or demonstrate greenhouse gas reductions could result in loss of market share.
Solventum operates in a strictly regulated industry, and compliance with laws and regulations applicable to the commercialization of Solventum’s products is costly and failure to comply may result in significant penalties.
The products Solventum develops, manufactures, and commercializes are regulated in most of the markets Solventum serves. These regulations are promulgated and enforced by government bodies in individual countries. These regulations govern the methods and controls used for the design, manufacture, packaging, labeling, storage, safety, sales and distribution, marketing clearance or approval, advertising and promotion, sterilization, installation, servicing, performance and effectiveness of the products Solventum sells globally. These regulations apply to all facilities of Solventum’s business that conduct the activities previously described, regardless of where the facilities are located. These regulations apply to the activities performed by most of Solventum’s employees, including but not limited to, sales and marketing, research and development, regulatory affairs, quality assurance, medical affairs, and operations, both before and after a product is commercially distributed. Importantly, these regulations differ by country and/or region and are dynamic.
Solventum commits a significant amount of resources to maintain compliance with these regulations. Compliance with these regulations requires Solventum to create systems, processes and procedures that are aligned with the regulations in all markets Solventum serves. Compliance also requires Solventum to maintain knowledge of the current regulations that govern its activities. As these regulations change, Solventum must adapt its systems, processes, and procedures to comply with the new regulations.
Governing bodies monitor compliance, among other ways, by conducting regularly occurring and unexpected audits of Solventum’s facilities. These audits are conducted to determine if Solventum’s systems, processes, and procedures comply with the current regulations in the markets it serves. After each audit, the governing body typically provides a report of their findings. The report describes the observations made during the audit. Sometimes these observations describe minor non-compliance issues in Solventum’s systems, processes, and procedures. Often, these gaps require commensurate modifications but have no impact to Solventum’s ability to continue operations and commercialization of its products. In rare situations, the governing body may find significant or major non-compliance issues in Solventum’s systems, processes, and procedures. If a governing body concludes, through these audits or otherwise, that Solventum is not in compliance with applicable laws or regulations or that any of its products are defective, ineffective, or pose an unreasonable risk for patients, users, or others, the governing body may require Solventum to recall a product or products, retract promotional materials, and/or cease shipment of products, among other required actions; these requirements may remain in place until Solventum can demonstrate adequate compliance. Failure to demonstrate adequate modifications to Solventum’s systems, processes, and procedures and continued compliance or repeat findings may result in more significant enforcement actions including but not limited to: warning letters, revocation of product approvals and licenses, injunctions, product seizure, penalties and fines, consent decrees, and criminal prosecution, among other actions. These actions may have a negative impact on Solventum’s capital expenditures, earnings, and competitive position.
To market its products internationally in compliance with applicable medical device and pharmaceutical regulations, Solventum must obtain approvals for products and product modifications. The regulations promulgated by the governing bodies also require Solventum to submit data to demonstrate that its products meet the safety and effectiveness requirements to support the intended uses described in its labeling. This data is reviewed by the governing bodies to determine if Solventum has provided the necessary and sufficient information to demonstrate the safety and effectiveness of its products for the intended use described in its labeling. In many cases, the governing bodies request additional information to make this determination. The additional information requested by the governing bodies sometimes requires Solventum to conduct new testing, delaying the approval and commercialization of the product. In rare instances, the governing body will disapprove the application, prohibiting Solventum’s ability to commercialize the product in that market. In these instances, Solventum may decide to cease commercialization efforts for the product in that (or those) market(s) or it may decide to modify the product or retest the products and resubmit the data to the governing bodies. Delays to products approvals or disapproval of Solventum’s applications may have a negative impact to Solventum’s capital expenditures, earnings, and competitive position.
This global regulatory environment will likely continue to evolve, which could impact Solventum’s ability, or increase the time and cost, to obtain future approvals for its products. The process of obtaining regulatory clearances and/or approvals to market and sell Solventum’s products can be rigorous, costly and time-consuming and the clearances and/or approvals might not be granted timely or result in limitations on the indicated uses of products.
Regulatory authorities, including the FDA, also strictly regulate the indications for use and associated promotional safety and effectiveness claims that may be made about approved or cleared products. If regulatory authorities determine that Solventum has promoted or marketed a product for off-label use, including through external-facing materials, oral statements, or physician training, Solventum could be subject to fines, injunctions or other penalties.

Solventum is subject to laws and regulations governing government contracts, public procurement, and government reimbursements in many jurisdictions, as to which the failure to comply could adversely affect Solventum’s business.
Solventum sells its products to government entities throughout the world and will be directly or indirectly subject to government policies governing reimbursement for healthcare procedures and services and various statutes and regulations in a variety of jurisdictions that apply to companies doing business with the government. The laws governing government contracts can differ from the laws governing private contracts and government contracts may contain terms and conditions that are not applicable to private contracts or that expose Solventum to higher levels of risk and potential liability than non-government contracts. Similarly, most jurisdictions have public procurement laws and reimbursement policies that set out rules and regulations for purchases and reimbursements by governmental entities. Solventum’s failure to comply with these laws could result in contract terminations, suspension or debarment from contracting with these entities, civil fines and damages, criminal prosecution and possible exclusion from participation in federal healthcare programs such as Medicare and Medicaid, as well as possible recoupment of any overpayments related to such violations. These jurisdictions may modify their laws, policies, rules or regulations, or impose new requirements that adversely affect Solventum’s business.
Additionally, some governmental entities, including the U.S. federal government, can terminate contracts for their convenience or for Solventum’s default. These governmental entities may also be subject to continued legislative funding approval. Early termination for convenience of one or more of Solventum’s contracts, or a change in a government customer’s funding levels, could impact Solventum’s expected revenues. Early termination for default of one or more of Solventum’s contracts could subject it to penalties and damages resulting from the default, including costs for the governmental entity to reprocure the items under contract, in addition to other penalties previously listed.
Solventum will also be subject to government audits, investigations, and oversight proceedings. Efforts to ensure its business arrangements comply with applicable laws will involve substantial costs. If any actions by governmental or enforcement authorities are instituted against Solventum, defense can be costly, time-consuming, and may require significant financial and personnel resources. If Solventum is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of civil, criminal, and administrative penalties, damages, disgorgement, monetary fines, individual imprisonment, possible exclusion from participation in certain government healthcare programs (including Medicare and Medicaid in the U.S.), contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of its operations. In addition, any of Solventum’s government contracts could be terminated or Solventum could be suspended or debarred from all government contract work.
Solventum is exposed to risks associated with product liability claims, including existing claims and claims resulting from the actions or inactions of its customers or third parties that are outside of its control.
Solventum is exposed to potential product liability risks that are inherent in the design, manufacture and marketing of medical technologies. Customers or their patients may bring product liability claims if Solventum’s products fail, or allegedly fail, to perform as expected or show a failure rate that is higher than expected, or the use of Solventum’s products results, or is alleged to result, in bodily injury, death, or property damage. Even if these or similar claims are without merit, they can result in costly and time-consuming litigation. Solventum may also be exposed to claims or regulatory action if its products do not conform or are alleged not to conform to applicable product or design specifications, labeling, or manufacturing requirements. Product and other liability actions, claims or injunctions are subject to significant uncertainty and may be expensive, time-consuming, and disruptive to Solventum’s operations. For these and other reasons, Solventum may choose to settle product liability claims and other liability actions, regardless of their actual merit. If any such action or injunction were finally determined adversely to Solventum, such decision could result in significant damages and reputational harm, including the possibility of punitive damages, and Solventum’s financial position could be adversely affected. Adverse publicity could result in additional regulation of Solventum’s products or the healthcare industry in general, delay regulatory approval of new products, cause reputational harm and adversely affect Solventum’s ability to promote, manufacture and sell its products, even if the claims against Solventum are later shown to be unfounded or unsubstantiated.

In addition, manufacturing or design defects, component failures, unapproved or improper use of Solventum’s products, or inadequate disclosure of risks or other information relating to the use of Solventum’s products could lead to injury or other serious adverse events. Such events could lead to recalls or safety alerts relating to Solventum’s products (either voluntary or as required by the FDA or similar governmental authorities in other countries), and could result, in certain cases, in the removal of a product from the market. A recall could result in significant costs and lost sales and customers, enforcement actions and/or investigations by state and federal governments or other enforcement bodies, as well as negative publicity and damage to Solventum’s reputation that could reduce future demand for its products.
Information Technology and Intellectual Property Risks
Solventum employs information technology systems to support its business and collect, store, and use proprietary and confidential information. Security and data breaches, cyberattacks, and other cybersecurity incidents involving Solventum’s information technology systems and infrastructure could disrupt or interfere with Solventum’s operations; result in the compromise and misappropriation of proprietary and confidential information belonging to Solventum or its customers, suppliers, and employees; and expose Solventum to numerous expenses, liabilities, and other negative consequences, including violations of applicable laws, any or all of which could adversely impact Solventum’s business, reputation, and results of operations.
In the ordinary course of business, Solventum relies on centralized and local information technology networks and systems, some of which are provided, hosted or managed by vendors and other third parties, to process, transmit, and store electronic information, and to manage or support a variety of businesses. That technology includes systems that could be used to process, transmit and store sensitive information, including personal information, protected health information, employee data, financial information, intellectual property, clinical data, and sales and marketing data. Third parties and threat actors, including organized criminals, nation-state, or nation-state supported actors who are increasingly well-resourced, regularly attempt to gain unauthorized access to the information technology networks and infrastructure, data, and other information used by or belonging to Solventum, and many such attempts are increasing in their frequency, sophistication and intensity and are not recognized until launched against a target. Despite Solventum’s cybersecurity and business continuity measures (including employee and third-party training, monitoring of networks and systems, patching, maintenance, and backup of systems and data), its information technology networks and infrastructure are still potentially susceptible to attack, compromise, damage, disruption, or shutdown, including as a result of the exploitation of known or unknown hardware or software vulnerabilities in its systems, the introduction of computer viruses or ransomware, service or cloud provider disruptions or security breaches, phishing attempts, employee error or malfeasance, power outages, telecommunication or utility failures, systems failures, natural disasters, or other catastrophic events. Furthermore, Solventum relies on third-party vendors to supply and/or support certain aspects of its information technology systems and resulting products. These third-party systems could also become vulnerable to cyber-attack, malicious intrusions, breakdowns, interference, or other significant disruptions, and may contain defects in design or manufacture or other problems that could result in system disruption or compromise the information security of Solventum’s own systems. Solventum’s increased adoption of remote working, initially driven by the pandemic, also introduces additional threats and risk of disruptions to its information technology networks and infrastructure. Geopolitical conflict may increase cybersecurity risks on a global basis.
Despite its cybersecurity measures, it is possible for security vulnerabilities or a cyberattack to remain undetected for an extended time period, up to and including several years, and the prioritization of decisions with respect to security measures and remediation of known vulnerabilities that Solventum and the vendors and other third parties upon which Solventum relies may prove inadequate to protect against attacks. While Solventum may experience future cyberattacks on and disruptions of its information technology systems and infrastructure, Solventum is not aware of any such incidents to date having had a material impact.
If Solventum’s information technology systems, products or services or sensitive data are compromised, there are many consequences that could result. Consequences include, but are not limited to, patients or employees being exposed to financial or medical identity theft or suffering a loss of product functionality; losing existing customers or having difficulty attracting new customers; experiencing difficulty preventing, detecting, and controlling fraud; being exposed to the loss or misuse of confidential information; having disputes with customers, physicians, and other healthcare professionals; experiencing increases in operating expenses or an impairment in its ability to conduct its operations; incurring expenses or losing revenues as a result of a data privacy breach, product failure, information technology outages or disruptions; voluntary or forced recalls or modifications to Solventum’s products; or suffering other adverse consequences including time-consuming and expensive lawsuits or other legal action and damage to Solventum’s reputation.
As noted previously, Solventum is subject to numerous international, federal and state privacy and security laws. Security and data breaches, cyberattacks, and other cybersecurity incidents involving data protected by such laws, such as patient medical records and other health information, could subject Solventum to onerous governmental and regulatory investigations, fines and remediation actions, in addition to private litigation by affected individuals.
Solventum may be unable to obtain, maintain, protect, or effectively enforce its intellectual property rights.
Solventum is substantially dependent on patent and other proprietary rights and relies on a combination of patents, trademarks, tradenames, copyrights, trade secrets, and agreements (such as employee, non-disclosure and non-competition agreements) to protect its business and proprietary intellectual property. However, Solventum cannot assure that its means of obtaining, maintaining, and enforcing its intellectual property rights will be adequate to maintain a competitive advantage.
In addition, intellectual property laws differ in various jurisdictions in which Solventum operates and are subject to change at any time, which could further restrict Solventum’s ability to protect its intellectual property and proprietary rights. In particular, a portion of Solventum’s revenues is derived from jurisdictions where adequately protecting intellectual property rights may prove more challenging or impossible. In addition, the laws of many jurisdictions may not provide an adequate forum to effectively address situations where Solventum’s intellectual property rights have been compromised.
Furthermore, protecting against the unauthorized use of proprietary technology is difficult and expensive and Solventum may need to litigate with third parties to enforce or defend patents issued to it or to determine the enforceability and validity of its proprietary rights or those of others. Determining whether an offering infringes, misappropriates, or otherwise violates a third party’s intellectual property rights involves complex legal and factual issues, and the outcome of this type of litigation is often uncertain and inconsistent.
At any given time, Solventum may be involved as either plaintiff or defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time. While it is not possible to predict the outcome of patent and other intellectual property litigation, such litigation could result in Solventum’s payment of significant monetary damages and/or royalty payments, negatively impact Solventum’s ability to sell current or future products, or prohibit it from enforcing its patent and proprietary rights against others, which could result in a material adverse effect on its business, results of operations, financial condition and cash flows. Regardless of the merits or outcome, the resolution of any intellectual property dispute could require significant financial and management resources.
Solventum may not receive protection for pending or future applications relating to intellectual property rights owned by or licensed to it and the claims allowed under any issued intellectual property rights may not be sufficiently broad to protect Solventum’s products, services, solutions, and any associated trademarks. Products sold by Solventum’s competitors may infringe, misappropriate, or otherwise violate intellectual property rights owned or licensed by Solventum and such infringement, misappropriation or violation may be undetected by Solventum. In addition, as Solventum’s patents expire, Solventum may be unsuccessful in extending their protection through patent term extensions. Solventum’s inability to protect its intellectual property could result in a material adverse effect on its business, results of operations, financial condition and cash flows.
Additionally, Solventum licenses or will license certain intellectual property owned by 3M. As 3M is the owner of such intellectual property, 3M will have discretion to enforce such intellectual property rights, including whether or not to prosecute any infringement of the intellectual property. To the extent 3M does not prosecute infringement of the intellectual property licensed to Solventum, such intellectual property will not be protected and continued

infringement of such intellectual property could result in a material adverse effect on Solventum’s business, results of operations, financial condition and cash flows.
Solventum intends to focus on and invest in cloud, edge, artificial intelligence, and software offerings. Solventum may not be successful in driving the successful global deployment and customer adoption of digital offerings.
Solventum intends to devote significant resources to develop and deploy cloud, edge and software solutions. Solventum will incur costs to develop these solutions and to build and maintain infrastructure to support cloud and edge computing offerings. It is uncertain whether Solventum’s strategies will succeed and Solventum’s success with these solutions depends on execution in many areas, including:
•establishing and maintaining the utility, compatibility, and performance of its cloud, edge, and software solutions (including the reliability of its third-party software vendors, network, and cloud providers) on a growing array of medical devices, software, and equipment;
•continuing to enhance the attractiveness of its solutions to its customers, while ensuring these solutions meet their reliability and security expectations; and
•ensuring these solutions meet regulatory requirements, including obtaining marketing authorizations when required.
Even where Solventum’s digital offerings satisfy applicable regulations and reimbursement policies, customers may not adopt them due to concerns about the security of personal data or the absence of digital infrastructure to support and effectively use the offerings, a hesitancy to embrace new technology, or for other reasons. Solventum also may not effectively execute organizational and technical changes to accelerate innovation and execution. In a number of countries, certain cloud, edge, and software solutions are restricted areas of foreign investment. Collaborating with a domestic qualified third party will increase the costs and may create uncertainties in such jurisdictions. The legality or validity of any collaboration may be challenged or subjected to scrutiny in such jurisdictions and the relevant governmental authorities have broad discretion in addressing such arrangements.
Cloud, edge, and software solutions in healthcare must comply with stringent regulations, including certification requirements, in many of the countries in which Solventum’s customers are located, particularly in relation to obtaining, using, storing, and transferring personal data. Solventum’s software solutions must be compliant with applicable regulations in the country in question before Solventum can launch its offerings. In some jurisdictions, Solventum must obtain marketing authorizations before commercializing software solutions. Ensuring such regulatory compliance may take longer or cost more than expected or require that design changes be incorporated into Solventum’s offerings. In addition, changes to reimbursement policies for digital healthcare offerings could potentially lead to delays and additional expense. The inability of customers to obtain adequate reimbursement from private and governmental third-party payers could adversely affect purchasing decisions and prices and cause Solventum’s revenue and profitability to suffer.
Solventum intends to build artificial intelligence (“AI”) into many of its digital offerings, which presents risks and challenges that could affect its acceptance, including flawed AI algorithms, insufficient or biased datasets, unauthorized access to personal data, lack of acceptance from its customers, or failure to deliver positive outcomes. These deficiencies could undermine the decisions, predictions, or analyses that AI applications produce, as well as their adoption, subjecting Solventum to competitive harm, legal liability, regulatory actions, and reputational harm. In addition, some AI scenarios present ethical, privacy, or other social issues, risking reputational harm.
Tax Matters Risks
Changes in tax rates, laws or regulations could adversely impact Solventum’s financial results.
Solventum’s business is subject to tax-related external conditions, such as tax rates, laws and regulations in the U.S. and foreign jurisdictions. Changes in tax rates, laws or regulations, including further developments arising from tax reform legislation or regulation in the U.S. or foreign jurisdictions, could impact Solventum’s financial statements.

In particular, Solventum could be negatively impacted by the Base Erosion and Profit Shifting 2.0 initiative (“BEPS 2.0”) by the Organization for Economic Cooperation and Development (“OECD”) which, if enacted by OECD member countries, would likely impact the amount of tax that multinationals, such as Solventum, pay in the future.
Due to the uncertainty of any tax changes and other tax-related factors at this time, it is currently not possible to assess the ultimate impact these actions may have on Solventum’s financial statements. Solventum intends to monitor BEPS 2.0 and other tax-related developments in the U.S. and foreign jurisdictions, including rule changes and implementation timing, to evaluate the impact BEPS 2.0 and other tax legislation or regulation may have on Solventum’s financial results.
Solventum’s tax burden could increase as a result of ongoing or future tax audits and inquiries.
Solventum is subject to periodic tax audits and inquiries by tax authorities. Tax authorities may disagree with Solventum’s interpretation of applicable tax laws and regulations, which could result in examination from taxing authorities and additional taxes. Solventum regularly assesses the likely outcomes of these tax audits in order to determine the appropriateness of Solventum’s tax provision. However, Solventum may not accurately predict the outcomes of these tax audits and, as a result, the ultimate outcome of any of these examinations could have a retroactive or prospective impact on Solventum’s overall tax burden.
Solventum could be negatively impacted by future changes in the allocation of income to each of the income tax jurisdictions in which Solventum operates.
Solventum operates in multiple income tax jurisdictions both in the U.S. and internationally. Solventum has adopted transfer pricing policies that determine how income is allocated to each of the income tax jurisdictions in which Solventum operates, based on current interpretations of complex income tax regulations. The allocation of Solventum’s income could be impacted by different factors including tax law changes, tax audits, underlying business changes, organizational changes, or operating model changes, which could result in increases to Solventum’s overall tax burden.
Solventum may benefit from various global tax incentives intended to encourage investment or employment; if Solventum’s incentives are not renewed or Solventum cannot or does not wish to satisfy all or part of the tax incentive conditions, Solventum may lose the tax incentives and could be required to refund tax incentives previously realized.
Solventum benefits or may benefit in the future from various global tax incentives intended to encourage investment or employment. If Solventum’s incentives are not renewed or Solventum cannot or does not wish to satisfy all or part of the tax incentive conditions, Solventum may lose the tax incentives and could be required to refund tax incentives previously realized or granted. As a result, Solventum’s tax burden could be higher than it would have been had Solventum maintained the benefits of the tax incentives.
Employee Matters Risks
If Solventum is unable to attract or retain key personnel and qualified employees, or maintain relations with its employees, unions, and other employee representatives, Solventum’s business would be adversely affected.
There is substantial competition for key personnel, senior management, research and development personnel, and qualified employees in the healthcare industry and Solventum may face increased competition for such a highly qualified scientific, technical, clinical, and management workforce in a highly competitive environment. Solventum’s ability to recruit and retain such talent will depend on a number of factors, including how its compensation, benefits, work location and work environment compare with those offered by its competitors and other local employers, and whether any changes in the employee benefits offered by Solventum relative to those previously offered to Solventum employees by 3M are favorably received by Solventum personnel. There can be no assurance that Solventum will be successful in retaining existing personnel or recruiting new personnel.

The loss of one or more key employees, inability to attract or develop additional qualified employees, any delay in hiring key personnel, any deterioration of the relationships with its employees, or any material work stoppage, strike, or similar action could result in a material adverse effect on its business, results of operations, financial condition and cash flows.
Risks Related to the Spin-Off
Solventum’s historical financial information for periods prior to the Spin Off is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.
The historical financial information of Solventum for periods prior to the Spin Off included in this prospectus is derived from the Consolidated Financial Statements and accounting records of 3M. Accordingly, the financial information included herein does not necessarily reflect the financial condition, results of operations or cash flows that Solventum would have achieved as a separate, publicly traded company during the periods presented or those that Solventum will achieve in the future primarily as a result of the factors described below:
•Generally, Solventum’s working capital requirements and capital for its general corporate purposes, including capital expenditures and acquisitions, have historically been satisfied as part of the corporate-wide cash management policies of 3M. Solventum’s results of operations and cash flows may be more volatile, and Solventum may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available and may be more costly.
•Prior to the Spin-Off, Solventum’s business was operated by 3M as part of its broader corporate organization, rather than as an independent company. 3M or one of its affiliates performed various corporate functions for the Health Care Business, such as information technology, legal, treasury, accounting, auditing, human resources, investor relations, and finance. The financial results included herein reflect allocations of corporate expenses from 3M for such functions, which may be less than the expenses the Health Care Business would have incurred had it operated as a separate publicly traded company. Solventum may also be unable to replicate corporate functions that will operate with the same degree of effectiveness as the equivalent 3M functions that the Health Care Business has historically benefited from.
•Solventum’s business historically was integrated with the other businesses of 3M and benefited from 3M’s economies of scope and scale in costs, employees, vendor relationships and customer relationships. While Solventum has sought to minimize the impact on its business when separating these arrangements, there is no guarantee these arrangements will continue to capture these benefits in the future. Additionally, Solventum may be unable to obtain similar arrangements to the same extent as 3M did, or on terms as favorable as those 3M obtained, prior to the Spin-Off. Among other benefits, the Health Care Business historically had access to 3M’s extensive global research and development resources, which historically enhanced the Health Care Business’s ability to innovate, develop new products and technologies, and improve and update existing products and technologies. Solventum’s lack of access to 3M’s research and development resources may negatively impact it.
•The cost of capital for Solventum’s business may be higher than 3M’s cost of capital prior to the Spin-Off.
•Solventum’s historical financial information for periods prior to the Spin Off does not reflect the debt that Solventum incurred as part of the Spin-Off.
•As an independent public company, Solventum is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act and is required to prepare its standalone financial statements according to the rules and regulations required by the SEC. These reporting and other obligations place significant demands on Solventum’s management and administrative and operational resources. Moreover, to comply with these requirements, Solventum has migrated its systems, including information technology systems, implement additional financial and management controls, reporting systems and procedures, and hired additional accounting and finance staff.

Solventum incurred and expects to continue to incur additional annual expenses related to these steps, and those expenses may be significant. If Solventum is unable to implement appropriate financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, its ability to comply with financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired.
Other significant changes may occur in Solventum’s cost structure, management, financing and business operations as a result of operating as a company separate from 3M.
Following the Spin-Off, Solventum’s financial profile changed, and it is a smaller, less diversified company than 3M prior to the Spin-Off.
The Spin-Off resulted in Solventum being a smaller, less diversified company than 3M. As a result, Solventum may be more vulnerable to changing market conditions, which could have a material adverse effect on its business, financial condition and results of operations. In addition, the diversification of Solventum’s revenues, costs, and cash flows will diminish as a standalone company, such that its results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and its ability to fund capital expenditures and investments, pay dividends and service debt may be diminished. Solventum may also lose capital allocation efficiency and flexibility, as Solventum no longer has access to cash flow from 3M to fund Solventum’s business. Solventum is also more exposed to matters such as foreign currency exchange rates as a smaller, standalone company than it had been as a part of the larger 3M enterprise.
Solventum may not achieve some or all of the expected benefits of the Spin-Off.
Solventum may not be able to achieve the full strategic and financial benefits expected to result from the Spin-Off, or such benefits may be delayed or not occur at all. The Spin-Off is expected to provide the following benefits to Solventum, among others: (1) the ability to pursue tailored capital allocation strategies and make company-specific investment decisions to drive innovation and growth; (2) enhanced management focus, with Solventum having a distinct board and management team with relevant expertise able to focus on strengthening its business; (3) improved operational agility and focus, enabling Solventum to pursue its distinct operating priorities and strategies with increased flexibility to act based on its unique characteristics, better positioning each for long-term success; (4) greater access to capital through the creation of a distinct and compelling investment profile appealing to a different long-term investor base from 3M; (5) independent equity currency, enabling Solventum to use its own industry-focused stock to consummate future acquisitions or other transactions; and (6) enhanced recruitment and retention, including by aligning employee, management, and board incentives with performance.
Solventum may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (1) the Spin-Off and establishment of Solventum as a standalone public company continues to demand significant management resources and require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Solventum’s business; (2) Solventum may be more susceptible to market fluctuations and other adverse events than if it were still a part of 3M because Solventum’s business will be less diversified than 3M’s businesses prior to the completion of the Spin-Off; (3) Solventum may be unable to obtain certain goods, services and technologies at prices or on terms as favorable as those 3M obtained prior to completion of the Spin-Off; (4) in establishing itself as a standalone company following the Spin-Off, Solventum may be required to pay costs that could be substantial and material to its financial resources, including accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management and personnel new to Solventum, tax costs and other costs; (5) under the terms of the Tax Matters Agreement that Solventum entered into with 3M, Solventum is restricted from taking certain actions that could cause the distribution or certain related transactions (or certain transactions undertaken as part of the internal reorganization) to fail to qualify as tax-free transactions and these restrictions may limit Solventum for a period of time from pursuing certain strategic transactions and equity issuances or engaging in other transactions that might increase the value of its business; and (6) the contractual arrangements between Solventum and 3M may be on less favorable terms than the prior intercompany arrangements from which Solventum benefited, and such arrangements may be inadequate to provide for the ongoing operation and growth of Solventum’s business. If Solventum fails to achieve some or all of the benefits expected to result from the Spin-Off, or if such benefits are delayed, it could have a material adverse effect on its competitive position, business, financial condition, results of operations and cash flows.
Solventum may be held liable to 3M if it fails to perform under its agreements with 3M, and the performance of such services may negatively affect Solventum’s business and operations.
In connection with the Spin-Off, Solventum and 3M entered into various agreements, including a Transition Services Agreement, a Transition Distribution Services Agreement, a Transition Contract Manufacturing Agreement, Research and Development Master Services Agreements and Master Supply Agreements. These agreements provide for the performance of certain services or provision of goods by each company for the benefit of the other for a period of time after the Spin-Off. If Solventum does not satisfactorily perform its obligations under these agreements, it may be held liable for any resulting losses suffered by 3M, subject to certain limits. In addition, during the transition support periods under the transition arrangements, Solventum’s management and employees may be required to divert their attention away from its business in order to provide services to 3M, which could adversely affect Solventum’s business.
If Solventum is unable to replace the services that 3M currently provides to it on terms that are at least as favorable to Solventum as the terms on which 3M is providing such services, Solventum’s business and results of operations could be adversely affected.
Solventum has engaged in the process of creating its own, or engaged third parties separate from 3M to provide, systems and services to replace many of the systems and services that 3M previously provided to Solventum, including, for example, research and development support, information technology infrastructure and systems and accounting and reporting systems. Solventum may incur temporary interruptions in business operations if it cannot transition effectively from 3M’s existing operating systems, databases and programming languages that support these functions to its own systems. The process of implementing an information technology infrastructure, in particular, is expected to be expensive and time-consuming, and any difficulty or delay in developing such an infrastructure or transitioning from 3M’s information technology environment and systems could be disruptive to Solventum’s business operations and create risks to Solventum’s relationships with customers and other third parties. The failure to implement the new systems and transition data successfully and cost-effectively could disrupt Solventum’s business operations and have a material adverse effect on its profitability. In addition, these systems and services may also be more expensive than the amounts reflected in its historical combined financial statements or less efficient than the systems and services 3M is expected to provide during the transition period to Solventum.
3M may not satisfy its obligations under various transaction agreements that have been executed as part of the Spin-Off, or Solventum may not have necessary systems and services in place when certain of the agreements with 3M expire.
Solventum and 3M entered into various agreements that provide for the performance of services or provision of goods by 3M for the benefit of Solventum. Under some of these agreements such as the Research and Development Master Services Agreements and the Master Supply Agreements, 3M will provide services or goods to Solventum for a long-term duration, while under other agreements such as the Transition Services Agreement, 3M will provide the services for a shorter transition period. Solventum will rely on 3M to satisfy its obligations under these agreements not only for a successful transition but also for the success of its long-term operations. If 3M is unable to satisfy its obligations and fully perform under these agreements, Solventum could experience operational difficulties or losses.
With respect to the transition period agreements, if Solventum does not have its own systems and services in place, or if Solventum does not have agreements with other providers of these services when these agreements terminate, Solventum may not be able to operate its business effectively and its profitability may decline. See “—If Solventum is unable to replace the services that 3M currently provides to it on terms that are at least as favorable to Solventum as the terms on which 3M is providing such services, Solventum’s business and results of operations could be adversely affected.”
The longer term agreements with 3M provide research and development services and certain products to Solventum. There could be significant short-term and long-term disruptions to Solventum’s business and operations if 3M does not perform or does not perform adequately under these agreements. Following the expiration of the initial terms of these agreements and any automatic or required extensions, there is no guarantee that 3M will agree to renew these agreements or if 3M does agree to renew these agreements, that it will do so on substantially the same terms. If 3M and Solventum are unable to renew these agreements after they expire, Solventum may not be able to find replacement providers or replacement services or goods on substantially the same or better terms and quality.
Solventum’s accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which it is subject to as a standalone publicly traded company following the Spin-Off.
Solventum’s financial results previously were included within the consolidated results of 3M. Solventum was not directly subject to the reporting and other requirements of the Exchange Act. As a result of the Spin-Off, Solventum is directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of Sarbanes-Oxley Act, which require annual management assessments of the effectiveness of its internal control over financial reporting and a report by its independent registered public accounting firm. These reporting and other obligations place significant demands on Solventum’s management and administrative and operational resources, including accounting resources.
Moreover, to comply with these requirements, Solventum has needed to migrate its systems, including information technology systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. Solventum expects to incur additional annual expenses related to these steps, and those expenses may be significant. If Solventum is unable to implement appropriate financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, its ability to comply with its financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on its business, financial condition, results of operations and cash flows.
In connection with the distribution, Solventum incurred debt obligations and may incur additional obligations in the future, which could adversely affect its business and profitability and its ability to meet other obligations.
In connection with the distribution, we completed certain financing transactions. As a result of such transactions and as of September 30, 2024, Solventum has approximately $8.1 billion of outstanding indebtedness. Depending on market or other economic conditions, Solventum could also incur additional indebtedness in the future.
This significant amount of debt could potentially have important consequences to Solventum and its debt and equity investors, including:
•requiring a substantial portion of its cash flow from operations to make interest payments;
•making it more difficult to satisfy debt service and other obligations;
•increasing the risk of a future credit ratings downgrade of its debt, which could increase future debt costs and limit the future availability of debt financing;
•increasing its vulnerability to general adverse economic and industry conditions;
•reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow its business;
•limiting Solventum’s flexibility in planning for, or reacting to, changes in its business and the industry;
•placing Solventum at a competitive disadvantage relative to its competitors that may not be as highly leveraged with debt;
•requiring Solventum to repatriate earnings to the U.S., causing withholding taxes to be applied, which in turn could increase Solventum’s effective tax rate; and

•limiting Solventum’s ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase ordinary shares.
To the extent that Solventum incurs additional indebtedness, the foregoing risks could increase. In addition, Solventum’s actual cash requirements in the future may be greater than expected. Its cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and Solventum may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance its debt.
Additionally, the Health Care Business historically relied upon 3M to fund its working capital requirements and other cash requirements. Following the Spin-Off, Solventum is no longer able to rely on the earnings, assets, or cash flow of 3M, and 3M no longer provides funds to finance Solventum’s working capital or other cash requirements. As a result, Solventum is responsible for servicing its own debt and obtaining and maintaining sufficient working capital and other funds to satisfy its cash requirements. Solventum’s access to and cost of debt financing is different from the historical access to and cost of debt financing under 3M and will be based on its credit rating and market conditions, among other factors. Solventum’s ability to make payments on and to refinance its indebtedness, including the debt incurred in connection with the Spin-Off, as well as any future debt that Solventum may incur, will depend on its ability to generate cash in the future from operations, financings, or asset sales. Solventum’s ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond Solventum’s control.
Solventum no longer benefits from 3M’s established brand and reputation.
3M and its businesses, including the Health Care Business, benefit from 3M’s long operating history, reputation and well-known brand. 3M’s brand recognition may confer benefits to its various businesses, including an enhanced ability to win customer contracts, form brand partnerships, and attract employees, among others. Following the Spin-Off, Solventum now operates under its own brand and accordingly may be negatively impacted due to the loss of benefits conferred by 3M’s brand recognition and reputation.
Solventum may not be able to engage in desirable capital-raising or strategic transactions following the Spin-Off.
Under current U.S. federal income tax law, a spin-off that otherwise qualifies for tax-free treatment can be rendered taxable to the parent corporation and its shareholders as a result of certain post-spin-off transactions, including certain acquisitions of shares or assets of the spun-off corporation. To preserve the tax-free treatment of the distribution and certain related transactions, and in addition to Solventum’s indemnity obligation described below, the Tax Matters Agreement restricts Solventum, for the two-year period following the distribution, except in specific circumstances, from (1) entering into any transaction pursuant to which all or a portion of the shares of Solventum stock would be acquired, whether by merger or otherwise; (2) issuing equity securities beyond certain thresholds; (3) repurchasing shares of Solventum stock other than in certain open-market transactions; and (4) ceasing to actively conduct certain of Solventum’s businesses. Further, the Tax Matters Agreement imposes similar restrictions on Solventum and its subsidiaries that are intended to prevent certain transactions undertaken as part of the internal reorganization from failing to qualify as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code or for applicable non-U.S. income tax purposes. The Tax Matters Agreement also prohibits Solventum from taking or failing to take any other action that would prevent the distribution and certain related transactions (or certain transactions undertaken as part of the internal reorganization) from qualifying as tax-free transactions under applicable law. These restrictions may limit Solventum’s ability to pursue certain equity issuances, strategic transactions or other transactions that it may otherwise believe to be in the best interests of its shareholders or that might increase the value of its business.
Solventum’s agreements with 3M may be on terms that are less beneficial to Solventum than the terms may have otherwise been from unaffiliated third parties.
The agreements that Solventum entered into with 3M in connection with the Spin-Off include the Separation and Distribution Agreement, a Transition Services Agreement, a Transition Distribution Services Agreement, a Transition Contract Manufacturing Agreement, Research and Development Master Services Agreements, Real Estate License Agreements, an Intellectual Property Cross License Agreement, a 3M Mark Use Agreement, a Transition Trademark License Agreement, Master Supply Agreements, a Tax Matters Agreement, an Employee

Matters Agreement, and a Stockholder’s and Registration Rights Agreement. See “Certain Relationships and Related Party Transactions” in the prospectus. These agreements were prepared in the context of the Spin-Off while Solventum was still a wholly owned subsidiary of 3M. Accordingly, during the period in which the terms of those agreements were prepared, Solventum did not have an independent Board of Directors or a management team that was independent of 3M. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties.
If the Spin-Off, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Solventum, as well as its shareholders, could be subject to significant tax liabilities. In addition, if certain internal restructuring transactions were to fail to qualify as transactions that are generally tax-free for U.S. federal or non-U.S. income tax purposes, Solventum could be subject to significant tax liabilities. In certain circumstances, Solventum could be required to indemnify 3M for material taxes and other related amounts pursuant to indemnification obligations under the Tax Matters Agreement.
It was a condition to the Spin-Off that (1) the private letter ruling received by 3M from the U.S. Internal Revenue Service (the “IRS”) regarding certain U.S. federal income tax matters relating to the Spin-Off, including the qualification of the Spin-Off, together with certain related transactions, as a transaction that is generally tax-free for U.S. federal income tax purposes pursuant to Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code,” such qualification, “U.S. Tax-Free Status” and, such ruling, the “IRS Ruling”) be valid; and (2) 3M received one or more opinions of 3M’s tax advisors regarding U.S. Tax-Free Status (each, a “Tax Opinion”). The IRS Ruling is and any Tax Opinion were based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of 3M and Solventum, including those relating to the past and future conduct of 3M and Solventum. If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, or if any representations or covenants contained in any of the separation-related agreements and documents or in any documents relating to the IRS Ruling and/or any Tax Opinion are inaccurate or not complied with by 3M, Solventum or any of their respective subsidiaries, the IRS Ruling and/or such Tax Opinion may be invalid and the conclusions reached therein could be jeopardized.
Notwithstanding 3M’s receipt of the IRS Ruling and any Tax Opinion, in each case, regarding U.S. Tax-Free Status, the IRS could determine that the distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the representations, assumptions, or undertakings upon which the IRS Ruling or such Tax Opinion was based are inaccurate or have not been complied with. In addition, the IRS Ruling does not address all of the issues that are relevant to determining whether the Spin-Off, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes, and any Tax Opinion represents the judgment of such advisor and is not binding on the IRS or any court and the IRS or a court may disagree with the conclusions in such Tax Opinion. Accordingly, notwithstanding 3M’s receipt of the IRS Ruling and the Tax Opinion(s), in each case, regarding U.S. Tax-Free Status, there can be no assurance that the IRS will not assert that the Spin-Off and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes, or that a court would not sustain such a challenge. In the event the IRS were to prevail with such challenge, 3M, Solventum and their shareholders could be subject to significant U.S. federal income tax liability.
If the Spin-Off and certain related transactions were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, for U.S. federal income tax purposes, 3M would recognize a taxable gain as if it had sold the Solventum common stock distributed to 3M shareholders in a taxable sale for its fair market value, and 3M shareholders who received Solventum common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. Even if the distribution and certain related transactions otherwise qualify as generally tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code, it may result in taxable gain to 3M (but not its shareholders) under Section 355(e) of the Code if the distribution were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50 percent or greater interest (by vote or value) in 3M or Solventum. For this purpose, any acquisitions of 3M or Solventum shares within the period beginning two years before the Spin-Off and ending two years after the distribution are presumed to be part of such a plan, although 3M or Solventum may be able to rebut that presumption. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature and subject to a comprehensive analysis of the facts and circumstances of the particular case. Notwithstanding the IRS Ruling and the Tax Opinion(s), a sufficient change in ownership of 3M or Solventum may occur that could result in a material tax liability to 3M.
In addition, prior to the Spin-Off, 3M and its subsidiaries completed the internal reorganization, and 3M, Solventum and their respective subsidiaries incurred certain tax costs in connection with the internal reorganization, including non-U.S. tax costs resulting from transactions in non-U.S. jurisdictions, which may be material. With respect to certain transactions undertaken as part of the internal reorganization, 3M has requested and intends to obtain tax rulings in certain non-U.S. jurisdictions and/or opinions of external tax advisors, in each case, regarding the tax treatment of such transactions. Such tax rulings and opinions will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of 3M, Solventum or their respective subsidiaries. If any of these representations or statements is, or becomes, inaccurate or incomplete, or if 3M, Solventum or any of their respective subsidiaries do not fulfill or otherwise comply with any such undertakings or covenants, such tax rulings and/or opinions may be invalid or the conclusions reached therein could be jeopardized. Further, notwithstanding receipt of any such tax rulings and/or opinions, there can be no assurance that the relevant taxing authorities will not assert that the tax treatment of the relevant transactions differs from the conclusions reached in the relevant tax rulings and/or opinions. In the event any such tax rulings and/or opinions cannot be obtained or the relevant taxing authorities prevail with any challenge in respect of any relevant transaction, Solventum and 3M could be subject to significant tax liabilities.
Under the Tax Matters Agreement that Solventum entered into with 3M, Solventum generally is required to indemnify 3M for any taxes resulting from the separation (and any related costs and other damages) to the extent such amounts resulted from (1) an acquisition of all or a portion of Solventum’s equity securities or assets, whether by merger or otherwise (and regardless of whether Solventum participated in or otherwise facilitated the acquisition), (2) other actions or failures to act by Solventum, or (3) certain of Solventum’s representations, covenants or undertakings being incorrect or violated. Any such indemnity obligations could be material. In addition, Solventum, 3M and each company’s respective subsidiaries may have incurred certain tax costs in connection with the separation, which may be material.
The transfer to Solventum of certain contracts, permits and other assets and rights may have required the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals were not obtained, Solventum may not be entitled to the full benefit of such contracts, permits and other assets and rights, which could increase its expenses or otherwise harm its business and financial performance.
The Separation and Distribution Agreement provided that certain contracts, permits and other assets and rights were to be transferred from 3M or its subsidiaries to Solventum or its subsidiaries in connection with the separation. The transfer of certain of these contracts, permits and other assets and rights may have required consents or approvals of third parties or governmental authorities or provided other rights to third parties. In addition, in some circumstances, Solventum and 3M are joint beneficiaries of contracts, and Solventum and 3M may have needed the consents of third parties in order to split or separate the existing contracts or the relevant portion of the existing contracts to Solventum or 3M.
Some parties may use consent requirements or other rights to seek to terminate contracts or obtain more favorable contractual terms from Solventum, which, for example, could take the form of price increases. This could require Solventum to expend additional resources in order to obtain the services or assets previously provided under the contract or require Solventum to seek arrangements with new third parties or obtain letters of credit or other forms of credit support. If Solventum is unable to obtain required consents or approvals, it may be unable to obtain the benefits, permits, assets and contractual commitments that are intended to be allocated to Solventum as part of the Spin-Off, and Solventum may be required to seek alternative arrangements to obtain services and assets that may be more costly and/or of lower quality. The termination or modification of these contracts or permits or the failure to timely complete the transfer or separation of these contracts or permits could negatively affect Solventum’s business, financial condition, results of operations and cash flows.

The closing of the separation may be delayed in certain jurisdictions, or not occur at all, due to local regulatory requirements, which may adversely affect Solventum’s business, financial condition and results of operations.
The closing of the transfer of certain assets related to the Health Care Business in certain jurisdictions, as contemplated by the Separation and Distribution Agreement may not occur at or prior to the distribution, if at all, due to local regulatory requirements. If Solventum is unable to obtain required approval of local regulators or otherwise comply with such local regulatory requirements to effect the separation in these jurisdictions, it may be unable to obtain the assets that are intended to be allocated to Solventum as part of its separation from 3M. The failure to timely complete the transfer of these local assets could negatively affect Solventum’s business, financial condition, results of operations and cash flows.
Satisfaction by Solventum of its post-Spin Off indemnification obligations or 3M’s failure to satisfy its post-Spin Off indemnification obligations could have a material adverse effect on Solventum’s financial condition, results of operations and cash flows.
Pursuant to the Separation and Distribution Agreement and certain other agreements that Solventum entered into with 3M in connection with the Spin-Off, 3M agreed to indemnify Solventum for certain liabilities, and Solventum agreed to indemnify 3M for certain liabilities. See “Certain Relationships and Related Party Transactions” in the prospectus. Solventum could be negatively affected if it is required to make material payments pursuant to its indemnification obligations to 3M.
The indemnity from 3M may not be sufficient to protect Solventum against the full amount of such liabilities if, for example, 3M fails to fully satisfy its indemnification obligations. Moreover, even if Solventum ultimately succeeds in recovering from 3M any amounts for which it is held liable, Solventum may be temporarily required to bear these losses itself, requiring Solventum to divert cash that would otherwise have been used in furtherance of its operating business. In addition, third parties could also seek to hold Solventum responsible for any of the liabilities that 3M has agreed to retain. Each of these risks could have a material adverse effect on Solventum.
3M may retain a significant ownership stake in Solventum for a period of time.
It is expected that 3M at some time in the future will dispose of its remaining ownership interest in Solventum, currently representing 19.9% of the outstanding Solventum common stock, at such time as 3M determines a disposition is warranted consistent with the business reasons for the retention of such common stock, which we expect will be in no event later than five years after the distribution, through one or more sales of such shares of Solventum common stock.
The disposition by 3M of its remaining ownership interest in Solventum may be subject to various conditions, including receipt of any necessary regulatory and other approvals and the existence of satisfactory market conditions. These conditions may not be satisfied or 3M may decide for any other reason not to consummate the disposition and instead retain a significant ownership interest in Solventum for a period of time, not exceeding five years. Satisfying the conditions relating to such disposition may require actions that 3M has not anticipated. Any delay by 3M in completing the disposition could have a material adverse effect on the market price for Solventum common stock.
Certain of Solventum’s directors and employees may have actual or potential conflicts of interest because of their financial interests in 3M or because of their previous positions with 3M.
Because of former positions with 3M, certain of Solventum’s executive officers and directors own equity interests in both Solventum and 3M. Continuing ownership of 3M shares and equity awards could create, or appear to create, potential conflicts of interest if Solventum and 3M face decisions that could have implications for both Solventum and 3M. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between Solventum and 3M regarding the terms of the agreements governing the Spin Off and Solventum’s relationship with 3M following the Spin Off. Potential conflicts of interest may also arise out of any commercial arrangements that Solventum or 3M may enter into in the future.

Field of use allocations in the Spin-Off-related agreements may limit Solventum’s ability to fully exploit certain intellectual property, or may permit 3M to compete with Solventum using intellectual property owned by or licensed to Solventum. Solventum’s ability to compete may be further impacted by the non-competition provisions contained in the Separation and Distribution Agreement.
The transaction agreements that 3M and Solventum entered into in connection with the Spin-Off contain certain field of use restrictions on the licenses granted between the parties. As a result, each of 3M and Solventum will be limited in its ability to fully exploit certain of its intellectual property rights in the other party’s exclusive fields. 3M and Solventum may each also have the right to, and may elect to, use certain intellectual property of the other party to compete with the other party in certain fields other than the other party’s exclusive fields.
Pursuant to the Separation and Distribution Agreement, and subject to specified exceptions, Solventum and 3M agreed not to compete in specified respects for a period of time after the distribution date. During the non-compete period, Solventum will be prohibited from manufacturing and/or selling certain products, or from selling its products to certain end users. This prohibition may negatively impact Solventum’s business during the non-compete period. The non-compete period is limited, and following the termination of such period, 3M could elect to compete with Solventum in the relevant fields or products.
Any of the foregoing may adversely impact demand for Solventum’s products or cause Solventum to lose market share, and could have an adverse effect on Solventum’s business, financial condition, results of operations and cash flows.
Risks Relating to the Notes and the Exchange Offer
You may have difficulty selling the Old Notes that you do not exchange.
If you do not exchange your Old Notes for the New Notes offered in the Exchange Offer, your Old Notes will continue to be subject to significant restrictions on transfer. Those transfer restrictions are described in the Indenture and arose because the Old Notes were originally issued under exemptions from the registration requirements of the Securities Act.
The Old Notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We did not register the Old Notes under the Securities Act, and we do not intend to do so. If you do not exchange your Old Notes, your ability to sell those Notes will be significantly limited.
If a large number of outstanding Old Notes are exchanged for New Notes issued in the Exchange Offer, it may be more difficult for you to sell your unexchanged Old Notes due to the limited amounts of Old Notes that would remain outstanding following the Exchange Offer.
Late deliveries of Old Notes and other required documents could prevent a holder from exchanging its Old Notes.
Holders are responsible for complying with all Exchange Offer procedures. The issuance of New Notes in exchange for Old Notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of Old Notes who wish to exchange them for New Notes should allow sufficient time for timely completion of the Exchange Offer procedures. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedures or waive any defect if you fail to follow the proper procedures.
If you are a broker-dealer, your ability to transfer the New Notes may be restricted.
A broker-dealer that purchased Old Notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the New Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Notes.

Risks Relating to Our Indebtedness and the Notes
We are a holding company, and if our subsidiaries do not make sufficient distributions to us, we will not be able to make payments on our debt, including the Notes.
We are a holding company that conducts substantially all of our operations through our subsidiaries. Therefore, our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay corporate expenses depends upon the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, the Notes.
Despite our substantial indebtedness, we may still be able to incur significantly more debt, including secured debt, which could intensify the risks associated with our indebtedness.
We and our subsidiaries may be able to incur substantial indebtedness in the future. As of September 30, 2024, we have approximately $2 billion available for borrowing under the 5-Year Revolving Credit Facility. The covenants under the Indenture and the credit agreements governing the Credit Facilities will, and the covenants under any other of our existing or future debt instruments could, allow us to incur a significant amount of additional indebtedness.
Although the Indenture contains limited covenants that would restrict our ability and the ability of certain of our subsidiaries to incur secured indebtedness, these restrictions only apply to the extent that the indebtedness incurred is secured by a lien on a Principal Property (as defined in the Indenture). As of the date of this prospectus, the Notes would not restrict us or our subsidiaries from incurring a substantial amount of indebtedness secured by liens on all of our respective assets that do not constitute Principal Property. As a result, any such secured indebtedness would effectively rank senior to the Notes to the extent of the value of the assets.
Ratings of the Notes may change after issuance and affect the market price and marketability of the Notes.
We currently expect that, before they are issued, the Notes will be rated by one or more ratings agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as regulatory action taken against us or future acquisitions, mergers, investments, joint ventures or other expansions of our operations. Any lowering, suspension or withdrawal of such ratings with respect to a series of Notes or the anticipation of such changes may have an adverse effect on the market price or marketability of such Notes. In addition, any decline in the ratings of a series of Notes may make it more difficult for us to raise capital on acceptable terms.
A lowering or withdrawal of the ratings, outlook, or watch assigned to our new debt by rating agencies may increase our future borrowing costs, reduce our access to capital, and adversely impact our financial performance.
Our indebtedness currently has an investment-grade credit rating, and any credit rating, outlook, or watch assigned could be lowered or withdrawn entirely by a credit rating agency if, in that credit rating agency’s judgment, current or future circumstances relating to the basis of the credit rating, outlook, or watch such as adverse changes to our business, so warrant. Any future lowering of our credit ratings, outlook, or watch likely would make it more difficult or more expensive for us to obtain additional debt financing at the times or interest rates or upon the more favorable terms and conditions that might be available if our current credit ratings were maintained. Moreover, a reduction in our credit rating to below investment-grade could cause certain customers to reduce or cease to do business with us, which would adversely impact our financial performance.

There are no established trading markets for the Notes.
Each series of the Old Notes was a new issue of securities for which there was no established trading market. Following the Exchange Offer, we similarly do not intend to apply for any series of the New Notes to be listed on any securities exchange or to arrange for any series of Notes to be quoted on any automated dealer quotation system. As a result, active trading markets for the Notes may not develop. If an active trading market does not develop or is not maintained for a series of Notes, the market price and liquidity of such Notes may be adversely affected. In that case, you may not be able to sell your Notes at a particular time or at a favorable price.
The Notes are subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the Notes following a change of control repurchase event.
We may not have the ability to raise the funds necessary to fulfill the obligations under the Notes following a “change of control repurchase event,” which includes the occurrence of both a “change of control” and a “ratings event,” each as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event.” If a change of control repurchase event occurs with respect to a series of Notes, unless we have exercised our right to redeem such Notes as described under “Description of Notes—Optional Redemption,” we will be required to make an offer to each holder of the applicable series of Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s Notes of such series, at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date). However, we may not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of the Notes. Our failure to make or complete a change of control repurchase event offer would place us in default under the Indenture.
We may enter into transactions that would not constitute a change of control repurchase event that could affect our ability to satisfy our obligations under the Notes.
Subject to limitations under the Indenture and the credit agreements governing the Credit Facilities, we could, in the future, enter into certain transactions, including acquisitions, refinancings, or other recapitalizations, that would not constitute a change of control repurchase event under such agreements, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings in a way that adversely affects the holders of the Notes. See “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event.”
An increase in market interest rates could result in a decrease in the market value of the Notes.
The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. If you purchase the Notes, which bear interest at fixed rates, and market interest rates increase, the market values of the Notes may decline. We cannot predict the future level of market interest rates.
Federal and state fraudulent transfer laws may permit a court to void the Notes, and if that occurs, you may not receive any payments on the Notes.
Federal and state fraudulent transfer and conveyance statutes may apply to the New Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the Notes could be voided as a fraudulent transfer or conveyance if the we (a) we conducted the Exchange Offer with the intent of hindering, delaying or defrauding creditors, or (b) received less than reasonably equivalent value or fair consideration in return for either conducting the Exchange Offer and, in the case of (b) only, one of the following is also true at the time thereof:
•we were insolvent or rendered insolvent by reason of the Exchange Offer;

•the Exchange Offer left us with an unreasonably small amount of capital or assets to carry on the business; or
•we intended to, or believed that we would, incur debts beyond our or its ability to pay such debts as they mature.
We cannot be certain as to the standards a court would use to determine whether or not we were insolvent at the relevant time or, regardless of the standard that a court uses, whether the Notes would be subordinated to our other debt. In general, however, a court would deem an entity insolvent if:
•the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;
•the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
•it could not pay its debts as they became due.
If a court were to find that the Exchange Offer was a fraudulent transfer or conveyance, the court could void the payment obligations under the Notes, could subordinate the Notes, presently existing and future indebtedness or could require the holders of the Notes to repay any amounts received with respect to the Notes. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Notes.
Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the Notes to other claims against us and our subsidiaries under the principle of equitable subordination if the court determines that (1) the holder of Notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of Notes, and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

USE OF PROCEEDS
The Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement we entered into in connection with the private offerings of the Old Notes. We will not receive any cash proceeds from the issuance of the New Notes under the Exchange Offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive Old Notes of the corresponding series in like principal amounts, the terms of which are identical in all material respects to the New Notes, subject to limited exceptions. Old Notes surrendered in exchange for New Notes of the corresponding series will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our indebtedness.

THE EXCHANGE OFFERS
Pursuant to the Registration Rights Agreement, we agreed to prepare and file with the SEC a registration statement on an appropriate form under the Securities Act with respect to a proposed offer to the holders of the Old Notes to issue and deliver to such holders of Old Notes, in exchange for their Old Notes, a like aggregate principal amount of New Notes of the corresponding series that are identical in all material respects to the Old Notes, except for provisions relating to registration rights and the transfer restrictions relating to the Old Notes, initial interest payment dates, and except for certain related differences described below. For additional information regarding the registration rights governed by the Registration Rights Agreement, see “Exchange Offer; Registration Rights.”
General
In connection with the issuance of the Old Notes, pursuant to the purchase agreement, dated February 23, 2024, between us and the representatives of the Notes Initial Purchasers, the holders of the Old Notes from time to time became entitled to the benefits of the Registration Rights Agreement.
Under the Registration Rights Agreement, we agreed to use our commercially reasonable efforts to (1) prepare and file with the SEC the registration statement, of which this prospectus is a part, with respect to a registered offer to exchange the Old Notes for the New Notes; (2) cause the registration statement to become effective under the Securities Act; (3) keep the registration statement effective until the closing of the exchange offer; (4) cause the exchange offer to be consummated not later than 60 days after the registration statement becomes effective; and (5) in respect of the Notes, cause the exchange offer to be consummated not later than February 26, 2025.
Terms of the Exchange Offer; Period for Tendering Old Notes
This prospectus and the accompanying letter of transmittal (the “letter of transmittal”) contain the terms and conditions of the Exchange Offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together constitute the Exchange Offer, we will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date, unless you have previously withdrawn them.
When you tender Old Notes as provided below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal. In tendering Old Notes, you should also note the following important information:
•You may only tender Old Notes in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
•We will keep the Exchange Offer open for not less than 20 business days, or shorter or longer if required by applicable law, after the date on which notice of the Exchange Offer is mailed to holders of the Old Notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus, to all of the registered holders of Old Notes at their addresses listed in the security registrar’s security register with respect to the Old Notes.
•The Exchange Offer expires at 5:00 p.m., New York City time, on December 31, 2024; provided, however, that we, in our sole discretion, may extend the period of time for which the Exchange Offer is open.
•As of the date of this prospectus, $6.9 billion aggregate principal amount of Old were outstanding. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes or of any series of Old Notes being tendered.
•Our obligation to accept Old Notes for exchange in the Exchange Offer is subject to the conditions described under “—Conditions to the Exchange Offer.”
•We expressly reserve the right, at any time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance of any Old Notes, by giving oral (promptly followed in writing) or written notice of an extension to the Exchange Agent and notice of that extension to the holders of Notes as described below. During any extension, all Old Notes previously tendered will remain subject to the Exchange Offer unless withdrawal rights are exercised as described under “—Withdrawal Rights.” Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder of Notes promptly after the expiration or termination of the Exchange Offer.
•We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes that we have not yet accepted for exchange, at any time prior to the Expiration Date. If we make a material change to the terms of the Exchange Offer, including the waiver of a material condition, we will, to the extent required by law, disseminate additional offer materials and extend the period of time during which the Exchange Offer is open so that at least five business days remain in the Exchange Offer following notice of a material change.
•We will give oral (promptly followed in writing) or written notice of any extension, amendment, termination or non-acceptance described above to holders of the Old Notes as promptly as practicable. If we extend the Expiration Date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to an appropriate news agency. Such announcement may state that we are extending the Exchange Offer for a specified period of time.
•Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.
•Old Notes which are not tendered for exchange, or are tendered but not accepted, in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the applicable Registration Rights Agreement governing such series of Old Notes.
•We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.
•By executing, or otherwise becoming bound by, the letter of transmittal, you will be making to us the representations described under “—Resale of the New Notes.”
Important Rules Concerning the Exchange Offer
You should note the following important rules concerning the Exchange Offer:
•All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.
•We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes if such acceptance might, in our judgment or the judgment of our counsel, be unlawful.
•We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer. Unless we agree to waive any defect or irregularity in connection with the tender of Old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.
•Our interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date shall be final and binding on all parties. Neither we, the Exchange Agent nor any other person shall be under any duty to notify you of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failing to so notify you.

Procedures for Tendering Old Notes
What to Submit and How
If you, as a holder of any Old Notes, wish to tender your Old Notes for exchange in the Exchange Offer, you must, except as described under “—Guaranteed Delivery Procedures,” transmit the following on or prior to the Expiration Date to the Exchange Agent:
1.if Old Notes are tendered in accordance with the book-entry procedures described under “—Book-Entry Transfer,” an Agent’s Message, as defined below, transmitted through DTC’s ATOP; or
2.a properly completed and duly executed letter of transmittal, or a facsimile copy thereof, to the Exchange Agent at the address set forth below under “—Exchange Agent,” including all other documents required by the letter of transmittal.
In addition,
1.a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent’s account at DTC using the procedure for book-entry transfer described under “—Book-Entry Transfer” (a “Book-Entry Confirmation”), along with an Agent’s Message, must be received by the Exchange Agent prior to the Expiration Date; or
2.certificates for Old Notes must be received by the Exchange Agent along with the letter of transmittal on or prior to the Expiration Date; or
3.you must comply with the guaranteed delivery procedures described below.
The term “Agent’s Message” means a message, transmitted through ATOP by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by the letter of transmittal or, in the case of an Agent’s Message relating to guaranteed delivery, that such holder has received and further agrees to be bound by the notice of guaranteed delivery, and that we may enforce the letter of transmittal, and the notice of guaranteed delivery, as the case may be, against such holder.
The method of delivery of Old Notes, letters of transmittal, notices of guaranteed delivery and all other required documentation, including delivery of Old Notes through DTC and transmission of Agent’s Messages through DTC’s ATOP, is at your election and risk. Delivery will be deemed made only when all required documentation is received by the Exchange Agent. Delivery of documents or instructions to DTC does not constitute delivery to the Exchange Agent. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely delivery to the Exchange Agent. Holders tendering Old Notes or transmitting Agent’s Messages through DTC’s ATOP must allow sufficient time for completion of ATOP procedures during DTC’s normal business hours. No Old Notes, Agent’s Messages, letters of transmittal, notices of guaranteed delivery or any other required documentation should be sent to us.
How to Sign Your Letter of Transmittal and Other Documents
Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes being surrendered for exchange are tendered:
1.by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or
2.for the account of an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act, or a commercial bank or trust company having an office or correspondent in the U.S. that is a member in good standing of a medallion program recognized by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (“STAMP”), the Stock Exchanges Medallion

Program (“SEMP”) and the New York Stock Exchange Medallion Signature Program (“MSP”) (each, an “Eligible Institution”).
If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by an Eligible Institution.
If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, the Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes and with the signatures guaranteed.
If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of such person’s authority to so act must be submitted.
Acceptance of Old Notes for Exchange; Delivery of New Notes
Once all of the conditions to the Exchange Offer are satisfied or waived, we will accept all Old Notes properly tendered and not properly withdrawn, and will issue the New Notes, promptly after the Expiration Date. See “—Conditions to the Exchange Offer” below. For purposes of the Exchange Offer, our giving of oral (promptly followed in writing) or written notice of acceptance to the Exchange Agent will be considered our acceptance of the tendered Old Notes.
In all cases, we will issue New Notes in exchange for Old Notes that are accepted for exchange only after timely receipt by the Exchange Agent of:
•a Book-Entry Confirmation or Old Notes in proper form for transfer,
•a properly transmitted Agent’s Message or a properly completed and duly executed letter of transmittal, and
•all other required documentation.
If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the Exchange Offer, if you submit certificates representing Old Notes in a greater principal amount than you wish to exchange or if you properly withdraw tendered Old Notes in accordance with the procedures described under “—Withdrawal Rights,” we will return any unaccepted, non-exchanged or properly withdrawn Old Notes, as the case may be, without expense to the tendering holder. In the case of Old Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC using the book-entry transfer procedures described below, unaccepted, non-exchanged or properly withdrawn Old Notes will be credited to an account maintained with DTC. We will return the Old Notes or have them credited to the DTC account, as applicable, promptly after the expiration or termination of the Exchange Offer.
Book-Entry Transfer
The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems, including Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, S.A. (“Clearstream”) may make book-entry delivery of Old Notes by causing DTC to transfer Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s ATOP procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of book-entry transfer of Old Notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of an Agent’s Message and all other documents required by the letter of transmittal. Only participants in DTC may deliver Old Notes by book-entry transfer.
Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, the letter of transmittal, or a facsimile copy thereof, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, with all other required documentation, must in any case be transmitted to and received by the Exchange Agent at its address listed under “—Exchange Agent” on or prior to the Expiration Date, or you must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.”
If your Old Notes are held through DTC, you must complete the accompanying form called “Instructions to Registered Holder and/or Book-Entry Participant,” which will instruct the DTC participant through whom you hold your Old Notes of your intention to tender your Old Notes or not tender your Old Notes. Please note that delivery of documents or instructions to DTC does not constitute delivery to the Exchange Agent, and we will not be able to accept your tender of Old Notes until the Exchange Agent receives from DTC the information and documentation described under “—Acceptance of Old Notes for Exchange; Delivery of New Notes.”
Guaranteed Delivery Procedures
If you are a registered holder of Old Notes and you want to tender your Old Notes but the procedure for book-entry transfer cannot be completed prior to the Expiration Date, your Old Notes are not immediately available or time will not permit your Old Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if:
•the tender is made through an Eligible Institution, as defined above;
•prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution, by facsimile transmission, mail or hand delivery, a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, or an Agent’s Message with respect to guaranteed delivery in lieu thereof, in either case stating:
◦the name and address of the holder of Old Notes;
◦the amount of Old Notes tendered;
◦that the tender is being made by delivering such notice and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, a Book-Entry Confirmation or the certificates for all physically tendered Old Notes, in proper form for transfer, together with either an appropriate Agent’s Message or a properly completed and duly executed letter of transmittal in lieu thereof, and all other required documentation, will be deposited by that Eligible Institution with the Exchange Agent; and
•a Book-Entry Confirmation or the certificates for all physically tendered Old Notes, in proper form for transfer, together with either an appropriate Agent’s Message or a properly completed and duly executed letter of transmittal in lieu thereof, and all other required documentation, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.
Withdrawal Rights
You can withdraw your tender of Old Notes at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.
For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to such time, properly transmitted either through DTC’s ATOP or to the Exchange Agent at the address listed below under “—Exchange Agent.” Any notice of withdrawal must:
•specify the name of the person having tendered the Old Notes to be withdrawn;
•identify the Old Notes to be withdrawn;
•specify the principal amount of the Old Notes to be withdrawn;

•contain a statement that the tendering holder is withdrawing its election to have such Old Notes exchanged for New Notes;
•except in the case of a notice of withdrawal transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the security registrar with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender;
•if certificates for Old Notes have been delivered to the Exchange Agent, specify the name in which the Old Notes are registered, if different from that of the withdrawing holder;
•if certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of those certificates, specify the serial numbers of the particular certificates to be withdrawn, and, except in the case of a notice of withdrawal transmitted through DTC’s ATOP system, include a notice of withdrawal signed in the same manner as the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees; and
•if Old Notes have been tendered using the procedure for book-entry transfer described above, specify the name and number of the account at DTC from which the Old Notes were tendered and the name and number of the account at DTC to be credited with the withdrawn Old Notes, and otherwise comply with the procedures of DTC.
Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the Exchange Offer. New Notes will not be issued in exchange for such withdrawn Old Notes unless the Old Notes so withdrawn are validly re-tendered.
If you have properly withdrawn Old Notes and wish to re-tender them, you may do so by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the Expiration Date.
Conditions to the Exchange Offer
Notwithstanding any other provisions of the Exchange Offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if we determine in our reasonable judgment at any time before the Expiration Date that the Exchange Offer would violate applicable law or any applicable interpretation of the staff of the SEC.
The foregoing conditions are for our sole benefit and may be waived by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. The rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.
In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act.
We reserve the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any of the foregoing events.
Exchange Agent
The U.S. Bank Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed letters of transmittal, notices of guaranteed delivery, notices of withdrawal and any other required documentation should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent, addressed as follows:
Deliver To:
U.S. Bank Trust Company, Exchange Agent
By Registered or Certified Mail, Overnight Delivery
c/o U.S. Bank Trust Company,
Corporate Actions
111 Filmore Ave.
Saint Paul, MN 55107-1402
For Information Call:
(800) 934-6802
Delivery to an address other than the address of the Exchange Agent as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.
Fees and Expenses
The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. However, we will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the Exchange Offer.
The estimated cash expenses to be incurred in connection with the Exchange Offer, including legal, accounting, SEC filing, printing and Exchange Agent expenses, will be paid by us and are estimated in the aggregate to be approximately $2.1 million.
Transfer Taxes
Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.
Resale of the New Notes
Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the New Notes would in general be freely transferable by holders thereof (other than affiliates of us) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Old Notes participating in the Exchange Offer, as set forth below). The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988; the Morgan Stanley & Co. Incorporated letter, which was made available by the SEC on June 5, 1991; the K-111 Communications Corporation letter, which was made available by the SEC on May 14, 1993; and the Shearman & Sterling letter, which was made available by the SEC on July 2, 1993. Neither Solventum, nor any of its affiliates, have entered into any arrangement or understanding with any person to distribute the securities to be received in the Exchange Offer and, to the best of our information and belief, each person participating in the Exchange Offer is (i) neither an “affiliate” of Solventum within the meaning of Rule 405 under the Securities Act, nor a broker-dealer acquiring the securities in exchange for securities acquired directly from Solventum for its own account; (ii) acquiring the securities in its ordinary course of business; and (iii) is not engaged in, and does not intend to engage in, the distribution of the securities to be received in the Exchange Offer and has no arrangement or understanding with any person to participate in the distribution of the securities to be received in the Exchange Offer.

However, any purchaser of Old Notes who is an “affiliate” of ours or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes:
•will not be able to rely on such SEC interpretation;
•will not be able to tender its Old Notes in the Exchange Offer; and
•must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Old Notes unless such sale or transfer is made pursuant to an exemption from those requirements.
We acknowledge that such secondary resale transactions should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K promulgated under the Securities Act.
By executing, or otherwise becoming bound by, the letter of transmittal, each holder of the Old Notes will represent that:
•any New Notes to be received by such holder will be acquired in the ordinary course of its business;
•it has no arrangements or understandings with any person to participate in the distribution of the Notes within the meaning of the Securities Act; and
•it is not an “affiliate” of us or, if it is such an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the Exchange Offer, and there can be no assurance that the SEC staff would make a similar determination with respect to the New Notes as it has made in previous no-action letters.
In addition, in connection with any resales of Old Notes, each exchanging dealer, as defined below, receiving New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such exchanging dealer as a result of market-making activities or other trading activities, must acknowledge that it may be a statutory underwriter and that it must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See “Plan of Distribution.”
The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that exchanging dealers may fulfill their prospectus delivery requirements with respect to the New Notes, other than a resale of an unsold allotment from the original sale of the Old Notes, by delivery of the prospectus contained in the Exchange Offer registration statement.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information consists of and reflects adjustments to our historical audited combined statement of income for the year ended December 31, 2023 and our historical unaudited consolidated and combined statement of income for the nine months ended September 30, 2024.
The unaudited pro forma condensed combined statements of income give effect to the Spin-Off and related transactions as if they had occurred on January 1, 2023, the beginning of our most recently completed fiscal year and are based on certain assumptions relating to the Spin-Off as provided below.
The unaudited pro forma condensed combined financial information has been prepared to reflect transaction accounting and autonomous entity adjustments to present the results of operations as if we were a separate standalone entity. The unaudited pro forma condensed combined financial information has been adjusted to give effect to the following assumptions (collectively, the “Pro Forma Transactions”):
•the transfer of assets and liabilities that comprised the Health Care Business by 3M pursuant to the Separation and Distribution Agreement;
•the post-Spin-Off capital structure, including: (i) the issuance of approximately 172,466,022 shares of our common stock (based on the number of shares of 3M common stock outstanding as of December 31, 2023), at least 80.1% of which were distributed to holders of 3M common stock in connection with the distribution and (ii) indebtedness of approximately $8.4 billion at an estimated weighted-average interest rate of 5.8% (additional details on debt issuance can be found in note (a));
•the impact of the Tax Matters Agreement entered into with 3M in connection with the separation;
•the impact of the Transition Services Agreement and other transaction agreements entered into with 3M in connection with the Spin-Off as described under “Certain Relationships and Related Party Transactions”;
•transactions and incremental income and costs expected to be incurred as an autonomous entity and specifically related to the Spin-Off; and
•other adjustments described in the notes to the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X, as amended. The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not purport to represent what our results of operations would have been had the Pro Forma Transactions occurred on the dates indicated, or to project our financial performance for any future period. The unaudited pro forma condensed combined financial information based on information and assumptions, which are described in the accompanying notes.
Our historical combined financial statements, which were the basis for the unaudited pro forma condensed combined information, was prepared on a carve-out basis for the periods prior to Spin-Off as we did not operate as a standalone entity. Accordingly, such financial information reflects an allocation of general corporate costs, such as information technology, finance and accounting, human resources, legal, and other expenses that are either specifically identifiable or clearly applicable to Solventum.
The unaudited pro forma condensed combined financial information has been prepared to include transaction accounting (including the impact of changes to our legal entity structure upon Spin-Off) and autonomous entity adjustments to reflect the results of operations as if we were a standalone entity. Transaction accounting adjustments have been presented to show the impact and associated cost as a result of the legal separation from 3M, including the incurrence of indebtedness, transfer of assets or assumption of liabilities not included in historical financial statements, and transfer of additional pension and employee benefit assets and liabilities.

As described in ‘Treatment of Equity-Based Compensation,’ upon Spin-Off any outstanding 3M equity awards held by Solventum employees were converted into corresponding Solventum awards in a manner that substantially preserves the intrinsic value of the awards as of immediately prior to and immediately following the distribution. Each converted award will generally be subject to the same terms, vesting conditions and other restrictions that applied to the original 3M award immediately before the Spin-Off, except that performance vesting conditions, as applicable, will be adjusted to reflect the Spin-Off. The modification of outstanding equity awards, including option awards with only time-based vesting conditions, resulted in incremental compensation cost based on the fair value of the awards determined on the conversion date.
Autonomous entity adjustments have been presented to show the impact of items such as the Transition Services Agreement and other transaction agreements with 3M, lease arrangements with third parties and 3M, and incremental costs expected to be incurred as an autonomous entity. Management has determined that certain transaction agreements, including the Tax Matters Agreement, Intellectual Property Cross License Agreement, 3M Mark Use Agreement and Transitional Trademark Cross License Agreement, are not expected to have a material financial impact and therefore no autonomous entity adjustment has been reflected. Actual future costs incurred may differ from these estimates.
The unaudited pro forma condensed combined financial information reported below should be read in conjunction with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical audited combined financial statements and historical unaudited consolidated and combined financial statements included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the year ended December 31, 2023
(Dollars in millions, except per share amounts)

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Solventum Pro Forma
Net Sales
Sales of product	$6,296	$(6)	(c), (d), (e)	$50	(h)	$6,340
Sales of software and rentals	1,901					1,901
Total net sales	8,197	(6)		50		8,241
Operating expenses
Costs of product	3,023	18	(c), (d), (e)	159	(h)	3,200
Costs of software and rentals	481					481
Selling, general and administrative	2,243	47	(c), (e)	31	(h)	2,321
Research and development	758			1	(h)	759
Total operating expenses	6,505	65		191		6,761
Operating income	1,692	(71)		(141)		1,480
Other expense (income) - net	25	536	(a),(b),(f)			561
Income before income taxes	1,667	(607)		(141)		919
Provision for income taxes	321	(70)	(g)	(33)	(i)	218
Net income	$1,346	$(537)		$(108)		$701
Weighted average common shares outstanding - basic					(j)	172,466,022
Earnings per share attributable to common shareholders - basic						4.06
Weighted average common shares outstanding - diluted					(k)	172,466,022
Earnings per share attributable to common shareholders - diluted						4.06
See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF INCOME
For the nine months ended September 30, 2024
(Dollars in millions, except per share amounts)

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Solventum Pro Forma
Net Sales
Sales of product	$4,766	$2	(c), (d)	13	(h)	$4,781
Sales of software and rentals	1,413					1,413
Total net sales	6,179	2		13		6,194
Operating expenses
Costs of product	2,341	8	(c), (d)	40	(h)	2,389
Costs of software and rentals	364					364
Selling, general and administrative	1,998	(2)	(c)	8	(h)	2,004
Research and development	576			—		576
Total operating expenses	5,279	6		48		5,333
Operating income	900	(4)		(35)		861
Other expense (income) - net	308	86	(a), (b), (f)			394
Income before income taxes	592	(90)		(35)		467
Provision for income taxes	144	(19)	(g)	(7)	(i)	118
Net income	$448	$(71)		$(28)		$349
Weighted average common shares outstanding — basic	173,083,272					173,083,272
Earnings per share attributable to common shareholders — basic	2.59					2.02
Weighted average common shares outstanding — diluted	173,388,140					173,388,140
Earnings per share attributable to common shareholders — diluted	2.58					2.01
See accompanying notes to unaudited pro forma condensed consolidated and combined financial information.

Note 1. Notes to Unaudited Pro Forma Condensed Combined Financial Information
Transaction Accounting Adjustments
(a)Reflects approximately $8.4 billion of borrowings incurred in connection with the Spin-Off pursuant to financing transactions. The financing transactions include $6.9 billion of senior notes ranging in maturity from 3 years to 40 years, and approximately $1.5 billion of term loan facilities. The total borrowings are partially offset by original issuance discount and debt issuance costs of $77 million, which will be amortized over the lives of the respective borrowings. The borrowings have a weighted average interest rate of approximately 5.8%. The following table presents the pro forma adjustments for incremental estimated borrowing costs not included in the historical financial statements:

(Millions)	For the nine months ended September 30, 2024	For the year ended December 31, 2023
Interest Expense on Total Debt at Estimated Weighted Average Rate	$122	$486
Amortization of Debt Issuance Costs	1	6
Total Interest Expense from Debt	$123	$492
(b)The historical financial statements only include assets and obligations for 3M retirement and non-pension postretirement benefit plans which have been historically dedicated to the Health Care Business. These dedicated plans have been accounted for as single employer plans under U.S. GAAP. The majority of 3M’s retirement and non-pension postretirement benefit plan’s broadly include both 3M and Health Care Business active employees and retirees as participants. We have accounted for our participation in these retirement and non-pension postretirement benefit plans as participation in a multi-employer plan and as such the liability and assets for these plans is excluded from our historical combined financial statements. Under this method of accounting, we recognized our relevant portion of 3M’s service cost component of net periodic benefit cost within our historical combined financial statements with a corresponding increase in Net parent investment.
In connection with the Spin-Off, 3M transferred to Solventum retirement and non-pension postretirement benefit plan assets and obligations which have been historically dedicated to the Health Care Business. 3M also transferred to Solventum retirement and non-pension postretirement benefit plan obligations associated with Health Care Business active employees and retirees that were historically part of a commingled benefit plan for 3M. Assets from commingled plans were also transferred to Solventum by 3M in an amount determined by the requirements of Section 414(l) of the U.S. Internal Revenue Code or other local regulations. Management estimated the net benefit plan asset or obligation that will transfer for the commingled plans. The actual, assumed benefit plan obligation will be measured using an actuarial valuation at the date of legal transfer. The actual assets transferred may change based on changes in the underlying fair value of the assets. As a result, the actual assets and obligations that transfer may change significantly from the assumptions used herein.
We have recognized an estimate of incremental pro forma non-operating costs of $5 million and $1 million for the year ended December 31, 2023 and the nine months ended September 30, 2024, respectively, related to the pension and postretirement benefit plans transferred to Solventum.

(c)Reflects certain operations in India that were retained by 3M in connection with the separation.

(Millions)	For the nine months ended September 30, 2024	For the year ended December 31, 2023
Sales of product	$(9)	$(37)
Costs of product	(2)	(8)
Selling, general and administrative	(2)	(9)
(d)Reflects the estimated revenue and cost of sales associated with Food Safety transition arrangements that transferred to Solventum as part of the Spin-Off. The Food Safety transition arrangements are associated with the divestiture of 3M’s Food Safety business which occurred in September 2022. The estimate includes an additional $46 million in Sales of product as well as $39 million in Costs of product for the year ended December 31, 2023, respectively. The estimated includes an additional $12 million in Sales of product and $10 million in Costs of product for the nine months ended September 30, 2024.
(e)Reflects the removal of the historical Sales of product, Costs of product, and gain on sale related to the dental local anesthetic business historically reported in the Dental Solutions segment. The sale closed on August 1, 2023 and the business is not be part of Solventum after the Spin-Off. The Sales of product included in the historical results was $15 million for the year ended December 31, 2023. The Costs of product included in the historical results was $9 million for the year ended December 31, 2023. The gain on sale of $56 million was included in Selling, general, and administrative expense. As part of the sale, Solventum entered into transition agreements, which are expected to yield an additional $4 million of income which has been reflected within Costs of product for the year ended December 31, 2023.
(f)Reflects assumption of expected charges to be incurred as a result of changes to Solventum’s operating model that will be implemented in connection with the separation. As part of the change in operating model, Solventum will no longer have a physical presence in certain countries and will service customers in these countries through local distribution in an export model. As a result of these operating model changes, cumulative translation adjustment balances of $38 million was written-off and related charges have been reflected in the year-ended December 31, 2023. These charges were removed from the historically reported operations of the nine months ended September 30, 2024.
(g)Reflects the tax impacts of the respective transaction accounting adjustments after applying the applicable statutory income tax rates to pre-tax pro forma adjustments in jurisdictions where the adjustments were taxable or deductible and further adjusting for certain expected tax impacts. For the year ended December 31, 2023, the Company anticipates that the estimated increase in interest expense from the Solventum financing will result in the need for an additional valuation allowance of $24 million, and an increase in the global intangible low-tax income inclusion of $23 million. These reconciling items decrease the tax benefit provided on the transaction accounting adjustments as compared to the Company’s statutory tax rate. The Company also reflected tax expense of $24 million associated with the deferred tax assets resulting from the anticipated adjustments to tax basis from legal entity restructuring in connection with the spin-off. For the nine months ended September 30, 2024, the tax impact reflects the application of the Company's estimated 2024 full year tax rate to the respective transactions accounting adjustments. The applicable tax rates could be impacted (either higher or lower) depending on many factors subsequent to the separation including the profitability in local jurisdictions and the legal entity structure implemented subsequent to the Spin-Off and may be materially different from the pro forma results.
Autonomous Entity Adjustments
(h)Reflects the effect of the transition services, transition contract manufacturing, transition distribution services, master supply and Real Estate License Agreements we and 3M entered into in connection with the Spin-Off. Included in the unaudited pro forma condensed combined statement of income for the year ended

December 31, 2023 and nine months ended September 30, 2024 are adjustments to Sales of product, Costs of product, Research and development, and Selling, general, and administrative expenses as follows;

(Millions)	For the nine months ended September 30, 2024	For the year ended December 31, 2023
Sales of product	$13	$50
Costs of product	40	159
Selling, general and administrative	8	31
Research and development	—	1
The adjustments for transition manufacturing, transition distribution and sales and supply agreements reflect the historical transfers between the Health Care Business and 3M under the pricing of each agreement. The adjustments for transition services and Real Estate License Agreements are based on the assumed monthly fixed fee over the period we expect services will be provided.
(i)Reflects the tax impacts of the respective autonomous entity adjustments after applying the applicable statutory income tax rates to pre-tax pro forma adjustments in jurisdictions where valuation allowances are not necessary. This adjustment considers transfer pricing arrangements in place related to the jurisdictional source of supply. The applicable tax rates could be impacted (either higher or lower) depending on many factors subsequent to the Spin-Off including the profitability in local jurisdictions and the legal entity structure implemented subsequent to the Spin-Off and may be materially different from the pro forma results.
Pro Forma Earnings Per Share
(j)The weighted-average number of shares used to compute pro forma basic earnings per share for the year ended December 31, 2023 is 172,466,022 on the basis of one share of our common stock for every four shares of 3M common stock outstanding as of December 31, 2023 and the 19.9% interest in the outstanding shares of the Company’s common stock that were assumed to be owned by 3M at the time of the Spin-Off.
(k)The weighted-average number of shares used to compute pro forma diluted earnings per share for the year ended December 31, 2023 is 172,466,022, which represents the number of shares we expected to be outstanding in connection with the Spin-Off. The actual dilutive effect following the completion of the Spin-Off depended on various factors, including employees who changed employment between 3M and Solventum and the impact of 3M and Solventum equity-based compensation arrangements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited combined financial statements and corresponding notes and the unaudited interim condensed combined and consolidated financial information and corresponding notes and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that are based upon current expectations and are subject to uncertainty and changes in circumstances. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” Actual results may differ materially from these expectations. See “Special Note Regarding Forward-Looking Statements.” All amounts discussed are in millions of U.S. dollars, unless otherwise indicated. Certain columns and rows within tables may not add up due to the use of rounded numbers.
Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is designed to provide a reader of Solventum’s financial statements with a narrative from the perspective of management. Prior to the Spin-Off on April 1, 2024, we operated as the Health Care Business of 3M. this MD&A is based on the financial statements for the Health Care Business for the years ended December 31, 2023, 2022 and 2021 and refers to the Health Care Business. For the three and nine months ended September 30, 2024 this MD&A is based on the interim financial statements of Solventum. Solventum’s MD&A is presented in the following sections:
•Overview
•Results of Operations
•Performance by Business Segment
•Performance by Geographic Area
•Financial Condition and Liquidity
•Critical Accounting Estimates
•New Accounting Pronouncements
OVERVIEW
Our Business
Solventum is a leading $8 billion global healthcare company developing, manufacturing, and commercializing a broad portfolio of solutions that leverages deep material science, data science, and digital capabilities to address critical customer and patient needs. We constantly seek to enable the improvement of standards of care and move healthcare forward with innovation powered by insights, clinical intelligence, technology, and manufacturing expertise. Our 70+ year history of discovering and innovating advanced solutions has helped us solve our customers’ toughest challenges and become a trusted partner.
As of September 30, 2024, Solventum generated 57.2% of total revenues from the U.S. and 42.8% from international. We participate in what we believe are large, stable global markets that have favorable market drivers, including changing demographics, optimization of workflows to improve quality of care, increasing digital technology and data-driven care delivery, shifting care from the hospital to lower-cost care sites and increasing demand for personalized care.
We serve customers in over 90 countries with a global team of approximately 23,000 employees and an established global manufacturing network. In each of the last three years, we have generated over $8 billion of revenue and $1.7 billion of operating income. We believe Solventum will deliver growth at attractive margins with the mission of enabling better, smarter, safer healthcare to improve lives.

However, since Solventum has operated as an independent company since April 1, 2024, its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results. In particular, Solventum has previously benefited from 3M’s long operating history, reputation and well-known brand. Since the Spin-Off, Solventum operates under its own brand, and accordingly may be negatively impacted due to the loss of benefits conferred by 3M’s brand recognition and reputation. In addition, the debt obligations incurred by Solventum in connection with the Spin-Off adversely affect its profitability and could affect its ability to use its cash flow for investing in the business, M&A and returning capital.
Healthcare Market Drivers
Changing demographics
An aging population, the prevalence and incidence rates of chronic conditions, and a rising middle class are driving the demand for improved access to quality care.
Optimizing workflows to improve quality of care
Of the $4.5 trillion in annual U.S. healthcare spending, an estimated 25% represents administrative costs that do not contribute to health outcomes and which we believe to be potentially wasteful based on overall spending data reported by the Centers for Medicare & Medicaid Services in the NHE Fact Sheet (available on CMS.gov as of January 10, 2024) and administrative spending estimates published in JAMA (Shrank et. al., Waste in the US Health Care System: Estimated Costs and Potential for Savings, published October 7, 2019). Our solutions are designed to optimize workflows, enabling clinicians to be more productive by spending less time on administrative tasks and more time focused on improving the patient care experience. Our solutions also support reducing infections and complications that lead to an increase in avoidable administrative and clinical costs.
Increasing digital technology and data-driven care delivery
Both clinicians and patients have shifted their preferences towards utilizing digitally enabled solutions to provide data-driven care. Whether it is interactions with patients through a digital interface or the use of data to make informed health decisions, the need for digital tools in the healthcare industry has grown over time. Our solutions integrate digital processes and data in multiple ways and across different parts of the healthcare industry and are intended to enable efficient and effective delivery of care.
Shifting care from the hospital to lower-cost care sites
Although hospitals continue to be a core site for delivery of care, patients are increasingly looking for flexibility of care when and where they need it. Alternative care sites, such as ambulatory surgery centers, wound care clinics, retail pharmacies, and the home, are more affordable and accessible to patients. We believe our solutions enable clinicians to extend their care delivery from acute to ambulatory to home settings without compromising the quality of care and while reducing the total cost of care.
Increasing demand for personalized care
Engaging patients in a personalized way allows clinicians to provide a better care experience while improving outcomes and reducing costs. This spans several areas of healthcare, including personalized biopharmaceutical treatments, customized orthodontic aligner treatments, and follow-up wound care at home. We believe our solutions deliver personalized care options in a way that is patient-centric, scalable, and cost-effective.
Our ability to take advantage of these market opportunities will be subject to various risks, including general economic, business and market dynamic risks, the impact of our Spin-Off; and the substantial debt we incurred in connection with the Spin-Off. See “Risk Factors” for a discussion of these risks, which you should consider carefully.

Other
Operating Segments and Sales Change Information
Solventum manages its operations in four business segments: MedSurg, Dental Solutions, Health Information Systems, and Purification and Filtration. Beginning in 2023, the Medical Solutions segment was renamed to MedSurg, the Oral Care Solutions segment was renamed to Dental Solutions, and the Separation and Purification Sciences segment was renamed to Purification and Filtration. Segment names in prior years have been conformed accordingly. There have been no changes to the composition of the segments or to financial information reported within each of the business segments.
References are made to organic sales change, which is defined as the change in net sales, absent the separate impacts on sales from foreign currency translation and acquisitions, net of divestitures. Other, as comprised in the tables below, includes acquisition and divestiture-related activities. Acquisitions include non-health care related supply agreements that conveyed from 3M to the Company at Spin-Off and sales from new supply agreements with 3M that commenced at Spin-Off. Divestiture impacts include lost sales from the Company's dental anesthetics business that was sold in August 2023 as well as lost sales of certain health care businesses retained by 3M India in connection with the Spin-Off.. Solventum believes this information is useful to investors and management in understanding ongoing operations and in analysis of ongoing operating trends.
Sales and operating income by business segment for the three- and nine-month periods ended September 30, 2024 and 2023
The following tables contain sales and operating results by business segment for all periods presented. The Company’s use of the term “NM” reflects results considered not material due to not having material activity in comparable prior years. Refer to the section entitled “—Performance by Business Segment” below for discussion of sales change and operating performance. Refer to Note 15 to the condensed consolidated and combined financial statements for additional information on business segments.
Segment and Total Company Net Sales

	Three months ended September 30,		Increase/(Decrease)
(Dollars in millions)	2024	2023	Total	Currency Impact	Other	Organic
Segment Sales
MedSurg	$1,182	$1,180	0.1%	(0.1)%	(0.7)%	1.0%
Dental Solutions	313	331	(5.2)	—	(1.2)	(3.9)
Health Information Systems	326	321	1.5	0.1	—	1.5
Purification and Filtration	238	242	(1.5)	—	(1.1)	(0.3)
Corporate and Unallocated	23	—	NM	NM	NM	NM
Total Company	$2,082	$2,074	0.4%	(0.1)%	0.2%	0.3%

	Nine months ended September 30,		Increase/(Decrease)
(Dollars in millions)	2024	2023	Total	Currency Impact	Other	Organic
Segment Sales
MedSurg	$3,463	$3,464	—%	(0.6)%	(0.5)%	1.1%
Dental Solutions	979	1,023	(4.3)	(0.6)	(1.9)	(1.8)
Health Information Systems	971	953	1.8	—	—	1.8
Purification and Filtration	721	721	0.1	(0.7)	(0.9)	1.7
Corporate and Unallocated	45	—	NM	NM	NM	NM
Total Company	$6,179	$6,161	0.3%	(0.5)%	—%	0.8%
Segment and Total Company Operating Income

	Three months ended September 30,
(Dollars in millions)	2024	2023	2024 vs 2023 change
Segment Operating Income
MedSurg	$243	$307	(20.8)%
Dental Solutions	72	114	(36.8)
Health Information Systems	105	114	(7.9)
Purification and Filtration	20	48	(58.3)
Corporate and Unallocated	(165)	(79)	108.9
Total Company	$275	$504	(45.4)%

	Nine months ended September 30,
(Dollars in millions)	2024	2023	2024 vs 2023 change
Segment Operating Income
MedSurg	$678	$829	(18.2)%
Dental Solutions	272	349	(22.1)
Health Information Systems	317	304	4.3
Purification and Filtration	78	134	(41.8)
Corporate and Unallocated	(445)	(330)	34.8
Total Company	$900	$1,286	(30.0)%
Net Sales by Geographic Area
Percent change information compares the three and nine months ended September 30, 2024 with the same period for the prior year, unless otherwise indicated.

	Three months ended September 30, 2024
	United States	International	Worldwide
Net sales (millions)	$1,217	$865	$2,082
% of worldwide sales	58.5%	41.5%	100.0%
Increase/(decrease)
Total	4.1%	(4.5)%	0.4%
Currency impact	—	(0.1)	(0.1)
Other	1.9	(1.9)	0.2
Organic	2.2%	(2.5)%	0.3%

	Nine months ended September 30, 2024
	United States	International	Worldwide
Net sales (millions)	$3,532	$2,647	$6,179
% of worldwide sales	57.2%	42.8%	100.0%
Increase/(decrease)
Total	3.4%	(3.6)%	0.3%
Currency impact	—	(1.2)	(0.5)
Other	1.4	(1.8)	—
Organic	2.0%	(0.6)%	0.8%
Additional information beyond what is included in the preceding table is as follows:
Third quarter 2024 results
•In the United States both total sales and organic sales increased. Organic growth was led by MedSurg and Health Information Systems.
•In International, both total sales and organic sales decreased. Organic growth decline was led by MedSurg and Dental Solutions.
First nine months 2024 results
•In the United States both total sales and organic sales increased. Organic growth was led by MedSurg and Health Information Systems.
•In International, both total sales and organic sales decreased. Foreign currency translation negatively impacted total growth. Organic growth decline was led by MedSurg, partially offset by growth in Purification and Filtration.
Managing currency risks
Prior to April 1, 2024, Solventum indirectly participated in 3M’s centrally managed hedging program, which utilizes a number of tools to manage currency risk including natural hedges such as pricing, productivity, hard currency, hard currency-indexed billings, and localizing source of supply. 3M also used financial hedges to mitigate currency risk. Starting in the second quarter of 2024, Solventum established its own hedging program. Refer to Note 10 for additional details.
The stronger U.S. dollar had an immaterial worldwide impact on sales for the third quarter of 2024 compared to the same period last year. The stronger U.S. dollar had a negative worldwide impact on sales of less than 1 percent in the first nine months of 2024 compared to the first nine months of 2023. Net of the Company’s hedging strategy, foreign currency negatively impacted earnings for the third quarter and first nine months of 2024 compared to the same periods last year.
Financial condition
Refer to the section entitled “—Financial Condition and Liquidity” below for a discussion of items impacting cash flows.
Sales and operating income by business segment for the years ended December 31, 2023, 2022, and 2021
The following tables contain sales and operating results by business segment for all periods presented. Refer to the section entitled “-Performance by Business Segment” below for discussion of sales change and operating performance. Refer to Note 14 to the audited combined financial statements for additional information on business segments.

Sales by Business Segment

	Years ended December 31,
	2023	2022	Sales Change 2023 vs. 2022
(Dollars in millions)	Net Sales	Net Sales	Organic Sales	Acquisition /Divestiture	Translation	Total Sales Change
Segment Sales
MedSurg	$4,632	$4,585	1.6%	—	(0.6)%	1.0%
Dental Solutions	1,329	1,327	1.6%	(1.0)%	(0.4)%	0.2%
Health Information Systems	1,285	1,227	4.7%	—	—	4.7%
Purification and Filtration	951	991	(3.6)%	—	(0.4)%	(4.0)%
Corporate and Unallocated	—	—	—	—	—	—
Total Company	$8,197	$8,130	1.4%	(0.2)%	(0.4)%	0.8%

	Years ended December 31,
	2022	2021	Sales Change 2022 vs. 2021
(Dollars in millions)	Net Sales	Net Sales	Organic Sales	Translation	Total Sales Change
Segment Sales
MedSurg	$4,585	$4,632	2.7%	(3.7)%	(1.0)%
Dental Solutions	1,327	1,396	(0.1)%	(4.8)%	(4.9)%
Health Information Systems	1,227	1,160	6.6%	(0.8)%	5.8%
Purification and Filtration	991	983	7.1%	(6.3)%	0.8%
Corporate and Unallocated	—	—	—	—	—
Total Company	$8,130	$8,171	2.9%	(3.4)%	(0.5)%
Operating Income by Business Segment

	Years ended December 31,
(Dollars in millions)	2023	2022	2021	2023 vs 2022 Change	2022 vs 2021 Change
Segment Operating Income
MedSurg	$1,107	$1,061	$1,226	4.3%	(13.5)%
Dental Solutions	442	437	482	1.1%	(9.3)%
Health Information Systems	423	359	354	17.8%	1.4%
Purification and Filtration	162	177	229	(8.5)%	(22.7)%
Corporate and Unallocated	(442)	(341)	(412)	29.6%	(17.2)%
Total Company	$1,692	$1,693	$1,879	(0.1)%	(9.9)%

Sales by geographic area for the year ended 2023
Percent change information compares the year ended December 31, 2023, with the same period for the prior year, unless otherwise indicated.

	Year ended December 31, 2023
(Dollars in millions)	United States	International	Worldwide
Net sales	$4,603	$3,594	$8,197
% of worldwide sales	56.2%	43.8%	100.0%
Components of net sales change:
Organic sales	3.4%	(0.9)%	1.4%
Divestiture	—	(0.4)	(0.2)
Translation	—	(1.0)	(0.4)
Total sales change	3.4%	(2.3)%	0.8%
Additional information beyond what is included in the preceding table is as follows:
•In the U.S. geographic area, all business segments saw organic sales growth year on year, led by Health Information Systems and MedSurg.
•In the International geographic area, total sales growth and organic sales growth decreased. Organic growth decline in Purification and Filtration was partially offset by organic growth in MedSurg and Dental Solutions.
Sales by geographic area for the year ended 2022
Percent change information compares the year ended December 31, 2022, with the same period for the prior year, unless otherwise indicated.

	Year Ended December 31, 2022
(Dollars in millions)	United States	International	Worldwide
Net sales	$4,450	$3,680	$8,130
% of worldwide sales	54.7%	45.3%	100.0%
Components of net sales change:
Organic sales	1.3	5.6	2.9
Translation	—	(8.2)	(3.4)
Total sales change	1.3%	(2.6)%	(0.5)%
Additional information beyond what is included in the preceding table is as follows:
•In the U.S. geographic area, total and organic sales growth was led by Health Information Systems and MedSurg.
•In the International geographic area, total sales growth decreased, which included increased organic sales. All business segments saw organic sales growth year on year, led by MedSurg and Purification and Filtration.
Managing currency risks
Prior to April 1, 2024, Solventum indirectly participated in 3M’s centrally managed hedging program, which utilizes a number of tools to manage currency risk including natural hedges such as pricing, productivity, hard currency, hard currency-indexed billings, and localizing source of supply. 3M also used financial hedges to mitigate currency risk. Starting in the second quarter of 2024, Solventum established its own hedging program.

The stronger U.S. dollar had a negative impact on sales of less than 1 percent in the full year 2023 compared to the full year 2022. Net of 3M’s hedging strategy, foreign currency negatively impacted earnings for the full year 2023 compared to the same period last year.
The stronger U.S. dollar had a negative impact on sales of 3 percent in full year 2022 compared to the full year 2021. Net of 3M’s hedging strategy, foreign currency negatively impacted earnings for full year 2022 compared to the same period last year.
Financial condition
Refer to the section entitled “-Financial Condition and Liquidity” below for a discussion of items impacting cash flows.
RESULTS OF OPERATIONS
COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE- AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2024 AND 2023
Net Sales
Refer to the preceding “—Overview” section and the “—Performance by Business Segment” section later in MD&A for discussion of sales change.
Operating Expense

	Three months ended September 30,			Nine months ended September 30,
(Percent of corresponding net sales)	2024	2023	Change	2024	2023	Change
Cost of product	49.3%	47.0%	2.3%	49.1%	47.6%	1.5%
Cost of software and rentals	26.2	24.3	1.9	25.8	25.8	—
Costs of Product
Costs of product includes manufacturing, engineering and freight costs.
Costs of product, measured as a percent of sales of product, increased in the third quarter of 2024 when compared to the third quarter of 2023. The increase was driven by increased costs due to the impact of higher costs on inventory sourced under the master supply and transition manufacturing agreements with 3M and due to the cost of other transition support provided by 3M.
Costs of product, measured as a percent of sales of product, increased in the first nine months of 2024 when compared to the first nine months of 2023. The increase was driven by increased costs due to the impact of higher costs on inventory sourced under the master supply and transition manufacturing agreements with 3M and due to the cost of other transition support provided by 3M. These costs were partially offset by a sales price benefit.
Costs of Software and Rentals
Costs of software and rentals includes compensation-related costs associated with installation, training and maintenance for our software products, and depreciation, maintenance and refurbishment cost and freight costs related to our hardware rental units.
Costs of software and rentals, measured as a percent of sales of software and rentals, increased during the third quarter of 2024 as compared to the same period last year due to the impact of lower rental equipment revenue. Costs of software and rentals, measured as a percent of sales of software and rentals, were flat for the first nine months of

2024 as compared to the same period last year driven by higher software sales offset by higher compensation costs and lower rental revenue.

	Three months ended September 30,			Nine months ended September 30,
(Percent of total net sales)	2024	2023	Change	2024	2023	Change
Selling, general and administrative (SG&A)	33.7%	25.3%	8.4%	32.3%	27.3%	5.0%
Research and development (R&D)	9.1	8.7	0.4	9.3	9.2	0.1
Operating Income	13.2	24.3	(11.1)	14.6	20.9	(6.3)
Selling, General and Administrative
SG&A, measured as a percent of total net sales, increased in both the third quarter and first nine months of 2024 when compared to the same periods last year. The increase in both periods was driven by higher compensation, including equity- based awards, and higher costs associated with both initial stand-up and ongoing operations to support a standalone company.
Research and Development
R&D, measured as a percent of total net sales, increased in both the third quarter and the first nine months of 2024 when compared to the same periods last year due to higher compensation costs.
Interest Expense, Net and Other Expense (Income), Net

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions)	2024	2023	2024	2023
Interest expense, net	$107	$—	$260	$—
Other expense (income), net	1	4	48	10
Interest expense, net includes interest accrued on debt obligations, offset by interest income from cash and marketable securities. Interest expense, net increased in both the third quarter and first nine months of 2024 as compared to the same periods last year due to interest incurred on the February 2024 issuance of senior notes and March draw on the senior term loan credit facilities. Refer to Note 8 to the financial statements for more information. This increase was partially offset by interest earned from cash and marketable securities held during the period.
Other expense (income), net includes the non-service component of periodic pension cost, investment gains and losses, and currency-related impacts from foreign currency translation. Other expense (income), net decreased slightly for the third quarter of 2024 as compared to the same period last year. Other expense (income), net increased for the first nine months of 2024 as compared to the same period last year resulting from charges associated with the substantial liquidation of foreign operations completed as part of our separation from 3M.
Provision (benefit) for Income Taxes:

	Three months ended September 30,		Nine months ended September 30,
(Percent of pre-tax income/loss)	2024	2023	2024	2023
Effective tax rate	26.9%	8.0%	24.3%	15.8%
Refer to Note 7 to the interim unaudited condensed consolidated and combined financial statements for further discussion of income taxes.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2023, 2022, AND 2021
Net Sales
Refer to the preceding “-Overview” section and the “-Performance by Business Segment” section later in MD&A for discussion of sales change.
Operating Expenses

(Percent of corresponding net sales)	2023	2022	2021	2023 versus 2022	2022 versus 2021
Costs of product	48.0%	46.9%	43.3%	1.1%	3.6%
Costs of software and rentals	25.3%	26.3%	26.8%	(1.0)%	(0.5)%
Costs of Product
Costs of product includes manufacturing, engineering and freight costs.
Costs of product, measured as a percent of sales of product, increased in 2023 when compared to 2022. Material and labor inflation, partially offset by benefits from both price and logistics costs, drove an increase of 0.7%. The material and labor inflation was primarily driven by a 1.4% impact from a higher cost of inventory produced in 2022 but sold in 2023.
Costs of product, measured as a percent of sales of product, increased in 2022 when compared to 2021. Product mix resulted in an increase of 1.9%, driven by lower organic sales growth in our Dental Solutions business. Material and labor inflation, partially offset by price, drove an increase of 1.1%. Labor inflation was driven by both worker shortages and wage inflation. Material inflation increased due to both higher material prices and logistics costs.
Costs of Software and Rentals
Costs of software and rentals includes compensation-related costs associated with installation, training and maintenance for our software products, and depreciation, maintenance and refurbishment cost and freight costs related to our hardware rental units.
Costs of software and rentals, measured as a percent of sales of software and rentals, decreased in 2023 as compared to 2022 due to product mix from higher software sales.
Costs of software and rentals, measured as a percent of sales of software and rentals, decreased in 2022 as compared to 2021 primarily due to product mix from higher software sales.

(Percent of total net sales)	2023	2022	2021	2023 versus 2022	2022 versus 2021
Selling, general and administrative (SG&A)	27.4%	27.5%	27.9%	(0.1)%	(0.4)%
Research and development (R&D)	9.2%	9.4%	9.4%	(0.2)%	—%
Operating income	20.6%	20.8%	23.0%	(0.2)%	(2.2)%
Selling, General and Administrative
SG&A, measured as a percent of total net sales, decreased slightly in 2023 when compared to 2022. This decrease was driven by the impact of the gain related to the sale of the Company’s dental local anesthetic business of 0.7%, partially offset by higher expense due to restructuring charges of 0.5%.
SG&A, measured as a percent of total net sales, decreased in 2022 when compared to 2021. SG&A decreased compared to the prior year due to lower incentive compensation of 0.4% and spending discipline, partially offset by focused investments for key growth initiatives in Health Information Systems of 0.2%.

Research and Development
R&D, measured as a percent of total net sales, decreased slightly in 2023 when compared to 2022 as the Health Care Business prioritized investment initiatives.
R&D, measured as a percent of total net sales, was flat in 2022 when compared to 2021. The Health Care Business continued to prioritize investment initiatives to develop new products, build digital capabilities, and support sustainability projects and at the same time optimize cost controls.
Other Expense (Income) - Net

(Dollars in millions)	2023	2022	2021
Other expense (income) - net	$25	$1	$(3)
Other expense (income) - net primarily includes investment gains and losses and the non-service component of periodic pension cost.
Other expense (income) - net increased in 2023 as compared to 2022 due to investment losses and higher foreign currency transaction losses.
Other expense (income) - net increased in 2022 as compared to 2021 due to lower investment gains.
Provision for Income Taxes

(Percent of pre-tax income)	2023	2022	2021
Effective tax rate	19.3%	20.6%	22.4%
The effective income tax rate for 2023 decreased by 1.3% as compared to 2022. The primary factors that decreased the tax rate were the recognition of a previously unrecognized tax benefit due to the expiration of the statute of limitations, partially offset by the tax impact of legal entity restructuring in connection with the spin-off.
The effective income tax rate for 2022 decreased by 1.8% as compared to 2021. The decrease in the effective tax rate for 2022 primarily resulted from unfavorable adjustments in 2021 related to the impact of U.S. international tax provisions.
PERFORMANCE BY BUSINESS SEGMENT
The section of this prospectus titled “Business” provides an overview of the Health Care Business’s segments. In addition, disclosures relating to the Health Care Business’ segments are provided in Note 14 to the audited combined financial statements. We manage our operations in four business segments. The reportable segments are MedSurg, Dental Solutions, Health Information Systems, and Purification and Filtration. Beginning in 2023, the Medical Solutions segment was renamed to MedSurg, the Oral Care Solutions segment was renamed to Dental Solutions, and the Separation and Purification Sciences segment was renamed to Purification and Filtration. Segment names in prior years have been conformed accordingly. There have been no changes to financial information reported within each of the business segments. Our Chief Operating Decision Maker evaluates operating performance using revenue and segment operating income. Segment operating income excludes amortization of acquired intangible assets, restructuring related charges, benefits or costs related to the capitalization of manufacturing variances, Spin-Off and separation related costs and other net costs that the Company chose not to allocate directly to its business segments and are reflected in Corporate and Unallocated.
Corporate and Unallocated
In addition to the four business segments, the Health Care Business assigns certain costs to “Corporate and Unallocated,” which is presented separately in the preceding business segments table and in Note 14 to the audited combined financial statements. Corporate and Unallocated includes gain or loss on the sale of a business, amortization of acquired intangible assets, restructuring related charges, benefits or costs related to capitalized manufacturing variances and other net costs that the Company chose not to allocate directly to its business segments. Because Corporate and Unallocated includes a variety of miscellaneous items, it is subject to fluctuation on a quarterly and annual basis.
Corporate and Unallocated net operating loss increased in both the third quarter and the first nine months of 2024 when compared to the same period last year as the Company had higher Spin-Off and separation related costs.
Corporate and Unallocated net operating loss increased in 2023 when compared to 2022 driven primarily by impacts from capitalization of manufacturing variances and restructuring-related charges, partially offset by the gain on sale of the dental local anesthetic business.
Corporate and Unallocated net operating loss decreased in 2022 when compared to 2021 driven primarily by benefits from capitalization of manufacturing variances and decreased annual incentive compensation for centralized resources.
Operating Business Segments
Information related to the Health Care Business’ segments is presented in the tables that follow with additional context in the corresponding narrative below the tables.
Three- and Nine-Month Periods ended September 30, 2024 and 2023
The following discusses the three and nine month results for 2024 compared to 2023 for each business segment.
MedSurg (56.8% and 56.0% of consolidated sales for the three and nine months ended September 30, 2024)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net sales (millions)	$1,182	$1,180	$3,463	$3,464
Increase/(decrease)
Organic	1.0%	1.4%	1.1%	1.4%
Other	(0.7)	—	(0.5)	—
Currency impact	(0.1)	0.6	(0.6)	(1.1)
Total	0.1%	2.0%	—%	0.3%

Business segment operating income (millions)	$243	$307	$678	$829
Percent change	(20.8)%	16.3%	(18.2)%	2.5%
Percent of sales	20.6%	26.0%	19.6%	23.9%
Third quarter 2024 results
Sales in MedSurg were up 0.1%:
•Organic sales growth was driven by volumes, including a benefit from I.V. site management and medical OEM products, partially offset by traditional negative pressure wound therapy.
•Volume growth continues to benefit from single-use negative pressure wound therapy.
•Other includes lost sales from certain health care businesses in India retained by 3M in connection with the Spin-Off.
•Foreign currency translation negatively impacted sales by (0.1%).
Business segment operating income margin decreased when compared to the same period last year. The decrease was driven by higher costs to stand-up and operate our standalone structure after Spin-Off.

First nine months 2024 results
Sales in MedSurg were flat:
•Positive price growth was driven by the impact from actions initiated during the prior year in response to higher material and labor input costs. The favorable impact of prior year price actions has and will continue to decline during the remainder of 2024.
•Organic growth was led by I.V. site management, medical OEM products, and single-use negative pressure wound therapy, partially offset by declines in sterilization assurance products and traditional negative pressure wound therapy.
•Other includes certain health care businesses retained by 3M India in connection with the Spin-Off.
•Foreign currency translation negatively impacted sales by (0.6%).
Business segment operating income margin decreased when compared to the same period last year. The decrease was driven by higher costs to stand-up and operate our standalone structure after Spin-Off.
Dental Solutions (15.0% and 15.8% of consolidated sales for the three and nine months ended September 30, 2024)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net sales (millions)	$313	$331	$979	$1,023
Increase/(decrease)
Organic	(3.9)%	7.7%	(1.8)%	3.2%
Other	(1.2)	(2.1)	(1.9)	(0.6)
Currency impact	—	1.5	(0.6)	(1.0)
Total	(5.2)%	7.1%	(4.3)%	1.6%

Business segment operating income (millions)	$72	$114	$272	$349
Percent change	(36.8)%	31.0%	(22.1)%	2.0%
Percent of sales	23.0%	34.4%	27.8%	34.1%
Third quarter 2024 results:
Sales in Dental Solutions were down (5.2)%:
•Lower volumes were driven by soft end-market demand.
•Other includes lost sales from the Company’s dental anesthetics business that was sold in August 2023 as well as certain health care businesses retained by 3M India in connection with the Spin-Off.
•Foreign currency translation impact to sales was flat.
Business segment operating income margin decreased when compared to the same period last year as a result of higher costs to stand-up and operate our standalone structure after Spin-Off in addition to the impact of lower sales volumes.
First nine months 2024 results:
Sales in Dental Solutions were down (4.3)%:
•Volume declines were partially offset by positive price growth. The favorable impact of prior year price actions decreased during the period and the impact of such price actions has and will continue to moderate through the remainder of 2024.

•Other is primarily driven by lost sales from the Company’s dental anesthetics business that was sold in August 2023 as well as certain health care businesses retained by 3M India in connection with the Spin-Off.
•Foreign currency translation negatively impacted sales by (0.6%)
Business segment operating income margin decreased when compared to the same period last year as a result of higher costs to stand-up and operate our standalone structure after Spin-Off, partially offset by the benefits from both higher price and lower manufacturing inflation.
Health Information Systems (15.7% and 15.7% of consolidated sales for the three and nine months ended September 30, 2024)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net sales (millions)	$326	$321	$971	$953
Increase/(decrease)
Organic	1.5%	3.9%	1.8%	5.2%
Other	—	—	—	—
Currency impact	0.1	0.3	—	(0.1)
Total	1.5%	4.2%	1.8%	5.1%

Business segment operating income (millions)	$105	$114	$317	$304
Percent change	(7.9)%	14.0%	4.3%	21.1%
Percent of sales	32.2%	35.5%	32.6%	31.9%
Third quarter 2024 results:
Sales in Health Information Systems were up 1.5%:
•Positive growth was driven by continued adoption of our 3MTM 360 EncompassTM, partially offset by performance management solutions and clinician productivity solutions.
•Clinician productivity solutions declined primarily due to impacts from changing market conditions.
Business segment operating income margin decreased when compared to the same period last year driven by higher compensation costs.
First nine months 2024 results:
Sales in Health Information Systems were up 1.8%:
•Positive growth was driven by continued adoption of our 3MTM 360 EncompassTM and performance management solutions.
•Clinician productivity solutions declined primarily due to impacts from changing market conditions.
Business segment operating income margin increased when compared to the same period last year driven by a product mix benefit due to higher software sales and lower professional services, partially offset by higher compensation costs.

Purification and Filtration (11.4% and 11.7% of consolidated sales for the three and nine months ended September 30, 2024)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net sales (millions)	$238	$242	$721	$721
Increase/(decrease)
Organic	(0.3)%	1.4%	1.7%	(3.8)%
Other	(1.1)	—	(0.9)	—
Currency impact	—	1.6	(0.7)	(1.0)
Total	(1.5)%	3.0%	0.1%	(4.8)%

Business segment operating income (millions)	$20	$48	$78	$134
Percent change	(58.3)%	33.3%	(41.8)%	(13.5)%
Percent of sales	8.4%	19.8%	10.8%	18.6%
Third quarter 2024 results:
Sales in Purification and Filtration were down (1.5)%:
•Primarily driven by declines in drinking water filtration and membrane OEM product categories, partially offset by continued strength in bioprocessing filtration product category and added capacity coming online for industrial filtration product category.
•Other includes certain business in India retained by 3M in connection with the Spin-Off.
•Foreign currency translation impact to sales was flat.
Business segment operating income margin decreased due to a negative impact from costs to stand-up and operate our standalone structure after Spin-Off and sales mix.
First nine months 2024 results:
Sales in Purification and Filtration were up 0.1%:
•Primarily driven by higher volume growth in our bioprocessing filtration product category. This growth was partially offset by a decline in our industrial filtration and drinking water filtration product categories.
•Other includes certain health care businesses retained by 3M India in connection with the Spin-Off.
•Foreign currency translation negatively impacted growth by (0.7%).
Business segment operating income margin decreased due to the negative impact from costs to stand-up and operate our standalone structure after Spin-Off and sales mix.

Years ended December 31, 2023, 2022 and 2021
The following discusses total year results for 2023 compared to 2022 and 2022 compared to 2021 for each business segment.
MedSurg (56.5% of combined sales for the year ended December 31, 2023)

	2023	2022	2021
Sales (millions)	$4,632	$4,585	$4,632
Sales change analysis:
Organic sales	1.6%	2.7%	6.5%
Translation	(0.6)	(3.7)	1.5
Total sales change	1.0%	(1.0)%	8.0%

Business segment operating income (millions)	$1,107	$1,061	$1,226
Percent change	4.3%	(13.5)%	7.6%
Percent of sales	23.9%	23.1%	26.5%
Year 2023 results:
Sales in MedSurg were up 1.0 percent in U.S. dollars.
On an organic basis:
•Growth of 1.6% was driven by price partially offset by lower volume. Volume declines from our microfluidics and hand hygiene product lines, which benefited from higher sales during the pandemic, negatively impacted growth by 1.1%.
Business segment operating income margin increased when compared to the same period last year. The increase was driven by spending discipline and price partially offset by material inflation.
Year 2022 results:
Sales in MedSurg were down 1.0 percent in U.S. dollars.
On an organic basis:
•Growth of 2.7% benefited from a continued modest recovery in total surgical procedure volumes. Surgical procedure recovery to pre-pandemic levels continued to be impacted by hospital system challenges related to staffing, labor and budget constraints.
•Declines in our medical technology OEM, immobilization solutions and advanced skin care products negatively impacted growth by 0.2% as compared to the prior year.
Business segment operating income margin decreased year-on-year. Material, labor inflation, and lower productivity drove higher costs of product. Higher costs were partially offset by increased price and spending discipline.

Dental Solutions (16.2% of combined sales for the year ended December 31, 2023)

	2023	2022	2021
Sales (millions)	$1,329	$1,327	$1,396
Sales change analysis:
Organic sales	1.6%	(0.1)%	30.4%
Divestitures	(1.0)	—	—
Translation	(0.4)	(4.8)	2.6
Total sales change	0.2%	(4.9)%	33.0%

Business segment operating income (millions)	$442	$437	$482
Percent change	1.1%	(9.3)%	106.0%
Percent of sales	33.3%	32.9%	34.5%
Year 2023 results:
Sales in Dental Solutions were up 0.2 percent in U.S. dollars.
On an organic basis:
•Positive volume and price growth of 3.5% from dental products, partially offset by declines in traditional orthodontic products.
•Sales growth was negatively impacted by 1.1% due to the exit of Health Care operations in Russia.
Business segment operating income margin increased slightly when compared to the same period last year as price increases offset the cost of material inflation.
Year 2022 results:
Sales in Dental Solutions were down 4.9 percent in U.S. dollars.
On an organic basis:
•Growth was driven by a price increase of 3.9% as volumes declined due to COVID related shutdowns within China and distributor inventory rebalancing.
•Sales growth was negatively impacted by 2.4% due to the exit of Health Care operations in Russia.
Business segment operating income margin decreased year-on-year, driven by volume headwinds, material inflation and lower productivity due to labor shortages offsetting benefits from pricing, product sales mix, and spending discipline.

Health Information Systems (15.7% of combined sales for the year ended December 31, 2023)

	2023	2022	2021
Sales (millions)	$1,285	$1,227	$1,160
Sales change analysis:
Organic sales	4.7%	6.6%	7.9%
Translation	—	(0.8)	0.4
Total sales change	4.7%	5.8%	8.3%

Business segment operating income (millions)	$423	$359	$354
Percent change	17.8%	1.4%	18.0%
Percent of sales	32.9%	29.3%	30.5%
Year 2023 results:
Sales in Health Information Systems were up 4.7 percent in U.S. dollars.
On an organic sales basis:
•Sales growth was broadly driven across the portfolio, including revenue cycle management, performance management and clinician productivity solutions. Growth was driven by both new customers and product upgrades at existing customers.
•Sales growth was negatively impacted by delays to customers’ investments in IT which were driven by ongoing stress on hospital budgets.
Business segment operating income margin increased when compared to the same period last year driven by both price increases and lower spending, partially offset by wage inflation. Volume growth into higher margin products drove mix benefit.
Year 2022 results:
Sales in Health Information Systems were up 5.8 percent in U.S. dollars.
On an organic sales basis:
•Sales growth was driven by new customers in our hospital accounts, U.S. federal markets and sales of additional solutions, primarily outpatient and professional computer-assisted coding modules, to our existing customer accounts.
•Sales growth was negatively impacted by delays to customer’s investments in IT which were driven by pressure on hospital margins due to higher labor and supply chain costs.
Business segment operating income margin decreased year-on-year primarily due to focused investments which helped drive a pipeline of new product launches, partially offset by product mix benefits driven by product upgrades at existing customers.

Purification and Filtration (11.6% of combined sales for the year ended December 31, 2023)

	2023	2022	2021
Sales (millions)	$951	$991	$983
Sales change analysis:
Organic sales	(3.6)%	7.1%	10.7%
Translation	(0.4)	(6.3)	2.2
Total sales change	(4.0)%	0.8%	12.9%

Business segment operating income (millions)	$162	$177	$229
Percent change	(8.5)%	(22.7)%	8.0%
Percent of sales	17.0%	17.9%	23.3%
Year 2023 results:
Sales in Purification and Filtration were down 4.0 percent in U.S. dollars.
On an organic basis:
•Sales growth was primarily impacted by inventory rebalancing at our bioprocessing filtration customers, which reduced sales by 5.4%. This decline was partially offset by growth in our separation products.
Business segment operating income margin decreased due primarily to the negative impact of product mix from lower bioprocessing filtration sales.
Year 2022 results:
Sales in Purification and Filtration were up 0.8 percent in U.S. dollars.
On an organic basis:
•Sales increased in products focused within our priority market, bioprocessing filtration, by 7.9%; however, growth moderated as compared to the prior year.
•Sales of our membrane OEM products grew 18.6%, driven by strong growth in demand within several end markets including electronics, food & beverage, dialysis and recovering oxygenation.
Business segment operating income margin decreased compared to 2021. The decrease was driven by material inflation, raw material shortages and lower productivity driven by labor constraints.
PERFORMANCE BY GEOGRAPHIC AREA
While Solventum manages its businesses globally and believes its business segment results are the most relevant measure of performance, Solventum also utilizes geographic area data as a secondary performance measure. Sales are generally reported within the geographic area that originated the invoice to the Solventum customer. Additional geographic financial information related to Solventum’s operations when it operated as the Health Care Business of 3M is provided in Note 14 to the audited combined financial statements.
Refer to the “Overview” section for a summary of net sales by geographic area and business segment.

Geographic Area Supplemental Information

	Employees as of December 31,			Capital Spending			Property, Plant and Equipment - net as of December 31,
(Millions, except Employees)	2023	2022	2021	2023	2022	2021	2023	2022	2021
U.S.	10,906	9,850	10,003	$160	$144	$142	$770	$718	$702
International	11,101	10,248	10,012	130	107	135	687	601	604
Total Company	22,007	20,098	20,015	$290	$251	$277	$1,457	$1,319	$1,306
Employment:
Employment increased in 2023 when compared to 2022 and remained consistent in 2022 when compared to 2021. The above table includes the impact of acquisitions and other actions.
Capital Spending/Net Property, Plant and Equipment:
Investments in property, plant and equipment enable growth across many diverse markets, helping to meet product demand and increasing manufacturing efficiency. Solventum is increasing its investment in manufacturing and sourcing capability in order to more closely align its product capability with its sales in major geographic areas in order to best serve its customers throughout the world with proprietary, automated, efficient, safe and sustainable processes. Capital spending is discussed in more detail below in the section entitled “-Cash Flows from Investing Activities.”
FINANCIAL CONDITION AND LIQUIDITY
The strength and stability of Solventum’s operating model provides financial flexibility and enables the Company to invest through business cycles. Investing in the Health Care business to drive organic growth and operating margins and deliver strong cash flow remains a top priority for the business. The Company is also focused on accelerating growth through strategic acquisitions.
Historically, the Health Care Business has generated positive operating cash flows. A significant majority of such cash flows were transferred to 3M Company as part of 3M’s cash pooling arrangements, the effect of which is presented as net parent investment in our audited combined financial statements included elsewhere in this prospectus.
Following the Spin-Off, we ceased participation in 3M cash pooling arrangement and our cash and cash equivalents will be held and used solely for our own operations. Our capital structure, long-term commitments and sources of liquidity changed significantly from historical practices. For additional detail regarding changes to our capital structure, see section entitled “Description of Material Indebtedness” below. Our cash balance retained target on the date of Spin-Off was approximately $600 million, after net proceeds from the offering of the Old Notes were paid to 3M.
Debt and Credit Facilities
On February 16, 2024, the Company entered into a five-year $2.0 billion unsecured revolving credit facility expiring in 2029, an 18-month senior unsecured term loan facility of $500 million and a three-year senior unsecured term loan facility of $1.0 billion (collectively, the “Facilities”). In March 2024, the Company withdrew $1.48 billion under the Facilities. The funds from the Facilities were transferred to 3M as partial consideration for the Spin-Off.
On February 27, 2024, Solventum issued $6.9 billion of Senior Notes in preparation for the payment of partial consideration to 3M in connection with the Spin-Off.
In August 2024, the Company repaid $200 million of the outstanding principal amount from the 18-month senior unsecured term loan credit facility.

Commercial Paper
On March 4, 2024, the Company entered into a commercial paper program that allows it to issue up to an $2.0 billion aggregate principal amount of short-term notes to finance short-term liabilities. Any such issuance will mature within 364 days from date of issue. There was no commercial paper outstanding as of September 30, 2024 and December 31, 2023.
Cash Flows
Cash flows from operating, investing and financing activities are provided in the tables that follow. Individual amounts in the audited combined and unaudited combined and consolidated statements of cash flows exclude the effect of exchange rate impacts on cash and cash equivalents, which are presented separately in the cash flows. Thus, the amounts presented in the following operating, investing and financing activities tables reflect changes in balances from period to period adjusted for these effects.
Cash Flows from Operating Activities:

	Nine months ended September 30,
(Millions)	2024	2023
Cash Flows from Operating Activities
Net income	$448	$1,074
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	405	422
Postretirement benefit plan expense	30	31
Stock-based compensation expense	87	32
Gain on business divestitures	—	(56)
Deferred income taxes	(93)	(99)
Changes in assets and liabilities
Accounts receivable	14	(24)
Due from related parties	200	—
Inventories	(99)	(7)
Accounts payable	200	48
Due to related parties	(393)	—
All other operating activities	167	(53)
Net cash provided by operating activities	$966	$1,368
In the first nine months of 2024, cash flows provided by operating activities decreased compared to the first nine months of 2023 primarily due to lower net income, partially offset by payments from related parties. The benefit in accounts payable is largely offset by amounts due to related parties as the Company reimburses 3M for certain procurement activities managed through 3M's IT systems. In addition to this procurement activity, due to related parties also includes cash paid to 3M for operating transactions with Solventum entities prior to the Spin-Off and the net impact of payables and associated payments related to transition agreements with 3M.
Cash Flows from Investing Activities:

	Nine months ended September 30,
(Millions)	2024	2023
Cash Flows from Investing Activities
Purchases of property, plant and equipment	$(253)	$(202)
Proceeds from sale of business	—	60
Net cash used in investing activities	$(253)	$(142)

Purchases of property, plant and equipment increased in the first nine months of 2024 as compared to the first nine months of 2023. The increase is primarily driven by the timing of investment spend. The Company is focused on investments to support growth, renewal and maintenance programs, environmental health services, and relocating manufacturing operations currently co-located within 3M facilities.
Cash Flows from Financing Activities:

	Nine months ended September 30,
(Millions)	2024	2023
Cash Flows from Financing Activities
Repayment of debt	$(200)	$—
Net transfers to 3M	(8,247)	(1,248)
Proceeds from long-term debt, net of issuance costs	8,303	—
Other — net	8	2
Net cash provided by (used in) financing activities	$(136)	$(1,246)
Repayment of debt is related to the August 2024 repayment of $200 million outstanding principal from the 18-month senior unsecured term loan credit facility.
Proceeds from debt of $8.3 billion were related to the first quarter issuance of $6.9 billion in senior notes and $1.5 billion in senior term loan credit facilities. The proceeds from these financing transactions were transferred to 3M in connection with the Spin-Off transaction, other than the amounts retained in order to achieve the $600 million retained cash target.
Cash Flows from Operating Activities:

Years ended December 31, (Millions)	2023	2022	2021
Net income	$1,346	$1,343	$1,460
Depreciation and amortization	561	578	597
Postretirement benefit plan expense	41	64	74
Stock-based compensation expense	39	37	38
Gain on business divestitures	(56)	—	—
Deferred income taxes	(142)	(141)	(34)
Accounts receivable	(129)	(32)	(1)
Inventories	23	(82)	(136)
Accounts payable	105	25	68
Accrued expenses and other current liabilities	137	(101)	73
Other - net	(10)	(12)	63
Net cash provided by operating activities	$1,915	$1,679	$2,202
In 2023, cash flows provided by operating activities increased compared to 2022 primarily due to decreases in inventories, increases in accounts payable, and higher year over year accrued compensation, partially offset by increases in accounts receivables. The lower cash outflows from inventory is driven by supply chain stabilization.
In 2022, cash flows provided by operating activities decreased compared to 2021, with this decrease primarily due to lower net income and year over year changes in deferred income taxes, inventories and accrued expenses and other current liabilities. Net working capital, the combination of accounts receivable, inventories and accounts payable, decreased operating cash flow by $89 million in 2022, primarily driven by higher inventory as the Company’s business continued to recover from supply chain disruptions caused by the global pandemic.

Cash Flows from Investing Activities:

Years ended December 31, (Millions)	2023	2022	2021
Purchases of property, plant and equipment (“PP&E”)	$(290)	$(251)	$(277)
Proceeds from sale of businesses	60	—	—
Other - net	—	(2)	(1)
Net cash provided by (used in) investing activities	$(230)	$(253)	$(278)
Overall PP&E spending increased in 2023 as compared to 2022 as the Company continues to invest in growth, productivity and sustainability. Proceeds from sale of businesses include the sale of assets associated with the Company’s dental local anesthetic business.
Investments in property, plant and equipment enable growth across many diverse markets, helping to meet product demand and increasing manufacturing efficiency. Overall spending in PP&E decreased slightly from 2021 to 2022 as the Company reduced investments in response to slowing growth.
Solventum invests in renewal and maintenance programs, which pertain to cost reduction, cycle time, maintaining and renewing current capacity, eliminating pollution, and compliance. Costs related to maintenance, ordinary repairs, and certain other items are expensed. The Company also invests in growth, which adds to capacity, driven by new products, both through expansion of current facilities and new facilities. Finally, the Company also invests in other initiatives, such as information technology, laboratory facilities, and a continued focus on investments in sustainability.
Cash Flows from Financing Activities:

Years ended December 31, (Millions)	2023	2022	2021
Net transfers to 3M	$(1,553)	$(1,456)	$(1,947)
Other - net	1	(4)	(13)
Net cash used in financing activities	$(1,552)	$(1,460)	$(1,960)
Financing cash outflows increased in 2023 due to higher net transfers to 3M.
Financing cash outflows decreased in 2022 due to lower net transfers to 3M.
Material Cash Requirement from Known Contractual and Other Obligations:
Solventum’s material cash requirements from known contractual and other obligations primarily relate to following, for which information on both a short-term and long-term basis is provided in the indicated notes to the audited combined financial statements:
Tax obligations-Refer to Note 9 to the audited combined financial statements.
Commitments and contingencies-Refer to Note 11 to the audited combined financial statements.
Operating leases-Refer to Note 12 to the audited combined financial statements.
The Company purchases the majority of its materials and services as needed, with no unconditional commitments. In limited circumstances, in the normal course of business, the Company enters into unconditional purchase obligations with various vendors that may take the form of, for example, take or pay contracts in which the Company guarantees payment to ensure availability of certain materials or services or to ensure ongoing efforts on capital projects. The Company expects to receive underlying materials or services for these purchase obligations. To the extent the limited amount of these purchase obligations fluctuates, it largely trends with normal-course changes in regular operating activities. Additionally, contractual capital commitments represent a small part of the Company’s expected capital spending.

NEW ACCOUNTING PRONOUNCEMENTS
Information regarding new accounting pronouncements is included in Note 3 to the audited combined annual financial statements and Note 1 to the unaudited interim condensed consolidated and combined financial statements included elsewhere in this prospectus.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Foreign Currency Exchange Rate Risks
Solventum faces transactional exchange rate risk from transactions with customers in countries outside the United States and from intercompany transactions between affiliated entities. Foreign currency exchange rates and fluctuations in those rates may cause fluctuations in cash flows related to foreign denominated transactions. The Company is also exposed to the translation of foreign currency earnings to the U.S. dollar.
3M enters into foreign exchange forward contracts to hedge against the effect of exchange rate fluctuations on cash flows denominated in foreign currencies. While part of 3M, Solventum indirectly benefited from 3M’s hedging activities and was allocated a proportion of the realized gains or losses on these contracts. However, the benefits and costs realized from these contracts may not reflect the benefits and costs Solventum would have incurred as a standalone company for the periods presented.
Concentration of Credit Risk
Solventum’s sales are not materially dependent on any single customer. For the three and nine months ended September 30, 2024 and September 30, 2023, no one individual customer or group of affiliated customers represented more than 10 percent of the Company's total sales. At September 30, 2024 no customers represented more than 10 percent of the Company's total accounts receivable balance and at December 31, 2023, one customer accounted for approximately 10 percent of Solventum’s total accounts receivable balance. Credit risk associated with the Company’s accounts receivable is representative of the geographic, industry, and customer diversity associated with the global businesses.
Commodity Prices Risk
Solventum manages commodity price risks through negotiated supply contracts and price protection agreements. The Company does not participate in material commodity hedging activity.

BUSINESS
All amounts discussed in this section are in millions of U.S. dollars, unless otherwise indicated.
Overview
Solventum is a leading global healthcare company developing, manufacturing, and commercializing a broad portfolio of solutions that leverages deep material science, data science, and digital capabilities to address critical customer and patient needs. We constantly seek to enable the improvement of standards of care and move healthcare forward with innovation powered by insights, clinical intelligence, technology, and manufacturing expertise. Our 70+ year history of discovering and innovating advanced solutions has helped us solve our customers’ toughest challenges.
As of September 30, 2024, Solventum generated 57.2% of total revenues from the U.S. and 42.8% from international. We participate in what we believe are large, stable global markets that have favorable market drivers, including changing demographics, optimization of workflows to improve quality of care, increasing digital technology and data-driven care delivery, shifting care from the hospital to lower-cost care sites and increasing demand for personalized care.
We are organized into four operating business segments that are aligned with the markets we serve.
•MedSurg (56.0% of total sales as of September 30, 2024), formerly Medical Solutions, is a provider of solutions including advanced wound care, I.V. site management, sterilization assurance, temperature management, surgical supplies, stethoscopes, and medical electrodes. These solutions are designed to accelerate healing, prevent complications, and lower the total cost of care. Specifically, our advanced wound care solutions follow the patient from hospital to home and support them through the recovery process. We are a leader in the advanced wound care market based on the market share data presented in a BCC Research report (BCC Publishing, Markets for Advanced Wound Management Technologies, July 2023) and, based on internal estimates, our products currently treat more than 1.6 million hard-to-heal wounds annually. Additionally, our comprehensive range of surgical solutions are designed to mitigate a patient’s risk of infection or complications.
•Dental Solutions (15.8% of total sales as of September 30, 2024), formerly Oral Care Solutions, is a provider of a comprehensive suite of dental and orthodontic products including brackets, aligners, restorative cements, and bonding agents that span the “life of the tooth,” including products designed for preventative dental care, direct and indirect restoration, and broad orthodontic needs. We have a leading position in the dental and orthodontic bonding systems market based on published market share data from Key-Stone Network (Key-Stone Fast Track Clinical Report - Clinical Ranking, 2022), SDM Northcoast (SDM Dental Products Market Share Study, 2022) and Orthodontic Manufacturers Association (OMA Sales Survey by Association Research, Inc., 2022). Additionally, we estimate our 3M™ Filtek™ branded products have been used in over two billion dental restoration procedures worldwide over the last twenty years.
•Health Information Systems (15.7% of total sales as of September 30, 2024) provides healthcare systems with software solutions - including computer-assisted physician documentation, direct-to-bill and coding automation, classification methodologies, speech recognition, and data visualization platforms - that are designed to eliminate revenue cycle waste, create more time for patient care, and support value-based care. These solutions are designed to ensure accuracy of reimbursement and reduce the administrative burden that clinicians face. We have a leading market position in the U.S. for computer-assisted coding technology based on published market share data from Definitive HealthCare (Definitive Healthcare, HospitalView Database, Technology Search for “Computer Assisted Coding/NLP” technology, 2022) and, based on our internal estimates, more than 75% of U.S. hospitals currently use at least one of our software solutions.
•Purification and Filtration (11.7% of total sales as of September 30, 2024), formerly Separation and Purification Sciences, is a provider of purification and filtration technologies including filters, purifiers, cartridges, and membranes. These solutions are designed to simplify purification processes, reduce debris and bioburden in fluids, and remove contaminants to enable the development and manufacturing of biopharmaceutical and medical technology treatments and provide cleaner water. Based on internal estimates, our membrane technology is currently used annually in more than 25 million life-saving dialysis treatments and approximately one million open heart surgeries are currently performed each year using oxygenators that are enabled by one of our membranes.
For a list of products, by business segment, that are regulated by the FDA as medical devices or pharmaceuticals, see the section below titled “Product Regulation.”
We believe Solventum is an integral part of the global healthcare ecosystem. Our solutions are relied on every day within the global healthcare industry, and we believe they contribute to higher-quality patient care, more efficient processes and workflows, and improved standards of safety and accuracy. Additionally, our products and services are present along a patient’s journey through prevention, diagnosis, treatment, and recovery.
Our business possesses strong customer relationships, a broad, wide-ranging, and well-known portfolio of brands, differentiated technology, and manufacturing expertise. We serve a diverse customer base, ranging from multidisciplinary hospitals and local clinics/practices to biopharmaceutical manufacturers. Our long-tenured and collaborative customer relationships globally give us unique insights into their needs and preferences. These insights inform our innovation processes, drive stronger customer retention, and create multiple avenues for further customer engagement.
We serve customers in over 90 countries with a global team of approximately 23,000 employees and an established global manufacturing network. In each of the last three years, we have generated over $8 billion of revenue and $1.7 billion of operating income. We believe Solventum will deliver growth at attractive margins with the mission of enabling better, smarter, safer healthcare to improve lives.
However, Solventum has a limited history of operating as an independent company, and our historical and pro forma financial information prior to the Spin-Off is not necessarily representative of the results that we would have achieved as a separate, publicly traded company for those periods and may not be a reliable indicator of our future results. Since the Spin-Off, Solventum has operated under its own brand and accordingly may be negatively impacted due to the loss of benefits conferred by 3M’s brand recognition and reputation.

OUR SEGMENTS
MedSurg
Our MedSurg segment delivers a broad range of innovative solutions, including advanced wound care and surgical supplies that are intended to accelerate healing, prevent complications, and lower the total cost of care globally. Our solutions draw upon the deep heritage of material science and the technologies we have developed over decades, including adhesives, biomaterials, films, nonwovens, and specialty materials.
Our products have helped treat wounds and are used daily by clinicians. We are a pioneer across multiple markets, and we believe our innovative products have set the standard of care for healthcare professionals. In our view, uptake of our products is supported by patient outcomes, improved ease of use, and streamlined clinician and patient experience. We also have specialized personnel who work with clinicians and hospital staff to provide technical support and education.
Our global solutions are offered through brands that we sell both direct and through distributors to hospitals for use in operating rooms, inpatient care units, and central sterilization, as well as the out-of-hospital setting, including ambulatory surgical centers, skilled nursing facilities, long-term care facilities, and patient homes.
Advanced Wound Care Solutions
We are one of the leading providers of advanced wound care solutions in the world based on the market share data presented in a BCC Research report (BCC Publishing, Markets for Advanced Wound Management Technologies, July 2023). Our solutions are intended to deliver predictable and improved patient outcomes, streamline clinician and patient experiences, and enable faster healing. Our broad range of solutions can be used across clinical applications, care settings, and clinician specialties. We are focused on accelerating wound healing, reducing postoperative infections and complications, and lowering the total cost of care through Negative Pressure Wound Therapy (“NPWT”), Advanced Wound Dressings (“AWD”), and Advanced Skin Care products.

Negative Pressure Wound Therapy (NPWT)	Advanced Wound Dressings (AWD)	Advanced Skin Care

3M™ V.A.C.®	3M™ Promogran Prisma™	3M™ CavilonTM
Negative Pressure Wound Therapy
While part of 3M, the Health Care Business was the first-to-market in the NPWT market, launching our first NPWT product over 25 years ago, and we believe we remain a leading supplier today. Our comprehensive suite of NPWT products are designed to treat and manage a variety of wound types and conditions, including chronic wounds like venous leg ulcers, diabetic foot ulcers and pressure ulcers as well as acute wounds such as traumatic wounds, dehisced surgical wounds, skin grafts, and burns, as well as managed closed surgical incisions. Our recognized brands are 3M™ V.A.C.®, 3M™ Veraflo™, 3M™ Prevena™, and 3M™ Abthera™ therapies, and these solutions include reusable and disposable therapy units, as well as therapy-specific dressings. With a focused commitment to help clinicians heal many types of wounds and reduce the cost of care, our NPWT solutions are backed by over 2,000 peer-reviewed publications. Our NPWT home care model streamlines the delivery of equipment and supplies directly to healthcare providers and patients, monitors therapy remotely, and collects reimbursement from payors.

3M™ V.A.C.®		3M™ Veraflo™	3M™ Prevena™	3M™ AbThera™

Traditional-NPWT		NPWT with Instillation	Single-Use NPWT	Open Abdomen NPWT

3M™ V.A.C.® Ulta	3M™ ActiV.A.C.™	3M™ Veraflo Cleanse Choice™ Dressing	3M™ Prevena Restor™ BellaForm™ Incision Management System	3M™ AbThera™ SensaT.R.A.C™ Open Abdomen Dressing

Therapy Unit (Acute)	Therapy Unit (Portable)

Integrated wound management systems designed for acute and ambulatory care that provide multiple distinct wound treatment options in a single device		3M™ Veraflo Cleanse Choice™ Dressing, in conjunction with 3M™ Veraflo™ Therapy, can be used to initiate hydromechanical removal of infections materials, non-viable tissue and debris	Portable and easy-to-use disposable therapy unit dressings designed for specific surgical procedures and wounds	3M™ AbThera™ Therapy is used for temporary abdominal closure, helping surgeons take control early when managing a challenging open abdomen, helping to achieve primary fascial closure
Our 3M™ V.A.C.® Therapy technology is designed to promote healing by delivering controlled and regulated negative pressure to the wound bed utilizing differentiated technologies such as 3M™ Granufoam™, which is an open-cell foam dressing that draws wound edges together, promotes granulation, and removes exudate. By removing contaminants and managing bioburden, 3M™ Veraflo™ Instillation Therapy is designed to add the instillation of fluids to NPWT to accelerate the healing of dirty or infected wounds. Our 3M™ Smart Instill™ technology is designed to automate multiple time-consuming therapy steps to optimize workflow efficiencies, which is increasingly important amid ongoing hospital staffing shortages.
We continue to innovate in the NPWT space, focusing on launching easy-to-use solutions and expanding clinical usage. 3M™ Prevena™ and 3M™ AbThera™ Therapies support closed incisions and temporary abdominal closures. These products help manage the environment of closed surgical incisions and are designed to remove fluid away from the surgical incision, which reduces post-operative infection risk and accelerates healing. 3M™ AbThera™ manages the open abdomen in traumatic and emergency surgical procedures.
Our 3M™ Prevena™ Therapy is the first and only disposable, powered negative pressure system with reticulated open-cell foam dressings specifically designed to manage closed surgical incisions. It is designed to help protect, manage, and optimize the healing environment of closed incisions to help reduce the incidence of postoperative complications beyond the operating room. A multicenter randomized control trial (“RCT”), sponsored by the Health Care Business, demonstrated that 3M™ Prevena™ Therapy reduced surgical site complication incidence by 4x and readmission by 3x vs. standard postop dressings. A cost-effectiveness study of the RCT, sponsored by the Health Care Business, found that 3M™ Prevena™ Therapy reduced the patient cost of care by 1.9x vs. postop dressings. 3M™ Prevena™ Therapy is utilized by surgeons to help manage closed incisions for at-

risk patients and procedures. In 2023, the FDA expanded the approved indications for 3M™ Prevena™ single-use therapy to include flaps, grafts, and open wounds.
Additionally, we have been a first mover in the integration of digital solutions in the NPWT space including our first-to-market 3M™ iOn PROGRESS™ Remote Therapy Monitoring module, which is designed to increase patient adherence and lower the total cost of wound care. Our digital service offers patient support resources and greater connectivity between patient and provider to support patient-managed care.
Advanced Wound Dressings
Our AWDs are designed to provide effective treatment of infection, management of chronic wound exudate, and delivery of therapeutic compression. We believe 3M™ Tegaderm™ exemplifies our material and skin science expertise and demonstrates our industry-leading capabilities with its versatility, ease of use, and performance.

Infection & Inflammation Management	Manage Exudate	Provide Compression

3M™ Promogran™ Collagen Dressing	3M™ Tegaderm™ Wound Dressings	3M™ Coban™ Compression Systems

3M™ Promogran™ Matrix Family is the only collagen dressing uniquely formulated with Oxidized Regenerated Cellulose.	Absorbent wound dressings that is designed to allow for wound and incision monitoring	Designed to be comfortable, consistent, and effective compression systems for venous leg ulcers and other conditions requiring compression
Advanced Skin Care
Our highly durable and ultra-thin skin protectants create a protective environment that is designed to help repel irritants and support healing.

3M™ Cavilon™ Advanced Skin Protectant	3M™ Cavilon™ No Sting Barrier Film	3M™ Cavilon™ Durable Barrier Cream

Revolutionary polymer-cyanoacrylate-based protectant that is designed to allow for superior performance and designed to prevent, stop and reverse the effects of incontinence-associated dermatitis
Versatile solution that is designed to guard skin from many skin problems including, medical adhesive-related skin injury, periwound skin damage, peristomal skin damage and incontinence-associated dermatitis
Provides patient comfort and is designed to moisturize as it protects skin. Designed to resist wash-off and require fewer applications than typical moisture barriers, saving time and effort
Infection Prevention and Surgical Solutions
We offer solutions that are intended to address patient and staff safety by reducing preventable infections and complications while improving the efficiency and effectiveness of care. Our product range includes I.V. site management, temperature management, sterilization assurance, and other surgical solutions, as well as medical tapes and wraps, medical electrodes and stethoscopes.
I.V. Site Management
Every intravenous (“I.V.”) site presents the potential for infection, dislodgment, skin damage, and other complications. These complications can potentially cause patient discomfort and pain, extended hospital stays, additional therapy, and surgical intervention - even increased patient mortality. Our material science expertise has enabled us to bring to market unique innovations that are designed to protect I.V. sites from insertion to removal. Our offerings include an array of products that are designed to improve patient outcomes through proper catheter securement, bacterial and viral barriers, and antimicrobial protection. We believe that our products have been relied upon by healthcare professionals for over 40 years and product range has transformed over time to offer comprehensive intra- and extraluminal protection for every line. Most recently, these innovations have focused on our 3M™ Tegaderm™ CHG antimicrobial product family, which is designed to reduce catheter-related bloodstream infections (“CRBSI”) and vascular catheter colonization.

3M™ Tegaderm™ CHG I.V. Dressings Family	3M™ PICC / CVC Securement Device with 3M™ Tegaderm™ I.V. Securement Dressings	3M™ Curos™ Disinfecting Caps

3M™ Tegaderm™ CHG I.V. Securement Dressing is intended to reduce vascular catheter colonization and CRBSI in patients with central venous or arterial catheters.	An engineered stabilization device plus antimicrobial (“CHG”) dressing designed to provide immediate and continuous antimicrobial protection for up to 7 days	Next-generation solution for needleless connector disinfection that utilizes 70% isopropyl alcohol to disinfect all critical surfaces of intraluminal access points.
Temperature Management
Our broad temperature management solutions are sold under the 3M™ Bair Hugger™ and 3M™ Ranger™ brands and are designed to help maintain normothermia before, during and after surgical procedures, to prevent hypothermia-related complications. We believe we are the therapy of choice; we estimate that our products are used in 9 out of 10 top hospitals in the U.S.

3M™ Bair Hugger™ Warming Blanket System	3M™ Bair Hugger™ Temperature Monitoring System

Range of blankets that are designed to facilitate maximum thermal transfer and hug the patient	A non-invasive, accurate core temperature monitoring system that continuously measures patient temperature with an affordable single-use sensor
Sterilization Assurance
Our solutions are designed to allow for rapid and complete sterilization assurance across steam, hydrogen peroxide, and ethylene oxide modalities. We believe that we, as the pioneer for rapid biological and multi-variable chemical indicators, are a global leader in sterilization assurance. We believe our comprehensive approach, advanced education, and excellence in technical support have provided standardized and simplified workflows and protocols to promote patient safety for over 70 years.

3M™ Attest™ Chemical and Biological Indicators	3M™ Attest™ Reader

Range of indicators and readers for biologics and chemicals	3M™ Attest™ Auto-readers enable results for both steam and vaporized hydrogen peroxide in one reader in just 24 minutes
Surgical Solutions
Our range of surgical solutions, including our antimicrobial incise drape, antiseptic skin preparation, and nasal decolonization products, are designed to help reduce the risk of surgical site infections through management of microbes and pathogens from the patient’s skin flora in the operating room. Our 3M™ Ioban™ Antimicrobial Incise Drape offers a combination of antiseptic impregnated adhesive, breathable film, and strong adhesion, which provides a sterile surface all the way to the wound edge. This solution provides continuous broad-spectrum antimicrobial activity throughout the surgical procedure while helping optimize the wound incision environment.

3M Ioban™ 2
3M Ioban™ 2
3M Ioban™ 2
3M Ioban™ 2
3M Ioban™ 2

3M™ Ioban™ Antimicrobial Incise Drape	3M™ Skin and Nasal Antiseptic

Drapes designed to help prevent surgical site infection	Skin and nasal antiseptic designed to help improve patient safety without alcohol or antibiotics
Medical Tapes and Wraps
Our products address important securement clinical needs and includes material innovations designed to help improve patient experiences and outcomes. Leveraging our expertise in adhesive technology and manufacturing, we invented gentle-to-skin adhesives in the 1960s and have stewarded the growth of category-defining brands such as 3M™ Micropore™ Surgical Tape and 3M™ Coban™ Self-Adherent Wraps. We continue to advance clinical practice, recommending a simplified line-up with what we believe are four best-in-class products and formats designed to help reduce the risk of unnecessary complications from skin damage, cross-contamination, or poor product selection. We believe our skin performance products have the securement power to be effective but with less damage to skin than similar products.

Self-Adhesive Securement	Multi-purpose Securement	High Strength Securement	Flexible Securement

3M™ Coban™ Self-Adherent Wrap	3M™ Micropore™ S Surgical Tape	3M™ Durapore™ Surgical Tape	3M™ Medipore™ H Soft Cloth Surgical Tape

A self-adherent wrap used to secure dressings and other devices, compress, or protect wound sites, immobilize injuries, and more	Multi-purpose surgical tape used in clinical applications such as blood draws, lightweight dressings, secondary securement of I.V. lines, and non-critical tubes	Silk-like cloth tape for clinical jobs such as securing catheters and tubes and patient positioning	Features a soft, conformable backing with bi-directional stretch, designed to accommodate swelling and movement, while minimizing the risk for skin injury
Additionally, our immobilization solutions include 3M™ Scotchcast™ branded tapes and splints. Our casting and splint solutions range in rigidity, strength, and stability to allow for comfortable, customized treatments for patients.
Medical Electrodes
Our medical electrodes solutions leverage our core strength in adhesive technology and a recognized brand known as 3M™ Red Dot™. As a pioneer of electrocardiogram (“ECG”) monitoring solutions for 49 years, our products are used for cardiac monitoring across acute (hospital) and out-of-hospital care settings. We offer products that are designed to do different ECG tests for clinicians, including products that can stay in place for up to five days with diaphoretic patient conditions and solutions for pediatrics and fragile skin. Through dedicated patient solutions, clinical support, and training, we help clinicians choose the appropriate electrode to maximize trace quality and reduce the risk of cross-contamination.

3M™ Red Dot™ ECG Monitoring Electrodes	3M™ Universal Electrosurgical Pads	3M™ Defib Pads

Multi-purpose ECG monitoring electrodes with adhesion for a variety of patients, designed to provide consistent and reliable trace quality and ease of use
The green safety ring and advanced electrosurgical pad technology with 9100 series was invented by us. These pads are designed to be smaller in size, making them easy to place, while still meeting thermal performance safety standards

The ready-to-use pads (electro-conductive gel supported by a porous non-woven fabric) are designed to be faster to apply than gels and creams in multiple cardiac arrest situations and their bright orange color makes them easy to see

Stethoscopes
Our solutions include 3M™ Littmann® branded traditional and digital stethoscopes. We believe our stethoscopes are seen as the industry standard for monitoring and assessing sounds and rhythms. We continue to innovate in this area by offering digitally enabled solutions such as the 3M™ Littmann® CORE Digital Stethoscope, our most advanced stethoscope yet, which is designed to provide up to 40x amplification, active noise cancellation, and in-app sound wave visualization.

3M™ Littmann® Monitoring Stethoscope	3M™ Littmann® CORE Digital Stethoscope

Compact and sensitive stethoscope manufactured with strong yet lightweight materials for clinicians	Digitally enabled stethoscope that pairs with the Eko app to see, record and share sounds
Medical Technologies OEM
We also have Medical Technologies OEM solutions that draw upon our deep heritage of adhesives and film technology to develop products including body worn adhesives, medical-grade adhesives, and transdermal components. Our product offering ranges from skin-friendly, long-wear adhesives to microfluidic films, products that get used in the construction of a variety of medical devices. A few examples incorporating our technologies include continuous glucose monitors, diabetic glucose test strips, and Covid-19 point of care diagnostic tests. Our technologies are designed to enable market-leading medical device manufacturers in many lifesaving applications.
Competitors
The advanced wound care market is highly competitive, particularly in the U.S. and Europe, with our principal competitors including Smith & Nephew, Medela, Mölnlycke, Coloplast, and Convatec. Our competitors look to provide comprehensive solutions across multiple care steps throughout debridement, advanced wound dressings, skin substitutes, and negative pressure technologies. It is a dynamic market, featuring ongoing commercialization of new wound care products, high levels of strategic mergers and acquisitions, and disruptive new entrants and emerging players specifically focused on cost-effective wound care solutions. Our advanced wound dressings and skincare customers typically purchase through bids and tenders. Competitors use distributors, direct contracts, and direct-to-patient channels in some regions and countries. We compete through product differentiation and, what we believe are, improved outcomes across different types of chronic wounds and acute incisions. Our ability to innovate and compete is driven by our technical capability in material science and skin science, supported with research, global reach, strong brand reputation, medical education, and manufacturing capability.
Our infection prevention and surgical supplies solutions are offered in highly competitive and fragmented end markets, especially in the U.S. and Europe. Our principal competitors in this segment include Becton Dickinson, Hartmann, ICU Medical, Medline, Cardinal Health, Fortive, Steris, MDF Instruments, BSN, Smith & Nephew, and Welch Allyn. Where companies offer services that support their products, their ability to successfully compete increases. Connection to patient portals, electronic medical records and software services all help to manage patient preparation and improve patient care pathways and outcomes. We see continued disruption in these markets, particularly with digital solutions as small start-up companies focus on tracking and analyzing, remote patient monitoring, and clinical decision support. Our customers purchase through bids and tenders and use channel distributors, direct contracts, and direct-to-patient channels in some regions and countries. We compete by leveraging our strong technical capability, research, and breadth and depth of product lines. By supporting best practices through medical education, we believe we create a compelling value proposition for our distributor and Group Purchasing Organization partners, which helps to offset a fiercely competitive pricing environment.
Dental Solutions
Our Dental Solutions segment provides a comprehensive array of dental and orthodontic products that span the life of the tooth, and are intended to address clinical needs in prevention, restoration, replacement, and malocclusion correction. We believe the combination of our material science innovation and our dental market domain knowledge allow us to improve the efficiency and quality of treatment delivery.

Our solutions are used by most dental offices. We are responsible for several category inventions within the dental market, including the introduction of the first-ever tooth-colored composites.
We maintain a meaningful focus on innovation, which is informed by a long history of interactions with customers, where we can gather insights and apply them to our strategic processes. This innovation is also supported by our strong engagement with academic institutions as well as our significant material science experience, which allows us to use our unique chemistry and technology expertise to simplify and standardize procedures. We have consistently ranked highly on The Anaheim Group’s Innovation Index, which highlights innovative companies in the dental industry, and have been named the top-ranked company in multiple years. Our scientific approach to product development and innovation is central to our solutions, and our business is supported by proprietary intellectual property. In 2022, we were recognized with a Heroes of Chemistry award from the American Chemical Society highlighting our scientific innovation.
Given our growing data science and digital capabilities, we believe we are well-positioned to take advantage of the movement toward digitization. We have launched solutions that combine our advanced material science expertise with data science and digital technologies to improve the workflows and processes associated with dental and orthodontic treatments. We are actively building our “custom smiles” solutions, which uses digital capabilities to enable our dental and orthodontic provider partners to deliver customized esthetic and restorative treatments to their patients.
Our solutions are designed to improve both the patient and practitioner experience, and offer differentiated value through our science, education, and service. We believe our brands, including 3M™ Filtek™, 3M™ Clinpro™, 3M™ Scotchbond™, and 3M™ Clarity™, are recognized in the global dental market. Our solutions serve both channel and end customers and include larger dental organizations, smaller practitioner groups, sole practitioner clinics and distributors.
Dental Products
We believe our dental products deliver reliable and optimized patient outcomes and include solutions that are designed to for preventative dental care, to simplify tooth replacement procedures and to enable efficient and high-quality restorations. We believe that integration of digital design and planning through our Oral Care Portal (“OCP”) streamlines the ease of use to create exceptional outcomes.
Our prevention products include the Townie Choice Award-winning products for fluoride treatments, sealants, and take-home maintenance solutions, such as toothpaste.

3M™ Vanish™ 5% Sodium Fluoride White Varnish	3M™ Clinpro™ Sealant	3M™ Clinpro™ 5000 1.1% Sodium Fluoride Anti Cavity Toothpaste

Optimized, clear varnish with an extended release of fluoride, calcium and phosphate, designed to stay in contact with teeth longer to provide protection
Offers smart color-change technology that goes on pink for easy-to-see application, and cures to a natural white. Has low viscosity to flow easily into pits and fissures and we believe is ideal for pediatric sealant applications
Prescription-strength 5000ppm fluoride toothpaste designed to strengthen enamel and help reverse white spot lesions

Our indirect restoration products includes brands such as Dental Advisor Award winning 3M™ RelyX™, 3M™ Imprint™ and 3M™ Protemp™ and we operate across categories such as milled restorations, impression-taking, temporization, and cementation.

3M™ RelyX™ Universal Resin Cement	3M™ Impregum™ Penta™ Polyether Impression Material	3M™ Protemp™ 4 Temporisation Material Refill

Eliminates the inconvenience of multiple resin cements, primers and adhesives, simplifying direct and indirect restorative workflows	Polyether impression material that is designed to provide superior initial hydrophilicity, allowing for accurate, void-free impressions even in moist conditions	Bis-acrylic composite designed for the fabrication of reliably strong temporaries with attractive aesthetics
Our direct restoration products are used throughout the restorative procedure and are intended to enable efficient and high-quality restorations. These products are available under well-known brand names such as 3M™ Filtek™, 3M™ Scotchbond™, 3M™ Elipar™, 3M™ Sof-Lex™, and others across categories such as adhesives, composites, and finish and polish.

3M™ Filtek™ Supreme Ultra Universal Restorative	3M™ Filtek™ Supreme Flowable Restorative	3M™ Scotchbond™ Universal Plus Adhesive

Versatile universal composite designed to blend aesthetics and strength for anterior and posterior restorations	A flowable composite featuring an innovative syringe design designed to virtually eliminate bubbles.	Radiopaque universal adhesive designed to minimize the risk of X-ray misdiagnosis and invasive overtreatment
Our digital dental offering integrates digital design and planning with the restorative procedure to provide a streamlined option for conservative composite treatment. Our newly launched 3M™ Filtek™ Matrix is a digitally designed, customized anterior matrix system that streamlines composite treatment. The solutions focus on the ease of use in creating exceptional, consistent, custom smile outcomes through the OCP.

3M™ Filtek™ Matrix

Digitally designed customized anterior matrix system that streamlines composite treatment and utilizes 3M™ Filtek™ restorative
Orthodontics Products
We offer orthodontic products to address malocclusions of all types. These solutions combine our historical strengths in material science with data science and digital technology to transform how orthodontists improve patient smiles. Our offerings range from traditional brackets to custom digital aligners and includes well-known brands such as 3M™ Clarity™, 3M™ Transbond™ and 3M™ APC™.

3M™ Clarity™ Advanced Ceramic Brackets	3M™ Transbond™ XT Light Cure Paste Adhesive	3M™ APC™ Flash-Free Adhesive Coated Appliance System

Designed to deliver aesthetics, predictable debonding with proprietary Stress Concentrator, and enhanced patient comfort with advanced design features	Bonds metal and ceramic brackets to tooth surfaces, thereby providing additional working time for accurate bracket placement
Adhesive Pre-Coated Brackets designed to improve hygiene as well as practice efficiency, and “flash-free” technology.
Eliminates the cumbersome process of flash (excess adhesive) removal on brackets that are individually sealed to prevent cross-contamination

We provide a variety of “custom smile” solutions that digitize several steps of dental and orthodontic treatments to broaden access to ease of use in creating customized smile solutions. Many of the steps to use our “custom smile” solutions are completed through our OCP, a web-based oral care treatment management system. The OCP is an easy-to-use, intuitive “one stop shop” digital treatment management interface. Clinicians can use OCP to deposit patient records, including X-rays, scans, and other data points that influence their custom smile treatment plans, interact with Solventum team members to engage in guided iterative treatment planning, track their patient cases, and check in on product delivery times. OCP is also integrated with multiple intraoral scanners, a practice management solution, and our own patient treatment tracking app. OCP is the center point for our customized offerings.

3M™ Clarity™ Aligners	3M™ Digital Bonding Tray	3M™ Oral Care Portal

Clear aligners that are used for custom esthetic treatment without the need for metal wires or braces	Digitally designed device that simultaneously bonds all brackets on one arch onto the patient’s teeth	Web-based digital platform designed to be the “one stop shop” and manage the oral care treatment process
Competitors
The dental market is highly competitive, with players ranging from very large broad-based multinational companies to localized or specialized suppliers and start-ups. Principal multinational competitors within the oral care market include Dentsply Sirona, Envista, Straumann, and Align Technology, all of which compete with both dental and orthodontic solutions, and Ivoclar, which competes with only dental solution offerings.
Key competitive factors include new product innovation/intellectual property, evidenced-based clinical outcomes, product quality and reliability, practitioner education and support, brand awareness and reputation, service, business/coverage model and price. In recent years, there have been significant acquisitions and new collaborations in the oral care market segment, especially in digital dentistry. These moves are indicative of a dynamic dental market, where new market entries in digital technologies, artificial intelligence and 3D printing are accelerating.
To remain competitive, we expect to need to continue innovating in dental and orthodontic materials, aligning our advanced materials with data science, enhancing our service and business/coverage models, partnering as needed to complement our materials offerings, and focusing on technology development, science, and healthcare practitioner education.
Health Information Systems
Our Health Information Systems segment delivers a broad array of innovative software solutions and services that are designed to eliminate revenue cycle waste, create more time to care, and support the shift to value-based care. Our solutions operate across multiple areas of the healthcare system and reflect our deep and diverse knowledge of different aspects of healthcare.
Since this business began more than 35 years ago, we have developed a rich and unique understanding of the healthcare data landscape. We believe we are now an integral part of the day-to-day operations of the healthcare industry and we will be a key company in solving many of its largest future challenges. Based on internal estimates, many health systems worldwide - including over 75% of U.S. hospitals - use at least one of our software solutions. This includes our AI-based clinical intelligence engine, which applies natural language processing (“NLP”) and natural language understanding (“NLU”) technology to significant amounts of structured and unstructured clinical documents each day. We have worked with federal government agencies, such as CMS to develop and update both public and proprietary algorithms, benchmarks, and classification systems. With many active industry and technology partners, including working with all the major electronic health record (“EHR”) companies, our solutions are present throughout the healthcare ecosystem.
Our solutions are typically delivered to our customers as an integrated workflow or set of workflows that involve both digital software-based solutions and related services. We utilize our strong direct customer relationships and frequent customer interactions to gain unique insights that are incorporated into our development pipeline. In addition to regular customer interactions, we also host customer forums and an annual client experience summit. We have dedicated adoption specialists that manage physician experiences, and we often deploy client success managers that are physically “embedded” with our customers following the sale of a solution to ensure that their experience using our solutions is successful. These efforts result in uniquely collaborative customer relationships that drive a more robust customer experience and provide us with useful insights to inform our operations. Our solutions are utilized by a variety of customers across inpatient, outpatient, and ambulatory settings as well as payers and government agencies. Our representative channel and end customers span a broad range and include large healthcare providers, regional health systems, payers, and other third-party healthcare information technology (“HCIT”) solution providers.
Revenue Cycle Management (“RCM”) Solutions
It has become increasingly important for hospitals, health systems and other providers to streamline their revenue cycle, automate coding and reduce burdens on clinical staff. Our RCM solutions are focused on eliminating unnecessary administrative inefficiencies in the health care reimbursement process and ensuring accurate and compliant reimbursement. We have worked with our clients and industry experts to develop solutions that improve the productivity of administrative and clinical staff with respect to the RCM workflow.

3M™ 360 Encompass™ System	3M™ 360 Encompass™ Professional System	3M™ 360 Encompass™ in the Cloud

A collection of applications that are designed to work together to help hospitals streamline administrative processes, receive accurate reimbursement, promote compliance, and make data informed decisions
	An encounter-based coding solution that classifies clinician services, including Evaluation and Management services, for accurate reimbursement	A solution that combines the power of the 3M™ 360 Encompass™ platform with the flexibility and efficiency of a cloud platform
The 3M™ 360 Encompass™ platform uses our unique capabilities in applying NLP to capture information and use it to automatically suggest the appropriate medical coding, classification, and documentation prior to the invoice being prepared. This system enables workflow visibility for coding, clinical documentation integrity (“CDI”) and quality teams so they can see each other’s notes, summaries, queries, follow-ups, and findings, all while the patient is in-house. It also allows customers to monitor and manage quality results in detail with many reporting options and to receive reports in real time from patient documentation on key quality indicators.
3M™ 360 Encompass™ is designed to decrease patient safety indicators and hospital acquired complications and increase both hospital net revenues and coder productivity. As an example of a successful customer implementation, a Level 1 trauma center located in the Midwestern U.S. implemented 3M™ 360 Encompass™ and recognized gains in efficiency, case mix index, and coding productivity.
Clinician Productivity Solutions
Our clinician productivity solutions are committed to reducing the administrative burden on clinicians in all settings so that physicians, other providers, and specialists can focus on delivering care rather than documenting it. Through speech recognition and AI technologies, we believe we can improve clinician documentation processes, deliver proactive clinical insights within the EHR workflow, and enhance back-end CDI and care management efficiencies.

Our solutions and services are designed to help clinicians more efficiently capture the complete and accurate patient story. Our 3M™ M*Modal solutions bring conversational AI and ambient intelligence directly into EHR workflows and are designed to help improve clinician and patient satisfaction, and drive quality and productivity. We also offer 3M™ M*Modal imaging solutions that are designed to deliver speech driven reporting, proactive clinical insights, productivity-enhancing tools, and AI-powered analytics. In addition to revenue cycle management, our CDI solutions and their computerized assistance capabilities are designed to enable more efficient and accurate documentation for physicians, creating additional time to provide patient care.

3M™ M*Modal Fluency Direct	3M™ M*Modal CDI Engage One™	3M™ M*Modal HCC Management

All-in-one speech-to-text software solution which enables physicians to conversationally create, review, edit, and sign clinical notes directly in the EHR
A solution which is designed to enhance the clinician workflow through delivering proactive clinical insights to help with complete and compliant patient documentation and reducing retrospective queries

A comprehensive, technology-driven solution which is designed to deliver proactive, real-time nudges to clinicians to ensure appropriate risk adjustment for value-based payment models, such as Medicare Advantage

The 3M™ M*Modal Fluency Direct solution leverages NLU technology for contextual understanding of the patient’s narrative and is designed to help improve documentation accuracy from the first word. With built-in computer-assisted physician documentation functionality, the technology continuously analyzes and monitors the clinical narrative. In real time, it nudges users for additional information or clarification and makes specific suggestions to improve the quality of care and clinical documentation. Its innovative features are designed to increase physician productivity.
3M™ M*Modal CDI Engage One™ operates across multiple areas of note-taking, including speech, templates, and typing. It identifies common documentation gaps and helps clarify documentation up front, as it is created. With proactive, real time AI “nudges,” physicians can capture complexity, acuity, and severity levels before saving notes in the EHR. This single workflow results in fewer errors being pushed downstream to CDI, fewer queries sent back to physicians, and improved CDI team productivity.
3M™ M*Modal HCC Management is a new, technology-driven solution that leverages AI to deliver frontline assistance to physicians so that risk adjustment opportunities are not missed while documenting patient encounters. Through a single-access web interface, 3M™ M*Modal HCC Management can help multiple stakeholders collaborate on the patient chart and monitor HCC coding. The solution is designed to help create complete, compliant documentation of chronic conditions and help identify diagnoses not yet captured on claims that would otherwise be missed.
Performance Management Solutions
The healthcare industry is shifting away from fee-for-service systems and toward value-based care systems. As this shift occurs, appropriate access to high quality, actionable data is paramount. Payers will need access to data that will help them improve quality and efficiency while reducing unnecessary care and improving outcomes, while organizations will need help reviewing terabytes of data to draw out actionable information that will help them identify and resolve issues faster. Our solutions and services help payers and provider organizations sort through data to find efficiencies and prioritize sustainable improvements.

3MSM Informed Analytics Platform	3M Grouper Methodologies	3M Value-based Methodologies

A business intelligence platform that is designed to enable health care organizations to effectively move toward value-based care through the ability to develop and quickly share actionable insights	Methodologies for defining health care payment, benchmarking, reporting, and analytics in countries around the world	Methodologies for advanced payment models, including longitudinal clinical risk models, bundles, and episodic care, designed to drive improved outcomes and lower costs
We believe we are the standard for innovative patient grouping and classification solutions, whether customers want to process claims for hospital reimbursement and reporting, edit patient records in real time, or leverage patient data for improved risk adjustment or risk stratification. Our new methodology, 3M™ Ambulatory Potentially Preventable Complications (“AM-PPCs”) software is the first comprehensive quality outcomes system for hospital outpatient departments or ambulatory surgery centers procedures. By addressing a comprehensive list of procedures and complications, AM-PPCs can provide a broad view, or a focused analysis as needed to pinpoint complication rates by procedure, facility or surgeon, and is thus designed to help the health system to improve patient safety and reduce costs.
Competitors
The health care software technology market in which we conduct our business, and the HCIT industry in general, is highly competitive and dynamic, characterized by the continual introduction of new products and technologies. Principal competitors include R1 RCM, Ensemble, Optum/Change, Google, Amazon (AWS), Microsoft (Nuance), Epic, Cerner, Athena, and a host of start-up technologies actively working to disrupt the areas of revenue cycle management and clinician productivity. In the U.S., the market for value-based care software solutions is highly fragmented and subject to continuous entry of new competitors. Today, we compete primarily with Optum, Cotiviti, Inovalon and Vizient, among others. The market is even more fragmented internationally. Outside the U.S., we compete primarily with local players in the respective country or region, some international players such as IQVIA, Cerner/Siemens, and Dedalus, and new market entrants.
The primary competitive factors we face include technological innovation and technical capability, price, breadth of solution line, consulting services capability, knowledge of health care industry trends, rules, and regulations, scale of operations, brand reputation, and customer service. In order to remain competitive in the future, we expect to be required to seek to continuously enhance our business. Our ability to compete will be affected by our ability to accomplish objectives, including the development of new products and innovative technologies; improving upon our existing offerings; delivering return on investment for our customers; improving efficiency and productivity of healthcare workers; staying up-to-date on regulatory changes, reimbursement guidelines and other healthcare best practices; developing and selling our products cost effectively; meeting all relevant quality standards for our products and their markets; and protecting the proprietary technology of our products and development processes.
Purification and Filtration
Our Purification and Filtration segment is a provider of purification and filtration solutions that are designed and marketed for use in the manufacturing processes of biopharma and medical technologies, such as cell and gene therapies, vaccines, and hemodialysis, as well as in the manufacturing of microelectronics, food and beverage products, and water filtration for commercial and residential applications. We are dedicated to advancing membrane science to enable life-saving treatments and cleaner water by leveraging our technical expertise in functionalizing membranes and deep expertise in process filtration.

Every year, we estimate that our products touch the lives of millions of people. Based on internal estimates, each year, approximately one million open heart surgeries are currently performed using oxygenators that are enabled by one of our membranes. The drinking water consumed by millions of households is purified by our treatment and filtration technologies, providing, by our estimation, over seven million units (cartridges) currently to households and commercial end users annually.
Our products are offered globally under a wide variety of well-known brands, including 3M™ Zeta Plus™, 3M™ Aqua-Pure™, 3M™ Liqui-Cel™, 3M™ PUREMA™, 3M™ OXYPHAN™ and 3M™ OXYPLUS™. We sell our products directly to biopharmaceutical manufacturers, medical technology companies, integrators of manufacturing plants and water treatment systems, and through a broad range of distributors.
Bioprocessing Filtration Solutions
Our bioprocessing filtration solutions include high-value purification products that enable the harvest, clarification, and sterile filtration of bioprocess fluids. Our filters are used by over 1,000 therapeutic developers and manufacturers and have a range of applications in both upstream and downstream processing across recombinant therapeutics, blood fractionation, vaccines, and gene therapies. Our products are designed to simplify purification processes and to provide predictable scaling from discovery to manufacturing, and to reduce production costs. The filters we sell are used to reduce cells, debris, and bioburden in process fluids during manufacturing of biologically derived therapeutics and vaccines. Additionally, our products are used to fractionate and purify medically important blood proteins and to remove contaminants in the production of viral vectors.
We believe we are at the forefront of high-impact, biopharma purification innovation: our products are transforming the manufacturing process for drug therapies. We benefit from direct exposure to ongoing trends, such as the increasing use of biopharma filtration technologies, the need for rapid innovation and lower-cost manufacturing, and the shift to cell and gene therapies. We also have a robust pipeline of innovative products focused on the harvest and clarification, sterile filtration, capture, polishing, and viral clearance phases of the purification process. For example, our launch of the 3M™ Emphaze™ AEX Hybrid Purifier brought hybrid chromatographic clarification solutions to the market. These products are used in the manufacturing of recombinant protein therapeutics and are intended to increase product recovery, improve product yields and lower the total cost of manufacturing.

3M™ Zeta Plus™ Encapsulated Filter Capsules	3M™ Harvest RC Chromatographic Clarifier	3M™ Polisher ST Product	3M™ Emphaze™ AEX Hybrid Purifier

A range of single-use depth filter capsules with a variety of media grades for clarification of biological and pharmaceutical fluid
Single-stage, single-use chromatographic clarification solution which is designed to remove cells, cell debris and DNA (<500 ppb) from the harvested cell culture fluid and result in high mAb product recovery (>90-95%)
		Single use multi-mechanism membrane adsorber which removes residual turbidity, DNA and HCP and is designed to provide robust virus clearance for improved downstream/polishing purification	A novel and innovative single-use solution for customers looking for robustness and consistency in their purification process
Our products are primarily sold directly to biopharmaceutical manufacturers and are used throughout the drug development and approval process, including early-stage development, through clinical trials, and commercial production. Given the highly regulated and specialized nature of the biopharma industry, product life cycles are long, and our expertise has helped us create strong customer loyalty in the growing bioprocessing filtration market.
Once our products are incorporated in the early stages of our customers’ drug development processes, it is difficult and costly for them to switch to competitive products.
In addition to our differentiated material science technology, our customers value our global footprint, which allows us the ability to provide customer support through our application engineers and to manufacture in proximity to our customers as our customers move their manufacturing operations across geographies.
Drinking Water Filtration Solutions
Our drinking water solutions include high-efficiency filtration products that are designed to provide cleaner, clearer, and great-tasting water for the commercial and residential markets. Our commercial water treatment and filtration products deliver filtered water for small and medium commercial facilities and food service facilities. These solutions reduce impurities in the water to provide establishments with Recipe Quality Water™ that helps to improve the overall customer experience while helping equipment run more efficiently. Our point of use residential drinking water filtration products can be installed under sinks, on tabletops, and in other formats for dedicated drinking and cooking water use and are designed to reduce chlorine taste and odor as well as lead, microbial cysts, and other contaminants. Whole house filtration products are designed to service an entire home and are designed to improve all incoming water, which helps to provide better quality drinking water while reducing sediment buildup and increasing the life of hot water heaters and appliances.
We continue to develop innovative products, including a new tankless reverse osmosis system to dispense purified water under our High Flux Reverse Osmosis (“RO”) residential water product series. This novel and compact RO system is designed for global regulatory compliance.

3M™ Aqua-Pure™ 900 Series Whole House Water Filtration Systems	3M™ ScaleGard™ HP Reverse Osmosis System	3M™ Dual Port 390 Series Water Filtration System

Residential whole house water filter systems designed to help improve all incoming water	High capacity commercial RO system designed for scale reduction and great tasting beverages	Designed to provide consistent quality water by reducing particulate, chloramines, chlorine taste and odor, and scale
Our branded and private label drinking water products are sold direct and through distribution to both commercial and residential customers. In addition to our differentiated material science technology and vertically integrated structure, we offer the ability to manage the complex regulatory landscape of the drinking water industry. We believe this is particularly valuable for our key global accounts, which require filtration products that provide consistent quality water and meet regulatory requirements across multiple countries.
Industrial Filtration Solutions
We believe we improve customers’ product and process quality, efficiency, and safety by providing a contamination control platform and a dissolved gas control platform with applications across the microelectronics, food and beverage and industrial manufacturing industries.

Our next generation 3M™ Liqui-Cel™ Membrane Contactor will be the first product in the market using our patented Asymmetric Dry Stretch Membrane Technology, which we believe will offer improved membrane manufacturing efficiencies in a more environmentally friendly (solvent-free) process relative to our solvent-based phase separation. This advanced technology is expected to enhance our position in membrane-based gas control technology.

3M™ Liqui-Cel™ Membrane Contactors	3M™ Betapure™ AU/AUL Series Filter Cartridges	3M™ Betafine™ XL Series Filter Cartridges

Gas transfer devices that utilize hollow fiber membrane technology and are designed to provide efficient dissolved gas control in a compact design	Cartridges with a controlled pore size filter matrix, which is designed to allow for absolute distinction between cartridge grades to provide accurate and consistent filtration	Filters that contain pleated, absolute-rated, polypropylene filter media, designed to provide excellent retention of particles at fast flow rates
Our products are sold to integrators and designers of manufacturing plants and water treatment systems. Following installation of manufacturing equipment, customers purchase replacement products for ongoing maintenance either direct or through distribution. We believe we offer high-performance solutions enabled by our differentiated filtration and purification technology. Additionally, our application engineers offer high-quality customer support in various geographies, which we view as a significant benefit.
Membrane OEM Solutions
We believe our membrane OEM solutions provide critical membrane media for medical and industrial customers, and drive performance and efficiency in devices such as dialyzers, oxygenators, blood filtration equipment, filter cartridges and I.V. filters. Our membrane media are used in dialyzers for treatment of end-state renal disease, in heart-lung oxygenators for open heart surgery and/or long-term lung assistance, and in therapeutic blood filtration and separation. Additionally, these products provide the foundational technology used across the segment’s other filtration solutions. For example, these membranes are the functional components of the 3M™ LifeASSURE™ and 3M™ Liqui-Cel™ product lines.

3M™ Membrana™ PUREMA™ Capillary Membrane	3M™ Membrana™ OXYPHAN™ Capillary Membrane	3M™ Membrana™ PLASMAPHAN™ Capillary Membrane	3M™ Membrana™ MicroPES™ Capillary Membrane

Membrane designed to combine enhanced clearance of small molecular weight uraemic toxins with stable clearance performance	Oxygenation membrane capillary with a highly branched, sponge-like pore structure designed to make it strongly resistant to entry of liquids and plasma breakthrough	Membrane that is produced through temperature-induced phase separation and is used in plasma separation	Membrane that is produced through solvent-induced phase separation and is used in plasma separation and IV-filtration

Our membrane products are primarily sold direct to medical technology companies. Given the specialized nature of the end products, our engineers work directly with our customers to develop customized solutions that meet their specifications. This direct working relationship creates loyalty with our customers as we collaborate throughout the sales cycle, which can take several years. As our products are used in highly invasive medical devices, the stringent regulations have driven increasing quality and performance requirements from our customers. We believe we differentiate ourselves from our competitors by offering highly functional customer-specific membrane solutions, enabling optimal performance of our customers’ devices and filters, and hence improving patient outcomes and filtration processes.
Competitors
The Purification and Filtration segment competes against a diverse spectrum of competitors. Established global filtration competitors such as Danaher, Merck KGaA, Sartorius, Pentair, Repligen, and Entegris compete on a variety of factors across product lines, including breadth of offering, product performance, customer service, product availability, distribution capabilities, innovation, name recognition and price. Our ability to compete with these larger, established filtration competitors lies in our ability to consistently bring disruptive technology, such as 3M™ Harvest RC, to the market. Regional competitors appear with frequency. Our ability to compete with these smaller, regional competitors lies in our quality products, full range of solutions, and global presence.
We sell into markets where a meaningful volume of sales are specified for a particular process, or, if not specified, require a customer to make a change without disrupting an effective, established process. In these end markets, we rely on our sales, key account, and customer-facing technical teams to identify and engage closely with the customer to solve specific challenges unique to the application. Where markets are less process-intensive, we rely on consistent refreshing of our product set to offer attractive products that have a technical edge over competitors’ products.
Research and Development Activities
Our R&D activities are focused on developing new solutions that are clinically supported and differentiated as well as improving on our marketed solutions to address evolving customer needs and enable better outcomes and access for patients. Our R&D capabilities include R&D organizations that operate within each of our business segments, as well as R&D capabilities spanning across our business segments.
Our business segment R&D organizations drive effective and agile new product commercialization. These organizations are responsible for the full product development life cycle, leveraging industry insights, domain-specific expertise in end-to-end product development, and a detailed understanding of customer applications and usability to innovate in both new and marketed products. Our product developers and engineers are embedded and regularly engaged with our customers, which creates alignment and generates valuable insights that are leveraged throughout the new product development process.
In addition to our segment R&D capabilities, our cross-segment capabilities include building new technology platforms and advancing existing platforms. We bring together skills and capabilities that are present across our organization, including (i) R&D expertise in materials science, life science, and analytical research, (ii) process technologies, (iii) data science, and (iv) cloud software development platforms and data security. We believe that collaboration across our organization further enhances our R&D capabilities by encouraging the sharing of best practices, enabling collaborative development and issue resolution, promoting synergies in development and manufacturing, and creating a broad culture of exploration.
Our R&D team includes research scientists, chemical engineers, data scientists, software engineers, application development engineers and product developers. They are supported by a team of accomplished clinicians from our medical affairs group. We partner with our medical affairs group to expand awareness of clinical studies regarding our solutions by increasing both the number of peer-reviewed publications and the visibility for existing publications that address our solutions.

We endeavor to drive disruptive innovation through our strategic investments in R&D. We conduct our R&D activities in both developed and developing markets and ensure our internal innovation efforts are informed by external partnerships with customers, universities, and government institutions.
Human Capital
We have a long-tenured and diverse talent base with significant work experience, technical qualifications, and healthcare industry expertise. Our employee base consists of approximately 23,000 employees, with approximately 40% having more than 10 years of tenure at 3M. We have approximately 11,000 employees in the U.S. and approximately 2,600 in Germany. Of our employees, approximately 6,000 are production employees working in plants across the globe. We have approximately 100 employees who are represented by a union in the U.S., all of whom are in one manufacturing facility and are covered by a three-year collective bargaining agreement that expired on October 31, 2024, but we have extended the term of the collective bargaining agreement until November 30, 2024, as we continue to negotiate with the union. Our relationship with employee-representative organizations outside the U.S. takes many forms, including in European Union countries where we engage with representative bodies for employees, such as employee forums, works councils and trade unions, in accordance with local law.
Our employees are united in our mission to provide better, smarter, safer healthcare to improve lives. Our culture highlights collaboration and teamwork, along with a focus on patient safety, quality, and integrity.
The ability to recruit, retain, develop, protect, and fairly compensate our global workforce will be a key driver of our success. Our key human capital priorities are designed to support those efforts, including those listed below.
•Health and Safety: Solventum is committed to the safety, health, and well-being of its employees. We continuously evaluate opportunities to raise safety and health standards, visiting sites to identify and manage environmental health and safety risks; evaluating compliance with regulatory requirements and company policies; and maintaining a global security operation for the protection of facilities and people on our sites. We also promote a culture of health and well-being through disease prevention programs, on-site clinical services, employee assistance programs, and comprehensive healthcare benefits.
•Development and Pipeline: We have a robust, continuous talent review process focused on succession planning and key talent development. We deploy functional and leadership development opportunities and support time to learn. In addition, we advance our talent pipeline by attracting competitive talent and accelerating leadership and key skill development. We are expanding our external talent pools and leveraging university and professional organizations to identify talent with critical skills.
•Diversity, Equity, and Inclusion: A diverse, global workforce and inclusive culture that provides fair and equitable opportunities will help us remain competitive, advance our innovation culture, and serve customers. We focus on attracting and advancing top talent and are committed to advancing global diversity in management across all dimensions. We have multiple Employee Resource Networks that support our business goals and our local communities. These groups increase engagement around select affinity groups, with many employees leading and participating in global programs through these networks. We are focused on advancing representation through hiring and development.
•Compensation and Benefits: Our total compensation for employees includes a variety of components that support sustainable employment and the ability to build a strong financial future, including competitive market-based pay and comprehensive benefits. In addition, we have a professional and flexible work environment that promotes innovation and well-being and rewards performance.
Sales and Marketing
We have an extensive global commercial footprint with sales in over 90 countries. To serve our diverse customer base across our prioritized geographies, we take a multi-model commercial approach, including direct-to-customer, distribution, key account management, inside sales, and e-commerce. In these geographies, we augment our commercial model with both marketing and service support. Key marketing activities include brand management, insights, price management, digital marketing, and integrated marketing communications. As our customers increasingly leverage both traditional and digital media in their path to purchase, we continue to optimize our own omnichannel execution to ensure the best customer experience possible. Our service support teams include clinical specialists (licensed nurses or technicians), medical liaisons (clinical professionals such as surgeons and dentists), and application engineers (technical subject matter experts). These teams provide high-quality customer support serving as the clinical and/or technical expert for the customer.
To expand our market coverage into emerging geographies in the LATAM, EMEA, and Asia regions, we employ an export commercial model and leverage local partners to market and sell our products. Our local third-party partners facilitate regulatory and cross-border import compliance and distribute directly to the customer. Our export commercial team provides technical, clinical, and marketing support both directly to our customers as well as to our third-party partners, to help increase customer satisfaction and support our ability to grow our global presence.
Global Supply Chain and Sourcing
Our sourcing, production, and distribution network is managed globally. We believe we have advanced manufacturing and assembly production capabilities across our global manufacturing network. Our manufacturing is supported by a global distribution network.
Our distribution network is strategically designed as a “hub and spoke” model. This approach optimizes route planning and increases the speed of deliveries to our customers in all regions. In addition, our distribution network footprint meets the needs of our customers in a cost-effective model.
Our supply chain resiliency program consisting of regional sources of supply, dual-source manufacturing capabilities and vertically integrated operations presents a competitive advantage by providing a reliable supply of products to our customers.
Intellectual Property
Development and protection of our proprietary technologies through IP rights is a strategic priority for our business. To protect our proprietary technologies, Solventum relies on a combination of patent, design, utility model, trademark, copyright, and trade secret protections as well as regulatory exclusivity periods and confidentiality agreements. Our IP team collaborates with our R&D and product teams to develop product line focused IP strategies and secure IP rights as appropriate. We continue our practice of generally filing patent applications in the U.S. and foreign countries that have strong technology patent protections. We also continue to license from third parties IP that complements our internal R&D efforts and product offerings. While, in aggregate, our patents and other IP are vital to our operations, we do not consider any single IP asset or group of assets to be of material importance to any segment or to the business as a whole; rather, we believe understanding our customers’ needs, technology expertise, and manufacturing know-how are critical for our business.

The following chart illustrates the Solventum patent assets by jurisdiction as of November 11, 2024. Patent assets exist in approximately 30 jurisdictions. The three jurisdictions with the largest patent portfolios are the U.S., European Union, and Germany.
As of November 11, 2024, approximately 78% of Solventum’s patent portfolio consisted of issued patents; the remainder consisted of pending patent applications.
Of Solventum’s issued patents and pending patent applications, approximately 14% expire between 2024 and 2028, approximately 35% expire between 2029 and 2033, approximately 32% expire between 2034 and 2038 and approximately 19% expire after 2038.
The below chart illustrates the Solventum patent assets by segment as of November 11, 2024.

MedSurg Segment
The below table provides a summary of our patent assets within our MedSurg segment as of November 11, 2024.

Portfolio	Proportion (and Number) of Patent Assets within Segment in Portfolio	Jurisdiction	Proportion (and Number) of Patent Assets in Portfolio by Jurisdiction	Proportion (and Number) of Patent Assets by Expiration Date Category and Jurisdiction(1)	Proportion (and Number) of Patent Assets by Form of Patent and Jurisdiction
Wound Care	73% (4,187)	US	28% (1,157)	2024 - 2028: 12% (104) 2029 - 2033: 45% (398) 2034 - 2038: 29% (257) After 2038: 14% (126)	Issued: 73% (850) Pending: 27% (307)
		EU/EP	19% (798)	2024 - 2028: 7% (44) 2029 - 2033: 39% (250) 2034 - 2038: 33% (213) After 2038: 21% (140)	Issued: 77% (611) Pending: 23% (187)
		China	6% (278)	2024 - 2028: 13% (28) 2029 - 2033: 54% (116) 2034 - 2038: 23% (51) After 2038: 10% (21)	Issued: 73% (202) Pending: 27% (76)

Portfolio	Proportion (and Number) of Patent Assets within Segment in Portfolio	Jurisdiction	Proportion (and Number) of Patent Assets in Portfolio by Jurisdiction	Proportion (and Number) of Patent Assets by Expiration Date Category and Jurisdiction(1)	Proportion (and Number) of Patent Assets by Form of Patent and Jurisdiction
		Others	47% (1,954)	2024 - 2028: 14% (256) 2029 - 2033: 48% (890) 2034 - 2038: 26% (493) After 2038: 12% (230)	Issued: 92% (1,796) Pending: 8% (158)
Infection Prevention Solutions, Surgical Solutions, and Medical Technologies OEM	27% (1,544)	US	31% (472)	2024 - 2028: 19% (71) 2029 - 2033: 27% (98) 2034 - 2038: 30% (109) After 2038: 24% (90)	Issued: 62% (295) Pending: 38% (177)
		EU/EP	18% (286)	2024 - 2028: 4% (10) 2029 - 2033: 23% (53) 2034 - 2038: 31% (73) After 2038: 41% (96)	Issued: 64% (184) Pending: 36% (102)
		China	18% (277)	2024 - 2028: 21% (45) 2029 - 2033: 27% (60) 2034 - 2038: 25% (55) After 2038: 27% (59)	Issued: 67% (185) Pending: 33% (92)
		Others	33% (509)	2024 - 2028: 18% (83) 2029 - 2033: 31% (146) 2034 - 2038: 32% (150) After 2038: 19% (92)	Issued: 76% (389) Pending: 24% (120)
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(1)The expiration date data is provided only for issued patents and pending applications and does not include authorized but unfiled patent applications.

Dental Solutions Segment
The below table provides a summary of our patent assets within our Dental Solutions segment as of November 11, 2024.

Portfolio	Proportion (and Number) of Patent Assets within Segment in Portfolio	Jurisdiction	Proportion (and Number) of Patent Assets in Portfolio by Jurisdiction	Proportion (and Number) of Patent Assets by Expiration Date Category and Jurisdiction(1)	Proportion (and Number) of Patent Assets by Form of Patent and Jurisdiction
Dental Products	80% (1,989)	US	25% (501)	2024 - 2028: 22% (93) 2029 - 2033: 28% (121) 2034 - 2038: 33% (140) After 2038: 17% (74)	Issued: 77% (386) Pending: 23% (115)
		EU/EP	26% (504)	2024 - 2028: 6% (29) 2029 - 2033: 20% (91) 2034 - 2038: 47% (209) After 2038: 27% (119)	Issued: 79% (396) Pending: 21% (108)
		Germany	12% (235)	2024 - 2028: 13% (31) 2029 - 2033: 29% (69) 2034 - 2038: 46% (108) After 2038: 12% (27)	Issued: 98% (231) Pending: 2% (4)
		Japan	10% (204)	2024 - 2028: 10% (16) 2029 - 2033: 18% (30) 2034 - 2038: 49% (82) After 2038: 23% (39)	Issued: 67% (136) Pending: 33% (68)
		Others	27% (545)	2024 - 2028: 15% (75) 2029 - 2033: 23% (117) 2034 - 2038: 39% (201) After 2038: 23% (116)	Issued: 80% (435) Pending: 20% (110)

Portfolio	Proportion (and Number) of Patent Assets within Segment in Portfolio	Jurisdiction	Proportion (and Number) of Patent Assets in Portfolio by Jurisdiction	Proportion (and Number) of Patent Assets by Expiration Date Category and Jurisdiction(1)	Proportion (and Number) of Patent Assets by Form of Patent and Jurisdiction
Orthodontic Products	20% (481)	US	29% (141)	2024 - 2028: 23% (25) 2029 - 2033: 16% (17) 2034 - 2038: 28% (30) After 2038: 33% (35)	Issued: 67% (95) Pending: 33% (46)
		EU/EP	21% (103)	2024 - 2028: 9% (7) 2029 - 2033: 13% (10) 2034 - 2038: 35% (27) After 2038: 43% (33)	Issued: 52% (54) Pending: 48% (49)
		Germany	11% (53)	2024 - 2028: 15% (8) 2029 - 2033: 19% (10) 2034 - 2038: 40% (21) After 2038: 26% (14)	Issued: 96% (51) Pending: 4% (2)
		Japan	14% (69)	2024 - 2028: 7% (4) 2029 - 2033: 15% (8) 2034 - 2038: 39% (21) After 2038: 39% (21)	Issued: 57% (39) Pending: 43% (30)
		Others	25% (115)	2024 - 2028: 19% (20) 2029 - 2033: 4% (4) 2034 - 2038: 38% (39) After 2038: 39% (40)	Issued: 66% (76) Pending: 34% (39)
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(1)The expiration date data is provided only for issued patents and pending applications and does not include authorized but unfiled patent applications.

Health Information Systems Segment
The below table provides a summary of our patent assets within our Health Information Systems segment as of November 11, 2024.

Portfolio	Jurisdiction	Proportion (and Number) of Patent Assets in Portfolio by Jurisdiction	Proportion (and Number) of Patent Assets by Expiration Date Category and Jurisdiction(1)	Proportion (and Number) of Patent Assets by Form of Patent and Jurisdiction
Health Information Systems (193)	US	56% (107)	2024 - 2028: 27% (26) 2029 - 2033: 40% (38) 2034 - 2038: 28% (27) After 2038: 5% (5)	Issued: 80% (86) Pending: 20% (21)
	EU/EP	10% (20)	2024 - 2028: 14% (2) 2029 - 2033: 29% (4) 2034 - 2038: 21% (3) After 2038: 36% (5)	Issued: 45% (9) Pending: 55% (11)
	Others	34% (66)	2024 - 2028: 18% (11) 2029 - 2033: 42% (26) 2034 - 2038: 30% (19) After 2038: 10% (6)	Issued: 82% (54) Pending: 18% (12)
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(1)The expiration date data is provided only for issued patents and pending applications and does not include authorized but unfiled patent applications.

Purification and Filtration Segment
The below table provides a summary of our patent assets within our Purification and Filtration segment as of November 11, 2024.

Portfolio	Proportion (and Number) of Patent Assets within Segment in Portfolio	Jurisdiction	Proportion (and Number) of Patent Assets in Portfolio by Jurisdiction	Proportion (and Number) of Patent Assets by Expiration Date Category and Jurisdiction(1)	Proportion (and Number) of Patent Assets by Form of Patent and Jurisdiction
Bioprocessing Filtration, Industrial Filtration, Medical Filtration, Industrial Membrane Filtration	70% (559)	US	27% (151)	2024 - 2028: 18% (22) 2029 - 2033: 43% (53) 2034 - 2038: 24% (29) After 2038: 15% (18)	Issued: 71% (107) Pending: 29% (44)
		EU/EP	15% (84)	2024 - 2028: 15% (10) 2029 - 2033: 44% (29) 2034 - 2038: 24% (16) After 2038: 17% (11)	Issued: 67% (56) Pending: 33% (28)
		China	17% (93)	2024 - 2028: 15% (11) 2029 - 2033: 38% (29) 2034 - 2038: 28% (21) After 2038: 19% (14)	Issued: 74% (69) Pending: 26% (24)
		Others	41% (231)	2024 - 2028: 28% (59) 2029 - 2033: 42% (91) 2034 - 2038: 22% (47) After 2038: 8% (17)	Issued: 83% (191) Pending: 17% (40)

Portfolio	Proportion (and Number) of Patent Assets within Segment in Portfolio	Jurisdiction	Proportion (and Number) of Patent Assets in Portfolio by Jurisdiction	Proportion (and Number) of Patent Assets by Expiration Date Category and Jurisdiction(1)	Proportion (and Number) of Patent Assets by Form of Patent and Jurisdiction
Water Filtration	30% (234)	US	26% (61)	2024 - 2028: 19% (10) 2029 - 2033: 35% (19) 2034 - 2038: 41% (22) After 2038: 5% (3)	Issued: 87% (53) Pending: 13% (8)
		EU/EP	11% (25)	2024 - 2028: 14% (3) 2029 - 2033: 29% (6) 2034 - 2038: 38% (8) After 2038: 19% (4)	Issued: 84% (21) Pending: 16% (4)
		China	33% (78)	2024 - 2028: 28% (20) 2029 - 2033: 36% (26) 2034 - 2038: 24% (17) After 2038: 12% (9)	Issued: 87% (68) Pending: 13% (10)
		Others	30% (70)	2024 - 2028: 14% (9) 2029 - 2033: 35% (23) 2034 - 2038: 46% (30) After 2038: 5% (3)	Issued: 90% (63) Pending: 10% (7)
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(1)The expiration date data is provided only for issued patents and pending applications and does not include authorized but unfiled patent applications.
General
Our Dental Solutions segment licenses rights to certain third party patents (other than 3M) relating to 3M™ Filtek™ Restoratives, 3M™ Clinpro™ Toothpaste, 3M™ Clinpro™ Tooth Crème, 3M™ Vanish™ NaFl Varnish, and 3M™ Clinpro™ NaFl Varnish. None of our other business segments license any material patents for any material product or product family from third parties (other than 3M).
We will continue to rely on confidentiality agreements with employees, contractors, consultants, and third parties to help protect our trade secrets, proprietary technology, and other confidential information. We will also continue to monitor development and commercialization activities of third parties so that our IP rights are not infringed upon. In addition, we will continue to assess the effectiveness of our IP protection efforts.
Solventum either owns or licenses from 3M all IP rights necessary to operate its business. Solventum and 3M have entered into an Intellectual Property Cross License Agreement with respect to the licensing of IP rights that are relevant to both businesses to ensure that both Solventum and 3M will have all IP rights necessary to operate their respective businesses following the Spin-Off.
Environmental, Health, and Safety Matters
We are subject to various laws, regulations, ordinances, customer requirements, and industry standards related to environment, health, and safety (“EHS”) matters. These include, but are not limited to, permitting, licensing, and authorization requirements, and regulatory obligations. These laws, regulations, ordinances, requirements and standards affect a significant portion of our activities globally across each of our segments and product lines and require compliance related to, among other things: (a) occupational health, safety, and well-being; (b) the protection of the environment; (c) emissions and discharges to air and water; (d) greenhouse gas management and climate change; (e) the use of natural resources; (f) the handling, use, storage, transportation, and disposal of toxic or hazardous materials, radioactive materials, and solid and hazardous wastes; and (g) the procurement and use of select materials and chemicals. EHS laws and regulations also vary widely by jurisdiction, may be established at supranational, international, national, state, and/or local levels, and are constantly evolving, often to become more stringent.
Compliance with EHS laws, regulations, customer requirements, and industry standards requires, among other things, that we maintain and operate our equipment safely; obtain and keep current environmental permits, radioactive material licenses, and radiation machine registrations; install pollution control technologies; and maintain certain records and submit specific reports. Failure to comply could lead to enforcement actions, such as the imposition of civil or criminal fines and penalties; the suspension or termination of our permits, licenses, authorizations, or operations; claims by third parties; remediation expenses or liabilities; or other sanctions.
Solventum also is subject to extensive and evolving regulations regarding the manufacturing, processing, distribution, importing, exporting, and labeling of its products and their raw materials. In the European Union, for instance, the Registration, Evaluation, Authorisation and Restriction of Chemicals (“REACH”) regulations came into effect in 2007, with implementation rolling out over time. Registered chemicals then can be subject to further evaluation and potential restrictions. Since the promulgation of REACH, other countries have enacted or are in the process of implementing similar comprehensive chemical regulations.
Some of Solventum’s products contain or are enabled by certain PFAS. Regulatory and legislative activities concerning PFAS are accelerating in the U.S., Europe and elsewhere. These regulatory activities include gathering of exposure and use information, risk assessment activities, and increasingly strict restrictions on various uses of PFAS in products and on PFAS in manufacturing emissions and in water, soil and air, in some cases moving towards setting non-detectable limits for certain PFAS compounds. Governments, including in the U.S., are also increasingly proposing changes to existing environmental regulations to specifically apply to PFAS. In February 2023, the European Chemicals Agency published a proposal under REACH, which has not yet been finalized, that aims to restrict the manufacture, placing on the market and use of PFAS, subject to certain exceptions.
Solventum’s operations are also subject to regulation under the federal Occupational Safety and Health Act (“OSHA”) and parallel state and local occupational health and safety standards, as well as occupational health and safety standards applicable to its operations in other jurisdictions. These standards establish certain employer responsibilities, including requirements to maintain a workplace free of recognized hazards likely to cause serious injury or death, certain medical and hygiene standards, licensing and permitting obligations and various recordkeeping, disclosure and procedural requirements. Solventum’s facilities and operations may be subject to periodic inspections by OSHA representatives and comparable authorities in other jurisdictions. Failure to comply with applicable occupational health and safety standards, even if no work-related serious injury or death occurs, could result in civil or criminal enforcement and substantial penalties, significant capital expenditures or suspension or limitation of Solventum’s operations.
In addition to REACH and OSHA, Solventum manufacturing facilities are also subject to additional environmental, health and safety statutes, regulations and permit requirements, including, but not limited to, applicable requirements under the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Seveso-III Directive (Directive 2012/18/EU), the European Machinery Directive (Directive 2006/42/EC), the EU Industrial Emissions Directive (Directive 2010/75/EU), and the European Pollutant Release and Transfer Register.
Properties
Following the Spin-Off, we license our facility located at 3M Center in Maplewood, Minnesota from 3M. Additionally, we own, lease or otherwise have rights to use a number of facilities, including administration, research and development, manufacturing, warehousing, distribution and other facilities.

The table below sets forth our principal properties following the Spin-Off.

Location	Principal segment(s)	Principal Use	Owned or Leased	Approximate Square Footage
Maplewood, Minnesota	All	Corporate Headquarters	Licensed from 3M	1,335,432*
Brookings, South Dakota	MedSurg	Manufacturing	Owned	604,000
Forest City, Iowa	MedSurg	Distribution	Owned	262,540
Columbia, Missouri	MedSurg	Manufacturing	Owned	380,000
Monrovia, California	Dental Solutions	Manufacturing	Owned	165,225
Irvine, California	Dental Solutions	Manufacturing	Owned	130,000
Flemington, New Jersey	MedSurg	Manufacturing	Owned	203,000
Eden Prairie, Minnesota	MedSurg	Manufacturing	Leased	110,789
Meriden, Connecticut	Purification and Filtration	Manufacturing	Owned	190,000
Stafford Springs, Connecticut	Purification and Filtration	Manufacturing	Owned	230,000
Morden, Canada	MedSurg	Manufacturing	Owned	104,276
Guadalupe (Monterrey), Mexico	Purification and Filtration	Manufacturing	Leased	165,263
Athlone, Ireland	MedSurg	Manufacturing	Leased	139,217
Kamen, Germany	MedSurg	Manufacturing	Owned	382,184
Seefeld, Germany	Dental Solutions	Manufacturing	Owned	592,000
Wuppertal, Germany	Purification and Filtration	Manufacturing	Owned	1,379,643
Wrocław, Poland	MedSurg	Manufacturing	Owned	333,143
Mazeres sur Saiat, France	Purification and Filtration	Manufacturing	Owned	107,639
Shanghai, China	MedSurg	Manufacturing	Owned facility; land is leased	171,601
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*This location is licensed from 3M. Figure represents square footage of the buildings primarily occupied by Solventum.
Legal Proceedings
Information on material pending legal proceedings is incorporated herein by reference to the information set forth in Note 11, “Commitments and Contingencies” to the audited combined financial statements included elsewhere in this prospectus.
Regulations
General
The regulations applicable to Solventum are promulgated and enforced by government bodies in individual countries and govern the methods and controls used for the design, manufacture, packaging labeling, storage, safety, sales and distribution, marketing clearance or approval, advertising and promotion, sterilization, installation, servicing, performance and effectiveness of the products Solventum sells globally. These regulations apply to all facilities of Solventum’s business that conduct the foregoing activities, regardless of where the facilities are located. These regulations apply to the activities performed by most of Solventum’s employees, including but not limited to sales and marketing, research and development, regulatory affairs, quality assurance, medical affairs, and operations, both before and after a product is commercially distributed. These regulations differ by country and/or region and are dynamic.

Solventum commits a significant amount of resources to maintain compliance with these regulations. Compliance with these regulations requires Solventum to create systems, processes, and procedures that are aligned with the regulations in all markets Solventum serves. Compliance also requires Solventum to maintain knowledge of the current regulations that govern its activities. As these regulations change, Solventum must adapt its systems, processes, and procedures to comply with the new regulations.
Governing bodies monitor compliance, among other ways, by conducting regularly occurring and unexpected audits of Solventum’s facilities. These audits are conducted to determine if Solventum’s systems, processes, and procedures comply with the current regulations in the markets it serves. After each audit, the governing body typically provides a report of their findings. The report describes the observations made during the audit. Sometimes these observations describe minor non-compliance issues in Solventum’s systems, processes, and procedures. Often, these gaps require commensurate modifications but have no impact to Solventum’s ability to continue operations and commercialization of its products. In rare situations, the governing body may find significant or major non-compliance issues in Solventum’s systems, processes, and procedures. If a governing body concludes, through these audits or otherwise, that Solventum is not in compliance with applicable laws or regulations or that any of its products are defective, ineffective, or pose an unreasonable risk for patients, users, or others, the governing body may require Solventum to recall a product or products, retract promotional materials, and/or cease shipment of products, among other required actions; these requirements may remain in place until Solventum can demonstrate adequate compliance. Failure to demonstrate adequate modifications to Solventum’s systems, processes, and procedures and continued compliance or repeat findings may result in more significant enforcement actions, including but not limited to warning letters, revocation of product approvals and licenses, injunctions, product seizure, penalties and fines, consent decrees, and criminal prosecution, among other actions. These actions may have a negative impact on Solventum’s consolidated results of operations, financial condition or competitive position.
As discussed in more detail below under “Regulation of Medical Devices and Pharmaceutical Products,” to market its products internationally in compliance with applicable medical device and pharmaceutical regulations, Solventum must obtain approvals for products and product modifications. The regulations promulgated by the governing bodies also require Solventum to submit data to demonstrate that its products meet the safety and effectiveness requirements to support the intended uses described in its labeling. This data is reviewed by the governing bodies to determine if Solventum has provided the necessary and sufficient information to demonstrate the safety and effectiveness of its products for the intended use described in its labeling. In many cases, the governing bodies request additional information to make this determination. The additional information requested by the governing bodies sometimes requires Solventum to conduct new testing, delaying the approval and commercialization of the product. In rare instances, the governing body will disapprove the application, prohibiting Solventum’s ability to commercialize the product in that market. In these instances, Solventum may decide to cease commercialization efforts for the product in that (or those) market(s) or it may decide to modify the product or retest the products and resubmit the data to the governing bodies. Delays to product approvals or disapproval of Solventum’s applications may have a negative impact on Solventum’s consolidated results of operations, financial condition or competitive position.
Failure to establish, follow or comply with any of the above requirements could have a negative impact on Solventum’s consolidated results of operations, financial condition or competitive position.
This global regulatory environment will likely continue to evolve, which could impact Solventum’s ability, or increase the time and cost, to obtain future approvals for its products. The process of obtaining regulatory clearances and/or approvals to market and sell Solventum’s products can be rigorous, costly and time-consuming and the clearances and/or approvals might not be granted timely or result in limitations on the indicated uses of products.
Regulation of Medical Devices and Pharmaceutical Products
The products Solventum develops, manufactures, and commercializes are regulated in most of the markets Solventum serves. Some of these products meet the definition of medical devices or pharmaceuticals and are regulated, as such, by various governmental bodies, globally. All products produced by the MedSurg and Dental Solutions segments, with very few exceptions, meet the definition of a medical device or pharmaceutical product. Accordingly, the development, manufacture, and commercialization of these products must comply with the regulations governing medical devices or pharmaceuticals in the markets we serve. Conversely, none of the products produced by the Health Information Systems and Purification and Filtration segments meet the definition of medical devices or pharmaceuticals. The product portfolio of each segment are dynamic and change with time, depending on the needs of the customers served. While the Health Information Systems and Purification and Filtration segments do not currently include medical devices or pharmaceutical products, this may change in the future.
The below table lists, by business segment, the products or product families named in this prospectus that are regulated by the FDA as medical devices or pharmaceuticals.
Determinations of the safety and efficacy of our products are solely within the authority of the FDA or other applicable regulatory authorities in jurisdictions outside the U.S.

MedSurg
3M™ Littmann® family of products
3M™ Tegaderm™ family of products
3M™ V.A.C.®, 3M™ Veraflo™ and 3M™ PREVENA™ family of products
3M™ AbThera™ Therapies
3M™ Attest™ solutions
3M™ Granufoam™
3M™ Cavilon™ No Sting Barrier Film
3M™ Prevena Restor™ BellaForm™ Incision Management System
3M™ Bair Hugger™ solutions
3M™ Littmann® stethoscopes
3M™ PREVENA™ Incision Management System
3M™ Scotchast™
3M™ Tegaderm™ I.V. dressings
3M™ V.A.C.® Therapy
Negative Pressure Wound Therapy (generally)
3M™ Cavilon™ family of products (excluding 3M™ Cavilon™ Durable Barrier Cream)
3M™ Promogran Prisma™
3M™ Smart Instill™
3M™ Veraflo™ Instillation Therapy
3M™ V.A.C.® Ulta Therapy Unit (Acute)
3M™ ActiV.A.C.™ Therapy System (Portable)
3M™ V.A.C.® Veraflo Cleanse Choice™ Dressing
3M™ Cavilon™ Durable Barrier Cream 3M™ Skin and Nasal Antiseptic

3M™ Dermatac™ Drape
3M™ Snap™ Therapy System
3M™ iOn PROGRESS™ Remote Therapy monitoring
3M™ Prevena™ Therapy
3M™ Prevena Restor™ ArthroForm™ Dressing
3M™ AbThera™ SensaT.R.A.C.™ Open Abdomen Dressing
3M™ Steri-Strip™ Elastic Skin Closures
3M™ Cavilon™ Advanced Skin Protectant
3M™ Coban™ Compression Systems
3M™ Tegaderm™ transparent film dressings
3M™ Tegaderm™ CHG antimicrobial product family
3M™ Tegaderm™ CHG I.V. Dressings Family
3M™ PICC / CVC Securement Device with 3M™ Tegaderm™ I.V. Securement Dressings
3M™ Curos™ Disinfecting Caps
3M™ Ranger™
3M™ Bair Hugger™ Warming Blanket System
3M™ Bair Hugger™ Temperature Monitoring System
3M™ Attest™ Chemical and Biological Indicators
3M™ Attest™ Reader
3M™ Ioban™ Antimicrobial Incise Drape
3M™ Red Dot™
3M™ Red Dot™ ECG Monitoring Electrodes
3M™ Universal Electrosurgical Pads
3M™ Defib Pads
3M™ Micropore™ Surgical Tape
3M™ Coban™ Self-Adherent Wraps
3M™ Durapore™ Surgical Tape
3M™ Medipore™ H Soft Cloth Surgical Tape
3M™ Littmann® Monitoring Stethoscope
3M™ Littmann® CORE Digital Stethoscope

Dental Solutions
3M™ Filtek™
Addent™
3M™ Clinpro™ family of products (excluding the 3M™ Clinpro™ products listed under “Products Regulated as Pharmaceuticals”)
3M™ Scotchbond™
3M™ Clarity™
3M™ Clarity™ Aligners
3M™ Clinpro™ Sealant
3M™ Digital Bonding System
3M™ Filtek™ Matrix
3M™ Transbond™ family of products
3M™ Clinpro™ Tooth Crème 3M™ Clinpro™ 5000 3M™ Clinpro™ Toothpaste

Health Information Systems	None	None
Purification and Filtration	None	None
Additionally, 3M™ Promogran™ Collagen Dressing and 3M™ Tegaderm™ CHG Chlorhexidine Gluconate IV Securement Dressing, which are products of the MedSurg segment, are regulated by the FDA’s Center for Device and Radiological Health as a combination product category.
U.S.
In the U.S., the Food, Drug, and Cosmetic Act authorizes the FDA to oversee and regulate the production, sale, and distribution of food, drugs, medical devices, and cosmetics.
Medical Devices
Solventum’s medical devices are regulated by the FDA’s Center for Devices and Radiological Health. The FDA classifies medical devices into one of three classes depending on the degree of risk associated with the medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness: Class I (Low Risk), Class II (Moderate Risk), and Class III (High Risk).
•Class I: Class I medical devices are those where the General Controls for Medical Devices are sufficient to provide a reasonable assurance of safety and effectiveness.
•Class II: Class II medical devices are where the General Controls for Medical Devices alone are insufficient to provide reasonable assurance of its safety and effectiveness and there is sufficient information to establish special controls, including the promulgation of performance standards, post-market surveillance, patient registries, development and dissemination of guidelines, recommendations, and other appropriate actions as the FDA Commissioner deems necessary to provide such assurance.
•Class III: Class III medical devices are intended to be used in supporting or sustaining human life or preventing impairment of human health, or that may present a potential unreasonable risk of illness or injury for which the General Controls for Medical Devices and special controls are insufficient to provide reasonable assurance of the safety and effectiveness of a device, or for which there is insufficient information to make such a determination. Class III devices typically require pre-market approval.

Most medical devices are cleared by FDA through the Pre-Market Notification, or 510(k), process. This process requires medical device manufacturers to demonstrate that their devices are as safe and effective as (i.e., substantially equivalent to) a legally marketed medical device. Pre-market notifications are required for most Class II and some Class I medical devices. Due to the level of risk associated with Class III devices, the FDA has determined that these devices require a Pre-market approval (a “PMA”). A PMA application is the most stringent type of marketing application required by the FDA. Typically, PMA submissions require the submission of human clinical trials to achieve FDA approval. Currently, none of the medical devices in Solventum’s portfolio of products are Class III medical devices in the U.S.
Pharmaceutical Products
Solventum’s pharmaceutical products are regulated by the FDA’s Center for Drug Evaluation and Research. Generally, drugs are brought to the market through the New Drug Application (“NDA”) process or an Over-the-Counter (“OTC”) Monograph. Solventum’s pharmaceutical products are brought to market through the NDA and OTC pathways.
The NDA process typically begins with the completion of extensive preclinical laboratory tests and preclinical animal studies, which may need to be performed in accordance with the Good Laboratory Practices regulations, followed by the submission to the FDA of an investigational new drug application which must become effective before human clinical trials may begin and must be updated annually.
Before each clinical study may be initiated, an independent Institutional Review Board or ethics committee representing each clinical site must approve such study. The clinical studies must be adequate, well-controlled and conducted in accordance with Good Clinical Practice (“GCP”) requirements.
After the completion of the clinical trials, an NDA is submitted to the FDA to demonstrate that a drug is safe and effective in its proposed use(s), the benefits of the drug outweigh the risks, the drug’s proposed labeling (package insert) is appropriate, and the methods used to manufacture the drug are adequate to preserve the drug’s identity, strength, quality, and purity. Following the completion of the clinical trials, the NDA process with the FDA generally involves the following:
•preparation of and submission to the FDA of an NDA;
•potential review of the product application by an FDA advisory committee, where appropriate and if applicable;
•a determination by the FDA within 60 days of its receipt of an NDA to file the application for review;
•satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities where the proposed product drug substance and drug product are produced to assess compliance with current cGMPs, and audits of selected clinical trial sites to ensure compliance with GCP; and
•FDA review and approval of an NDA prior to any commercial marketing or sale of the drug or biologic in the U.S.
An OTC drug monograph is a type of “recipe book” covering acceptable ingredients, doses, formulations, labeling, and, in some cases, testing parameters. OTC drug monographs are continually updated to add additional ingredients and labeling as needed. Products conforming to a monograph may be marketed without FDA pre-approval. Under the OTC monograph system, selected OTC drugs are generally recognized as safe and effective and do not require the submission and approval of an NDA. The FDA OTC monographs include well-known ingredients and specific requirements for permitted indications, required warnings and precautions, allowable combinations of ingredients and dosage levels. Pharmaceutical products marketed under the OTC monograph system must conform to specific quality, formula and labeling requirements. Facilities where OTC drugs are manufactured, tested, packaged, stored or distributed must comply with cGMP regulations and/or regulations promulgated by the FDA or other competent authorities. OTC monograph products that do not comply with these standards can be deemed unapproved new drugs and can be required to be withdrawn from the market. The Over-the-Counter Monograph

Safety, Innovation, and Reform Act, enacted in March 2020, is expected to introduce significant reform to the OTC monograph system, including by replacing the FDA’s existing rulemaking process with an administrative order process for issuing, revising and amending OTC monographs.
European Union
Medical Devices
All medical devices that are placed on the market or put into service in the European Union must meet the requirements of the Medical Device Regulation. Manufacturers must demonstrate compliance to the requirements of the Medical Device Regulation, prior to affixing the CE Mark on the products and commercializing in the European Union. A CE Mark is a symbol placed on a product that declares that the product is compliant with the essential requirements of applicable health, safety and environmental protection regulation. Compliance to the Medical Device Regulation requires a manufacturer to demonstrate that its products comply with minimum standards of performance, safety, and quality, through a conformity assessment procedure that depends on the product’s classification. The Medical Device Regulation describes four classes of medical devices: Class I (Lowest Risk), Class IIa, Class IIb, and Class III (Highest Risk). Classification is dependent on a variety of factors, including duration of use, whether the device is invasive or non-invasive, and whether the device is considered “active.” Notified bodies are responsible for ensuring that manufacturers comply with the requirements of the Medical Device Regulation. All medical devices in Solventum’s current portfolio are regulated as medical devices in the European Union.
Pharmaceutical Products
The European Medicines Agency is responsible for regulating pharmaceutical products in the European Union. The European Medicines Agency implements a system similar to the FDA’s Center for Drug Evaluation and Research and it is responsible for evaluating the quality, safety, and efficacy of drug products in the EU. If the European Medical Agency concludes that all requirements for efficacy, safety and quality are met, it issues a positive opinion that is forwarded to the European Commission and the European Commission makes the final decision on the granting of a marketing authorization.
China
The chief pharmaceutical product and medical device regulator in China is the National Medical Products Administration (“NMPA”), which enforces medical device and pharmaceutical product laws and regulations and standards and has the power to issue fines, seize products, withdraw or suspend an approval or a registration for serious non-compliances, and refer cases for criminal prosecution. These national laws and regulations are also supplemented by provincial and other local-level rules and enforcement policies.
Medical Devices
Locally manufactured medical devices gain market authorization through municipal authorities, while medical devices that are not manufactured in China are reviewed by the NMPA and must be accompanied by appropriate documentation showing that the device has been approved in its country of origin.
Medical devices are classified into three classes: Class I (Lowest Risk), Class II, and Class III (Highest Risk). Approved products are subject to post-market requirements for reporting adverse events and recalls, as well as regular risk assessments of devices and potentially re-evaluation reports of the safety and effectiveness of the device based on more significant safety signals.
In addition to product licenses, manufacturing and distribution facilities that handle Class II and III devices require licenses or notifications and must comply with Good Manufacturing Processes (“cGMP”) requirements and good supply practices. The NMPA regularly conducts inspections of manufacturing facilities in China (as part of a pre-market submission review, routine or for-cause inspections, or unannounced inspections) as well as periodic inspections of overseas manufacturers for compliance with China medical device cGMP requirements. The NMPA inspects distributors and user facilities and conducts annual national and provincial sampling inspections and testing to ensure compliance with labeling, licensing, mandatory standards, and other related requirements. In addition, the NMPA conducts regular and for-cause good clinical practice audits of clinical sites that provide data and clinical trial reports for product registration.
Pharmaceutical Products
Solventum’s pharmaceutical products are strictly regulated by the NMPA and various provincial, city, and county regulators. Some of Solventum’s pharmaceutical products require pre-market approval from the NMPA before they can be marketed in China, and those marketing applications must be supported by clinical data, which typically comes from a multi-phase study in China or by relying on clinical data generated abroad that meets the NMPA’s requirements.
Regulation on Advertising, Marketing, and Promotion
The advertising, marketing, and promotion of Solventum’s products must be truthful and non-misleading, consistent with applicable regulatory clearances and approvals, and supported by adequate and reasonable scientific data. Solventum typically is required to have a reasonable basis to support any factual marketing claims, and what constitutes a reasonable basis for substantiation can vary widely from market to market and from product to product.
With limited exceptions, Solventum may not market, promote, or sell regulated products prior to regulatory authority clearance or approval. Regulatory authorities, including the FDA, strictly regulate the indications for use and associated promotional safety and effectiveness claims that may be made about approved or cleared products. If regulatory authorities determine that Solventum has promoted or marketed a product for off-label use, including through external-facing materials, oral statements, or physician training, Solventum could be subject to fines, injunctions or other penalties.
In addition, the National Advertising Division (“NAD”) of the Better Business Bureau administers a self-regulatory program of the advertising industry to ensure truth and accuracy in national advertising. NAD monitors national advertising and entertains inquiries and challenges from competitors and consumers. Solventum may also be subject to various state consumer protection laws, including California’s Proposition 65, which requires a specific warning on any product that contains a substance listed by California as having been found to cause cancer or birth defects, unless the level of such substance in the product is below a safe harbor level.
Solventum must also comply with advertising, marketing, and promotion rules in all countries in which it markets its products. In the European Union, advertising of products is subject both to general consumer advertising requirements pursuant to the Unfair Commercial Practices Directive (Directive 2005/29/EC), which imposes a general prohibition on misleading and aggressive advertising, as well as more specific regulations in respect of various product classifications. For example, pursuant to Directive 2001/83/EC, advertisements of Solventum’s OTC products must, among other requirements, (1) make clear that the message is an advertisement and that the product is clearly identified as a medicinal product, (2) not refer to claims of recovery in improper, alarming or misleading terms and (3) not suggest that the effects of taking the medicine are guaranteed, are unaccompanied by adverse reactions or are better than, or equivalent to, those of another treatment or medicinal product.
In China, advertisements of OTC products must, among other requirements, include an “OTC” marking and must not contain difficult or confusing medical or pharmaceutical terms that could mislead the public about a product’s efficacy or safety.
A failure to comply with these regulations could expose Solventum to legal liability, such as enforcement actions, investigations by a governmental authority, civil fines or criminal actions, lawsuits brought by competitors or company whistleblowers, or other actions.
Data Privacy Laws
Solventum is also subject to extensive laws and regulations protecting the privacy, security, and integrity of personal information, including patient medical information, that it receives, including, among others, HIPAA, the CCPA, and similar U.S. state laws, the European Union’s General Data Protection Regulation (the “E.U. GDPR”),

the United Kingdom’s Data Protection Act 2018 (the “UK DPA”) and the General Data Protection Regulation (the “U.K. GDPR”), and China’s Personal Information Protection Law (“PIPL”), and Personal Data Cross Border Transfer Rule (“CBDT”). Federal health information privacy laws, such as HIPAA, and consumer protection laws impose requirements for the collection, use, storage, access, transfer and protection of health-related and other sensitive and personal information, and failure to comply may result, such as with respect to any CCPA violations, in civil penalties. The CCPA has been amended by the California Privacy Rights Act (“CPRA”), which came into effect, in most material respects, on January 1, 2023. The CPRA significantly modifies the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The E.U. GDPR and the U.K. GDPR and UK DPA, together with national legislation, regulations and guidelines of the E.U. Member States and the United Kingdom governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, analyze, store, transfer and otherwise process personal data, including health data and adverse event reporting. The E.U. GDPR contemplates fines for certain violations of up to four percent of global annual revenue or €20 million (or GBP 17.5 million under the U.K. GDPR), whichever is greater, and enforcement can include limits on data transfers to countries outside the E.U. or U.K. In China, Solventum is subject to PIPL, which applies to the secure processing of personal information of natural persons within China, and Solventum is also subject to CBDT for the processing of personal information outside China where the purpose is to provide products and services within China and the analysis or assessment of the activities of individuals within China. Consequences of non-compliance may include monetary fines of up to five percent of the previous year’s revenue, termination of data transfers and personal liability imposed on those directly responsible. Solventum is also subject to similar privacy and data protection frameworks in other developed and emerging markets. While Solventum utilizes industry standard processes, including the National Institute of Standards and Technology privacy framework and third-party management processes, to assess the potential impact of emerging laws and enforcement trends on its business and to mitigate potential impacts on its business, data privacy laws and regulations and their scope and enforcement are constantly evolving, and Solventum cannot predict what effect, if any, changes to these laws and regulations and Solventum’s compliance with them may have on its business.
Global Healthcare Compliance
The marketing, promotion, and sale of medical devices, drugs, and services is regulated by the U.S. Department of Health and Human Services and equivalent U.S. state and non-U.S. agencies responsible for reimbursement and regulation of the delivery of healthcare items and services. These include laws and regulations related to kickbacks, false claims, self-referrals, and healthcare fraud and abuse. Similar regulations are imposed at the state level, as well as in many global markets in which we do business.
The FCPA, the U.K. Bribery Act of 2010, and similar anti-corruption and anti-bribery laws in other jurisdictions generally prohibit companies from promising to pay money or anything of value to any foreign official for the purpose of obtaining or retaining business. These laws apply to many of Solventum’s customer interactions, as healthcare professionals in other countries are or are often considered government officials, and in some cases lay out specific requirements of how to comply or demonstrate compliance with the legal requirements. Failure to comply with these laws may expose Solventum to monetary fines and penalties, criminal and civil enforcement actions and reputational damage.
Quality and Safety
The FDA and comparable authorities in other jurisdictions regulate the facilities and operational procedures that Solventum uses to manufacture its products. Solventum is required to register its facilities with these authorities. Solventum’s products are required to be manufactured in facilities that operate in accordance with cGMP. Compliance with cGMPs requires Solventum to establish and follow quality systems that are designed to ensure that its products consistently meet applicable requirements and specifications. The scope of cGMP includes, but is not limited to, production and process controls, document controls, acceptance activities, labeling and packing controls, handling, storage, distribution, and installation activities, among others. The FDA and comparable authorities in other jurisdictions periodically inspect Solventum’s manufacturing facilities for compliance with cGMP or similar manufacturing standards in the applicable country. Failure to comply with cGMPs could disrupt Solventum’s ability to manufacture or supply its products.

Solventum is also required to establish and follow quality systems to comply with certain post-market surveillance requirements, specifically those pertaining to adverse event reporting for medical devices and pharmaceuticals. For medical devices, Solventum is required to report deaths and serious injuries that a device may have caused or to which a device may have contributed. Solventum is also required to report certain device malfunctions. For pharmaceuticals, Solventum is required to report any undesirable event that is associated with the use of a drug or biological product in humans whether or not the events are considered to be product related. For both medical devices and pharmaceuticals, Solventum is required to establish and implement quality systems to comply with regulations pertaining to post-market surveillance.
In addition, many of Solventum’s products are subject to regulation by the Consumer Product Safety Commission (the “CPSC”) under the Consumer Product Safety Act and other laws enforced by the CPSC. These statutes and related regulations establish safety standards and bans for consumer products. The CPSC monitors compliance of consumer products under its jurisdiction through market surveillance and has the authority to conduct product safety inspections of establishments where consumer products are manufactured, held or transported. The CPSC can require the recall of noncompliant products or products containing a defect that creates a substantial risk of injury to the public, and the CPSC may seek penalties for regulatory noncompliance under certain circumstances. CPSC regulations also require manufacturers of consumer products to report to the CPSC certain types of information regarding products that fail to comply with applicable regulations, contain a defect that could create a substantial product hazard or create an unreasonable risk of serious injury or death. Certain state laws also address the safety of consumer products and may mandate reporting or labeling requirements.
Pricing
Solventum’s activities are subject to a variety of price control laws, regulations and government mandates in some of the markets in which it operates. In certain markets the pricing for certain Solventum’s products may be subject to prior approval, including in jurisdictions where Solventum’s products are subject to government reimbursement, whereas in other markets Solventum may be able to set its own prices for its products subject to certain degrees of monitoring and control by the applicable governmental authority.
These price control mechanisms, and mechanisms in other markets, including long-term price commitments as the result of market dynamics, may restrict the amount Solventum is able to charge for its products, which may reduce its profits and otherwise adversely affect its business, results of operations or financial condition. In addition, price control laws, regulations or government mandates may be enacted or become more stringent during times of uncertain or unfavorable economic or market conditions, such as during times of economic slowdown, recession or inflation.
Environmental, Health, and Safety Laws
Solventum is subject to a broad range of federal, state, provincial and local environmental laws and regulations concerning environmental, health and safety matters. For a discussion of these laws and regulations, see the section titled “Environmental, Health, and Safety Matters.”

MANAGEMENT
The following tables sets forth certain information concerning our directors and executive officers. The respective age of each individual in the tables below is as of September 30, 2024.
Executive Officers
The following table sets forth information regarding the individuals who are executive officers of Solventum.

Name	Age	Position
Bryan Hanson	57	Chief Executive Officer
Wayde McMillan	55	Chief Financial Officer
Sanjiv Arora	59	Chief Strategy & Corporate Development Officer
Chris Barry	52	Executive Vice President and Group President, Medical Surgical
Tammy Gomez	52	Chief Human Resources Officer
Paul Harrington	56	Chief Supply Chain Officer
Marcela Kirberger	58	Chief Legal Affairs Officer
Amy Landucci	50	Chief Information and Digital Officer
Garri Garrison	65	President, Health Information Systems
Vaughn Grannis	61	President, Purification and Filtration
Karim Mansour	50	President, Dental Solutions
The following are brief biographies describing the backgrounds of our executive officers.
Bryan Hanson. Mr. Hanson has served as the Chief Executive Officer of Solventum since 2024 after serving as the Chief Executive Officer of 3M’s Health Care Business Group from September 2023 to the Spin-Off. Mr. Hanson has also served as a director of Solventum since 2024. Previously, Mr. Hanson served as Chairman of the Board of Directors of Zimmer Biomet, a global medical technology company with annual revenues over $7 billion, from May 2021 to August 2023, and as President and Chief Executive Officer and a member of the Board of Zimmer Biomet from December 2017 to August 2023. Previously, Mr. Hanson served as Executive Vice President and President, Minimally Invasive Therapies Group of Medtronic plc, a medical device company, from January 2015 until joining Zimmer Biomet in December 2017. Prior to that, he was Senior Vice President and Group President of Covidien plc, a medical device company, from October 2014 to January 2015; Senior Vice President and Group President, Medical Devices and United States of Covidien from October 2013 to September 2014; Senior Vice President and Group President of Covidien for the Surgical Solutions business from July 2011 to October 2013; and President of Covidien’s Energy-based Devices business from July 2006 to June 2011. Mr. Hanson held several other positions of increasing responsibility in sales, marketing and general management with Covidien from October 1992 to July 2006. Mr. Hanson holds a Bachelor of Science degree in Finance from Florida State University. He also completed the Kellogg School of Management Finance for Executives program in 2010 and the Harvard Executive Education in Leadership program in 2013.
Wayde McMillan. Mr. McMillan has served as the Chief Financial Officer of Solventum since 2024 after serving as the Chief Financial Officer of 3M’s Health Care Business Group since November 2023. Previously, Mr. McMillan served as Executive Vice President, Chief Financial Officer and Treasurer of Insulet, a medical device company, from March 2019 to November 2023. From January 2015 to February 2019, he was Chief Financial Officer and Vice President of Finance of the Minimally Invasive Therapies Group at Medtronic plc., a medical device company. From November 2006 to January 2015, prior to Medtronic’s acquisition of Covidien plc, a medical device company, Mr. McMillan held a variety of leadership positions at Covidien, including Chief Financial Officer and Vice President of Finance of the Medical Devices Group & U.S., Chief Financial Officer and Vice President of Finance of the Surgical Solutions Business Unit, and Vice President Finance and Controller of the Respiratory and Monitoring Solutions Business Unit. Mr. McMillan started his career in accounting, audit, financial analysis and investor relations positions at various institutions. Mr. McMillan earned his Bachelor of Science in Business

Administration from Merrimack College and an MBA from Bentley University McCallum Graduate School of Business.
Sanjiv Arora. Mr. Arora has served as the Chief Strategy and Corporate Development Officer of Solventum since 2024. Before joining Solventum, Mr. Arora was Vice President, Business Development & Strategy, Cardiac Surgery, Cardiovascular Diagnostics at Medtronic from February 2021 to March 2024 and as Vice President of Corporate Development from January 2018 to February 2021. His expertise was also honed from working at Edwards LifeSciences, Covidien, Cargill Ventures, RBC Capital Markets and Boston Scientific throughout his career. Mr. Arora earned his Bachelor of Science in Chemical Engineering from the University of Minnesota and an MBA from Duke University.
Chris Barry. Mr. Barry has served as the Executive Vice President and Group President of our Medical Surgical business since 2024. Prior to joining Solventum, Mr. Barry was Chief Executive Officer and a member of the NuVasive Board of Directors from November 2018 to September 2023. Prior to that role, he served as Senior Vice President and President of Surgical Innovations at Medtronic from January 2015 to October 2018, its second largest business unit. Before the acquisition of Covidien by Medtronic, Mr. Barry was President of Advanced Surgical Technologies of Covidien, where he led global strategy, product portfolio, and U.S. commercial teams for the global business unit. He also spent more than 15 years increasing commercial and executive leadership roles at Covidien. Currently, Mr. Barry serves as a member of the LivaNova Board of Directors. Mr. Barry earned his Bachelor of Science in Environmental Scient from Texas Tech University.
Tammy Gomez. Ms. Gomez has served as the Chief Human Resources Officer of Solventum since 2024. Before joining Solventum, Ms. Gomez was Executive Vice President and Chief Human Resource Officer at Owens & Minor from July 2022 to December 2023. After starting as a Corporate Audit Manager in 1999, she spent more than 20 years at Cardinal Health in various roles of increasing responsibility, including most recently leading its Global HR Center of Excellence & HR Services team. She began her career in finance and worked with Prudential and General Motors. Ms. Gomez earned her Bachelor’s degree in Business Administration and Management from the University of South Alabama.
Paul Harrington. Mr. Harrington has served as the Chief Supply Chain Officer of Solventum since 2024. Mr. Harrington spent 10 years at Medtronic, from November 2013 to November 2023, where he was most recently Senior Vice President, Global Operations Innovation responsible for shaping, transforming and innovating across the global operations and supply chain function. He also previously served as Vice President Global Operations for the Restorative Therapies Group and Neuromodulation business unit. Prior to joining Medtronic, he was Vice President of Global Manufacturing at Covidien. Mr. Harrington earned his Bachelor's degree in Business Administration from Kingston College.
Marcela Kirberger. Ms. Kirberger has served as the Chief Legal Affairs Officer of Solventum since 2024 after serving as the Chief Legal Affairs Officer of 3M’s Health Care Business Group since November 2023. Previously, Ms. Kirberger was Executive Vice President, General Counsel and Corporate Secretary at Elanco, a pharmaceutical company in the animal health field, from June 2021 to November 2023, where she was responsible for the global strategy and operations of the legal function and had responsibility for Corporate Affairs, Ethics & Compliance and ESG. Prior to joining Elanco, Ms. Kirberger held U.S., regional and global leadership roles within Fortune 500 life sciences companies, including as General Counsel and Corporate Secretary at Roche Diagnostics NA, a diagnostics company, from 2019 to 2021; and General Counsel and Chief Compliance Officer at Leica Microsystems GmbH, a global medical device manufacturer and subsidiary of Danaher Corporation, from 2017 to 2019. She also worked for the Novartis Group of Companies from 2006 to 2017 in different Novartis companies, including Gerber Products, Novartis Consumer Health, Novartis Pharmaceuticals and Sandoz International, where she was Global Head of Legal for Biopharma and before that, Global Chief Compliance Officer. Ms. Kirberger began her career as a securities litigator at Lowenstein Sandler in New Jersey. A native of Argentina, she earned her law degrees from Rutgers School of Law in Newark, New Jersey and the Catholic University of Argentina in Buenos Aires.
Amy Landucci. Ms. Landucci has served as the Chief Information and Digital Officer of Solventum since 2024. Prior to joining Solventum, Ms. Landucci was Chief Digital and Technology Officer at Haleon from July 2022 until April 2024, where she led the technical carveout from GSK to form a standalone consumer healthcare company.

Prior to the carveout, she spent five years from July 2017 until July 2022 at GSK and previously spent a decade at Novartis in a variety of roles. The first eight years of her career were in consulting with Accenture. Ms. Landucci has served on the Board of Directors for Healthy Women, the leading independent, non-profit health information source for women in the U.S. Ms. Landucci earned her Bachelor of Arts in Environmental Studies from Gustavus Adolphus College.
Garri Garrison. Ms. Garrison has served as the President of Solventum’s Health Information Systems business since 2024. Ms. Garrison has more than 35 years of experience in healthcare, including more than 27 years spent at 3M. Starting in April 1999, she served in a variety of positions for 3M’s Health Information Systems division, including director of consulting services, director of performance management, integration manager, chief operating officer, Lean Six Master Black Belt and area division leader for the U.S. and Canada. Ms. Garrison earned her Bachelor’s Degree in nursing from Western Kentucky University.
Vaughn Grannis. Mr. Grannis has served as the President of Solventum’s Purification and Filtration business since 2024. Focusing his career on technology enterprises including diversified manufacturers and businesses dealing in high-technology applications and customer groups, Vaughn took the helm of the global P&F at 3M business in 2023, leading the business’ four segments: Bioprocessing Filtration, Drinking Water Filtration, Industrial Filtration and Membranes OEM. Mr. Grannis has more than 38 years of experience creating new business growth, profitability and operational performance across several business sectors and verticals, all of which were with 3M, where he started in 1985. He holds a Bachelor’s Degree and a Master’s Degree in mechanical engineering from the University of Minnesota and an MBA from the University of St. Thomas.
Karim Mansour. Mr. Mansour has served as the President of Solventum’s Dental Solutions business since 2024. With more than 25 years of international healthcare and medical device experience, Karim has acquired industry expertise within the public and private sectors, academia, as well as healthcare economics, all of which were with 3M. Karim has held leadership roles of increasing responsibility, including his most recent previous role as President of Dental Solutions, Senior Vice President of 3M Health Care EMEA, Global Strategy and Business Development Director, as well as global operational and financial leadership roles across Europe, U.S. and Latin America. Mr. Mansour earned his Cycle Formation Supérieur au Management (FSM) and a Master’s Degree in business from IPAG Business School.
Directors
Board of Directors
The following table sets forth information regarding Solventum’s Board of Directors.

Name	Age	Position
Carlos Albán	62	Director
Carrie S. Cox	67	Director
Susan D. DeVore	66	Director
Shirley Edwards	56	Director
Glenn A. Eisenberg	63	Director
Shirley Edwards	64	Director
Bryan Hanson	57	Chief Executive Officer and Director
Dr. Bernard A. Harris Jr.	68	Director
Karen J. May	66	Director
Elizabeth A. Mily	57	Director
John H. Weiland	68	Director
Amy A. Wendell	69	Director
Darryl L. Wilson	61	Director

Carlos Albán. Mr. Albán has served as a director since 2024. Mr. Albán is a seasoned pharmaceutical executive with over 30 years of experience in global commercial strategy and operations. From December 2018 until March 2021, Mr. Albán served as Vice Chairman, Chief Commercial Officer of AbbVie, Inc., responsible for global commercial operations, including the Pharmacyclics commercial functions. From January 2013 until December 2018, he served as AbbVie’s Executive Vice President, Commercial Operations. From February 2011 until December 2012, Mr. Albán served as Senior Vice President, Proprietary Pharmaceutical Products, Global Commercial Operations for Abbott Laboratories, Inc., and previously served at Abbott as Senior Vice President, International Pharmaceuticals from 2009 to 2011, as Vice President, Pharmaceuticals, Western Europe and Canada Operations from 2007 to 2009, as Vice President, Pharmaceuticals, European Operations from 2006 to 2007, as Regional Director for the Northern Europe area of the international pharmaceutical business from 2004 to 2006, and General Manager, Portugal from 2002 to 2004. Mr. Albán currently serves on the board of SpringWorks Therapeutics, Inc., a commercial-stage biopharmaceutical company. Mr. Albán received a degree in economics from Pontificia Universidad Javeriana in Bogotá, Colombia. We believe Mr. Albán is well-qualified to serve on our board of directors because of his significant leadership experience and business expertise.
Carrie S. Cox. Ms. Cox has served as a director since 2024. Ms. Cox most recently served as the Chief Executive Officer of Humacyte, Inc., a then privately-held regenerative medicine company, between 2010 and 2018; in addition, she served as Chairman of the Humacyte’s Board of Directors between 2013 and 2019, and she remained a member of its board until 2021, prior to its public offering. Ms. Cox served as Executive Vice President of Schering-Plough Corporation and President of Schering-Plough’s global pharmaceutical business between 2003 and 2009, when Schering-Plough merged with Merck. Prior to joining Schering-Plough, Ms. Cox served as President of Pharmacia Corporation’s global pharmaceutical business from 1997 until its merger with Pfizer Inc. in 2003. She currently serves as Chairman of Organon & Co. and Cartesian Therapeutics, Inc. and as a director of Texas Instruments Inc. She served on the Board of Directors of Cardinal Health Inc. from 2009 to 2023, on the Board of Directors of Celgene Corporation from 2009 until its acquisition by Bristol-Myers Squibb Company in 2019, as Chairperson of the Board of Directors of electroCore, Inc. between 2018 and 2020, and as Chairman of the Board of Directors of Array BioPharma Inc. from 2018 until its acquisition by Pfizer Inc. in 2019. Ms. Cox is a graduate of the Massachusetts College of Pharmacy. We believe Ms. Cox is well-qualified to serve on our board of directors because she is an experienced leader with a deep understanding of health care across different sectors of the industry.
Susan D. DeVore. Ms. DeVore has served as a director since 2024. Ms. DeVore previously served as Chief Executive Officer and a member of the Board of Directors of Premier Inc., a health care improvement company, from 2013 to May 2021, and also served as President of Premier from 2013 to April 2019. She has served in a consulting capacity for Premier since her retirement in June 2021. Ms. DeVore was President and CEO of a predecessor company, Premier Healthcare Solutions, Inc. from 2009 to 2013 prior to its reorganization, and before that was the Chief Operating Officer for a number of affiliated Premier entities from 2006 to 2009. Prior to joining Premier, Ms. DeVore had two decades of finance, strategy and healthcare consulting experience. Ms. DeVore is also a director of Elevance Health, Inc., a health insurance provider, and a director of Unum Group, a financial protection benefits company. Ms. DeVore holds an M.M. degree from McGill University and B.A. degree from the University of North Carolina at Charlotte. We believe Ms. DeVore is well-qualified to serve on our board of directors because of her extensive healthcare expertise and experience as a chief executive officer.
Shirley Edwards. Ms. Edwards has served as a director since 2024. From 2002 to 2022, Ms. Edwards distinguished herself as a partner at EY, culminating in her role as Global Client Service Partner from 2017 to 2022. Ms. Edwards has contributed her expertise as a board member and advisor to several esteemed organizations, including the Girl Scouts of the Nation’s Capital, Leadership Greater Washington, the Pamplin College of Business Advisory Council at Virginia Tech, and the National Capital Region Advisory Board for the American Red Cross. She serves on the board of Appian Corporation, a cloud computing and enterprise software company. She holds a Bachelor of Science in Accounting from Virginia Tech. We believe Ms. Edwards is well-qualified to serve on our board of directors because of her financial and public company accounting expertise.
Glenn A. Eisenberg. Mr. Eisenberg has served as a director since 2024. Mr. Eisenberg has served as Executive Vice President and Chief Financial Officer of Laboratory Corporation of America Holdings, a healthcare company, since June 2014. From 2002 until joining Laboratory Corporation of America Holdings, he served as the Executive

Vice President of Finance and Administration and Chief Financial Officer at The Timken Company, a global manufacturer of highly engineered bearings and alloy steels and related products and services. Previously, he served as President and Chief Operating Officer of United Dominion Industries, a diversified industrial manufacturer, now a subsidiary of SPX Corporation, after working in several roles in finance, including Executive Vice President and Chief Financial Officer. Mr. Eisenberg served on the Board of Directors of US Ecology, Inc. until May 2022, where he chaired the Audit Committee; Family Dollar Stores Inc. until July 2015, where he chaired the Audit Committee; Alpha Natural Resources Inc. until May 2015, where he was the lead independent director and chaired the Nominating and Corporate Governance Committee, and Perspecta Inc. until May 2021, where he served on the Audit Committee. Mr. Eisenberg holds a Bachelor of Arts degree from Tulane University and a Master of Business Administration from Georgia State University. We believe Mr. Eisenberg is well-qualified to serve on our board of directors because of his long history as a public company executive and his strong financial and audit committee expertise.
Bryan Hanson. The biographical information of Mr. Hanson is set forth above in the section captioned “Executive Officers.”
Dr. Bernard A. Harris Jr. Dr. Harris has served as a director since 2024. Dr. Harris is currently chief executive officer and managing partner of Vesalius Ventures, Inc., a venture capital firm. He served as a trustee/director for Salient and Barings investment funds. He currently serves on the boards of directors of RTX Corporation, U.S. Physical Therapy and MassMutual. He also served as a board member for the National Academies of Science, Engineering and Medicine - Board on Health Sciences Policy, and is currently on the boards of the Texas Medical Center, and the Harris Foundation, which he founded. Dr. Harris is a former NASA astronaut, has logged more than 438 hours and traveled over 7.2 million miles in space. He was a mission specialist on the space shuttle Columbia in 1993 and a payload commander on space shuttle Discovery in 1995, where he became the first African American to walk in space. He earned a Bachelor of Science in Biology from the University of Houston, a Master of Medical Science from the University of Texas Medical Branch at Galveston, a Master of Business Administration from the University of Houston - Clear Lake, and a Doctor of Medicine from Texas Tech University Health Sciences Center School of Medicine. He completed a residency in internal medicine at the Mayo Clinic, a National Research Council Fellowship in endocrinology at the NASA Ames Research Center and trained as a flight surgeon at the U.S. Air Force School of Aerospace Medicine. He is a fellow of the American College of Physicians, and a member of the American Academy of Arts and Sciences. We believe Dr. Harris is well-qualified to serve on our board of directors because of his deep science and technology background and executive leadership experience.
Karen J. May. Ms. May has served as a director since 2024. Ms. May has been a member of the board of directors of Ace Hardware Corporation, where she is Chair of the Audit and Finance Committee, since 2017. Since 2019, Ms. May is also a member of the board of directors of Alcon, Inc., where she is chair of the Compensation Committee. Previously, Ms. May was on the board of directors of MB Financial, Inc., where she served as Chair of the Compensation Committee until 2019. From 2012 to 2018, she was the Executive Vice President and Chief Human Resources Officer at Mondelez International, Inc. From 2005 to 2012, Ms. May was the Executive Vice President and Chief Human Resources Officer of Kraft Foods, Inc. Between 1990 and 2005, she held various positions in Human Resources and Finance at Baxter International Inc., including Corporate Vice President and Chief Human Resources Officer, Vice President, International Finance, and Vice President, Division Controller. Prior to Baxter International Inc., Ms. May was a Certified Public Accountant in the audit practice of Price Waterhouse. Ms. May holds a Bachelor of Science in Accounting from the University of Illinois. We believe Ms. May is well-qualified to serve on our board of directors because of her extensive operational and human capital expertise.
Elizabeth A. Mily. Ms. Mily has served as a director since 2024. Ms. Mily has over 30 years of healthcare and financial industry experience, serving most recently as the Executive Vice President, Strategy & Business Development, at Bristol-Myers Squibb. In this role, she oversaw the company strategy and approach to sourcing external innovation, including all business development activities, strategic partnerships, alliance management, mergers and acquisitions, and the company’s broad equity investing portfolio. Elizabeth was appointed to the position in March 2020. Prior to joining Bristol-Myers Squibb, Elizabeth was a senior member of the Global Healthcare Group at Barclays, where she led its Lifesciences business, including the BioPharma, Life Science Tools and Diagnostics sectors from 2010 to 2020. Prior to joining Barclays, Elizabeth served as Senior Vice President,

Corporate Strategy and Development at Thermo Fisher Scientific. Before Thermo Fisher, Elizabeth spent 16 years at Goldman, Sachs & Co., where she was a Managing Director and senior coverage officer within the Healthcare Department of the Investment Banking Division. Elizabeth holds a Master of Science in Foreign Service from Georgetown University and a Bachelor of Arts in German Literature and European History from the Ohio State University. She was also a Fulbright Scholar to the Universities of Cologne and Hamburg, Germany. Prior to attending University, Elizabeth completed a Congress-Bundestag scholarship to Germany. Elizabeth previously served on the Dean’s Advisory Council of the Ohio State University - Fisher College of Business and previously served as a Trustee of the Stephen Gaynor School. We believe Ms. Mily is well-qualified to serve on our board of directors because of her extensive healthcare and financial industry background.
John H. Weiland. Mr. Weiland has served as a director since 2024. Mr. Weiland has served as President and Chief Operating Officer of medical device company C. R. Bard, Inc. from 2003 until 2017, when Bard was acquired by Becton, Dickinson and Company. He also served on Bard’s board of directors from 2005 to 2017, becoming Vice Chairman of the Board in 2016. Mr. Weiland joined Bard in 1996 and held the position of Group President, with global responsibility for several Bard divisions and its worldwide manufacturing operations prior to becoming President and Chief Operating Officer. Prior to Bard, he held senior management positions at Dentsply International, American Hospital Supply, Baxter Healthcare, and Pharmacia AB. Mr. Weiland served on the board of Cardinal Health, Inc. from 2019 to 2022, where he chaired the Risk Oversight Committee. He has also served on the boards of directors of Celgene Corporation, including service on its Audit Committee, and West Pharmaceutical Services’ board of directors, including chairing its Compensation and Finance Committees. We believe Mr. Weiland is well-qualified to serve on our board of directors because of his international and healthcare business experience.
Amy A. Wendell. Ms. Wendell has served as a director since 2024. Ms. Wendell was a Senior Advisor for Perella Weinberg Partner’s Healthcare Investment Banking Practice from 2016 to 2019. From 2015 to September 2018, Ms. Wendell served as a Senior Advisor for McKinsey’s Strategy and Corporate Finance Practice and also served as a member of McKinsey’s Transactions Advisory Board to help define trends in mergers and acquisitions, as well as help shape McKinsey’s knowledge agenda. From 1986 until January 2015, Ms. Wendell held various roles of increasing responsibility at Covidien plc (including its predecessors, Tyco Healthcare and Kendall Healthcare Products), including engineering, product management and business development. From December 2006 until Covidien’s acquisition by Medtronic plc in January 2015, she served as Senior Vice President of Strategy and Business Development, where she led the company’s strategy and portfolio management initiatives and managed all business development, including acquisitions, equity investments, divestitures and licensing/distribution. Ms. Wendell serves as Lead Director of AxoGen, Inc., where she is a member of the Nominating and Governance Committee and the Audit Committee; on the board of directors of Baxter International, Inc., where she is a member of the Quality, Compliance and Technology Committee and Compensation and Human Capital Committee; and on the board of directors of Hologic, Inc., where she is a member of the Audit and Finance Committee. She also serves on the board of Por Cristo, a non-profit charitable medical service organization involved in health care work for at-risk women and children in Latin America. Ms. Wendell holds a Bachelor of Science in mechanical engineering from Lawrence Technological University and a Master of Science degree in biomedical engineering from the University of Illinois. We believe Ms. Wendell is well-qualified to serve on our board of directors because of her extensive business development and strategy experience in the healthcare industry.
Darryl L. Wilson. Mr. Wilson has served as a director since 2024. Mr. Wilson is a strategic business executive with more than 35 years of experience in the General Electric (“GE”) and British Petroleum businesses around the world. Mr. Wilson was a Vice President and Corporate Officer of the General Electric Company. After leaving GE in 2018, Darryl founded The Wilson Collective, an investment and business advisory firm that advises, consults and invests in a portfolio of businesses. He serves on the NextEra Energy board of directors, audit and compensation committees and also serves on the Eaton Corporation board of directors, audit and governance Committees. He was recently appointed to the Primerica board of directors. He has served as Chairman of the Board of the Dallas Federal Reserve - Houston Branch; Houston Endowment - Finance and Investment Committees; Texas Children’s Hospital - Finance and Public Policy Committees; The Kinkaid School Board of Trustees - Finance and Endowment Committees. Mr. Wilson also served on the Dallas Federal Reserve Board, Energy Advisory Committee. He held P&L leadership roles based internationally in Canada; Budapest, Hungary; London, England and Shanghai, China. He held CEO roles in Asia Pacific, Europe, Middle East and Africa for GE Consumer and Industrial. He served as

President & CEO of GE Aero Derivatives Energy, a global aircraft engine technology business and also served as President & CEO of GE Consumer Products EMEA. In his final position at GE, Mr. Wilson was Vice President, Commercial in the GE Power division, leading global sales and marketing for a provider of power generation, transmission, distribution and services. Mr. Wilson joined GE in 1992, after earning an MBA in Marketing from Indiana University. He has a BA in Business Administration from Baldwin Wallace College in Ohio and spent the first six years of his career in the Executive Development Program at British Petroleum North America in Cleveland, Ohio. He has been active in many other community organizations; he is a former board member and executive committee member of the Greater Houston Partnership, The Houston Food Bank, The American Heart Association, The Dream Foundation, The East End Neighborhood Center and The Greater Cleveland Urban League. He has also served on several corporate boards representing GE affiliates, and joint ventures internationally. He was appointed by GE and the US Government to the US and Mexico Energy council. We believe Mr. Wilson is well-qualified to serve on our Board because of his advisory expertise and significant executive leadership experience.
Solventum’s amended and restated certificate of incorporation provides that, until the annual stockholder meeting in 2028, Solventum’s Board of Directors will be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the Spin-Off, which Solventum expects to hold in 2025, and will be up for re-election at that meeting for a three-year term to expire at the 2028 annual meeting of stockholders. The directors designated as Class II directors will have terms expiring at the 2026 annual meeting of stockholders and will be up for re-election at that meeting for a two-year term to expire at the 2028 annual meeting of stockholders. The directors designated as Class III directors will have terms expiring at the 2027 annual meeting of stockholders and will be up for re-election at that meeting for a one-year term to expire at the 2028 annual meeting of stockholders. Commencing with the 2028 annual meeting of stockholders, directors will be elected annually and for a term of office to expire at the next annual meeting of stockholders, and Solventum’s Board of Directors will thereafter no longer be divided into classes. Before Solventum’s Board of Directors is declassified, it would take at least two annual meetings of stockholders to be held for any individual or group to gain control of Solventum’s Board of Directors.
Director Independence
Providing objective, independent judgment is at the core of Solventum’s Board of Directors’ oversight function. Solventum’s “Director Independence Guidelines” sets forth certain criteria to assess the independence of directors of Solventum. Under the Director Independence Guidelines, which conforms to the corporate governance listing standards of the New York Stock Exchange (“NYSE”), a director will not be considered “independent” unless Solventum’s Board of Directors affirmatively determines that the director has no material relationship with Solventum directly or as a partner, shareholder or officer of an organization that has a relationship with Solventum. Solventum’s Board of Directors has determined that a majority of the directors of Solventum is independent under the Director Independence Guidelines.
Committees of the Board of Directors
Solventum’s Board of Directors have the following committees, each of which operates under a written charter posted to Solventum’s website: the Audit Committee, the Talent Committee, the Governance Committee and the Science, Technology and Quality Committee.
Audit Committee
The responsibilities of the Audit Committee are fully described in the Audit Committee charter. Its responsibilities include, among others:
•reviewing Solventum’s financial statements and earnings releases;
•reviewing Solventum’s financial reporting process, including internal controls over financial reporting and any significant issues regarding the application of accounting principles and financial statement presentation, and critical accounting policies to be used in the consolidated financial statements;

•appointing, overseeing, and approving compensation of the registered public accounting firm (the “Independent Accounting Firm”) and reviewing audit-related and other matters with the Independent Accounting Firm and management;
•periodically reviewing Solventum’s capital allocation and capital structure strategies, insurance coverage, funding for pension and other post-retirement benefit plans, global tax planning and global treasury activities;
•periodically obtaining reports from senior management regarding information technology networks and systems and related policies and internal controls; the annual audit plan, scope of work, and the results of internal audits and management’s response thereto; and compliance with Solventum’s Code of Conduct;
•establishing procedures for (i) the receipt, retention, and treatment of complaints received by Solventum regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by Solventum employees of concerns regarding questionable accounting or auditing matters and periodically review with the Chief Compliance Officer and Solventum senior internal auditing executive these procedures and any significant complaints received; and
•periodically obtaining reports from senior management regarding Solventum’s performance of its obligations under Spin-Off related agreements, monitoring the implementation of such agreements and reviewing Solventum’s progress under such agreements.
Glenn Eisenberg, Shirley Edwards, Elizabeth A. Mily and Darryl L. Wilson are members of the Audit Committee. Mr. Eisenberg is the Audit Committee Chair. Each member of the Audit Committee is expected to be financially literate, and Solventum’s Board of Directors determines that at least one member of the Audit Committee is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, the Board of Directors determines that each of the members of the Audit Committee will be independent, as defined by the rules of NYSE, Section 10A(m)(3) of the Exchange Act, and in accordance with Solventum’s Director Independence Guidelines.
Talent Committee
The Talent Committee has the responsibilities set forth in the charter of such committee. The responsibilities of the committee include, among others:
•reviewing disclosures in Solventum’s proxy statement regarding advisory votes on executive compensation and the frequency of such votes;
•approving or recommending, as applicable, the adoption, amendment, and termination of incentive compensation, deferred compensation programs and equity compensation programs and related oversight;
•approving employment agreements and severance arrangements for the senior executives of Solventum, as appropriate and subject to independent ratification for the Chief Executive Officer;
•approving the adoption and amendment of executive stock ownership guidelines and reviewing compliance with these guidelines;
•annually reviewing a risk assessment of Solventum’s compensation policies and practices;
•periodically reviewing and discussing with management matters relating to talent sourcing, diversity, and retention strategies; talent development; internal pay equity; and equal employment opportunities; and
•as needed, retaining compensation consultants, counsel, or other advisors and approving such advisors’ fees and retention terms.
Executive officers will not determine the amount or form of executive or director compensation, although Solventum’s Chief Executive Officer will provide recommendations to the Talent Committee regarding compensation changes and incentive compensation for executive officers other than himself/herself.

Karen May, Carlos Albán, Carrie S. Cox, Shirley Edwards and Darryl L. Wilson are members of the Talent Committee. Ms. May is the Chair of such committee. Solventum’s Board of Directors determines that each member of the Talent Committee will be independent, as defined by the rules of NYSE and in accordance with Solventum’s Director Independence Guidelines. In addition, members of the Talent Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.
Governance Committee
The Governance Committee has the responsibilities set forth in the charter of such committee. These responsibilities include, among others:
•selecting and recommending director candidates to Solventum’s Board of Directors, in light of the board membership criteria to be adopted by Solventum’s Board of Directors, either to be submitted for election at the Annual Meeting or to fill any vacancies on the Board of Directors, including consideration of any shareholder nominees for director (submitted in accordance with Solventum’s amended and restated bylaws);
•reviewing and making recommendations to Solventum’s Board of Directors concerning the composition and size of Solventum’s Board of Directors and its committees, the Board Membership Criteria (see below), and frequency of meetings;
•reviewing Solventum’s Corporate Governance Guidelines at least annually, and recommending any proposed changes to Solventum’s Board of Directors for approval;
•developing and recommending to Solventum’s Board of Directors standards to be applied in making determinations on the types of relationships that constitute material relationships between Solventum and a director for purposes of determining director independence;
•discussing policies with respect to risk assessment and risk management, Solventum’s major risk exposures, and the steps management has taken to monitor and mitigate such exposures; and
•developing and recommending to Solventum’s Board of Directors for its approval an annual self-assessment process of Solventum’s Board of Directors and its committees and overseeing the process.
Susan DeVore, Carlos Albán, Dr. Bernard A. Harris Jr. and Amy A. Wendell are members of the Governance Committee. Ms. DeVore is the Chair of such committee. Solventum’s Board of Directors determines that each member of the Governance Committee will be independent, as defined by the rules of NYSE and in accordance with the Director Independence Guidelines.
Science, Technology and Quality Committee
The Science, Technology and Quality Committee has the responsibilities set forth in the charter of such committee. These responsibilities include:
•monitoring and reviewing the overall strategy, direction, and effectiveness of Solventum’s research and development and business development activities; and
•reviewing management’s strategy and allocation of resources for research and development and business development activities, including product line extensions and new product platforms.
John Weiland, Carrie S. Cox, Dr. Bernard A. Harris Jr., Elizabeth A. Mily and Amy A. Wendell are members of the Science, Technology and Quality Committee. Mr. Weiland is the Chair of such committee.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2023, Solventum was not an independent company and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as Solventum’s executive officers were made by 3M.

Corporate Governance
Solventum believes that good corporate governance practices serve the long-term interests of shareholders, strengthen Solventum’s Board of Directors and management, and will further enhance the public trust 3M has earned from more than a century of operating with uncompromising integrity and doing business the right way. The following sections provide an overview of Solventum’s corporate governance practices, which are available on Solventum’s website, including the Corporate Governance Guidelines, the Codes of Conduct for directors and employees and other important governance-related policies.
Corporate Governance Guidelines
Solventum’s Board of Directors has adopted the Corporate Governance Guidelines, which provide a framework for the effective governance of Solventum. The guidelines address matters such as the respective roles and responsibilities of Solventum’s Board of Directors and management, Solventum’s Board of Directors’ leadership structure, the responsibilities of the independent Chair of the Board, director independence, the Board Membership Criteria, Board committees, and Board and management evaluation. Solventum’s Board of Directors’ Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually and recommending any proposed changes to Solventum’s Board of Directors for approval. The Corporate Governance Guidelines, the charters of Solventum’s Board of Directors’ committees, the Director Independence Guidelines, and the Codes of Conduct provide the framework for the governance of Solventum and are available on Solventum’s website at www.solventum.com.
Communication with Directors
Solventum’s Board of Directors has adopted a process for shareholders and other interested parties to send communications to members of the Board. The process involves shareholders and other interested parties being able to communicate with the Lead Independent Director, the chairs of the Audit, Talent, Governance and Science, Technology and Quality Committees of the Board, or with any of Solventum’s other independent directors, or all of them as a group, by sending a letter to the following address: 3M Center, Building 275-6W, Maplewood, Minnesota 55144-10001. The Corporate Secretary reviews communications to the independent directors and forwards those communications to the independent directors as discussed below. Communications involving substantive accounting or auditing matters are immediately forwarded to the Chair of the Audit Committee. Communications that pertain to non-financial matters are forwarded promptly. Items that are unrelated to the duties and responsibilities of Solventum’s Board of Directors are forwarded, such as: business solicitation or advertisements; product-related inquiries; mass mailings; resumes or other job-related inquiries; and unsolicited commercial e-mails.
Solventum’s Codes of Conduct
All of Solventum’s employees, including its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, are required to abide by Solventum’s Code of Conduct to ensure that its business is conducted in a consistently legal and ethical manner. The Code of Conduct forms the foundation of a comprehensive process that includes compliance with corporate policies and procedures and a company-wide focus on uncompromising integrity in every aspect of Solventum’s operations. Solventum’s Code of Conduct covers many topics, including antitrust and competition law, conflicts of interest, financial reporting, protection of confidential information, and compliance with all laws and regulations applicable to the conduct of its business.
Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. The Audit Committee has adopted procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters, and to allow for the confidential and anonymous submission by employees or others of concerns regarding questionable accounting or auditing matters. Information on how to submit any such communications can be found on Solventum’s Investor Relations website, under www.investors.solventum.com. Solventum’s Chief Compliance Officer has direct reporting obligations to the Audit Committee and periodically reports to the Audit Committee on compliance with Solventum’s Code of Conduct, including the effectiveness of Solventum’s compliance program.

Solventum’s Board of Directors has also adopted a Code of Business Conduct and Ethics for Directors of Solventum. This Code incorporates principles of conduct Solventum and Solventum’s Board of Directors will follow to ensure Solventum’s business and the activities of Solventum’s Board of Directors are conducted with integrity and adherence to the highest ethical standards, and in compliance with the law. Solventum’s Code of Conduct for employees and the Code of Business Conduct and Ethics for Directors is available on Solventum’s website at www.solventum.com.
Board’s Role in Risk Oversight
Solventum’s Board of Directors is tasked with: overseeing Solventum’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees, providing general oversight of Solventum’s overall ESG and human resources strategies, goals and results; reviewing enterprise risks at least annually (including EHS compliance, human capital management, ESG, cybersecurity and information security risks); and assigning other important categories of risk and specific ESG elements to designated Board committees and receiving reports from them.
In addition, the following bodies are tasked with risk oversight as follows:

Audit Committee
Has the oversight responsibilities over information technology networks and systems and the adequacy and effectiveness of the Solventum information security policies and internal controls regarding information security. Also has the oversight responsibilities over risks associated with Solventum’s capital structure, credit ratings and cost of capital, long-term benefit obligations, and use of or investment in financial products, such as derivatives, to manage risk related to foreign currencies, commodities, and interest rates.

Talent Committee
Oversees risks associated with Solventum’s compensation practices, including by performing an annual review of Solventum’s risk assessment of its compensation policies and practices for its employees, including talent sourcing, diversity and retention strategies; talent development; internal pay equity, and equal employment opportunities.

Governance Committee
Has the primary responsibility for the oversight of risks facing Solventum and oversees risks associated with Solventum’s overall governance (e.g., diversity of Solventum’s Board of Directors, public policy, social responsibility, political activities and contributions).

Auditor
The Senior Vice President, Head of Global Internal Audit of Solventum (the “Auditor”), whose appointment and performance is reviewed and evaluated by the Audit Committee and who has direct reporting obligations to the Audit Committee, is responsible for leading the formal risk assessment and management process within Solventum. The Auditor, through consultation with Solventum’s senior management, periodically assesses the major risks facing Solventum and works with those executives responsible for managing each specific risk. The Auditor periodically reviews with the Audit Committee the major risks facing Solventum and the steps management has taken to monitor and mitigate those risks. The Auditor’s risk management report, which is provided in advance of the meeting, is reviewed with the entire Solventum Board by either the chair of the Audit Committee or the Auditor.

Management
Provides consultation to the Auditor when he or she assesses the major risks facing Solventum.
Primarily responsible for identification, management and mitigation of business and operational risks.
Reports, as needed, to the full Solventum Board on how a particular risk is being managed and mitigated.

Solventum believes that its Board oversight of risks, primarily through delegation to the Audit Committee, but also through delegation to other committees to oversee specific risks within their areas of responsibility and expertise, and the sharing of information with the full Board, is appropriate for Solventum. The chair of each committee that oversees risk provides a summary of the matters discussed with the committee to the full Board following each committee meeting. The minutes of each committee meeting is also provided to all Board members.
Procedures for Approval of Related Persons Transactions
Solventum’s Board has adopted a written Related Person Transaction Policy and Procedures that is administered by an independent committee of the Board. This policy applies to any transaction or series of transactions in which Solventum or a subsidiary is a participant, the amount involved exceeds $120,000, and a Related Person (as that term is defined in the policy) has a direct or indirect material interest and which is required to be disclosed under Item 404(a) of Regulation S-K. Transactions that fall within this definition are referred to the Audit Committee (or other delegated independent committee of the Board) for approval or other action, including ratification. Based on its consideration of all of the relevant facts and circumstances, the committee will decide whether or not to approve a transaction and will approve only those transactions that are in the best interests of Solventum and its shareholders.
Any committee member who is a Related Person with respect to a transaction under review will not participate in the deliberations or vote respecting such approval, except that such a director may be counted in determining the presence of a quorum at a meeting at which the committee considers the transaction.
Non-employee Director Compensation
During 2022 and 2023, Solventum was not an independent public company and did not pay any director compensation. The Solventum director compensation program is subject to review and modification by the Solventum Board of Directors and the Talent Committee. Non-employee director compensation and benefits include annual compensation paid in a combination of cash and restricted stock units. Non-employee directors are also permitted to have up to 100% of the cash portion of their compensation granted in deferred stock units; each deferred stock unit is equal in value to a share of the Company’s common stock based on the closing market value on the grant date
Prohibition of Hedging, Pledging, and Other Actions
Solventum has adopted stock trading policies that prohibit its directors and executive officers from (1) purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of Solventum’s common stock, including prepaid variable forward contracts, equity swaps, collars, and exchange funds; (2) engaging in short sales related to Solventum’s common stock; (3) placing standing orders; (4) maintaining margin accounts; and (5) pledging Solventum securities as collateral for a loan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Under our Code of Conduct, which is available on our website at www.solventum.com, and related policies and procedures, actual or potential conflicts of interest involving any other employee must be disclosed promptly to the Chair of the Governance Committee and the Chief Legal Affairs Officer.
Doug Jones, Med Surg VP Sales US & Canada, is the brother in law of Bryan Hanson, our Chief Executive Officer. Mr. Jones’ employment was approved by the Governance Committee in accordance with our hiring standards after a robust search and process. The amounts paid to Mr. Jones are commensurate with those paid to employees in similar positions and responsibility levels.
Agreements with 3M
Following the Spin-Off, Solventum and 3M have operated separately, each as an independent public company. In connection with the Spin-Off, Solventum entered into or adopted several agreements that provide a framework for Solventum’s relationship with 3M after the Spin-Off. These included, but are not limited to, the following:
•Separation and Distribution Agreement — The Separation and Distribution Agreement contains key provisions related to the separation of Solventum from 3M, including the transfer of assets and assumptions of liabilities and the distribution of Solventum shares to holders of 3M common stock entitled to such distribution.
•Transition Agreements — Transition services agreements include services that 3M will provide to Solventum and its affiliates, and Solventum and its affiliates will provide to 3M and its affiliates, on an interim, transitional basis.
◦Transition Services Agreement. Includes various services, including, but not limited to, information technology support and access, logistics services, certain finance support functions, compliance reporting, human resources and toxicology laboratory support services. The Transition Services Agreement has an overall term of two years.
◦Transition Distribution Services Agreement. Provides that 3M and its affiliates will retain inventories of and purchase certain Solventum products from Solventum and its subsidiaries and distribute those products to Solventum’s customers. The Transition Distribution Services Agreement has an overall term of two years, with shorter terms for individual countries.
◦Transition Contract Manufacturing Agreement. Solventum and 3M will manufacture certain products of the other party at specified manufacturing sites and will supply such products to the other party, in each case on a transitional basis to allow for the orderly exit of production at the supplier site and relocation. The Transition Contract Manufacturing Agreement has an overall term of three years, with the terms of individual services ranging from eighteen to thirty-six months.
For the three and nine months ended September 30, 2024, Solventum recognized operating expense of $144 million and $231 million, respectively, related to services received under the above transition agreements between the Company and 3M and its affiliates.
•Tax Matters Agreement — The agreement governs the parties’ respective rights, responsibilities and obligations with respect to taxes (including responsibility for taxes, entitlement to refunds, allocation of tax attributes, preparation of tax returns, control of tax contests and other tax matters). In addition, the Tax Matters Agreement imposes certain restrictions on Solventum and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the distribution and certain related transactions.
•Employee Matters Agreement — The Employee Matters Agreement allocates liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters. The Employee Matters Agreement provides that, unless otherwise specified, each party will be responsible for liabilities associated with current and former employees of such party and its subsidiaries. For the U.S. qualified and non-qualified defined benefit pension plans, Solventum established plans that mirror the corresponding 3M plans and assumed all obligations under 3M’s plans for the accrued benefits of current and former Solventum employees. The Employee Matters Agreement also governs the terms of equity-based awards granted by 3M prior to separation.
•Real Estate License Agreements — Solventum or one of its affiliates, as licensee, has entered into certain Real Estate License Agreements with 3M or one of its affiliates, as licensor, pursuant to which Solventum will be able to continue to use certain premises owned or leased by 3M for a limited period of time following the Spin-Off. Pursuant to the Real Estate License Agreements, 3M will provide customary building services to the licensee consistent with the property’s use prior to the separation, including, without limitation, basic utilities, janitorial and trash removal services, maintenance services and employee amenities. The terms of the Real Estate License Agreements are generally two years or less.
•Master Supply Agreements — 3M and Solventum entered into master supply agreements in connection with the separation under which each agrees to supply the other with certain products. The term of the master supply agreements will initially be three years, which will extend automatically, with the length of the term extension subject to the parties’ ability to identify a third-party supplier, and the ability for such third-party supplier to provide validated production samples. The Company recognized revenue and cost of sales associated with products sold to 3M of $17 million and $12 million, respectively, for the three months ended September 30, 2024. The Company recognized revenue and cost of sales associated with products sold to 3M of $27 million and $20 million, respectively, for the nine months ended September 30, 2024. Cost of sales related to purchases from 3M under the master supply agreements was $68 million for the three and nine months ended September 30, 2024.
Forms of the material agreements described above are filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus. The summaries of each of these agreements set forth below are qualified in their entireties by reference to the full text of the applicable agreements.
Stockholder’s and Registration Rights Agreement
Solventum has entered into a Stockholder’s and Registration Rights Agreement with 3M pursuant to which it will agree that, upon the request of 3M, Solventum will use its commercially reasonable efforts to effect the registration under applicable federal and state securities laws of any shares of Solventum common stock retained by 3M. In addition, 3M will agree to vote any shares of Solventum common stock that it retains immediately after the Spin-Off in proportion to the votes cast by Solventum’s other shareholders. In connection with such agreement, 3M will grant Solventum a proxy to vote its shares of Solventum common stock in such proportion. This proxy, however, will be automatically revoked as to any particular share upon any sale or transfer of such share from 3M to a person other than 3M, and neither the voting agreement nor proxy will limit or prohibit any such sale or transfer.
Other Agreements
Global Regulatory Agreement. Solventum and 3M have entered into a Global Regulatory Agreement in connection with the Spin-Off pursuant to which 3M will transfer to Solventum with respect to Solventum products, and Solventum will transfer to 3M with respect to 3M products, marketing authorizations on a country-by-country basis. The Global Regulatory Agreement defines the regulatory responsibilities applicable to 3M, Solventum and their respective affiliates while the transfers of such marketing authorizations are ongoing.
Local Arrangements. In order to comply with applicable local law requirements, members of the Solventum and 3M groups have entered into local agreements in certain jurisdictions with respect to transitional contract manufacturing, transitional distribution arrangements and transitional supply arrangements. These local agreements contain provisions that are substantially similar to those of the Transition Contract Manufacturing Agreement and Transition Distribution Services Agreement described above.

In connection with 3M’s retention of certain portions of the Health Care Business in India and Nepal, members of the Solventum and 3M groups have entered into agreements pursuant to which, among other things, the 3M group will be the exclusive distributor for Solventum in India and Nepal for specified products and will be granted an exclusive license for the manufacture and sale of certain Solventum products in India and Nepal.

EXECUTIVE COMPENSATION
Solventum was a subsidiary of 3M and not yet an independent public company for the calendar year ended December 31, 2023. As disclosed in our previously filed Form 10, the Solventum business was conducted as part of the broader 3M business until Solventum became an independent public company in 2024. As a result, 3M’s named executive officers functioned as named executive officers of the Solventum business. Of those 3M named executive officers, only Mr. Bryan C. Hanson, our Chief Executive Officer, has remained an executive officer of Solventum following the Spin-Off. All compensation paid to Mr. Hanson in respect of the fiscal year ended December 31, 2023, was pursuant to 3M’s executive compensation plans and programs. For a description of 3M’s executive compensation plans and programs, as well as certain Solventum executive compensation plans established by 3M in connection with the Spin-Off and Mr. Hanson’s compensation as a named executive officer of 3M, see the Executive Compensation and Compensation Discussion and Analysis and related tabular disclosures from our previously filed Form 10 (and the exhibits thereto) included in Annex A hereto. Following the Spin-Off, our executive officers’ compensation plans and programs were determined by the Talent Committee of Solventum’s Board of Directors and we plan to disclose the compensation of our named executive officers in respect of the calendar year ending December 31, 2024 in future SEC filings in accordance with SEC rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth, as of November 1, 2024, the number of shares and percentage of Solventum common stock beneficially owned by:
•each person or group known by Solventum to beneficially own more than 5% of Solventum common stock;
•each of Solventum’s directors; and
•all directors and executive officers of Solventum as a group.
The percentage of beneficial ownership in the following tables is based on 172,757,294 shares of Solventum common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (1) the exercise of any option or warrant, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement. Shares issuable pursuant to such options, warrants, rights or conversion privileges are deemed to be outstanding for computing the beneficial ownership percentage of the person holding those options, warrants, rights or conversion privileges but are not deemed to be outstanding for computing the beneficial ownership percentage of any other person. Unless otherwise indicated in the footnotes to the following table, to Solventum’s knowledge all persons listed below have sole voting and investment power with respect to the shares of Solventum common stock beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated in the following table, the address for each shareholder listed below is c/o Solventum Corp., 3M Center, Building 275-6W Maplewood, MN 55144-10001.

Beneficial Owner	Common Stock Beneficially Owned(1)
	Total Shares Owned		Shares Acquirable in 60 Days	Percent of Class(2)
(a)	(b)		(c)	(d)
Bryan Hanson	40,793	(3)	—	*
Carlos Albán	—		—	*
Carrie S. Cox	—		—	*
Susan D. DeVore	—		—	*
Shirley Edwards	—		—	*
Glenn A. Eisenberg	—		—	*
Dr. Bernard A. Harris Jr.	—		—	*
Karen J. May	—		—	*
Elizabeth A. Mily	62	(4)	—	*
John H. Weiland	—		—	*
Amy A. Wendell	—		—	*
Darryl L. Wilson	—		—	*
All current directors and named executive officers as a group (12 persons)	40,860	(5)	42,285 (6)	*
__________________
(1)Based on 172,757,294 shares outstanding as of November 1, 2024.
(2)The symbol “*” denotes holdings that are represent less than 1.0% of Solventum common stock outstanding.
(3)This information is based on a Form 4 filed with the SEC on September 4, 2024.
(4)Reflects the conversion of 250 shares of 3M common stock held prior to the Spin-Off that were converted to Solventum shares of stock at a ratio of one share of Solventum stock for every four shares of 3M stock, as described in the Information Statement.
(5)Includes 5 shares held by Wayde McMillan after conversion of 22 shares of 3M common stock he held prior to the Spin-Off that were converted to Solventum shares of stock at a ratio of one share of Solventum stock for every four shares of 3M stock, as described in the Information Statement.

(6)Reflects RSUs that will vest within 60 days of November 1, 2024.

Name and Address of Beneficial Owner	Total Number of Shares Owned	Percent of Class(1)
3M Corporation 3M Center St. Paul, MN 55144(2)	34,369,190	19.9%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001(3)	10,606,905	6.1%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(4)	16,190,658	9.37%
__________________
(1)Based on 172,757,294 shares outstanding as of November 1, 2024.
(2)Share and beneficial ownership information for 3M Company (“3M”) is based on a Schedule 13G filed with the SEC on November 14, 2024. In connection with the Spin-Off, 3M and Solventum entered into a Stockholder and Registration Rights Agreement, pursuant to which 3M granted to Solventum a proxy to vote the shares of Solventum common stock owned by 3M in proportion to the votes cast by Solventum's other stockholders. As a result, 3M Company does not exercise voting power over any of the shares of Solventum common stock that it beneficially owns. However, 3M retains sole dispositive power over 34,369,190 shares of our common stock.
(3)Share and beneficial ownership information for BlackRock, Inc. (“BlackRock”) is based on a Schedule 13G filed with the SEC on November 8, 2024. According to the Schedule 13G, BlackRock has sole voting power over 9,630,760 shares and sole dispositive power over 10,606,905 shares of our common stock. The Schedule 13G states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of our common stock, but that no one person’s interest in our common stock is more than 5% of the total outstanding common shares.
(4)Share and beneficial ownership information for The Vanguard Group Inc. (“Vanguard”) is based on a Schedule 13G filed with the SEC on November 4, 2024, and amended on November 12, 2024. According to the Schedule 13G/A, Vanguard has sole voting power over 0 shares of our common stock; shared voting power over 154,642 shares of our common stock; sole dispositive power over 15,711,974 shares of our common stock; and shared dispositive power over 478,684 shares of our common stock. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of our common stock, but that no one person’s interest in our common stock is more than 5% of the total outstanding common shares.

DESCRIPTION OF THE EXCHANGE NOTES
The following summary of the provisions of the indenture, the guarantee agreement and the Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, the guarantee agreement and the Notes. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes. For purposes of this description, references to the “Company,” the “Issuer,” “we,” “our” and “us” refer only to Solventum Corporation, a Delaware corporation. References to “3M” refer to 3M Company and not to its subsidiaries.
General
The Old Notes were issued, and the New Notes are to be issued, under an indenture, dated February 27, 2024 (the “Base Indenture”), as supplemented by a supplemental indenture, dated February 27, 2024 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between us and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Old Notes were issued and New Notes will be issued in six series of U.S. dollar denominated Notes.
The Notes are unsecured and will rank equally with the Company’s other unsecured and unsubordinated indebtedness.
The Notes will be redeemable at our option at any time at the prices described under “—Optional Redemption” below.
The Notes will be issued only in fully registered, book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
By “business day” we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York, New York.
Ranking
The payment of the principal of, premium, if any, and interest on the Notes will:
•rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations of Solventum;
•rank senior in right of payment to all existing and future subordinated indebtedness of Solventum;
•be effectively subordinated to all existing and future secured indebtedness of Solventum, to the extent of the value of the assets securing such indebtedness; and
•be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of each subsidiary of Solventum.
A substantial portion of Solventum’s assets are owned through its subsidiaries, many of which have liabilities of their own, which will be structurally senior to the Notes. None of Solventum’s subsidiaries will have any obligations with respect to the Notes. Therefore, Solventum’s rights and the rights of Solventum’s creditors, including holders of Notes, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of such subsidiary’s creditors.
Interest and Principal
The Notes will bear interest from the most recent interest payment date on which interest has been paid on the Old Notes of the corresponding series at the annual rates stated on the cover of this prospectus.

We will pay interest on the 5.450% Notes Due 2027 on February 25 and August 25 of each year to the persons in whose names such Notes are registered at the close of business on February 10 and August 10, as the case may be (in each case, whether or not a business day), immediately preceding the related interest payment date.
We will pay interest on the 5.400% Notes on March 1 and September 1 of each year to the persons in whose names such Notes are registered at the close of business on February 14 and August 17, as the case may be (in each case, whether or not a business day), immediately preceding the related interest payment date.
We will pay interest on the 5.450% Notes Due 2031 on March 13 and September 13 of each year to the persons in whose names such Notes are registered at the close of business on February 26 and August 29, as the case may be (in each case, whether or not a business day), immediately preceding the related interest payment date.
We will pay interest on the 5.600% Notes on March 23 and September 23 of each year to the persons in whose names such Notes are registered at the close of business on March 8 and September 8, as the case may be (in each case, whether or not a business day), immediately preceding the related interest payment date.
We will pay interest on the 5.900% Notes on April 30 and October 30 of each year to the persons in whose names such Notes are registered at the close of business on April 15 and October 15, as the case may be (in each case, whether or not a business day), immediately preceding the related interest payment date.
We will pay interest on the 6.000% Notes on May 15 and November 15 of each year to the persons in whose names such Notes are registered at the close of business on April 30 and October 30, as the case may be (in each case, whether or not a business day), immediately preceding the related interest payment date.
In each case, interest payable on the maturity date of the Notes or any redemption date of the Notes shall be payable to the person to whom the principal of such Notes shall be payable. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. We will make payments of principal, premium, if any, and interest through the Trustee to DTC.
Interest payable on any interest payment date, redemption date or maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the most recent interest payment date on which interest has been paid on the Old Notes of the corresponding series, if no interest has been paid or duly provided for with respect to the applicable series of New Notes) to, but excluding, such interest payment date, redemption date or maturity date, as the case may be. If any interest payment date falls on a day that is not a business day, the interest payment will be made on the next succeeding day that is a business day, but no additional interest will accrue as a result of the delay in payment. If the maturity date or any redemption date of the Notes falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.
Optional Redemption
The Notes will be redeemable at any time and from time to time prior to the applicable Par Call Date, in each case, as a whole or in part, at our option, on at least 10 days’, but not more than 60 days’, prior notice delivered to each holder of the Notes to be redeemed (or otherwise sent in accordance with the procedures of DTC), at a redemption price equal to the greater of:
•100% of the principal amount of the Notes to be redeemed; and
•the sum of the present values of the Remaining Scheduled Payments (as defined below) on the Notes to be redeemed (exclusive of interest accrued and unpaid to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined below) plus the number of basis points set forth below under the heading “Make-Whole Basis Points” across from the name of such series of Notes;

plus, in either case, accrued and unpaid interest, if any, to, but excluding, the redemption date.

Series of Notes	Make-Whole Basis Points
5.450% Notes Due 2027	15 basis points
5.400% Notes Due 2029	20 basis points
5.450% Notes Due 2031	20 basis points
5.600% Notes Due 2034	25 basis points
5.900% Notes Due 2054	25 basis points
6.000% Notes Due 2064	25 basis points
Notwithstanding the immediately preceding paragraph, we may redeem all or a portion of the Notes of each series at our option at any time and from time to time on or after the applicable Par Call Date at a redemption price equal to 100% of the principal amount of such Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
Any redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of any equity offering or change of control, issuance of indebtedness or other transaction or event. Notice of any redemption in respect thereof will be given prior to the completion thereof, may be partial as a result of only some of the conditions being satisfied, may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by Solventum in its sole discretion) and may be rescinded at any time if Solventum determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). We may provide in such notice that payment of the applicable redemption price and the performance of our obligations with respect to such redemption may be performed by another person.
If money sufficient to pay the redemption price of all of the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption.
•“Par Call Date” means the date set forth under the heading “Par Call Date” below across from the name of such series of Notes

Series of Notes	Par Call Date
5.450% Notes Due 2027	January 25, 2027 (one month prior to stated maturity)
5.400% Notes Due 2029	February 1, 2029 (one month prior to stated maturity)
5.450% Notes Due 2031	January 13, 2031 (two months prior to stated maturity)
5.600% Notes Due 2034	December 23, 2033 (three months prior to stated maturity)
5.900% Notes Due 2054	October 30, 2053 (six months prior to stated maturity)
6.000% Notes Due 2064	November 15, 2063 (six months prior to stated maturity)
•“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption if such Notes matured on the Par Call Date; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced (solely for the purposes of this calculation) by the amount of interest accrued thereon to, but excluding, such redemption date.
•“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate applicable to a series of Notes shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal

Reserve System), on the third business day preceding such redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from such redemption date.
If on the third business day preceding such redemption date H.15 TCM or any successor designation or publication is no longer published, we shall calculate the applicable Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the U.S. Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no U.S. Treasury security maturing on the applicable Par Call Date, but there are two or more U.S. Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date, and one with a maturity date following the applicable Par Call Date, we shall select the U.S. Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more U.S. Treasury securities maturing on the applicable Par Call Date, or two or more U.S. Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more U.S. Treasury securities the U.S. Treasury security that is trading closest to par based upon the average of the bid and asked prices for such U.S. Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable U.S. Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such U.S. Treasury security, and rounded to three decimal places.
We may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
The Trustee shall have no duty to determine, or verify the calculation of, the redemption price.
If we elect to redeem fewer than all of the Notes, the Trustee will select, in a manner as it deems fair and appropriate (and in accordance with the procedures of the DTC), the particular Notes or portions of them to be redeemed. The Trustee shall not be liable for selection of Notes hereunder.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.
Except as set forth in this prospectus, the Notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.
Purchase of Notes upon a Change of Control Repurchase Event
If a change of control repurchase event (as defined below) occurs with respect to a series of Notes, unless we have exercised our right to redeem such Notes as described above under “—Optional Redemption” we will be required to make an offer to each holder of the applicable Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s Notes of such series, at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).
Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will electronically deliver or mail a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 15 days and (except to the extent that such notice is conditioned on the occurrence of the change of control repurchase event) no later than 60 days from the date such notice is electronically delivered or mailed, which date, in a notice conditioned on the occurrence of a change of control repurchase event, may be designated by reference to the date that such condition is satisfied, rather than a specific date (the “Change of Control Payment Date”). We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the Notes by virtue of such conflict.
On the repurchase date following a change of control repurchase event, we will, to the extent lawful:
(1)accept for payment all the Notes or portions of the Notes properly tendered pursuant to the offer;
(2)deposit with the paying agent an amount equal to the change of control repurchase price in respect of all the Notes or portions of the Notes properly tendered; and
(3)deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of Notes being purchased and an opinion of counsel required under the indenture.
The paying agent will promptly deliver to each holder of Notes properly tendered the payment for the Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.
We will not be required to make an offer to repurchase the Notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.
If holders of not less than 90% in aggregate principal amount of the applicable outstanding series of Notes validly tender and do not withdraw such Notes in an offer to repurchase the Notes upon a change of control repurchase event and we, or any third party making an offer to repurchase the Notes upon a change of control repurchase event in lieu of us, as described above, purchase all of the Notes validly tendered and not withdrawn by such holders, then we will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the Change of Control Payment Date, to redeem all Notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).
The change of control repurchase event feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between us and the initial purchasers. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations that would not constitute a change of control under the indenture but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the Notes. Restrictions on our ability to incur liens are contained in the covenant described under “—Limitation on Liens.” Except for the limitations contained in such covenant and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, however, the indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.
The phrase “all or substantially all,” as used with respect to our assets and the assets of our subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets and the assets of our subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.
We may not have sufficient funds to repurchase all the Notes upon a change of control repurchase event. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the Notes under the terms of our future debt instruments. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes—The Notes are subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the Notes following a change of control repurchase event.”
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), including any group defined as a person for the purpose of Section 13(d)(3) of the Exchange Act (other than any employee benefit plan of Solventum or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock measured by voting power rather than number of shares, provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act. Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (a) we become a direct or indirect wholly-owned subsidiary of another person and (b)(i) immediately following that transaction, a majority of the voting stock of such person is held by the direct or indirect holders of our voting stock immediately prior to such transaction or (ii) immediately following such transaction no person (other than a person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such person measured by voting power rather than number of shares. Notwithstanding the foregoing, neither the Spin-Off, nor any transaction consummated in connection therewith or in furtherance thereof, shall constitute a “change of control” for purposes of the indenture.
“change of control repurchase event” means the occurrence of both a change of control and a ratings event.
“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc., and its successors.
“rating agency” means, with respect to a series of Notes, (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate such Notes or fails to make a rating of such Notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.
“ratings event” means, with respect to a series of Notes, during the period commencing on the date of our first public announcement of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies but no longer than 180 days), the rating of the applicable series of Notes shall be reduced by both rating agencies and such Notes are rated below investment grade by both rating agencies and are not, within such period, subsequently upgraded by both rating agencies to an investment grade rating; provided, however, that a ratings event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a ratings event for purposes of the definition of change of control repurchase event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or confirm to us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the ratings event).
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.
“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors or managers of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person).
Limitation on Liens
We will not incur, nor will we permit any of our Restricted Subsidiaries (as defined below) to incur, any Liens upon any Principal Property of ours or any of our Restricted Subsidiaries, whether now owned or hereafter created or acquired, in order to secure indebtedness for borrowed money of us or any of our Restricted Subsidiaries, in each case, unless prior to or at the same time, the Notes are equally and ratably secured with (or, at our option, senior to) such secured indebtedness for borrowed money until such time as such indebtedness for borrowed money is no longer secured by such Lien.
The foregoing restriction does not apply to:
(1)Liens on any Principal Property existing with respect to any person at the time such person becomes our subsidiary or a subsidiary of any of our subsidiaries, provided that such Lien was not incurred in anticipation of such person becoming a subsidiary;
(2)Liens on any Principal Property existing at the time of acquisition by us or any of our direct or indirect subsidiaries of such Principal Property (which may include any Principal Property previously leased by us or any of our subsidiaries and leasehold interests on such Principal Property) or Liens on any Principal Property to secure the payment of all or any part of the purchase price of such Principal Property, or Liens on any Principal Property to secure any indebtedness incurred prior to, at the time of, or within 12 months after, the latest of the acquisition of such Principal Property or the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such Principal Property for the purpose of financing all or any part of the purchase price of the Principal Property and related costs and expenses, the construction or the making of the improvements;
(3)Liens securing our indebtedness or the indebtedness of any of our subsidiaries owing to us or any of our subsidiaries;

(4)Liens existing on the date of the initial issuance of the Notes (other than any additional Notes);
(5)Liens on any Principal Property or assets of a person existing at the time such person is merged into or consolidated with us or any of our subsidiaries or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to us or any of our subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, sale, lease, other disposition or other such transaction;
(6)Liens created in connection with or to secure a non-recourse obligation or a project financed thereby;
(7)Liens created to secure the Notes;
(8)Liens imposed by law or arising by operation of law, including, without limitation, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, vendors’, and landlords’ Liens and other similar Liens, Liens for master’s and crew’s wages and other similar laws, arising in the ordinary course of business, Liens arising out of judgments or awards against a person with respect to which such person shall then be proceeding with an appeal or other proceedings for review or the period within which such proceedings may be initiated shall not have expired and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;
(9)Liens for taxes, assessments or other governmental charges or levies not yet due or payable, not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;
(10)Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return-of-money bonds and other obligations of a like nature;
(11)Liens arising in connection with contracts and subcontracts with or made at the request of the U.S., any state thereof, or any department, agency, or instrumentality of the U.S. or any state thereof;
(12)Permitted Liens; or
(13)any extensions, renewals or replacements of any Lien referred to in clauses (1) through (12) without increase of the principal amount of the indebtedness for borrowed money secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any such clauses shall not extend to or cover any of our Principal Properties or the Principal Properties of any of our Restricted Subsidiaries, as the case may be, other than the Principal Property specified in such clauses and improvements to such Principal Property.
Notwithstanding the restrictions set forth in the preceding paragraph, we and our Restricted Subsidiaries will be permitted to incur indebtedness for borrowed money secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes, provided that, after giving effect to such indebtedness for borrowed money, the aggregate amount of all indebtedness for borrowed money secured by Liens on Principal Properties (not including Liens permitted under clauses (1) through (13) above) does not at such time exceed the greater of (x) $500,000,000 and (y) 15% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of the Lien. We and our Restricted Subsidiaries may also, without equally and ratably securing the Notes, create or incur Liens that renew, substitute or replace (including successive renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.
For purposes of the foregoing discussion, the following definitions are applicable:
“Consolidated Net Tangible Assets” means, at the date of determination, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding (i) any indebtedness for borrowed money having a maturity of less than 12 months from the date of the then most recent consolidated balance sheet of Solventum publicly available but which by its terms is renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) finance leases and current maturities of long-term debt), and (b) to the extent included in such aggregate amount of assets, all goodwill, trade names, trademarks, patents, customer relationships, unamortized debt discount and expense and any other like intangibles, all as set forth on the then most recent consolidated balance sheet of Solventum publicly available and prepared in accordance with GAAP.
“GAAP” means generally accepted accounting principles in the U.S. in effect from time to time.
“Lien” means any lien, security interest, pledge, charge or encumbrance of any kind.
“Permitted Liens” means:
(1)Liens securing hedging obligations designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;
(2)Liens in favor of customs and revenue authorities or financial institutions in respect of customs duties in connection with the importation of goods;
(3)Liens arising by reason of pledges or deposits necessary to qualify us or any subsidiary to conduct business, maintain self-insurance, or obtain the benefit of, or comply with, any law, including Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;
(4)Liens of any landlord on fixtures located on premises leased by us or a subsidiary, and tenants’ rights under leases, easements and similar Liens not materially impairing the use or value of the property involved;
(5)easements, zoning restrictions, building restrictions, rights-of-way and similar encumbrances or charges on real property imposed by law or arising in the ordinary course of business that are of a nature generally existing with respect to properties of a similar character;
(6)Liens in connection with bankers’ acceptance financing or used in the ordinary course of trade practices, statutory lessor and vendor privilege Liens and Liens in connection with good faith bids, tenders and deposits;
(7)Liens arising under consignment or similar arrangements for the sale of goods;
(8)Good faith deposits in connection with bids, tenders, contracts or leases, or deposits to secure our public or statutory obligations, or deposits for the payment of rent;
(9)Liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
(10)Liens securing reimbursement obligations with respect to letters of credit in the ordinary course of business that encumber cash, documents and other property relating to such letters of credit and proceeds thereof;
(11)Liens in favor of us or any of our wholly-owned Restricted Subsidiaries; and
(12)customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture.
“Principal Property” means all real property and improvements thereon, including, without limitation, any manufacturing facility or plant or any portion thereof, office facility, including our principal corporate offices, warehouse, research facility or distribution center located within the U.S. and owned or leased by Solventum or any of its Restricted Subsidiaries, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of the Consolidated Net Tangible Assets of Solventum, except any such property which the Solventum board of directors, in its good faith opinion, determines is not of material importance to the business conducted by Solventum and its subsidiaries, taken as a whole, as evidenced by a board resolution.

“Restricted Subsidiary” means (a) any of our subsidiaries which has substantially all of its property in the U.S., which owns or is a lessee of any Principal Property and in which our investment and the investment of our subsidiaries exceeds 1% of our Consolidated Net Tangible Assets as of the date of the determination; provided, however, that the term “Restricted Subsidiary” shall not include any Unrestricted Subsidiary; and (b) any other subsidiary which is hereafter designated by our board of directors as a Restricted Subsidiary.
Our “Unrestricted Subsidiaries” are:
•subsidiaries (whose primary business is in finance operations) acquired or formed by us after the date of the indenture; and
•any other subsidiary if a majority of its voting stock is owned directly or indirectly by one or more Unrestricted Subsidiaries.
•Our board of directors can at any time change a subsidiary’s designation from an Unrestricted Subsidiary to a Restricted Subsidiary if:
•the majority of that subsidiary’s voting stock is not owned by an Unrestricted Subsidiary, and
•after the change of designation, we would be in compliance with the restrictions contained in the covenant described under this heading “—Limitation on Liens.”
Additional Notes
We may from time to time, without notice to or the consent of the holders of any series of Notes, create and issue additional Notes of such series ranking equally and ratably with such series of Notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those additional Notes; provided that such additional Notes shall be issued under a separate CUSIP or ISIN number unless such additional Notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes. Any such additional Notes will have the same terms as to status, redemption or otherwise as the applicable series of Notes.
Consolidation, Merger or Sale
Under the Indenture, Solventum may not consolidate with or merge into, or convey, transfer or lease all or substantially all of its properties and assets to, any person (as defined below), referred to as a “successor person,” unless:
•such successor person shall be a corporation, partnership, limited liability company, trust or other entity organized and validly existing under the laws of the U.S., any state or territory thereof or the District of Columbia and such successor person shall assume, by a supplemental indenture to the Indenture, all of Solventum’s obligations on each series of Notes and under the Indenture;
•immediately after giving effect to the transaction, no event of default under the Indenture shall have occurred and be continuing, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and
•we have delivered to the Trustee, the certificates, opinions or supplemental agreements required under the Indenture.
Upon any such consolidation, merger, conveyance, or transfer (other than a lease) described above, the resulting or acquiring entity will be substituted for the predecessor entity with the same effect as if it had been an original party to the Indenture. As a result, the successor person may exercise the rights and powers of its predecessor under the indenture, and such predecessor will be released from further liabilities and obligations thereunder.

The term “person” is defined in the Indenture to mean any individual, corporation, partnership, joint venture, trust, association, joint stock company, unincorporated organization, limited liability company, government or agency or political subdivision thereof or any similar entity.
Events of Default
Each of the following will be an event of default under the indenture with respect to any series of Notes:
1.failure to pay principal or premium, if any, on that series of Notes when such principal or premium, if any, becomes due;
2.failure to pay any interest or additional interest on that series of Notes for 30 days after such interest, if any, becomes due;
3.a failure to perform by us or a breach by us, in any material respect, of any other covenant in the indenture with respect to that series of Notes, other than a covenant included in the Indenture solely for the benefit of another series of Notes, for 90 days after either the Trustee has given us or holders of at least 25% in principal amount of the outstanding Notes of that series have given us and the Trustee written notice of such failure to perform or breach in the manner required by the indenture; or
4.specified events involving bankruptcy, insolvency or reorganization involving us;
provided, however, that no event described in subsections 3 and 5 above will be an event of default until an officer of the Trustee responsible for the administration of the Indenture receives written notice of the event at its corporate office and such notice references the Notes and Indenture. Trustee shall not be deemed to have notice of any event of default unless an officer of the Trustee responsible for the administration of the Indenture has actual knowledge thereof or unless it receives written notice of the event and such notice references the Notes and Indenture. Except in the case of a default in the payment of principal or interest on the Notes, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interest of the Note holders.
An event of default under one series of Notes does not necessarily constitute an event of default under any other series of Notes. If an event of default for a series of Notes occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Notes of that series may declare the principal amount of all the Notes of that series due and immediately payable by a notice in writing to us (and to the Trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of that series of Notes.
Other Terms Applicable to the Notes
After any declaration of acceleration of a series of Notes, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:
•we have paid or deposited with the Trustee a sum sufficient to pay:
◦all overdue interest,
◦the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts,
◦any interest on overdue interest, to the extent legally permitted,
◦all amounts due to the Trustee under the Indenture, and
•all events of default with respect to that series of Notes, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived.

If an event of default occurs and is continuing, the Trustee will have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer security or indemnity to the Trustee satisfactory to it in its sole discretion. The holders of a majority in principal amount of the outstanding Notes of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee for the notes of that series, provided that:
•the direction is not in conflict with any law or the Indenture;
•the Trustee may take any other action it deems proper which is not inconsistent with the direction; and
•the Trustee will have the right to decline to follow the direction if an officer of the Trustee determines, in good faith, that the proceeding would involve the Trustee in personal liability or would otherwise be contrary to applicable law.
A holder of a debt security of any series may only pursue a remedy under the indenture if:
•the holder gives the Trustee written notice of a continuing event of default for that series;
•holders of at least 25% in principal amount of the outstanding Notes of that series make a written request to the Trustee to institute proceedings with respect to such event of default;
•the holders offer security or indemnity to the Trustee satisfactory to it in its sole discretion;
•the Trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity; and
•during that 60-day period, the holders of a majority in principal amount of the Notes of that series do not give the Trustee a direction inconsistent with the request.
However, these limitations do not apply to a suit by a holder of a Note demanding payment of the principal, premium, if any, or interest on a note on or after the date the payment is due.
We will be required to furnish to the Trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the Indenture and specifying all of our known defaults, if any.
Defeasance
When we use the term defeasance, we mean discharge from some or all of our obligations under the Indenture. If we deposit with the Trustee funds and/or government securities sufficient to make payments on the Notes of a series on the dates those payments are due and payable and comply with all other conditions to defeasance set forth in the Indenture, then, at our option, either of the following will occur:
•we will be discharged from our obligations with respect to the Notes of that series (“legal defeasance”); or
•we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the Notes of that series, including our obligation to make payments on those Notes, will survive (“covenant defeasance”).
If we legally defease a series of Notes, the holders of the Notes of the series affected will not be entitled to the benefits of the Indenture, except for:
•the rights of holders of that series of Notes to receive, solely from a trust fund, payments in respect of such Notes when payments are due;
•our obligation to register the transfer or exchange of the Notes;

•our obligation to replace mutilated, destroyed, lost or stolen Notes; and
•our obligation to maintain paying agencies and hold money for payment in trust.
We may legally defease a series of Notes notwithstanding any prior exercise of our option of covenant defeasance in respect of such series.
Actions Not Requiring Consent of Holders
We may enter into one or more supplemental indentures with the Trustee without the consent of the holders of the Notes in order to:
•evidence the succession of another person to us, or successive successions, and the assumption of our covenants, agreements and obligations by such successor person;
•add to our covenants for the benefit of the holders of any series of Notes or surrender any right or power conferred upon us in the base indenture;
•add any additional events of default for any series of Notes for the benefit of the holders of any series of Notes;
•add to or change any provision of the indenture to the extent necessary to issue Notes in uncertificated form;
•add to, change or eliminate any provision of the indenture applying to one or more series of Notes, provided that if such action adversely affects the interests of any holder of any series of Notes in any material respect, such addition, change or elimination will become effective with respect to that series only when no such security of that series remains outstanding;
•convey, transfer, assign, mortgage or pledge any property to or with the Trustee or to surrender any right or power conferred upon us by the Indenture;
•establish the forms or terms of any series of Notes;
•provide for uncertificated securities in addition to certificated securities;
•evidence and provide for successor Trustees and to add to or change any provisions of the Indenture to the extent necessary to appoint a separate Trustee or Trustees for a specific series of Notes;
•correct any ambiguity, defect or inconsistency under the Indenture;
•make other provisions with respect to matters or questions arising under the Indenture, provided that (i) in the case of any such cure, correction, supplement, matter, question, amendment or modification to (or which results in any change to) the Solventum guarantees, the foregoing shall not adversely affect the interests of the holders of any Notes then outstanding, and (ii) in all other cases, such action does not adversely affect the interests of the holders of any series of Notes in any material respect;
•supplement any provisions of the indenture necessary to defease and discharge any series of Notes, provided that such action does not adversely affect the interests of the holders of any series of Notes in any material respect;
•comply with the rules or regulations of any securities exchange or automated quotation system on which any Notes are listed or traded;
•secure the Notes or the Solventum guarantees;

•add to, change or eliminate any provisions of the Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act of 1939, provided that such action does not adversely affect the rights or interests of any holder of Notes in any material respect;
•provide for the payment by us of additional amounts in respect of taxes imposed on certain holders and for the treatment of such additional amounts as interest and for all matters incidental thereto;
•add guarantors with respect to the Notes or release a guarantor from its obligations under its guarantee or the Indenture in accordance with the applicable provisions of the Indenture; or
•conform any provision in this Supplemental Indenture to this “Description of Notes” to the extent that such provision was intended to be a verbatim recitation of a provision in this “Description of Notes.”
Actions Requiring Consent of Holders
With the consent of the holders of not less than a majority in principal amount of the outstanding Notes of all series affected by such Supplemental Indenture or amendment (treated as one class), by act of said holders delivered to Solventum and the Trustee, Solventum, when authorized by a board of director resolution, and the Trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of Notes of such series under the Indenture. However, without the consent of the holders of each outstanding Note affected by the supplemental indenture, we may not enter into a supplemental indenture that:
•changes the stated maturity of the principal of, or any installment of principal of or interest on, any Note, or reduces the principal amount of, or any premium or rate of interest on, any Note or makes any changes to any Solventum guarantee that would adversely affect holders;
•reduces the amount of principal of an original issue discount Note or any other Note payable upon acceleration of the maturity thereof;
•changes the Par Call Dates for the outstanding Notes of any series;
•changes the place or currency of payment of principal, premium, if any, or interest
•impairs the right to institute suit for the enforcement of any payment on or after such payment becomes due for any Note;
•reduces the percentage in principal amount of outstanding Notes of any series, the consent of whose holders is required for modification of the indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults of the Indenture;
•makes certain modifications to the provisions for modification of the Indenture and for certain waivers, except to increase the principal amount of Notes necessary to consent to any such change or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected by such change; or
•if the Notes of such series are then secured, changes the terms and conditions pursuant to which any series of Notes are secured in a manner adverse to the holders of such Notes in any material respect.
Satisfaction and Discharge
We may discharge our obligations under the Indenture while securities remain outstanding if (1) all outstanding Notes issued under the Indenture have become due and payable, (2) all outstanding Notes issued under the Indenture will become due and payable at their stated maturity within one year of the date of deposit, or (3) all outstanding Notes issued under the Indenture are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Solventum, and, in each case, we have deposited with the Trustee an amount of funds and/or government securities sufficient to pay and discharge all outstanding Notes issued under the Indenture on the date of their scheduled maturity or the scheduled date of the redemption (provided that upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit on the redemption date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the redemption date (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid)) and paid all other amounts payable under the Indenture. Any Applicable Premium Deficit shall be set forth in an officer’s certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption. The Trustee shall have no duty to determine, or verify the calculation of, the Applicable Premium Deficit.
The Trustee, Paying Agent and Security Registrar
U.S. Bank Trust Company, National Association will be the trustee, paying agent and security registrar with respect to the Notes and maintains various commercial and investment banking relationships with 3M and with affiliates of theirs and ours. U.S. Bank Trust Company, National Association, in each of its capacities, including without limitation as trustee, paying agent, and security registrar assumes no responsibility and will have no liability for the accuracy, correctness, adequacy, or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance, correctness, adequacy, completeness, or accuracy of such information. The Trustee (including in its capacities as paying agent and security registrar) will be entitled to those certain rights, privileges, immunities, indemnities, limitations of liability, and protections, as more fully set forth in the Indenture.
Governing Law
The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.
Listing
The Notes will not be listed on any securities exchange.
Book Entry, Delivery and Form
The Notes will be issued only in fully registered, book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, on the original issue date only against payment in immediately available funds. The Notes will be issued in the form of several registered notes in global form, without interest coupons (the “global notes”).
The global notes will be deposited with, or on behalf of, DTC and registered in the name of DTC’s nominee, Cede & Co. Except as set forth below, the global notes may be transferred by DTC, in whole and not in part, only to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.
You may elect to hold beneficial interests in the global notes through either DTC, in the United States, Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”) if they are participants in these systems, or indirectly through organizations which are participants in these systems.
So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole holder of the Notes represented by such global notes for all purposes under the Indenture and the beneficial owners of the Notes will be entitled only to those rights and benefits afforded to them in accordance with DTC’s regular operating procedures. Upon specified written instructions of a participant in DTC, DTC will have its nominee assist participants in the exercise of certain holders’ rights, such as demand for acceleration of maturity or an instruction to the Trustee.

Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture. If DTC is at any time unwilling or unable to continue as depositary, defaults in the performance of its duties or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days, or if we determine, subject to DTC’s procedures, that we will issue securities registered in the name of beneficial holders thereof, we will issue individual Notes in certificated form of the same series and like tenor and in the applicable principal amount in exchange for the Notes represented by the global note. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of individual Notes in certificated form of the same series and like tenor, equal in principal amount to such beneficial interest and to have the Notes in certificated form registered in its name. Notes so issued in certificated form will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof and will be issued in registered form only, without coupons.
The following is based on information furnished by DTC:
DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered notes registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.
DTC, the world’s largest depositary, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC’s direct participants deposit with DTC.
DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com, but such information is not a part of this prospectus.
Purchases of the Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The beneficial interest of each actual purchaser of each Note is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Such limits and such laws may impair the ability of such persons to own, transfer or pledge beneficial interests in a global note.
To facilitate subsequent transfers, all Notes deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC’s records reflect only the identity of the direct participants to whose accounts the Notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults and proposed amendments to the Note documents. For example, beneficial owners of the Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the Notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.
Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).
We will pay principal of and interest on the Notes in same-day funds to the Trustee and the Trustee is required to pay such amounts to DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records upon DTC’s receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants and not of us, the Trustee, DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and interest to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is the responsibility of us or the Trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participants.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (together, the “U.S. Depositaries”). Beneficial interests in the global notes will be held in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.
Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are world-wide financial institutions, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the initial purchasers or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.
Distributions with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.
Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the initial purchasers or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global note through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global note through one or more securities intermediaries standing between such other securities intermediary and Euroclear.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.
Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.
Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.
Cross-market transfers between DTC’s participating organizations (“DTC Participants”), on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.
Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global note from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.
Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

EXCHANGE OFFER; REGISTRATION RIGHTS
The following summary describes the material terms and provisions of the Registration Rights Agreement. This description is qualified in its entirety by reference to the terms and conditions of the Registration Rights Agreement. We urge you to read the Registration Rights Agreement in its entirety because it, not the following summary, will define your rights as a holder of Notes under each such agreement. Copies of the Registration Rights Agreement may be obtained upon request to Solventum Corporation at its address set forth under “Where You Can Find More Information.”
In connection with the issuance of the Old Notes, Solventum entered into the Registration Rights Agreement, pursuant to which it agreed, for the benefit of the holders of the Notes, to use its commercially reasonable efforts to (1) file with the SEC a registration statement on an appropriate registration form with respect to a registered offer to exchange the Old Notes for New Notes having substantially identical terms as the Old Notes of the corresponding series and evidencing the same indebtedness as the Old Notes of the corresponding series (except that the New Notes will be registered under the Securities Act and will not be subject to restrictions on transfer or contain provisions relating to additional interest, will bear different CUSIP numbers from the Old Notes, will not entitle their holders to registration rights and will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes, as discussed below); and (2) cause such registration statement to be declared effective under the Securities Act.
When the SEC declares the registration statement effective, Solventum will offer the New Notes in exchange for surrender of the Old Notes of the corresponding series. The registered exchange offer will remain open for at least 20 business days (or shorter or longer if required by applicable law) after the date Solventum mails notice of the registered exchange offer to the holders of Old Notes. For each Old Note surrendered to Solventum under the registered exchange offer, the holder will receive a New Note of such series of equal principal amount. Interest on each New Note will accrue (1) from the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor, or (2) if no interest has been paid on the Old Note, from the issue date of the Old Notes surrendered for exchange.
Each holder of Old Notes that participates in the registered exchange offer will be required to represent:
•that any New Notes to be received by it will be acquired in the ordinary course of its business;
•that, at the time of the commencement or consummation of the registered exchange offer, it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the New Notes in violation of the Securities Act;
•that it is not an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act;
•if it is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Securities; and
•if it is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes of the corresponding series, that the Old Notes to be exchanged were acquired as a result of market-making or other trading activities and that it will deliver a prospectus (or, to the extent permitted by law, make a prospectus available) in connection with any resale of the New Notes.
Solventum will use its commercially reasonable efforts to complete the registered exchange offer not later than 60 days after the registration statement becomes effective. Under existing interpretations of the SEC contained in several no-action letters to third parties, the New Notes will generally be freely transferable after the registered exchange offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the New Notes.
Solventum will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of New Notes. Old Notes of any series not tendered in the registered exchange offer will bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture governing such series, including transfer restrictions, but will not retain any rights under the applicable Registration Rights Agreement (including with respect to additional interest described below) after the consummation of the registered exchange offer.
In the event that Solventum determines that a registered exchange offer is not available or may not be completed as soon as practicable after the last date for acceptance of Notes for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC or, if the exchange offer is not for any other reason completed prior to the later of February 26, 2025, and the date on which the Company receives a written request from any initial purchaser representing that it holds Notes for exchange that are or were ineligible to be exchanged in any such exchange offer, the Company will use commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of the Notes and to keep that shelf registration statement effective until the date that the Notes cease to be “registrable securities.” The Company will, in the event of such a shelf registration, provide to each participating holder of Notes copies of a prospectus, notify each participating holder of Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Notes. A holder of registrable securities that sells Notes under the shelf registration statement generally will be required to make certain representations to the Company, to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder of registrable securities (including certain indemnification obligations). Holders of registrable securities will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from the Company.
Under applicable interpretations of the staff of the SEC, the Company’s affiliates will not be permitted to exchange their Old Notes for New Notes in the exchange offer. Solventum is entitled to suspend its obligation to file any amendment to a shelf registration statement, furnish any supplement or amendment to a prospectus included in a shelf registration statement or any free writing prospectus, make any other filing with the SEC that would be incorporated by reference into a shelf registration statement, cause a shelf registration statement to remain effective or take any similar action if there is a possible acquisition, disposition or business combination or other transaction, business development or event involving Solventum or its subsidiaries that may require disclosure in the shelf registration statement or prospectus and Solventum determines that such disclosure is not in the best interest of the Company and its stockholders or obtaining any financial statements relating to any such acquisition or business combination required to be included in the shelf registration statement or prospectus would be impracticable.
If a “registration default” (as defined in the Registration Rights Agreement and described below) occurs with respect to a series of registrable securities, then additional interest shall accrue on the principal amount of the Old Notes of a particular series that are “registrable securities” at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrued on such series may in no event exceed 0.50% per annum). The additional interest will cease to accrue when the registration default is cured.
A “registration default” occurs if (a) (i) the exchange offer registration statement has not been declared effective on or prior to February 26, 2025, or (ii) the exchange offer is not completed prior to February 26, 2025 and a shelf registration statement is required and is not declared effective on or prior to the later of (A) February 26, 2025, and (B) 90 days after delivery of a request by an initial purchaser for the filing of a shelf registration statement; or (b) if applicable, a shelf registration statement covering resales of the Notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of registrable securities (i) on more than two occasions of at least 30 consecutive days prior to the date on which there are no longer Notes that are “registrable securities,” or (ii) at any time in any 12-month period prior to the date on which there are no longer Old Notes that are “registrable securities,” and such failure to remain effective or be usable exists for more than 90 days (whether or not consecutive) in any 12-month period. A registration default is cured with respect to the Notes, and additional interest ceases to accrue on any registrable securities of Notes, when the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such Old Notes cease to be “registrable securities.”
Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Old Notes is payable. The New Notes will be accepted for clearance through DTC.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of material U.S. federal income tax considerations relating to the exchange of the Old Notes for the New Notes pursuant to the exchange offer. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, laws, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary is limited to considerations for exchanging holders of the Old Notes that have held the Old Notes, and will hold the New Notes, as capital assets, and that acquire New Notes pursuant to the exchange offer. This summary does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold the New Notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, entities taxed as partnerships or the partners therein, persons subject to the alternative minimum tax, U.S. expatriates, nonresident alien individuals present in the U.S. for more than 182 days in a taxable year, or persons that have a “functional currency” other than the U.S. dollar.
This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, foreign tax laws or the Medicare tax on net investment income or under special timing rules prescribed under section 451(b) of the Code. Investors should consult their own tax advisors in determining the tax consequences to them of holding the New Notes under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.
As used herein, a “U.S. holder” is a beneficial owner of a Note that is a citizen or resident of the U.S. or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income taxation on a net income basis in respect of the Note. A “Non-U.S. holder” is a beneficial owner of a Note that is an individual, corporation, foreign estate, or foreign trust that is not a U.S. holder.
Tax Consequences to Holders who Participate in the Exchange Offer
An exchange of the Old Notes for the New Notes will not be a taxable event for U.S. federal income tax purposes. A holder’s initial tax basis in the New Notes will equal its tax basis in the Old Notes, and its holding period for the New Notes will include its holding period for the Old Notes.
U.S. Holders
Payments of Interest. Payments of stated interest will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is actually or constructively received, in accordance with the holder’s method of accounting for U.S. federal income tax purposes.
Issue Price of New Notes. The Old Notes were issued with de minimis OID for U.S. federal income tax purposes. Since an exchange of the Old Notes for the New Notes is not a taxable event for U.S. federal income tax purposes, the adjusted issue price of the New Notes will equal the adjusted issue price of the Old Notes.
Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of New Notes. Upon the sale, exchange, retirement, redemption, or other taxable disposition of a New Note, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange, retirement, redemption or other disposition (less any accrued interest, which will be taxed as such as described above under “— Payments of Interest) and the U.S. holder’s tax basis in such New Note. A U.S. holder’s tax basis in a New Note will generally equal its tax basis in the Old Note exchanged for the New Note, increased by any market discount taken into account and reduced by any amortizable bond premium previously amortized, as discussed further below. Subject to the discussion of market discount below, gain or loss recognized by U.S. holder generally will be long-term capital gain or loss if the U.S. holder has held the Note for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deductibility of capital losses is subject to limitations.

Amortizable Bond Premium. If a U.S. holder’s initial tax basis in a New Note (as determined above) is greater than the principal amount of the New Note, the U.S. holder will be considered to have acquired the New Note at a premium. A U.S. holder generally may elect to amortize the premium (as an offset to interest income), using a constant yield method, over the remaining term of the New Note. Such election, once made, generally applies to all bonds held or subsequently acquired by the U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder that elects to amortize bond premium must reduce its tax basis in a New Note by the amount of the premium amortized during its holding period. With respect to a U.S. holder that does not elect to amortize bond premium, the amount of bond premium will be included in the U.S. holder’s tax basis when the New Note matures or is disposed of by the U.S. holder. Therefore, a U.S. holder that does not elect to amortize such premium and that holds the New Note to maturity generally will be required to treat the premium as capital loss when the New Note matures. U.S. holders should consult their tax advisors about the election to amortize bond premium.
Market Discount. If a U.S. holder’s initial tax basis in a New Note (as determined above) is less than the principal amount of the New Note (subject to a de minimis exception), the U.S. holder will be considered to have acquired the New Note at a market discount. In such case, gain realized by the U.S. holder on the sale, exchange, redemption, retirement or other taxable disposition of the New Note generally will be treated as ordinary income to the extent of the market discount that accrued on the New Note while held by the U.S. holder. In general terms, market discount on a New Note will be treated as accruing ratably over the term of the New Note, or, at the election of the holder, under a constant-yield method. A U.S. holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a disposition of a New Note as ordinary income. If a U.S. holder made this election with respect to the Old Notes, the election should continue to apply to New Notes.
Non-U.S. Holders
Payments of Interest. Subject to the discussions below under “—FATCA” and “Information Reporting and Backup Withholding,” payments of interest on the New Notes to a Non-U.S. holder generally will be exempt from withholding of U.S. federal income tax under the portfolio interest exemption provided that (i) the Non-U.S. holder properly certifies as to its foreign status by providing a properly executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) to the applicable withholding agent; (ii) the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote; and (iii) the Non-U.S. holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership.
Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of New Notes. Subject to the discussion below under “Information Reporting and Backup Withholding,” a Non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, retirement, redemption or other taxable disposition of the New Notes.
FATCA. Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a holder of New Notes will generally be subject to 30% U.S. withholding tax on interest payments on the New Notes if the holder is not FATCA compliant, or holds its New Notes through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a holder must provide us or an applicable financial institution certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. These requirements may be modified by the adoption or implementation of an intergovernmental agreement between the U.S. and another country or by future U.S. Treasury Regulations. If any taxes are required to be deducted or withheld from any payments in respect of the New Notes as a result of a beneficial owner or intermediary’s failure to comply with the foregoing rules, no additional amounts will be paid on the New Notes as a result of the deduction or withholding of such tax.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA currently applies to payments of interest on the New Notes. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of the New Notes, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds (other than the amount treated as interest). Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Documentation that holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a holder’s identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. Prospective investors should consult their own tax advisers about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the New Notes.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments on the New Notes made to, and the proceeds of dispositions of the New Notes effected by, certain U.S. holders. In addition, certain U.S. persons (as defined in the Code) may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Holders who are not U.S. persons may be required to comply with applicable certification procedures to establish that they are not U.S. persons in order to avoid the application of such information reporting requirements and backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

CERTAIN ERISA AND RELATED CONSIDERATIONS
The following is a summary of certain considerations associated with the exchange of Old Notes for New Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code (“ERISA Plans”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each arrangement or ERISA Plan, a “Plan”).
Prohibited transaction issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition, exchange or holding of Notes by an ERISA Plan with respect to which the Company is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, exchanged and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) or ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code.
Because of the foregoing, the Notes should not be purchased, exchanged or held by any person investing “plan assets” of any Plan, unless such purchase, exchange and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.
Representation
Accordingly, by exchange of a Note each holder, or in the case of a transfer of the Note, subsequent transferee will be deemed to have represented and warranted that either (a) no portion of the assets used by such holder or transferee to acquire, exchange or hold the Notes (or any interest in a Note) constitutes assets of any Plan or (b) the acquisition, exchange and holding, as applicable, of the Notes (or any interest in a Note) by such holder or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.
Additionally, by acquiring, exchanging or holding a Note or any interest in a Note, each Plan (or person investing the assets of a Plan) will be deemed to represent that neither Solventum nor or any of its affiliates has acted as a fiduciary to the Plan under ERISA or applicable Similar Laws, nor has Solventum or any of its affiliates been relied upon for any advice, with respect to the Plan’s decision to acquire, hold, sell, exchange, vote or provide any consent with respect to the Notes and neither Solventum nor or any of its affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to the Notes.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or exchanging the Notes (and holding the Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.
Plans acquiring, exchanging or holding the Notes have the exclusive responsibility for ensuring that their acquisition, exchange, holding and disposition of the Notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

PLAN OF DISTRIBUTION
Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of New Notes received in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
We will not receive any proceeds from any exchange of Old Notes for New Notes or sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes, which may be this prospectus. Any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. In addition, the letter of transmittal states that if the exchange offeree is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, where such Old Notes were not acquired as a result of market-making activities or other trading activities, such broker-dealer will not be able to participate in the Exchange Offer.
For a period of 90 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer (other than the expenses of counsel for the holders of the Old Notes), other than underwriting discounts and commissions, brokerage commissions and applicable transfer taxes, and will indemnify certain Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder of such New Notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
•such New Notes are acquired in the ordinary course of business;
•at the time of the commencement of the Exchange Offer such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes; and
•such holder is not engaged in and does not intend to engage in a distribution of such New Notes.
We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the Exchange Offer, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters.

LEGAL MATTERS
Cleary Gottlieb Steen & Hamilton LLP, New York, New York will pass upon the validity of the New Notes.

EXPERTS
The financial statements as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Combined Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Combined Statements of Income for the fiscal years ended December 31, 2023, 2022 and 2021	F-4
Combined Statements of Comprehensive Income for the fiscal years ended December 31, 2023, 2022 and 2021	F-5
Combined Balance Sheets as of December 31, 2023 and 2022	F-6
Combined Statements of Changes in Equity for the fiscal years ended December 31, 2023, 2022 and 2021	F-7
Combined Statements of Cash Flows for the fiscal years ended December 31, 2023, 2022 and 2021	F-8
Notes to Combined Financial Statements	F-9
Unaudited Interim Condensed Consolidated and Combined Financial Statements:
Condensed Consolidated and Combined Statements of Income for the fiscal three- and nine-month periods ended September 30, 2024 and September 30, 2023	F-36
Condensed Consolidated and Combined Statements of Comprehensive Income for the fiscal three- and nine-month periods ended September 30, 2024 and September 30, 2023	F-37
Condensed Consolidated and Combined Balance Sheets as of September 30, 2024 and December 31, 2023	F-38
Condensed Consolidated and Combined Statements of Changes in Equity for the fiscal three- and nine-month periods ended September 30, 2024 and September 30, 2023	F-39
Condensed Consolidated and Combined Statements of Cash Flows for the fiscal nine-month periods ended September 30, 2024 and September 30, 2023	F-41
Notes to the Condensed Consolidated and Combined Financial Statements	F-42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of 3M Company
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of the Health Care Business of 3M Company (the “Company”) as of December 31, 2023 and 2022, and the related combined statements of income, of comprehensive income, of changes in equity and of cash flows for each of the three years in the period ended December 31, 2023, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the combined financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Legal Proceedings
As described in Note 11 to the combined financial statements, management records liabilities for legal proceedings in those instances where it can reasonably estimate the amount of the loss and when the loss is probable. Where the reasonable estimate of the probable loss is a range, management records as an accrual in the Company’s financial statements the most likely estimate of the loss, or the low end of the range if there is no one best estimate. Management either discloses the amount of a possible loss or range of loss in excess of established accruals if estimable, or states that such an estimate cannot be made. Management discloses significant legal proceedings even where liability is not probable or the amount of the liability is not estimable, or both, if management believes there is at least a reasonable possibility that a loss may be incurred.

The principal considerations for our determination that performing procedures relating to legal proceedings is a critical audit matter are (i) the significant judgment by management when determining the likelihood of a loss being incurred and when estimating the loss or range of loss for each claim, and (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s assessment of the liabilities and disclosures related to legal proceedings.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the combined financial statements. These procedures included testing the effectiveness of controls relating to management’s assessment of the liabilities related to legal proceedings, including controls over determining the likelihood of a loss and whether the amount of loss can be reasonably estimated, as well as financial statement disclosures. These procedures also included, among others, obtaining and evaluating the letters of audit inquiry with internal and external legal counsel, evaluating the reasonableness of management’s assessment regarding whether an unfavorable outcome is reasonably possible or probable and reasonably estimable, and evaluating the sufficiency of the Company’s disclosures related to legal proceedings.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 20, 2024
We have served as the Company’s auditor since 2022.

Health Care Business of 3M Company
Combined Statements of Income

	Years ended December 31,
(Millions)	2023	2022	2021
Net sales
Sales of product	$6,296	$6,300	$6,398
Sales of software and rentals	1,901	1,830	1,773
Total net sales	8,197	8,130	8,171
Operating expenses
Costs of product	3,023	2,953	2,773
Costs of software and rentals	481	482	475
Selling, general and administrative	2,243	2,235	2,278
Research and development	758	767	766
Total operating expenses	6,505	6,437	6,292
Operating income	1,692	1,693	1,879
Other expense (income) – net	25	1	(3)
Income before income taxes	1,667	1,692	1,882
Provision for income taxes	321	349	422
Net income	$1,346	$1,343	$1,460
The accompanying notes are an integral part of these combined financial statements.

Health Care Business of 3M Company
Combined Statements of Comprehensive Income

	Years ended December 31,
(Millions)	2023	2022	2021
Net income	$1,346	$1,343	$1,460
Other comprehensive income (loss) – net of tax:
Cumulative translation adjustment	157	(331)	(280)
Defined benefit pension adjustment	(33)	34	10
Total other comprehensive income (loss) – net of tax	124	(297)	(270)
Comprehensive income	$1,470	$1,046	$1,190
The accompanying notes are an integral part of these combined financial statements.

Health Care Business of 3M Company
Combined Balance Sheets

	December 31,
(Millions)	2023	2022
Assets
Current assets
Cash and cash equivalents	$194	$61
Receivables – net of allowances of $82 and $93	1,313	1,171
Inventories
Finished goods	453	468
Work in process	171	173
Raw materials and supplies	233	232
Total inventories	857	873
Other current assets	155	126
Current assets	2,519	2,231
Property, plant, and equipment – net	1,457	1,319
Goodwill	6,535	6,434
Intangible assets – net	2,902	3,252
Other assets	530	358
Total assets	$13,943	$13,594

Liabilities
Current liabilities
Accounts payable	$477	$348
Unearned revenue	574	559
Other current liabilities	677	404
Current liabilities	1,728	1,311
Defined benefit pension	166	91
Deferred income taxes	231	215
Other liabilities	152	235
Total liabilities	2,277	1,852
Commitments and contingencies (Note 11)
Equity
Net parent investment	12,003	12,239
Accumulated other comprehensive income (loss) – net	(337)	(497)
Total equity	11,666	11,742
Total liabilities and equity	$13,943	$13,594
The accompanying notes are an integral part of these combined financial statements.

Health Care Business of 3M Company
Combined Statements of Changes in Equity

(Millions)	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2021	$12,644	$70	$12,714
Net income	1,460	—	1,460
Other comprehensive income (loss) – net of tax
Cumulative translation adjustment	—	(280)	(280)
Defined benefit pension adjustment	—	10	10
Total other comprehensive income (loss) – net of tax	—	(270)	(270)
Net transfers to 3M	(1,845)	—	(1,845)
Balance at December 31, 2021	$12,259	$(200)	$12,059
Net income	1,343		1,343
Other comprehensive income (loss) – net of tax
Cumulative translation adjustment	—	(331)	(331)
Defined benefit pension adjustment	—	34	34
Total other comprehensive income (loss) – net of tax	—	(297)	(297)
Net transfers to 3M	(1,363)	—	(1,363)
Balance at December 31, 2022	$12,239	$(497)	$11,742
Net income	1,346	—	1,346
Other comprehensive income (loss) – net of tax
Cumulative translation adjustment	—	157	157
Defined benefit pension adjustment	—	(33)	(33)
Total other comprehensive income (loss) – net of tax	—	124	124
Net transfers to 3M	(1,582)	36	(1,546)
Balance at December 31, 2023	$12,003	$(337)	$11,666
The accompanying notes are an integral part of these combined financial statements.

Health Care Business of 3M Company
Combined Statements of Cash Flows

	Years ended December 31,
(Millions)	2023	2022	2021
Cash Flows from Operating Activities
Net income	$1,346	$1,343	$1,460
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	561	578	597
Postretirement benefit plan expense	41	64	74
Stock-based compensation expense	39	37	38
Gain on business divestitures	(56)	—	—
Deferred income taxes	(142)	(141)	(34)
Changes in assets and liabilities
Accounts receivable	(129)	(32)	(1)
Inventories	23	(82)	(136)
Accounts payable	105	25	68
Other current liabilities	137	(101)	73
Other — net	(10)	(12)	63
Net cash provided by operating activities	1,915	1,679	2,202

Cash Flows from Investing Activities
Purchases of property, plant and equipment (PP&E)	(290)	(251)	(277)
Proceeds from sale of business	60	—	—
Other — net	—	(2)	(1)
Net cash used in investing activities	(230)	(253)	(278)

Cash Flows from Financing Activities
Net transfers to 3M	(1,553)	(1,456)	(1,947)
Other — net	1	(4)	(13)
Net cash used in financing activities	(1,552)	(1,460)	(1,960)

Effect of exchange rate changes on cash and cash equivalents	—	4	3

Net increase (decrease) in cash and cash equivalents	133	(30)	(33)
Cash and cash equivalents at beginning of year	61	91	124
Cash and cash equivalents at end of period	$194	$61	$91
The accompanying notes are an integral part of these combined financial statements.

Health Care Business of 3M Company
Notes to Combined Financial Statements
Note 1 - Description of the business and basis of presentation
Organization and Description of Business
The Health Care Business (the “Company”) is a carve-out business of 3M Company (“3M” or “Parent”). On July 26, 2022, Parent announced a plan to spin off the Health Care Business. In connection with the spin-off, Parent will transfer certain assets and liabilities associated with the Health Care Business to 3M Health Care Company, a newly formed wholly owned subsidiary of Parent, and will effect a pro rata distribution of at least 80.1% of the common stock of 3M Health Care Company to 3M’s shareholders. The completion of the spin-off is subject to certain conditions, including the effectiveness of a registration statement for the common stock of 3M Health Care Company, the continuing validity of a private letter ruling received from the Internal Revenue Service and receipt by 3M of one or more tax opinions, and approval by 3M’s Board of Directors. 3M Health Care Company had no assets, liabilities, operations, or commitments and contingencies during the periods presented in these combined financial statements and will not have any assets, liabilities, operations or commitments and contingencies in respect of the Health Care Business until such business is transferred to 3M Health Care Company.
The Health Care Business is a leading global healthcare company with a broad portfolio of trusted solutions that leverage deep material science, data science, and digital capabilities to address critical customer needs.
The Health Care Business is organized into four operating business segments that are aligned with the end markets that the Company serves:
•MedSurg: Solutions including active wound care and incision management, vascular access, sterilization, temperature management, surgical supplies, auscultation, and monitoring, designed to accelerate healing, prevent complications, and lower the total cost of care.
•Dental Solutions: Comprehensive suite of dental and orthodontic solutions including brackets, aligners, restorative cement, and bonding agents that address oral care across the “life of the tooth” including disease prevention, direct and indirect restoration, and broad orthodontic needs, while maximizing practitioner effectiveness through digitally enabled workflows and tools.
•Health Information Systems: Software and consulting services including computer-assisted physician documentation, direct-to-bill and coding automation, classification methodologies, speech recognition, and data visualization platforms that eliminate revenue cycle waste, create more time for patient care, and drive value-based care.
•Purification and Filtration: Filtration and purification technologies including filters, purifiers, cartridges, and membranes that simplify purification processes, reduce debris and bioburden in fluids, and remove contaminants to enable the development and manufacturing of biopharmaceutical and medical technology treatments and provide cleaner water.
Basis of Presentation
The Health Care Business is a carve-out business of 3M Company. The combined financial statements have been derived from the consolidated financial statements and accounting records of 3M, including the historical cost basis of assets and liabilities comprising the Company, as well as the historical revenues, direct costs, and allocations of indirect costs attributable to the operations of the Company, using the historical accounting policies applied by 3M. These combined financial statements do not purport to reflect what the results of operations, comprehensive income, financial position, or cash flows would have been had the Company operated as a separate, standalone entity during the periods presented.
The combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission and present the historical results of operations, comprehensive income, and cash flows for the years ended December 31, 2023, 2022 and 2021, and the financial position as of December 31, 2023 and 2022.

Health Care Business of 3M Company
Notes to Combined Financial Statements
These combined financial statements include general corporate expenses and shared expenses of 3M that were historically incurred by or charged to the Health Care Business for certain support functions that are provided on a centralized basis, such as expenses related to information technology, finance and accounting, human resources, legal, and use of shared assets. Additional information is included in Note 13. Direct usage has been used to attribute expenses that are specifically identifiable to the business, where practicable. In certain instances these expenses have been allocated to the Health Care Business primarily based on a pro rata proportion of revenue. The attribution methodologies of corporate and shared expenses reasonably reflect the utilization of services by, or the benefits provided to the Health Care Business, in the aggregate. The combined financial statements reflect all the costs of doing business, the allocations may not, however, reflect the expenses the Health Care Business would have incurred as a standalone company for the periods presented. All intercompany transactions and balances within the Health Care Business have been eliminated.
The Health Care Business’s combined balance sheets include 3M assets and liabilities that are specifically identifiable or otherwise attributable to the Health Care Business. 3M manages cash and other treasury operations at a centralized level. As such, cash and cash equivalents in the combined balance sheets primarily represent cash managed by Health Care Business subsidiaries directly and cash that has not yet been swept to 3M’s central accounts. Cash transfers to and from the cash management accounts of 3M are reflected in the combined statements of cash flows as “Net transfers to 3M.” 3M’s third party debt, including any related interest expense, which is not directly attributable to the Health Care Business has been excluded from the combined financial statements as the Company is not the legal obligor nor a guarantor of the debt. These arrangements may not be reflective of the way the Company would have financed its operations had it been a separate, standalone entity during the periods presented.
The operations of the Health Care Business are included in the consolidated U.S. federal, and certain state, local and foreign income tax returns filed by 3M, where applicable. Income tax expense and other income tax related information contained in these combined financial statements are presented following the separate return methodology as if the Health Care Business filed its own income tax returns. The income tax results of the Health Care Business as presented in the combined financial statements may not be reflective of the results the Health Care Business would generate in the future. In jurisdictions where the Health Care Business has been included in income tax returns filed by Parent, any income taxes payable resulting from the related income tax provision have been reflected within “Net parent investment” on the combined balance sheets.
Note 2 - Summary of Significant Accounting Policies
Foreign currency translation: Local currencies generally are considered the functional currencies outside the United States, and accordingly, the financial statements of these subsidiaries are remeasured as if their functional currency is that of their parent. Assets and liabilities for operations in local-currency environments are translated at month-end exchange rates of the period reported. Income and expense items are translated at average monthly currency exchange rates in effect during the period. Cumulative translation adjustments are recorded as a component of accumulated other comprehensive income (loss) in the combined balance sheets.
Use of estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Such estimates and assumptions are subject to inherent uncertainties which may result in actual amounts differing from these estimates.
Investments: All equity securities that do not result in consolidation are measured at fair value with changes therein reflected in net income. The Health Care Business utilizes the measurement alternative for equity investments that do not have readily determinable fair values and measures these investments at cost less impairment plus or minus observable price changes in orderly transactions.
Other assets: Other assets primarily includes long-lived medical equipment in rental arrangements utilized primarily by hospitals and other medical clinics, and other long-term assets. Depreciation expense incurred on the

Health Care Business of 3M Company
Notes to Combined Financial Statements
equipment used in rental arrangements was $32 million, $28 million, and $32 million for the years ended December 31, 2023, 2022, and 2021, respectively.
Inventories: Inventories are stated at the lower of cost or net realizable value (NRV), which is defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Cost is generally determined on a first-in, first-out basis.
Property, plant and equipment: Property, plant and equipment, including capitalized interest and internal direct engineering costs, are recorded at cost. Depreciation of property, plant and equipment generally is computed using the straight-line method based on the estimated useful lives of the assets. The estimated useful lives of buildings and improvements primarily range from ten to forty years, with the majority in the range of twenty to forty years. The estimated useful lives of machinery and equipment primarily range from three to fifteen years, with the majority in the range of five to ten years. Fully depreciated assets are retained in property, plant and equipment and accumulated depreciation accounts until disposal. Upon disposal, assets and related accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to operations. Property, plant and equipment amounts are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.
Goodwill: Goodwill is the excess of cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not amortized. Goodwill is tested for impairment annually in the fourth quarter of each year, and is tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level, with all goodwill assigned to a reporting unit. The Health Care Business reporting units correspond to a business segment as this represents the lowest level of discrete financial information below sales that is available. The Health Care Business did not combine any of its reporting units for impairment testing. The impairment loss is measured as the amount by which the carrying value of the reporting unit’s net assets exceeds its estimated fair value, not to exceed the carrying value of the reporting unit’s goodwill. The estimated fair value of a reporting unit is determined based on a market approach using comparable company information such as EBITDA (earnings before interest, taxes, depreciation and amortization) multiples or, in some cases, based on a discounted cash flow analysis.
Intangible assets: Intangible asset types include customer-related, patents and other technology-based, tradenames and other intangible assets acquired from an independent party. Intangible assets with a definite life are amortized on a systematic and rational basis (generally straight line) that is representative of the asset’s use. The estimated useful lives vary by category, with customer-related between twelve to nineteen years, patents and other technology-based between six to ten years, and definite lived tradenames and other between eleven and sixteen years. Intangible assets are removed from their respective gross asset and accumulated amortization accounts when they are no longer in use. Refer to Note 6 for additional details on the gross amount and accumulated amortization of the Company’s intangible assets.
Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. An impairment loss is recognized when the carrying amount exceeds the estimated undiscounted cash flows from the asset’s or asset group’s ongoing use and eventual disposition. If an impairment is identified, the amount of the impairment loss recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.
Intangible assets with an indefinite life, namely certain tradenames, are not amortized. Indefinite-lived intangible assets are tested for impairment annually in the third quarter of each year, and are tested for impairment between annual tests if an event occurs or circumstances change that would indicate that the carrying amount may be

Health Care Business of 3M Company
Notes to Combined Financial Statements
impaired. An impairment loss would be recognized when the fair value is less than the carrying value of the indefinite-lived intangible asset.
Restructuring actions: Restructuring actions generally include significant actions involving employee-related severance charges, contract termination costs, and impairment or accelerated depreciation/amortization of assets associated with such actions. Employee-related severance charges are largely based upon distributed employment policies and substantive severance plans. These charges are reflected in the quarter when the actions are probable and the amounts are estimable, which typically is when management approves the associated actions. Severance amounts for which affected employees in certain circumstances are required to render service in order to receive benefits at their termination dates are measured at the date such benefits were communicated to the applicable employees and recognized as expense over the employees’ remaining service periods. Contract termination and other charges primarily reflect costs to terminate a contract before the end of its term (measured at fair value at the time the Company provided notice to the counterparty) or costs that will continue to be incurred under the contract for its remaining term without economic benefit to the Company.
Revenue recognition: The Company sells a wide range of products to a diversified base of customers around the world and has no material concentration of credit risk or significant payment terms extended to customers. The majority of the Health Care Business’s customer arrangements contain a single performance obligation. The Health Care Business also enters into customer arrangements that involve multiple performance obligations (such as rental of equipment and related consumables), software with coterminous post-contract support, and software-as-a-service.
The Company recognizes revenue in light of the guidance of Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers. Revenue is recognized when control of goods has transferred to customers. For the majority of the Company’s customer arrangements, control transfers to customers at a point-in-time when goods/services have been delivered as that is generally when legal title, physical possession and risks and rewards of goods/services transfer to the customer. For certain arrangements, specifically software sold with coterminous post-contract support that is integral to maintaining the utility of the software license to the customer and software-as-a-service, control transfers over time as the customer simultaneously receives and consumes the benefits as the Health Care Business completes the performance obligation(s).
Revenue is recognized at the transaction price which the Company expects to be entitled. When determining the transaction price, the Health Care Business estimates variable consideration applying the portfolio approach practical expedient under ASC 606. The main sources of variable consideration for the Health Care Business are customer rebates, trade promotion funds, and cash discounts. These sales incentives are recorded as a reduction to revenue at the time of the initial sale using the most-likely amount estimation method. The most-likely amount method is based on the single most likely outcome from a range of possible consideration outcomes. The range of possible consideration outcomes are primarily derived from the following inputs: sales terms, historical experience, trend analysis, and projected market conditions in the various markets served. Because the Health Care Business serves numerous markets, the sales incentive programs offered vary across businesses, but the most common incentive relates to amounts paid or credited to customers for achieving defined volume levels or growth objectives. There are no material instances where variable consideration is constrained and not recorded at the initial time of sale. Free goods are accounted for as an expense and recorded in costs of product. Product returns are recorded as a reduction to revenue based on anticipated sales returns that occur in the normal course of business. The Health Care Business primarily has assurance-type warranties that do not result in separate performance obligations. Sales, use, value-added, and other excise taxes are not recognized in revenue. The Company has elected to present revenue net of sales taxes and other similar taxes.
For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation using the Health Care Business’s best estimate of the standalone selling price of each distinct good or service in the contract. For customers purchasing software from the Health Care Business, these performance obligations include providing software licenses with ongoing customer support, installation and training. For customers renting medical devices from the Health Care Business, this includes the Company furnishing a rental unit to a customer as well as delivery of consumables for the rented medical device.

Health Care Business of 3M Company
Notes to Combined Financial Statements
The Company did not recognize any material revenue in the current reporting period for performance obligations that were fully satisfied in previous periods.
The Company does not have material unfulfilled performance obligation balances for contracts with an original length greater than one year in any years presented. Additionally, the Company does not have material costs related to obtaining a contract with amortization periods greater than one year for any year presented.
The Health Care Business applies ASC 606 utilizing the following allowable exemptions or practical expedients:
•Exemption to not disclose the unfulfilled performance obligation balance for contracts with an original length of one year or less.
•Practical expedient relative to costs of obtaining a contract by expensing sales commissions when incurred because the amortization period would have been one year or less.
•Portfolio approach practical expedient relative to estimation of variable consideration.
•“Right to invoice” practical expedient based on the Health Care Business’s right to invoice the customer at an amount that reasonably represents the value to the customer of the Health Care Business’s performance completed to date.
•Election to present revenue net of sales taxes and other similar taxes.
•Sales-based royalty exemption permitting future intellectual property out-licensing royalty payments to be excluded from the otherwise required remaining performance obligations disclosure.
The Company recognizes revenue from the rental of durable medical devices in accordance with the guidance of ASC 842, Leases. The Company recognizes rental revenue based on the length of time a device is used by the patient/organization, (i) at the contracted rental rate for contracted customers and (ii) generally, retail price for non-contracted customers. The leases are short-term in nature, generally providing for daily or monthly pricing, and are all classified as operating leases.
Accounts receivable and allowances: Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains allowances for bad debts, cash discounts, and various other items. The allowances for bad debts and cash discounts are based on the best estimate of the amount of expected credit losses in existing accounts receivable and anticipated cash discounts. The Company determines the allowances based on historical write-off experience informed by industry and regional economic data, current expectations of future credit losses, and historical cash discounts. The Company reviews the allowances monthly. The allowances for bad debts as well as the provision for credit losses, write-off activity and recoveries for the periods presented are not material. The Company does not have any significant off-balance-sheet credit exposure related to its customers.
Research and development: Research and development includes costs related to basic scientific research and the application of scientific advances in the development of new and improved products and their uses; technical support; internally developed patent costs, which include costs and fees incurred to prepare, file, secure and maintain patents; amortization of externally acquired patents and externally acquired in-process research and development. Research and development costs are expensed as incurred.
Internal-use software: The Company capitalizes direct costs of services used in the development of, and external software acquired for use as, internal-use software. Amounts capitalized are amortized over a period of three to seven years, generally on a straight-line basis, unless another systematic and rational basis is more representative of the software’s use.
Income taxes: The income tax provision of the Health Care Business was prepared using the separate return method. The calculation of income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, transactions included in the consolidated financial statements of 3M may not be included in the combined financial statements. Similarly, the tax treatment of certain items reflected

Health Care Business of 3M Company
Notes to Combined Financial Statements
in the combined financial statements may not be reflected in the consolidated financial statements and tax returns of 3M. Therefore, items such as net operating losses, credit carryforwards, and valuation allowances may exist in the standalone financial statements that may or may not exist in 3M’s consolidated financial statements. In the future, as a standalone entity, the Health Care Business will file tax returns on its own behalf and its deferred taxes and actual income tax rate may differ from those in the historical periods.
In jurisdictions where the Health Care Business has been included in income tax returns filed by Parent, income taxes currently payable will be deemed to have been remitted to the Parent, in cash, in the period the liability arose and income taxes currently receivable are deemed to have been received from the Parent in the period that a refund could have been recognized. Adjustments to the recorded payable that derive from the Health Care Business’s current year activity are recorded through current tax expenses and the ending adjusted payable/receivable is settled through “Net parent investment” on the combined balance sheets.
Current obligations for tax in jurisdictions where the Company does not file a consolidated tax return with 3M, including certain foreign and certain U.S. state tax jurisdictions, are recorded as accrued liabilities within “Other current liabilities” on the combined balance sheets. The effects of tax adjustments and settlements with taxing authorities are presented in our combined financial statements in the period to which they relate.
Uncertain tax positions that meet the more likely than not recognition threshold are measured to determine the amount of tax benefit to recognize in the combined financial statements. An uncertain tax position is measured at the largest amount of benefit that the Company believes has a greater than 50% likelihood of realization upon settlement. Tax benefits not meeting the measurement or realization criteria represent unrecognized tax benefits. The Company recognizes interest and penalties related to income tax matters as a component of “Provision for income taxes” in the combined statements of income.
Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their respective tax bases, as well as from net operating loss and tax credit carryforwards. The deferred income tax balances are stated at enacted tax rates expected to be in effect when those taxes are paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. We evaluate the recoverability of these future tax deductions and tax credits by evaluating all available positive and negative evidence, specifically assessing the adequacy of future expected taxable income from all sources, including reversal of existing taxable temporary differences, forecasted operating earnings, and available tax planning strategies. To the extent we consider it more likely than not that a deferred tax asset will not be recovered, a valuation allowance is established.
Stock-based compensation: Certain employees participate in the stock-based compensation plans sponsored by 3M. The awards to these employees are reflected in “Net parent investment” within the combined statements of changes in equity at the time they are expensed. The Company recognizes all stock-based payments to employees as compensation cost over the service period based on their estimated fair value on the date of grant. The Company’s annual stock option and restricted stock unit grant is made in February to provide a strong and immediate link between the performance of individuals during the preceding year and the size of their annual stock compensation grants. The grant to eligible employees uses the closing stock price on the grant date. Accounting rules require recognition of expense under a non-substantive vesting period approach, requiring compensation expense recognition when an employee is eligible to retire. Employees are considered eligible to retire at age 55 and after having completed ten years of service.
Comprehensive income: Total comprehensive income and the components of accumulated other comprehensive income (loss) are presented in the combined statements of comprehensive income and the combined statements of changes in equity. Accumulated other comprehensive income (loss) is composed of foreign currency translation effects and defined benefit pension adjustments. The Company uses the portfolio approach for releasing income tax effects from accumulated other comprehensive income.
Fair value measurements: The Health Care Business follows ASC 820, Fair Value Measurements and Disclosures, with respect to assets and liabilities that are measured at fair value on a recurring basis and nonrecurring basis. Under the standard, fair value is defined as the exit price, or the amount that would be received

Health Care Business of 3M Company
Notes to Combined Financial Statements
to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The standard also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The hierarchy is broken down into three levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The carrying value of the Health Care Business's accounts receivable, accounts payable, and accrued expenses approximate their fair value due to the short period of time to maturity or repayment.
Leases: The Health Care Business determines if an arrangement is a lease upon inception. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The right to control the use of an asset includes the right to obtain substantially all of the economic benefits of the underlying asset and the right to direct how and for what purpose the asset is used.
Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Health Care Business’ leases typically do not provide an implicit rate, the present value of our lease liability is determined using 3M’s incremental borrowing rate at lease commencement. 3M determines the incremental borrowing rate for leases using a portfolio approach based primarily on the lease term and the economic environment of the applicable country or region.
As a lessee, the Company leases distribution centers, office space, land, and equipment. Certain Health Care Business lease agreements include rental payments adjusted annually based on changes in an inflation index. The Health Care Business’s leases do not contain material residual value guarantees or material restrictive covenants. Lease expense is recognized on a straight-line basis over the lease term.
Certain leases include one or more options to renew, with terms that can extend the lease term up to five years. The Health Care Business includes options to renew the lease as part of the right of use lease asset and liability when it is reasonably certain the Company will exercise the option. In addition, certain leases contain fair value purchase and termination options with an associated penalty. In general, the Health Care Business is not reasonably certain to exercise such options.
For the measurement and classification of its lease agreements, the Health Care Business groups lease and non-lease components into a single lease component for all underlying asset classes. Variable lease payments primarily include payments for non-lease components, such as maintenance costs, payments for leased assets used beyond their noncancellable lease term as adjusted for contractual options to terminate or renew, additional payments related to a subsequent adjustment in an inflation index, and payments for non-components such as sales tax. Certain Health Care leases contain immaterial variable lease payments based on number of units produced.

Health Care Business of 3M Company
Notes to Combined Financial Statements
Note 3 - New Accounting Pronouncements
The table below provides summaries of applicable new accounting pronouncements issued, but not yet adopted by Health Care.

Standard	Relevant Description	Effective Date for the Health Care Business	Impact and Other Matters
ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures	Issued in November 2023. Requires public entities to expand on segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses.	Year-end December 31, 2024.	As this ASU relates to disclosures only, there will be no impact to the Health Care Business’s combined results of operations and financial condition.
ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures	Issued in December 2023. Requires disaggregated information about a Company's effective tax rate reconciliation as well as information on income taxes paid.	Year-end December 31, 2025	As this ASU relates to disclosures only, there will be no impact to the Health Care Business’s combined results of operations and financial condition.
Note 4 - Revenue recognition
Contract Balances
Unearned revenue primarily relates to revenue that is recognized over time for one-year software license contracts. Approximately $540 million of the December 31, 2022 balance was recognized as revenue during the year ended December 31, 2023, while approximately $540 million of the December 31, 2021 balance was recognized as revenue during the year ended December 31, 2022.
Operating Lease Revenue
Sales of software and rental includes rental revenue from durable medical devices as part of operating lease arrangements (reported within the MedSurg segment), which was $616 million, $603 million, and $613 million for the years ended December 31, 2023, 2022 and 2021, respectively.
No customer accounted for more than 10% of the Company’s revenues for the years ended December 31, 2023, 2022 and 2021. Additionally, one customer accounted for approximately 10% of accounts receivable as of December 31, 2023 and none accounted for more than 10% of accounts receivable as of December 31, 2022.
Note 5 - Property, Plant, and Equipment - Net
Property, plant and equipment, net consisted of the following:

	December 31,
(Millions)	2023	2022
Property, plant and equipment - at cost
Buildings and leasehold improvements	$937	$856
Machinery and equipment	2,057	1,965
Construction in progress	320	240
Other fixed assets	24	29
Gross property, plant and equipment	3,338	3,090
Accumulated depreciation	(1,881)	(1,771)
Property, plant and equipment – net	$1,457	$1,319

Health Care Business of 3M Company
Notes to Combined Financial Statements
Depreciation expense consisted of the following:

	For the years ended December 31,
(Millions)	2023	2022	2021
Depreciation expense	$164	$177	$184
Note 6 - Goodwill and Intangible assets
Goodwill
There was no goodwill recorded from acquisitions during 2023 or 2022.
In August 2023, 3M completed the sale of assets associated with its dental local anesthetic business (part of the Dental Solutions segment) to Pierrel S.p.A for approximately $60 million in cash. This transaction resulted in a net pre-tax gain of $56 million. In connection with this transaction, goodwill was reduced by approximately $4 million.
The goodwill balance by business segment follows:

(Millions)	MedSurg	Dental Solutions	Health Information Systems	Purification and Filtration	Total
Balance at December 31, 2021	$3,763	$472	$873	$1,558	$6,666
Translation impact	(157)	(20)	(2)	(53)	(232)
Balance at December 31, 2022	$3,606	$452	$871	$1,505	$6,434
Divestitures	—	(4)	—	—	(4)
Translation impact	79	10	2	14	105
Balance at December 31, 2023	$3,685	$458	$873	$1,519	$6,535
Acquired Intangible Assets
The carrying amount and accumulated amortization of acquired intangible assets follow:

	December 31,
(Millions)	2023	2022
Customer related intangible assets	$2,734	$2,715
Patents and other technology-based intangible assets	1,897	1,893
Tradenames and other amortizable intangible assets	705	706
Total gross carrying amount	5,336	5,314

Accumulated amortization — customer related	(1,081)	(924)
Accumulated amortization — patents and other technology-based	(1,055)	(880)
Accumulated amortization — tradenames and other	(323)	(283)
Total accumulated amortization	(2,459)	(2,087)

Total finite-lived intangible assets — net	2,877	3,227

Indefinite-lived tradenames	25	25
Total intangible assets — net	$2,902	$3,252

Health Care Business of 3M Company
Notes to Combined Financial Statements
Amortization expense consisted of the following:

	For the years ended December 31,
(Millions)	2023	2022	2021
Amortization expense	$365	$373	$381
Expected amortization expense for acquired amortizable intangible assets recorded as of December 31, 2023 follows:

(Millions)	2024	2025	2026	2027	2028	After 2028
Amortization expense	$346	$318	$313	$308	$307	$1,285
The preceding expected amortization expense is an estimate. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, impairment of intangible assets, accelerated amortization of intangible assets and other events.
Note 7 - Other Current Liabilities
Other current liabilities included in the combined balance sheets consists of the following;

	December 31,
(Millions)	2023	2022
Accrued compensation	$209	$65
Accrued rebates	206	168
Other	262	171
Total other current liabilities	$677	$404

Health Care Business of 3M Company
Notes to Combined Financial Statements
Note 8 - Accumulated Other Comprehensive Income (Loss)
Changes in Accumulated Other Comprehensive Income (Loss) by Component

(Millions)	Cumulative Translation Adjustment	Defined Benefit Pension Plans Adjustment	Total Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2021, net of tax	$107	$(37)	$70
Other comprehensive income (loss), before tax
Amounts before reclassification	(280)	10	(270)
Amounts reclassified out	—	3	3
Total other comprehensive income (loss), before tax	(280)	13	(267)
Tax effect	—	(3)	(3)
Total other comprehensive income (loss), net of tax	(280)	10	(270)
Balance at December 31, 2021, net of tax	$(173)	$(27)	$(200)
Other comprehensive income (loss), before tax
Amounts before reclassification	(331)	45	(286)
Amounts reclassified out	—	2	2
Total other comprehensive income (loss), before tax	(331)	47	(284)
Tax effect	—	(13)	(13)
Total other comprehensive income (loss), net of tax	(331)	34	(297)
Balance at December 31, 2022, net of tax	$(504)	$7	$(497)
Other comprehensive income (loss), before tax
Amounts before reclassification	157	(50)	107
Amounts reclassified out	—	—	—
Total other comprehensive income (loss), before tax	157	(50)	107
Tax effect	—	17	17
Total other comprehensive income (loss), net of tax	157	(33)	124
Transfers from 3M, net of tax	—	36	36
Balance at December 31, 2023, net of tax	$(347)	$10	$(337)
Income taxes are not provided for foreign translation relating to permanent investments in international subsidiaries. Reclassification adjustments are made to avoid double counting in comprehensive income items that are subsequently recorded as part of net income.
Defined Benefit Pension Reclassification out of Accumulated Other Comprehensive Income (Loss)

	For the years ended December 31,
(Millions)	2023	2022	2021
Gains (losses) associated with defined benefit pension plans amortization, before tax
Transition asset	$—	$1	$1
Net actuarial loss	(1)	1	2
Settlements	1	—	—
Total reclassification, before tax	—	2	3
Tax effect	—	—	(1)
Total, net of tax	$—	$2	$2

Health Care Business of 3M Company
Notes to Combined Financial Statements
Note 9 - Income taxes
See Note 2 “Summary of Significant Accounting Policies” for a description of the Company’s accounting policies and separate return method of preparation for income taxes. The components of income before income taxes were:

	For the years ended December 31,
(Millions)	2023	2022	2021
United States	$1,221	$1,276	$1,262
International	446	416	620
Total	$1,667	$1,692	$1,882
The provision for income taxes consists of the following:

	For the years ended December 31,
(Millions)	2023	2022	2021
Currently payable
Federal	$148	$355	$310
State	44	53	36
International	271	82	114
Deferred
Federal	(8)	(127)	(52)
State	(9)	(8)	(2)
International	(125)	(6)	16
Total	$321	$349	$422
The Tax Cuts and Jobs Act (“TCJA”) imposes tax on U.S. shareholders for Global Intangible Low-Taxed Income (“GILTI”) earned by certain non-U.S. subsidiaries. The Company has elected to account for the income tax effects associated with the GILTI U.S. income inclusion as a period cost.

Health Care Business of 3M Company
Notes to Combined Financial Statements
The deferred tax assets and deferred tax liabilities included in the combined balance sheets consist of the following:

	December 31,
(Millions)	2023	2022
Deferred tax assets:
Miscellaneous accruals	$68	$52
Accrued compensation	102	35
Net operating loss carryforward	95	95
Foreign tax credits	52	50
Advanced royalties	26	48
Research and experimentation capitalization	213	181
Other deferred tax assets	37	51
Gross deferred tax assets	593	512
Valuation allowance	(56)	(54)
Total deferred tax assets	537	458

Deferred tax liabilities:
Property, plant, and equipment	(124)	(128)
Intangible assets	(324)	(392)
Total deferred tax liabilities	(448)	(520)

Net deferred tax asset (liability)	$89	$(62)
A reconciliation of the net deferred tax asset (liability) in the combined balance sheets is as follows:

	December 31,
(Millions)	2023	2022
Other assets	$320	$153
Deferred income taxes	(231)	(215)
Net deferred tax asset (liability)	$89	$(62)
As of December 31, 2023, the Company had tax-effected operating loss carryforwards of $95 million and tax credit carryforwards of $52 million for federal, state, and international jurisdictions, with all amounts before limitation impacts and valuation allowances. Federal tax attributes will expire after one to ten years and international tax attributes after one to an indefinite carryover period. As of December 31, 2023, the Company has provided $56 million of valuation allowances against certain of those deferred tax assets based upon management’s determination that it is more-likely-than-not that the tax benefits related to these assets will not be realized.

Health Care Business of 3M Company
Notes to Combined Financial Statements
The difference between the U.S. statutory income tax rate and the effective income tax rate is as follows:

	For the years ended December 31,
	2023	2022	2021
U.S. Statutory income tax rate	21.0%	21.0%	21.0%
State income taxes - net of federal benefit	1.7%	2.1%	1.4%
International income taxes - net	(1.3)%	(1.7)%	(2.0)%
Global Intangible Low Taxed Income (GILTI)	0.8%	0.7%	3.3%
Foreign derived intangible income (FDII)	(2.2)%	(2.5)%	(2.6)%
U.S. research and development credit	(1.2)%	(1.8)%	(0.9)%
Reserves for tax contingencies	(4.1)%	0.6%	0.4%
Tax impact of legal entity restructuring	2.3%	—%	—%
Changes in valuation allowance	1.4%	0.7%	1.1%
Deferred rate change	0.1%	(0.3)%	0.6%
All other - net	0.8%	1.8%	0.1%
Effective income tax rate	19.3%	20.6%	22.4%
The effective income tax rate for 2023 was 19.3%, compared to 20.6% in 2022, a decrease of 1.3%. The primary factors that decreased the tax rate were the recognition of a previously unrecognized tax benefit due to the expiration of the statute of limitations, partially offset by the tax impact of legal entity restructuring in connection with the spin-off.
The Company recognizes the amount of income tax benefit that has a greater than 50% likelihood of being ultimately realized upon settlement. Changes in unrecognized tax benefits impacting the provision for income taxes of the Company have been reflected in the combined statements of income. Interest and penalties are also recognized in the provision for income taxes in the combined statements of income. For uncertain tax positions that the Company expects to be legally liable for, the unrecognized tax benefits and interest and penalties of $40 million and $138 million have been recorded to “Other liabilities” as of December 31, 2023 and 2022, respectively on the combined balance sheets. For uncertain tax positions where the Company is not legally and directly liable for, unrecognized tax benefits and interest and penalties are charged to “Net parent investment” on the combined balance sheets. A rollforward of unrecognized tax benefits (UTB) is as follows:

	December 31,
(Millions)	2023	2022	2021
Gross UTB Balance at January 1	$307	$308	$314

Additions based on tax positions related to the current year	22	18	23
Additions for tax positions of prior years	17	17	2
Additions related to recent acquisitions	—	—	—
Reductions for tax positions of prior years	(35)	(19)	(11)
Settlements	—	—	—
Reductions due to lapse of applicable statute of limitations	(74)	(10)	(10)
Reductions for amounts recorded to Net parent investment	(32)	(7)	(10)

Gross UTB Balance at December 31	$205	$307	$308
The total amount of UTB, if recognized, would affect the effective tax rate by $142 million as of December 31, 2023. It is reasonably possible that the amount of unrecognized tax benefits could significantly change within the next 12 months. The Company has ongoing federal, state and international income tax audits in various jurisdictions and evaluates uncertain tax positions that may be challenged by local tax authorities and not fully sustained. These uncertain tax positions are reviewed on an ongoing basis and adjusted in light of facts and circumstances including

Health Care Business of 3M Company
Notes to Combined Financial Statements
progression of tax audits, developments in case law and closing statutes of limitation. At this time, the Company is not able to estimate the range by which these potential events could impact the Company’s unrecognized tax benefits within the next 12 months.
The IRS has completed its field examination of 3M’s U.S. federal income tax returns through 2018, but the years 2005 through 2018 have not closed, as 3M is in the process of resolving issues identified during those examinations. Currently, 3M is under examination by the IRS for its U.S. federal income tax returns for the years ended 2019 and 2020. As noted previously, for uncertain tax positions that the Company is not legally and directly liable for, unrecognized tax benefits and interest and penalties are charged to Net parent investment. In addition to the U.S. federal examination, there is also audit activity in several U.S. state and foreign jurisdictions where the Company is subject to ongoing tax examinations and governmental assessments, which could be impacted by evolving political environments in those jurisdictions. As of December 31, 2023, no taxing authority proposed significant adjustments to the Company’s tax positions for which the Company is not adequately reserved.
The Company recognizes interest and penalties accrued related to unrecognized tax benefits in tax expense. The Company recognized in the combined statements of income on a gross basis approximately $7.5 million of benefit in 2023 and $3.9 million and $1.1 million of expense in 2022 and 2021, respectively. The amount of interest and penalties recognized may be an expense or benefit due to new or remeasured unrecognized tax benefit accruals. At December 31, 2023 and December 31, 2022, accrued interest and penalties in the combined balance sheets on a gross basis were $4.5 million and $12.1 million, respectively.
As of December 31, 2023, the Company has approximately $1,830 million of undistributed earnings in its foreign subsidiaries. Approximately $1,296 million of these earnings are no longer considered permanently reinvested. The incremental tax cost to repatriate these earnings to the U.S. was immaterial. The Company has not provided deferred taxes on approximately $534 million of undistributed earnings from non-U.S. subsidiaries as of December 31, 2023, which are indefinitely reinvested in operations. Because of the multiple avenues by which to repatriate the earnings to minimize tax cost, and because a large portion of these earnings are not liquid, it is not practical to determine the income tax liability that would be payable if such earnings were not reinvested indefinitely.
Note 10 - Postretirement Benefit Plans
3M Company Sponsored Pension and Postretirement Benefit Plans
Certain employees of the Health Care Business participate in U.S. and non-U.S. retirement plans sponsored by 3M. For purposes of the combined financial statements, these plans are accounted for as multiemployer plans as they are not sponsored by the Health Care Business. Therefore, the related assets and liabilities are not reflected in the combined balance sheets. The combined statements of income reflects a proportionate allocation of service costs for the multiemployer plans associated with the Health Care Business’s employees. Expenses associated with employee's participation in 3M Company sponsored pension plans were $32 million, $56 million, and $64 million for the years ended December 31, 2023, 2022, and 2021, respectively.
International Health Care Business Sponsored Defined Benefit Plans
During 2023, certain non-U.S. defined benefit plan obligations and assets were legally transferred to the Health Care Business from 3M Company, these amounts are disclosed as “Transfers from 3M” in the following tables. As of December 31, 2023, the Health Care Business has 18 company-sponsored retirement plans covering certain employees in ten countries. As these plans are sponsored by the Health Care Business, they are accounted for as single employer plans. Therefore, the funded status is reflected in the combined balance sheets, and the net periodic benefit costs are included in the combined statements of income.
The following tables include a reconciliation of the beginning and ending balances of the benefit obligation and the fair value of plan assets as well as a summary of the related amounts recognized in the Health Care Business’s combined balance sheets as of December 31, 2023 and 2022. The Health Care Business also has certain non-

Health Care Business of 3M Company
Notes to Combined Financial Statements
qualified pension and postretirement benefit plans that individually and in the aggregate are not significant and which are not included in the tables that follow.

	December 31,
(Millions)	2023	2022
Change in benefit obligation
Benefit obligation at beginning of year	$105	$159
Service cost	5	6
Interest cost	7	2
Actuarial (gain) loss	70	(45)
Benefit payments	(8)	(3)
Foreign exchange rate changes	19	(9)
Transfers from 3M	321	(5)
Benefit obligation at end of year	$519	$105
Change in plan assets
Fair value of plan assets at beginning of year	9	9
Actual return on plan assets	21	(1)
Company contributions	11	4
Foreign exchange rate changes	16	—
Benefit payments	(8)	(3)
Transfer from 3M	318	—
Fair value of plan assets at end of year	$367	$9
Funded status at end of year	$(152)	$(96)

	December 31,
Amounts recognized in the combined balance sheets (Millions)	2023	2022
Other assets	$9	$—
Accrued benefit cost
Current liabilities	(1)	(2)
Non-current liabilities	(160)	(94)
Ending balance	$(152)	$(96)

	December 31,
Amounts recognized in accumulated other comprehensive income (Millions)	2023	2022
Net transition obligation (asset)	$—	$—
Net actuarial loss (gain)	(11)	(10)
Prior service cost (credit)	—	—
Ending balance	$(11)	$(10)
The balance of amounts recognized for non-U.S. plans in accumulated other comprehensive income (loss) as of December 31 in the preceding table are presented based on the foreign currency exchange rates on that date.
The pension accumulated benefit obligation represents the actuarial present value of benefits based on employee service and compensation as of the measurement date and does not include an assumption about future compensation levels. The following table summarizes the total accumulated benefit obligations, the accumulated benefit obligations and fair value of plan assets for defined benefit pension plans with accumulated benefit

Health Care Business of 3M Company
Notes to Combined Financial Statements
obligations in excess of plan assets, and the projected benefit obligation and fair value of plan assets for defined benefit pension plans with projected benefit obligation in excess of plan assets as of December 31:

	December 31,
(Millions)	2023	2022
Accumulated benefit obligation	$460	$96
Plans with accumulated benefit obligation in excess of plan assets
Accumulated benefit obligation	$398	$90
Fair value of plan assets	294	3
Plans with projected benefit obligation in excess of plan assets
Projected benefit obligation	$476	$106
Fair value of plan assets	316	9
Components of net periodic cost and other amounts recognized in other comprehensive income
The service cost component of defined benefit net periodic benefit cost is recorded in costs of product; costs of software and rentals; selling, general and administrative; and research and development. Components of net periodic benefit cost and other supplemental information for the years ended December 31 follow:

	For the years ended December 31,
(Millions)	2023	2022	2021
Net periodic benefit cost (benefit)
Operating expense
Service cost	$5	$6	$6
Non-operating expense
Interest cost	7	2	2
Expected return on plan assets	(3)	(1)	(1)
Other	—	2	3
Total non-operating expense (benefit)	4	3	4
Total net periodic benefit cost (benefit)	$9	$9	$10
Other changes in plan assets and benefit obligations recognized in other comprehensive (income) loss
Amortization of transition asset	—	(1)	(1)
Prior service cost (benefit)	—	—	1
Net actuarial (gain) loss	52	(43)	(8)
Amortization of net actuarial income (loss)	1	(1)	(2)
Settlements	(1)	—	—
Foreign currency	(2)	(2)	(3)
Total recognized in other comprehensive (income) loss	$50	$(47)	$(13)
Total recognized in net periodic benefit cost (benefit) and other comprehensive (income) loss	$59	$(38)	$(3)
Weighted-average assumptions used to determine benefit obligations as of December 31

	2023		2022
	Germany	All Others	Germany	All Others
Discount rate	3.26%	3.52%	3.81%	10.12%
Compensation rate increase	3.00%	2.40%	3.00%	4.79%

Health Care Business of 3M Company
Notes to Combined Financial Statements
Weighted-average assumptions used to determine net cost for years ended December 31

	Germany			All Others
	2023	2022	2021	2023	2022	2021
Discount rate - service cost	4.01%	1.33%	0.90%	7.64%	8.57%	7.51%
Discount rate - interest cost	4.06%	0.97%	0.53%	9.02%	9.28%	8.22%
Expected return on assets	4.79%	2.00%	2.00%	5.86%	7.16%	7.87%
Compensation rate increase	3.00%	3.00%	3.00%	2.40%	4.23%	4.22%
The Company determines the discount rate used to measure plan liabilities as of the December 31 measurement date for the defined benefit plans, which is also the date used for the related annual measurement assumptions. The discount rate reflects the current rate at which the associated liabilities could be effectively settled at the end of the year. The Company sets its rate to reflect the yield of a portfolio of high quality, fixed-income debt instruments that would produce cash flows sufficient in timing and amount to settle projected future benefits. A decrease in the discount rate increases the Projected Benefit Obligation (PBO). The annual remeasurement of the PBO as of December 31, 2023, resulted in a $70 million increase in the PBO, primarily driven from lower discount rates as of December 31, 2023. The annual remeasurement of the PBO as of December 31, 2022 resulted in a $45 million decrease in the PBO, primarily driven from higher discount rates as of December 31, 2022.
The Company measures service cost and interest cost separately using the spot yield curve approach applied to each corresponding obligation. Service costs are determined based on duration-specific spot rates applied to the service cost cash flows. The interest cost calculation is determined by applying duration-specific spot rates to the year-by-year projected benefit payments. The spot yield curve approach does not affect the measurement of the total benefit obligations as the change in service and interest costs offset in the actuarial gains and losses recorded in other comprehensive income.
During 2023, the Company contributed $11 million to its defined benefit pension plans. In 2024, the Company expects to contribute approximately $10 million to $15 million of cash to its defined benefit pension plans.
Future Pension Benefit Payments
The following table provides the estimated pension and postretirement benefit payments that are payable from the plans to participants.

(Millions)	2024	2025	2026	2027	2028	2029-2033
Estimated future benefit payments	$16	$19	$18	$20	$21	$126
Plan Asset Management
The Company’s investment strategy for its pension and postretirement plans is to manage the funds on a going-concern basis. The primary goal of the trust funds is to meet the obligations as required. The secondary goal is to earn the highest rate of return possible, without jeopardizing its primary goal, and without subjecting the Company to an undue amount of contribution risk. Fund returns are used to help finance present and future obligations to the extent possible within actuarially determined funding limits and tax-determined asset limits, thus reducing the potential need for additional contributions from the Company. The investment strategy has used long duration cash bonds and derivative instruments to offset a significant portion of the interest rate sensitivity of pension liabilities.
Normally, the Company does not buy or sell any Parent securities as a direct investment for its pension and other postretirement benefit funds. However, due to external investment management of the funds, the plans may indirectly buy, sell or hold 3M securities. The aggregate amount of 3M securities are not considered to be material relative to the aggregate fund percentages.
The discussion that follows references the fair value measurements of certain assets in terms of levels 1, 2 and 3. See Note 2 for descriptions of these levels. While the company believes the valuation methods are appropriate and

Health Care Business of 3M Company
Notes to Combined Financial Statements
consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.
Outside the U.S., pension plan assets are typically managed by decentralized fiduciary committees. The disclosure below of asset categories is presented in aggregate for the six defined benefit plans in five countries, which have plan assets; however, there is significant variation in asset allocation policy from country to country. Local regulations, local funding rules, and local financial and tax considerations are part of the funding and investment allocation process in each country. The Company provides standard funding and investment guidance to all international plans with more focused guidance to the larger plans.
Each plan has its own strategic asset allocation. The asset allocations are reviewed periodically and rebalanced when necessary.
The fair values of the assets held by the international pension plans by asset class are as follows:

	Fair Value Measurements Using Inputs Considered as
	Level 1		Level 2		Level 3		Investments Measured at Net Asset Value *		Fair Value at December 31,
(Millions)	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
Asset Class
Equities	$7	$4	$23	$—	$—	$—	$24	$—	$54	$4
Fixed Income	6	4	188	—	—	—	31	—	225	4
Private Equity	—	—	—	—	—	—	47	—	47	—
Absolute Return	—	—	—	—	28	—	10	—	38	—
Cash and Cash Equivalents	2	1	—	—	—	—	—	—	2	1
Total	$15	$9	$211	$—	$28	$—	$112	$—	$366	$9
Other items to reconcile to fair value of plan assets									1	—
Fair Value of Plan Assets									$367	$9
__________________
*In accordance with ASC 820-10, certain investments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy. The NAV is based on the fair value of the underlying assets owned by the fund, minus its liabilities then divided by the number of units outstanding and is determined by the investment manager or custodian of the fund. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the fair value of plan assets.
Equities consist primarily of mandates in public equity securities managed to various public equity indices. Publicly traded equities are valued at the closing price reported in the active market in which the individual securities are traded.
Fixed Income investments include domestic and foreign government, and corporate debt securities. The debt securities are valued at the closing price reported if traded on an active market or at yields currently available on comparable securities of issuers with similar credit ratings or valued under a discounted cash flow approach that utilizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable such as credit and liquidity risks.
Private equity funds consist of partnership interests in a variety of funds which are valued at NAV as described above. Real estate consists of property funds and REITS (Real Estate Investment Trusts). REITS are valued at NAV with published prices provided by the custodians.
Absolute return consists primarily of private partnership interests in hedge funds, insurance contracts and derivative instruments. Partnerships and hedge funds are valued at NAV as described above. Insurance consists of

Health Care Business of 3M Company
Notes to Combined Financial Statements
insurance contracts, which are valued using cash surrender values which is the amount the plan would receive if the contract was cashed out at year end. Derivative instruments consist of various swaps and bond futures that are used to help manage risks and are valued by the custodian using closing market swap curves and market derived inputs.
Other items to reconcile to fair value of plan assets include the net of interest receivables, amounts due for securities sold, amounts payable for securities purchased and interest payable.
The balances of and changes in the fair values of the international pension plans’ level 3 assets consist primarily of insurance contracts under the absolute return asset class. In 2023 these balances were transferred from the 3M plans near the end of the year and had few transactions. In 2022 there were no level 3 assets.
Note 11 – Commitments and Contingencies
Legal Proceedings: 3M is involved in numerous claims and lawsuits, principally in the United States, and regulatory proceedings worldwide. These claims, lawsuits and proceedings relate to matters including, but not limited to, products liability (involving products that the Company now or formerly manufactured and sold), intellectual property, commercial, antitrust, federal healthcare program related laws and regulations, such as the False Claims Act and anti-kickback laws, securities, and environmental laws in the United States and other jurisdictions. Unless otherwise stated, 3M is vigorously defending all such litigation and proceedings. From time to time, 3M also receives subpoenas, investigative demands or requests for information from various government agencies in the United States and foreign countries. 3M generally responds in a cooperative, thorough and timely manner. These responses sometimes require time and effort and can result in considerable costs being incurred by the Company. Such requests can also lead to the assertion of claims or the commencement of administrative, civil, or criminal legal proceedings against 3M and others, as well as to settlements. The outcomes of legal proceedings and regulatory matters are often difficult to predict. Any determination that the Company’s operations or activities are not, or were not, in compliance with applicable laws or regulations could result in the imposition of fines, civil or criminal penalties, and equitable remedies, including disgorgement, suspension or debarment or injunctive relief.
Process for Disclosure and Recording of Liabilities Related to Legal Proceedings
Many lawsuits and claims involve highly complex issues relating to causation, scientific evidence, and alleged actual damages, all of which are otherwise subject to substantial uncertainties. Assessments of lawsuits and claims can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions. The categories of legal proceedings in which the Company is involved may include multiple lawsuits and claims, may be spread across multiple jurisdictions and courts which may handle the lawsuits and claims differently, may involve numerous and different types of plaintiffs, raising claims and legal theories based on specific allegations that may not apply to other matters, and may seek substantial compensatory and, in some cases, punitive, damages. These and other factors contribute to the complexity of these lawsuits and claims and make it difficult for the Company to predict outcomes and make reasonable estimates of any resulting losses. The Company's ability to predict outcomes and make reasonable estimates of potential losses is further influenced by the fact that a resolution of one or more matters within a category of legal proceedings may impact the resolution of other matters in that category in terms of timing, amount of liability, or both.
When making determinations about recording liabilities related to legal proceedings, the Company complies with the requirements of ASC 450, Contingencies, and related guidance, and records liabilities in those instances where it can reasonably estimate the amount of the loss and when the loss is probable. Where the reasonable estimate of the probable loss is a range, the Company records as an accrual in its financial statements the most likely estimate of the loss, or the low end of the range if there is no one best estimate. The Company either discloses the amount of a possible loss or range of loss in excess of established accruals if estimable, or states that such an estimate cannot be made. The Company discloses significant legal proceedings even where liability is not probable or the amount of the liability is not estimable, or both, if the Company believes there is at least a reasonable possibility that a loss may be incurred. Based on experience and developments, the Company reexamines its estimates of probable liabilities and associated expenses and receivables each period, and whether a loss previously determined to not be reasonably estimable and/or not probable is now able to be reasonably estimated or has become probable. Where appropriate, the Company makes additions to or adjustments of its reasonably estimated losses and/

Health Care Business of 3M Company
Notes to Combined Financial Statements
or accruals. As a result, the current accruals and/or estimates of loss and the estimates of the potential impact on the Company’s combined financial position, results of operations and cash flows for the legal proceedings and claims pending against the Company will likely change over time.
Because litigation is subject to inherent uncertainties, and unfavorable rulings or developments could occur, the Company may ultimately incur charges substantially in excess of presently recorded liabilities, including with respect to matters for which no accruals are currently recorded because losses are not currently probable and reasonably estimable. Many of the matters described herein are at varying stages, seek an indeterminate amount of damages or seek damages in amounts that the Company believes are not indicative of the ultimate losses that may be incurred. It is not uncommon for claims to be resolved over many years. As a matter progresses, the Company may receive information, through plaintiff demands, through discovery, in the form of reports of purported experts, or in the context of settlement or mediation discussions that purport to quantify an amount of alleged damages, but with which the Company may not agree. Such information may or may not lead the Company to determine that it is able to make a reasonable estimate as to a probable loss or range of loss in connection with a matter. However, even when a loss or range of loss is not probable and reasonably estimable, developments in, or the ultimate resolution of, a matter could be material to the Company and could have a material adverse effect on the Company, its combined financial position, results of operations and cash flows. In addition, future adverse rulings or developments, or settlements in, one or more matters could result in future changes to determinations of probable and reasonably estimable losses in other matters.
Process for Disclosure and Recording of Insurance Receivables Related to Legal Proceedings
The Company estimates insurance receivables based on an analysis of the terms of its numerous policies, including their exclusions, pertinent case law interpreting comparable policies, its experience with similar claims, and assessment of the nature of the claim and remaining coverage, and records an amount it has concluded is recognizable and expects to receive in light of the loss recovery and/or gain contingency models under ASC 450, ASC 610-30, and related guidance. For those insured legal proceedings where the Company has recorded an accrued liability in its financial statements, the Company also records receivables for the amount of insurance that it concludes as recognizable from the Company’s insurance program. For those insured matters where the Company has not recorded an accrued liability because the liability is not probable or the amount of the liability is not estimable, or both, but where the Company has incurred an expense in defending itself, the Company records receivables for the amount of insurance that it concludes as recognizable for the expense incurred.
Product Liability Litigation
The following sections first describe the significant legal proceedings in which the Company is involved, and then describe the liabilities the Company has accrued relating to its significant legal proceedings.
3M is a named defendant in over 6,200 lawsuits in the United States and one Canadian putative class action with a single named plaintiff, alleging that they underwent various joint arthroplasty, cardiovascular, and other surgeries and later developed surgical site infections due to the use of the Bair Hugger patient warming system.
The plaintiffs seek damages and other relief based on theories of strict liability, negligence, breach of express and implied warranties, failure to warn, design and manufacturing defect, fraudulent and/or negligent misrepresentation/concealment, unjust enrichment, and violations of various state consumer fraud, deceptive or unlawful trade practices and/or false advertising acts.
The U.S. Judicial Panel on Multidistrict Litigation (“JPML”) consolidated all cases pending in federal courts to the U.S. District Court for the District of Minnesota to be managed in a multi-district litigation (“MDL”) proceeding. In July 2019, the court excluded several of the plaintiffs’ causation experts, and granted summary judgment for 3M in all cases pending at that time in the MDL. Plaintiffs appealed that decision to the U.S. Court of Appeals for the Eighth Circuit. Plaintiffs also appealed a 2018 jury verdict in favor of 3M in the first bellwether trial in the MDL and appealed the dismissal of another bellwether case. A panel of the appellate court in August 2021 reversed the district court’s exclusion of the plaintiffs’ causation experts and the grant of summary judgment for 3M. 3M sought further appellate en banc review by the full Eighth Circuit court. In November 2021, the Eighth Circuit court denied 3M’s petition for rehearing en banc. In May 2022, the U.S. Supreme Court declined 3M's February 2022 request to review

Health Care Business of 3M Company
Notes to Combined Financial Statements
the Eighth Circuit court's decision. Separately, in August 2021, the Eighth Circuit court affirmed the 2018 jury verdict in 3M’s favor in the only bellwether trial in the MDL.
In February 2022, the MDL court ordered the parties to engage in any mediation sessions that a court-appointed mediator deems appropriate. Mediation sessions took place in May and August 2022 without success in resolving the litigation. The MDL court in 2023 assigned a new mediator to facilitate discussions of the litigation and possible resolution. The MDL court denied plaintiffs’ April 2023 motion to disqualify the judge and magistrate judge overseeing the MDL. The parties, working with the new mediator, agreed on the beginning of a bellwether process, selecting 34 cases, with federal court trials to potentially begin in 2024. The MDL court recommended remand of the non-Minnesota bellwether cases; the JPML will consider that recommendation during the first quarter of 2024.
In addition to the federal MDL cases, there are five state court cases relating to the Bair Hugger patient warming systems. Two are pending in Missouri state court and combine Bair Hugger product liability claims with medical malpractice claims. One of the Missouri cases was tried in September and October of 2022; the jury returned a verdict in 3M’s favor on all the claims. The trial court denied plaintiff’s motion for a new trial, and plaintiffs have filed a notice of appeal. The other Missouri case is scheduled for trial in September 2024. There is one case in Etowah County, Alabama that combines Bair Hugger product liability claims with medical malpractice claims. It is also set for trial in November 2024. A Texas case that 3M removed to federal court was remanded to state court in January 2024. Finally, a putative class action has been filed in Ramsey County, Minnesota, seeking economic damages for the use of the Bair Hugger system in orthopedic surgeries of medically obese people in Minnesota from May 2017 to the present. The Ramsey County court denied a motion to dismiss in August 2023. Three other state court cases have been resolved in 2023, including a Missouri state court case that was voluntarily dismissed in June 2023 and a Texas state court case that was voluntarily dismissed in September 2023. Three cases (two in Montana, and one in Pennsylvania) have been removed to federal court; plaintiffs’ motions to remand are pending.
3M had been named a defendant in 61 cases in Minnesota state court. In January 2018, the Minnesota state court excluded plaintiffs’ experts and granted 3M’s motion for summary judgment on general causation. The Minnesota Court of Appeals affirmed the state court orders in their entirety and the Minnesota Supreme Court denied plaintiffs’ petition for review and entered the final dismissal in 2019, effectively ending the Minnesota state court cases.
In June 2016, 3M was served with a putative class action filed in the Ontario Superior Court of Justice for all Canadian residents who underwent various joint arthroplasty, cardiovascular, and other surgeries and later developed surgical site infections that the representative plaintiff claims were due to the use of the Bair Hugger patient warming system. The representative plaintiff seeks relief (including punitive damages) under Canadian law based on theories similar to those asserted in the MDL.
For product liability litigation matters described in this section for which a liability has been recorded, the amount recorded is not material to the Company’s results of operations or financial condition. In addition, the Company is not able to estimate a possible loss or range of possible loss in excess of the recorded liability at this time.
Federal False Claims Act/Qui Tam Litigation
In October 2019, 3M acquired Acelity, Inc. and its KCI subsidiaries, including Kinetic Concepts, Inc. and KCI USA, Inc. As previously disclosed in the SEC filings by the KCI entities, in 2009, Kinetic Concepts, Inc. received a subpoena from the U.S. Department of Health and Human Services Office of Inspector General. In 2011, following the completion of the government’s review and its decision declining to intervene in two qui tam actions described further below, the qui tam relator-plaintiffs’ pleadings were unsealed.
The government inquiry followed two qui tam actions filed in 2008 by two former employees against Kinetic Concepts, Inc. and KCI USA, Inc. (collectively, the “KCI Defendants”) under seal in the U.S. District Court for the Central District of California. One qui tam action (the Godecke case) was dismissed in January 2022. In the remaining action (the Hartpence case), the complaint contains allegations that the KCI Defendants violated the federal False Claims Act by submitting false or fraudulent claims to federal healthcare programs by billing for 3M

Health Care Business of 3M Company
Notes to Combined Financial Statements
V.A.C. Therapy in a manner that was not consistent with the Local Coverage Determinations issued by the Durable Medical Equipment Medicare Administrative Contractors and seeks monetary damages.
In June 2019, the district court entered summary judgment in the KCI Defendants’ favor on all of the relator-plaintiff’s claims. The relator-plaintiff then filed an appeal in the U.S. Court of Appeals for the Ninth Circuit. Oral argument in the Hartpence case was held in July 2020. The appellate court issued an opinion in August 2022 reversing the decision of the district court and remanding the case for further proceedings. The district court held a status conference in January 2023 where no case deadlines were set; the litigation remains in a pre-trial stage. The KCI Defendants filed a renewed motion for summary judgment in March 2023. In July 2023, the parties filed a joint status report notifying the court of the parties’ agreement to mediate the matter in November 2023.
As a result of a mediation held in November 2023, the relator-plaintiff and KCI reached an agreement in principle to settle the case and resolve all the remaining claims in this action, including the dismissal of the relator-plaintiff’s complaint with prejudice, subject to the agreement of the government and the parties’ negotiation and agreement of all remaining terms of the settlement. The KCI Defendants and relator-plaintiff have jointly requested that the court continue to hold in abeyance any hearing on the KCI Defendants’ pending Renewed Motion for Summary Judgment and any further proceedings in this case, to allow the parties to confer with counsel for the government and negotiate the remaining terms of the settlement agreement. The KCI Defendants and the relator-plaintiff submitted an updated status report to the court during January 2024.
For the matters described in this section for which a liability has been recorded, the amount recorded is not material to the Company’s combined results of operations or financial condition. The Company is not able to estimate a possible loss or range of possible loss in excess of the recorded liability at this time.
Compliance Matter
The Company, through its internal processes, discovered certain travel activities and related funding and record keeping issues raising concerns, arising from marketing efforts by certain business groups based in China. The Company initiated an internal investigation to determine whether the expenditures may have violated the U.S. Foreign Corrupt Practices Act (FCPA) or other potentially applicable anti-corruption laws. In July 2019, the Company voluntarily disclosed this investigation to both the Department of Justice (“DOJ”) and Securities and Exchange Commission (“SEC”) and cooperated with both agencies. In August 2023, the Company resolved the investigation with both above agencies. The DOJ closed its investigation with no action taken against the Company. Without admitting or denying the findings, the Company entered into a voluntary settlement with the SEC which found violations of the books and records and internal accounting controls provisions of Sections 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934. The resolution includes an agreement to cease and desist from committing any violations of these provisions and a payment of approximately $6.5 million.
Warranties/Guarantees: The Company has not issued any material financial guarantees of loans with third parties or other guarantee arrangements. Furthermore, the Company does not disclose information on its product warranties, as management considers the balance immaterial to its combined results of operations and financial condition.
Note 12 – Leases
Operating lease costs for the years ended December 31, 2023, 2022 and 2021, were $28 million, $32 million, and $31 million, respectively. Finance lease, variable lease costs, short-term lease cost and income related to sub-lease activity is immaterial for the Company.

Health Care Business of 3M Company
Notes to Combined Financial Statements
Supplemental balance sheet information related to leases is as follows:

		December 31,
(Millions unless noted)	Location on face of balance sheets	2023	2022
Operating leases:
Operating lease right of use assets	Other assets	$98	$94

Current operating lease liabilities	Other current liabilities	$29	$27
Noncurrent operating lease liabilities	Other liabilities	69	68
Total operating lease liabilities		$98	$95

Weighted average remaining lease term (in years)		4.3	5.2
Weighted average discount rate		2.9%	2.2%
Supplemental cash flow and other information related to leases is as follows:

	For the years ended December 31,
(Millions)	2023	2022	2021
Cash paid for amounts included in the measurement of lease liabilities	$29	$31	$33
Right of use assets obtained in exchange for lease liabilities	37	14	57
Maturities of operating lease liabilities were as follows:

(Millions)	December 31, 2023
2024	$30
2025	25
2026	18
2027	12
2028	5
After 2028	11
Total	101
Less: Amounts representing interest	(3)
Present value of future minimum lease payments	98
Less: Current obligations	29
Long-term obligations	$69
Note 13 - Related Party Transactions and Corporate Allocations
Related Party Transactions
The Health Care Business has not entered into any related party transactions apart from those described below related to 3M. The Health Care Business has not historically entered into material arrangements with other businesses of 3M.
The Company participates in centralized 3M Treasury programs. This arrangement is not reflective of the manner in which the Company would have financed its operations had it been a stand-alone business separate from 3M during the periods presented. Centralized cash management arrangements are used to fund expansion and certain working capital needs. All adjustments relating to certain transactions among the Company and 3M, which include the transfer of the balance of cash to and from 3M, transfer of the balance of cash held in centralized cash

Health Care Business of 3M Company
Notes to Combined Financial Statements
management arrangements to and from 3M, and pushdown of all costs of doing business that were paid on behalf of the Company by 3M, are excluded from the asset and liability balances in the combined balance sheets and have instead been reported within Net parent investment as a component of equity.
Corporate Allocations
The combined statements of income include general corporate expenses of 3M for services provided by 3M for certain corporate and shared service functions that are provided on a centralized basis, including the use of shared assets. As stated in the “Basis of Presentation” section of Note 1, these expenses have been included on a direct usage basis where costs are specifically identifiable to the Health Care Business or allocated primarily based on the Health Care Business’s pro rata proportion of revenue.
Management believes that the expense allocations have been determined on a basis that is a reasonable reflection of the utilization of services provided for or the benefit received by the Company during each of the periods presented. The amounts that would have been, or will be incurred, on a stand-alone basis could materially differ from the amounts allocated due to economies of scale, a requirement for more or fewer employees, or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the Company operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities.
3M expense allocations were recorded in the combined statements of income within the following captions:

	For the years ended December 31,
(Millions)	2023	2022	2021
Costs of product	$89	$74	$106
Costs of software and rentals	—	—	—
Selling, general and administrative	678	617	576
Research and development	86	87	96
Total	$853	$778	$778
Net Parent investment
Net transfers to 3M are included within Net Parent investment from the combined statements of changes in equity and within financing activities in the combined statements of cash flows and represent the net effect of transactions between the Company and 3M. The reconciliation of net transfers to 3M between the combined statements of changes in equity and the combined statements of cash flows are as follows:

	For the years ended December 31,
(Millions)	2023	2022	2021
Net transfers to 3M per the combined statements of changes in equity	$(1,582)	$(1,363)	$(1,845)
Stock compensation expense	(39)	(37)	(38)
Multiemployer pension expense	(32)	(56)	(64)
Net liabilities transferred from Parent	100	—	—
Net transfers to 3M per the combined statements of cash flows	$(1,553)	$(1,456)	$(1,947)
Note 14 - Segment and geographical information
Operating segments include components of an enterprise where separate financial information is available that is evaluated regularly by the Company’s Chief Operating Decision Maker (“CODM”) for the purpose of assessing performance and allocating resources. The Company’s CODM is the 3M Health Care Business Group President. Our operating activities are managed through four operating segments: MedSurg, Dental Solutions, Health Information Systems, and Purification and Filtration. Beginning in 2023, the Medical Solutions segment was renamed to MedSurg, the Oral Care Solutions segment was renamed to Dental Solutions, and the Separation and

Health Care Business of 3M Company
Notes to Combined Financial Statements
Purification Sciences segment was renamed to Purification and Filtration. There have been no changes to the composition of the segments or to financial information reported within each of the business segments. These segments have been identified based on the nature of the products sold and how the Company manages its operations. Transactions among reportable segments are recorded at cost. No operating segments have been aggregated to form reportable segments.
Corporate and Unallocated includes amortization of acquired intangible assets, restructuring related charges, costs or benefits from the capitalization of manufacturing variances and other net costs that the Company chose not to allocate directly to its business segments. Because Corporate and Unallocated includes a variety of miscellaneous items, it is subject to fluctuation on a quarterly and annual basis. Business segment operating income is reconciled to total operating income and pre-tax income below.
Consistent accounting policies have been applied by all segments for all reporting periods. A description of our reportable segments as of and for the years ended December 31, 2023, 2022 and 2021, has been provided in Note 1.
Business Segment Offerings:

Business Segment	Representative revenue-generating activities, products or services
MedSurg	•Provider of solutions including advanced wound care, I.V. site management, sterilization assurance, temperature management, surgical supplies, stethoscopes, and medical electrodes
Dental Solutions	•Provider of a comprehensive suite of dental and orthodontic products including brackets, aligners, restorative cements, and bonding agents
Health Information Systems
•Provider of software solutions – including computer-assisted physician documentation, direct-to-bill and coding automation, classification methodologies, speech recognition, and data visualization platforms

Purification and Filtration	•Provider of purification and filtration technologies including filters, purifiers, cartridges, and membranes
Business Segment Information

	For the years ended December 31,
Net Sales (Millions)	2023	2022	2021
MedSurg	$4,632	$4,585	$4,632
Dental Solutions	1,329	1,327	1,396
Health Information Systems	1,285	1,227	1,160
Purification and Filtration	951	991	983
Corporate and Unallocated	—	—	—
Total Company	$8,197	$8,130	$8,171

Health Care Business of 3M Company
Notes to Combined Financial Statements

	For the years ended December 31,
Operating Income (Millions)	2023	2022	2021
MedSurg	$1,107	$1,061	$1,226
Dental Solutions	442	437	482
Heath Information Systems	423	359	354
Purification and Filtration	162	177	229
Total business segment operating income	2,134	2,034	2,291
Corporate and Unallocated:
Amortization expense	(365)	(373)	(381)
Other Corporate and Unallocated	(77)	32	(31)
Total Corporate and Unallocated	$(442)	$(341)	$(412)
Total Company operating income	1,692	1,693	1,879

Other expense (income), net	25	1	(3)
Income before income taxes	$1,667	$1,692	$1,882
The Company does not report total assets by segment for internal or external reporting purposes as the Company’s CODM does not assess performance, make strategic decisions or allocate resources based on assets.
Sales are generally reported within the geographic area that originated the invoice to the Health Care Business customer.

	For the years ended December 31,
Net Sales (Millions)	2023	2022	2021
United States	$4,603	$4,450	$4,392
International	3,594	3,680	3,779
Worldwide	$8,197	$8,130	$8,171
Long-lived assets include property, plant, and equipment, equipment rented to customers, as well as operating lease right-of-use assets. The following table presents long-lived assets based on the physical location of those assets.

	December 31,
Long-lived assets (Millions)	2023	2022
United States	$875	$836
Germany	477	412
Other countries	268	236
Worldwide	$1,620	$1,484
Note 15 – Subsequent Events
These combined financial statements are derived from the consolidated financial statements of 3M Company, which issued its annual financial statements for the fiscal year ended December 31, 2023 on February 7, 2024. Accordingly, the Company has evaluated recognizable subsequent events through the date of February 7, 2024 and non-recognizable subsequent events through February 20, 2024, the date these financial statements were available for issuance.
On February 16, 2024, the Company entered into a five-year $2,000 million unsecured revolving credit facility expiring in 2029, an 18-month unsecured term loan facility of $500 million and a three-year unsecured term loan facility of $1,000 million (together the “Facilities”). The Company intends to use the Facilities for general corporate purposes. There are no amounts outstanding under the Facilities.

Solventum Corporation
Condensed Consolidated and Combined Statements of Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(Millions, except per share data)	2024	2023	2024	2023
Net sales of product	$1,608	$1,593	$4,766	$4,750
Net sales of software and rentals	474	481	1,413	1,411
Total net sales	2,082	2,074	6,179	6,161
Cost of product	793	748	2,341	2,262
Cost of software and rentals	124	117	364	364
Gross profit	1,165	1,209	3,474	3,535
Selling, general and administrative expenses	701	525	1,998	1,681
Research and development expenses	189	180	576	568
Total operating expenses	1,807	1,570	5,279	4,875
Operating income	275	504	900	1,286
Interest expense, net	107	—	260	—
Other expense (income), net	1	4	48	10
Income before income taxes	167	500	592	1,276
Provision for income taxes	45	40	144	202
Net income	$122	$460	$448	$1,074

Earnings per share:
Basic earnings per share	$0.70	$2.66	$2.59	$6.22
Diluted earnings per share	0.70	2.66	2.58	6.22
Weighted-average number of shares outstanding:
Basic	173.4	172.7	173.1	172.7
Diluted	173.9	172.7	173.4	172.7
The accompanying Notes to the Condensed Consolidated and Combined Financial Statements are an integral part of these statements.

Solventum Corporation
Condensed Consolidated and Combined Statements of Comprehensive Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(Millions)	2024	2023	2024	2023
Net income	$122	$460	$448	$1,074
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	179	(134)	94	(44)
Defined benefit pension	10	—	20	—
Cash flow hedging instruments	(11)	—	(10)	—
Total other comprehensive income (loss), net of tax	178	(134)	104	(44)
Comprehensive income	$300	$326	$552	$1,030
The accompanying Notes to the Condensed Consolidated and Combined Financial Statements are an integral part of these statements.

Solventum Corporation
Condensed Consolidated and Combined Balance Sheets
(Unaudited)

(Millions)	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$772	$194
Accounts receivable — net of allowances of $86 and $82	1,105	1,313
Due from related parties	222	—
Inventories
Finished goods	529	453
Work in process	181	171
Raw materials and supplies	243	233
Total inventories	953	857
Other current assets	302	155
Total current assets	3,354	2,519
Property, plant and equipment — net	1,599	1,457
Goodwill	6,592	6,535
Intangible assets — net	2,651	2,902
Other assets	549	530
Total assets	$14,745	$13,943
Liabilities
Current liabilities
Short-term borrowings and current portion of long-term debt	$300	$—
Accounts payable	560	477
Due to related parties	450	—
Unearned revenue	563	574
Other current liabilities	1,031	677
Total current liabilities	2,904	1,728
Long-term debt	7,809	—
Pension and postretirement benefits	321	166
Deferred income taxes	214	231
Other liabilities	305	152
Total liabilities	$11,553	$2,277
Commitments and contingencies (Note 11)
Equity
Common stock, par value $0.01 per share, 750,000,000 shares authorized	$2	$—
Shares issued and outstanding - September 30, 2024: 172,754,070
Shares issued and outstanding - December 31, 2023: 0
Additional paid-in-capital	3,744	—
Retained earnings	211	—
Net parent investment	—	12,003
Accumulated other comprehensive income (loss)	(765)	(337)
Total equity	3,192	11,666
Total liabilities and equity	$14,745	$13,943
The accompanying Notes to the Condensed Consolidated and Combined Financial Statements are an integral part of these statements.

Solventum Corporation
Condensed Consolidated and Combined Statements of Changes in Equity
(Unaudited)
Three Months Ended September 30, 2024 and September 30, 2023

	Common Stock
(Millions)	Shares Outstanding	Par Value	Additional Paid-In-Capital	Retained Earnings	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total
Balance at June 30, 2024	173	$2	$3,719	$89	$—	$(943)	$2,867
Net income	—	—	—	122	—	—	122
Other comprehensive income (loss), net of tax
Cumulative translation adjustment	—	—	—	—	—	179	179
Defined benefit pension	—	—	—	—	—	10	10
Cash flow hedging	—	—	—	—	—	(11)	(11)
Total other comprehensive income (loss), net of tax	—	—	—	—	—	178	178
Net transfers to 3M	—	—	—	—	—	—	—
Stock-based compensation	—	—	27	—	—	—	27
Common stock for tax withholding obligations	—	—	(2)	—	—	—	(2)
Balance at September 30, 2024	173	$2	$3,744	$211	$—	$(765)	$3,192

Balance at June 30, 2023	—	$—	$—	$—	$12,136	$(407)	$11,729
Net income	—	—	—	—	460	—	460
Other comprehensive income (loss), net of tax
Cumulative translation adjustment	—	—	—	—	—	(134)	(134)
Defined benefit pension	—	—	—	—	—	—	—
Total other comprehensive income (loss), net of tax	—	—	—	—	—	(134)	(134)
Net transfers to 3M	—	—	—	—	(473)	—	(473)
Balance at September 30, 2023	—	$—	$—	$—	$12,123	$(541)	$11,582

Solventum Corporation
Condensed Consolidated and Combined Statements of Changes in Equity, Continued
(Unaudited)
Nine Months Ended September 30, 2024 and September 30, 2023

	Common Stock
(Millions)	Shares Outstanding	Par Value	Additional Paid-In-Capital	Retained Earnings	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2023	—	$—	$—	$—	$12,003	$(337)	$11,666
Net income	—	—	—	211	237	—	448
Other comprehensive income (loss), net of tax
Cumulative translation adjustment	—	—	—	—	—	94	94
Defined benefit pension	—	—	—	—	—	20	20
Cash flow hedging	—	—	—	—	—	(10)	(10)
Total other comprehensive income (loss), net of tax	—	—	—	—	—	104	104
Net transfers to 3M	—	—	—	—	(8,575)	(532)	(9,107)
Stock-based compensation	—	—	83	—	—	—	83
Common stock for tax withholding obligations	—	—	(2)	—	—	—	(2)
Issuance of common stock in connection with Spin-Off and reclassification of net parent investment	173	2	3,663	—	(3,665)	—	—
Balance at September 30, 2024	173	$2	$3,744	$211	$—	$(765)	$3,192

Balance at December 31, 2022	—	$—	$—	$—	$12,239	$(497)	$11,742
Net income	—	—	—	—	1,074	—	1,074
Other comprehensive income (loss), net of tax
Cumulative translation adjustment	—	—	—	—	—	(44)	(44)
Defined benefit pension	—	—	—	—	—	—	—
Total other comprehensive income (loss), net of tax	—	—	—	—	—	(44)	(44)
Net transfers to 3M	—	—	—	—	(1,190)	—	(1,190)
Balance at September 30, 2023	—	$—	$—	$—	$12,123	$(541)	$11,582
The accompanying Notes to the Condensed Consolidated and Combined Financial Statements are an integral part of these statements.

Solventum Corporation
Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
(Millions)	2024	2023
Cash Flows from Operating Activities
Net income	$448	$1,074
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	405	422
Pension and postretirement benefit expense	30	31
Stock-based compensation expense	87	32
Gain on business divestitures	—	(56)
Deferred income taxes	(93)	(99)
Changes in assets and liabilities
Accounts receivable	14	(24)
Due from related parties	200	—
Inventories	(99)	(7)
Accounts payable	200	48
Due to related parties	(393)	—
All other operating activities	167	(53)
Net cash provided by operating activities	966	1,368

Cash Flows from Investing Activities
Purchases of property, plant and equipment	(253)	(202)
Proceeds from sale of business	—	60
Net cash used in investing activities	(253)	(142)

Cash Flows from Financing Activities
Repayment of debt	(200)	—
Net transfers to 3M	(8,247)	(1,248)
Proceeds from long-term debt, net of issuance costs	8,303	—
Other — net	8	2
Net cash used in financing activities	(136)	(1,246)

Effect of exchange rate changes on cash and cash equivalents	1	1

Net increase (decrease) in cash and cash equivalents	578	(19)
Cash and cash equivalents at beginning of year	194	61
Cash and cash equivalents at end of period	$772	$42
The accompanying Notes to the Condensed Consolidated and Combined Financial Statements are an integral part of these statements.

Solventum Corporation
Notes to the Condensed Consolidated and Combined Financial Statements
(Unaudited)
NOTE 1. Significant Accounting Policies
Organization and Description of Business
Solventum Corporation (“Solventum” or the “Company”) was a carve-out business of 3M Company (“3M”). On April 1, 2024 (the “Distribution Date”), 3M completed the previously announced spin-off of Solventum Corporation (the “Spin-Off”). The Spin-Off was completed through a distribution of approximately 80.1% of the Company’s outstanding common stock to holders of record of 3M’s common stock as of the close of business on March 18, 2024 (the “Distribution”), which resulted in the issuance of 172,709,505 shares of common stock. As a result of the Distribution, the Company became an independent public company. Solventum’s common stock is listed under the symbol “SOLV” on the New York Stock Exchange (“NYSE”).
Solventum is a leading global healthcare company with a broad portfolio of trusted solutions that leverage deep material science, data science, and digital capabilities to address critical customer needs. Solventum is organized into four operating business segments that are aligned with the end markets that we serve: MedSurg, Dental Solutions, Health Information Systems, and Purification and Filtration.
Basis of Presentation
The unaudited condensed consolidated and combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and present the historical results of operations, and comprehensive income for the three and nine months ended September 30, 2024 and 2023, cash flows for the nine months ended September 30, 2024 and 2023, and the financial position as of September 30, 2024 and December 31, 2023. The interim condensed consolidated and combined financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair statement of the Company’s consolidated and combined financial position, results of operations and cash flows for the periods presented. These adjustments consist of normal, recurring items. The results of operations for any interim periods are not necessarily indicative of results for the full year.
Effective April 1, 2024, the Company’s financial statements are presented on a consolidated basis, as the Spin-Off was completed on such date. The unaudited financial statements for all periods following the Spin-Off are referred to as the “Condensed Consolidated Financial Statements.” Prior to April 1, 2024, Solventum was a carve-out business of 3M. The Company's financial statements prior to April 1, 2024 were prepared on a combined basis and were derived from the consolidated financial statements and accounting records of 3M, including the historical cost basis of assets and liabilities comprising the Company, as well as the historical revenues, direct costs, and allocations of indirect costs attributable to the operations of the Company, using the historical accounting policies applied by 3M. The historical financial statements of the Company prior to April 1, 2024, are referred to as the “Condensed Combined Financial Statements”.
All intercompany transactions and balances within Solventum have been eliminated. These unaudited condensed consolidated and combined financial statements include certain transactions with 3M, which are disclosed as related party transactions in Note 14 “Related Parties”.
The unaudited condensed consolidated and combined financial statements and related footnotes as of and for the three and nine months ended September 30, 2024 should be read in conjunction with the audited combined financial statements as of and for the year ended December 31, 2023 contained in Exhibit 99.1 to Amendment No. 2 to the Company’s Registration Statement on Form 10 as filed with the SEC on March 11, 2024, which became effective on March 13, 2024 (the “Information Statement”).

New Accounting Pronouncements
The table below provides summaries of applicable new accounting pronouncements issued, but not yet adopted by Solventum.

Standard	Relevant Description	Effective Date for Solventum	Impact of Adoption
ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures	Issued in November 2023. Requires public entities to expand on segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses.	Year-end December 31, 2024
The Company has assessed the impact that the updated standard will have on financial statement disclosures and will include expanded disclosures within the business segment footnote in the Company's 2024 Annual Report on Form 10-K.

ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures	Issued in December 2023. Requires disaggregated information about a Company's effective tax rate reconciliation as well as information on income taxes paid.	Year-end December 31, 2025	The Company is currently assessing the impact that the updated standard will have on financial statement disclosures.
NOTE 2. Revenue Recognition
Contract Balances
Unearned revenue primarily relates to revenue that is recognized over time for one-year software license contracts. Approximately $110 million and $500 million of the December 31, 2023 balance were recognized as revenue during the three and nine months ended September 30, 2024, respectively, while approximately $115 million and $475 million of the December 31, 2022 balance were recognized as revenue during the three and nine months ended September 30, 2023, respectively.
Operating Lease Revenue
Sales of software and rental includes rental revenue from durable medical devices as part of operating lease arrangements (reported within the MedSurg segment), which was $148 million and $442 million for the three and nine months ended September 30, 2024, and $160 million and $458 million for the three and nine months ended September 30, 2023, respectively.
Customer Concentration
No customer accounted for more than 10% of the Company’s revenues for the three and nine months ended September 30, 2024 or 2023. Additionally, no customers accounted for more than 10% of accounts receivable as of September 30, 2024 and one customer accounted for approximately 10% of accounts receivable at December 31, 2023.
NOTE 3. Goodwill and Intangible Assets
Goodwill
There was no goodwill recorded from acquisitions during the nine months ended September 30, 2024.

The goodwill balance by business segment follows:

(Millions)	MedSurg	Dental Solutions	Health Information Systems	Purification and Filtration	Total
Balance as of December 31, 2023	$3,685	$458	$873	$1,519	$6,535
Translation impact	46	3	1	7	57
Balance as of September 30, 2024	$3,731	$461	$874	$1,526	$6,592
Acquired Intangible Assets:
The carrying amount and accumulated amortization of acquired finite-lived intangible assets, in addition to the balance of non-amortizable intangible assets are as follows:

(Millions)	September 30, 2024	December 31, 2023
Customer related intangible assets	$2,748	$2,734
Patents and other technology-based intangible assets	1,901	1,897
Tradenames and other amortizable intangible assets	732	705
Total gross carrying amount	5,381	5,336

Accumulated amortization — customer related	(1,188)	(1,081)
Accumulated amortization — patents and other technology-based	(1,185)	(1,055)
Accumulated amortization — tradenames and other	(357)	(323)
Total accumulated amortization	(2,730)	(2,459)

Total finite-lived intangible assets — net	2,651	2,877

Indefinite lived intangible assets	—	25
Total intangible assets — net	$2,651	$2,902
In June 2024, the Company made the decision to start phasing out the use of a tradename within its Dental Solutions business. This tradename, which was categorized as indefinite-lived as of December 31, 2023, has been reclassified to finite-lived and is being amortized over the expected phase-out period.
Amortization expense was as follows:

	Three months ended September 30,		Nine months ended September 30,
(Millions)	2024	2023	2024	2023
Amortization expense	$88	$92	$261	$276
Expected amortization expense for acquired amortizable intangible assets recorded as of September 30, 2024 is as follows:

(Millions)	Remainder of 2024	2025	2026	2027	2028	2029	After 2029
Amortization expense	$88	$326	$321	$316	$312	$274	$1,014

NOTE 4. Other Current Liabilities
Other current liabilities included in the condensed consolidated and combined balance sheets consist of the following:

(Millions)	September 30, 2024	December 31, 2023
Other current liabilities
Accrued compensation	$251	$209
Accrued taxes	202	106
Accrued rebates	166	206
Accrued interest	91	—
Other	321	156
Total other current liabilities	$1,031	$677
NOTE 5. Property, Plant, and Equipment - Net
Property, plant and equipment, net consisted of the following:

(Millions)	September 30, 2024	December 31, 2023
Property, plant and equipment - at cost
Buildings and leasehold improvements	$952	$937
Machinery and equipment	2,180	2,081
Construction in progress	465	320
Gross property, plant and equipment	3,597	3,338
Accumulated depreciation	(1,998)	(1,881)
Property, plant and equipment - net	$1,599	$1,457
Depreciation expense consisted of the following:

	Three months ended September 30,		Nine months ended September 30,
(Millions)	2024	2023	2024	2023
Depreciation expense	$37	$45	$121	$124
NOTE 6. Comprehensive Income Information
Changes in Accumulated Other Comprehensive Income (Loss) by Component
The table below presents the changes in accumulated other comprehensive income (loss) (“AOCI”), including the reclassifications out of AOCI by component:

Three months ended September 30, 2024

(Millions)	Cumulative Translation Adjustment	Defined Benefit Pension	Cash Flow Hedging	Total Accumulated Other Comprehensive Income (Loss)
Balance at June 30, 2024, net of tax:	$(432)	$(512)	$1	$(943)
Other comprehensive income (loss), before tax:
Amounts before reclassifications	179	—	(15)	164
Amounts reclassified out	—	13	—	13
Total other comprehensive income (loss), before tax	179	13	(15)	177
Tax effect	—	(3)	4	1
Total other comprehensive income (loss), net of tax	179	10	(11)	178
Transfers from 3M, net of tax	—	—	—	—
Balance at September 30, 2024, net of tax:	$(253)	$(502)	$(10)	$(765)
Three months ended September 30, 2023

(Millions)	Cumulative Translation Adjustment	Defined Benefit Pension	Total Accumulated Other Comprehensive Income (Loss)
Balance at June 30, 2023, net of tax:	$(414)	$7	$(407)
Other comprehensive income (loss), before tax:
Amounts before reclassifications	(134)	—	(134)
Amounts reclassified out	—	—	—
Total other comprehensive income (loss), before tax	(134)	—	(134)
Tax effect	—	—	—
Total other comprehensive income (loss), net of tax	(134)	—	(134)
Transfers from 3M, net of tax	—	—	—
Balance at September 30, 2023, net of tax:	$(548)	$7	$(541)

Nine months ended September 30, 2024

(Millions)	Cumulative Translation Adjustment	Defined Benefit Pension	Cash Flow Hedging	Total Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2023, net of tax:	$(347)	$10	$—	$(337)
Other comprehensive income (loss), before tax:
Amounts before reclassifications	56	—	(13)	43
Amounts reclassified out	38	26	—	64
Total other comprehensive income (loss), before tax	94	26	(13)	107
Tax effect	—	(6)	3	(3)
Total other comprehensive income (loss), net of tax	94	20	(10)	104
Transfers from 3M, net of tax	—	(532)	—	(532)
Balance at September 30, 2024, net of tax:	$(253)	$(502)	$(10)	$(765)
Nine months ended September 30, 2023

(Millions)	Cumulative Translation Adjustment	Defined Benefit Pension	Total Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2022, net of tax:	$(504)	$7	$(497)
Other comprehensive income (loss), before tax:
Amounts before reclassifications	(44)	—	(44)
Amounts reclassified out	—	—	—
Total other comprehensive income (loss), before tax	(44)	—	(44)
Tax effect	—	—	—
Total other comprehensive income (loss), net of tax	(44)	—	(44)
Transfers from 3M, net of tax	—	—	—
Balance at September 30, 2023, net of tax:	$(548)	$7	$(541)
Additional details on the amounts reclassified from accumulated other comprehensive income (loss) into consolidated income include:
•Cumulative translation adjustment: amounts were reclassified into other expense (income), net and were related to charges associated with the substantial liquidation of foreign operations completed as part of our separation from 3M.
•Defined benefit pension plans adjustment: amounts were reclassified into other expense (income), net (see Note 9).
•The tax effects, if applicable, associated with these reclassifications were reflected in provision for income taxes.
NOTE 7. Income Taxes
The Company’s income tax provision through March 31, 2024 was prepared on a separate return basis. The income tax provision post Spin-Off is prepared based on a stand-alone basis.

The effective tax rates for the three months ended September 30, 2024 and 2023 were 26.9% and 8.0%, respectively. The prior period’s lower effective tax rate is primarily due to the tax benefit recognized as a result of the expiration of the statute of limitations on uncertain tax positions.
The effective tax rates for the nine months ended September 30, 2024 and 2023 were 24.3% and 15.8%, respectively. The prior period’s lower effective tax rate is primarily due to the tax benefit recognized as a result of the expiration of the statute of limitations on uncertain tax positions.
In 2021, the Organisation for Economic Co-operation and Development (“OECD”) announced Pillar Two Model Rules which call for the taxation of large multinational corporations at a global minimum tax rate of 15%. Many non-U.S. tax jurisdictions, including Ireland, have either recently enacted legislation to adopt certain components of the Pillar Two Model Rules beginning in fiscal year 2024 or announced their plans to enact legislation in future years. The Company’s income tax provision for the nine months ended September 30, 2024, reflects currently enacted legislation and guidance related to the OECD model rules.
The Company’s income tax provision or benefit for the interim periods is determined based on an estimated annual effective tax rate, adjusted for discrete items. Because significant foreign earnings are generated by the Company’s subsidiaries organized in jurisdictions with lower statutory tax rates, the Company’s estimated annual effective tax rate may be materially impacted if earnings in these lower-tax jurisdictions fluctuate.
The Company recognizes deferred tax assets to the extent that it believes these assets are more likely than not to be realized based on evaluation of all available positive and negative evidence. On the basis of this evaluation, the Company continues to maintain a valuation allowance to reduce its deferred tax assets to the amount realizable. As of September 30, 2024 and December 31, 2023, valuation allowances were $22 million and $56 million, respectively. The decrease is primarily due to separation-related adjustments in connection with the Spin-Off on April 1, 2024, which is reflected in the condensed consolidated and combined statements of changes in equity.
NOTE 8. Long-Term Debt and Short-Term Borrowings
Carrying value includes the impact of debt issuance costs. Long-term debt and short-term borrowings as of September 30, 2024 consisted of the following:

(Millions)	Currency/ Fixed vs. Floating	Final Maturity Date	Carrying Value
Description			September 30, 2024
Eighteen month senior term loan credit facility	USD Floating	2025	$300
Three year senior term loan credit facility	USD Floating	2027	979
$1 billion 5.45 percent three year senior notes	USD Fixed	2027	994
$1.5 billion 5.40 percent five year senior notes	USD Fixed	2029	1,487
$1 billion 5.45 percent seven year senior notes	USD Fixed	2031	990
$1.65 billion 5.60 percent ten year senior notes	USD Fixed	2034	1,636
$1.25 billion 5.90 percent thirty year senior notes	USD Fixed	2054	1,231
$500 million 6.00 percent forty year senior notes	USD Fixed	2064	492
Other borrowings			—
Total long-term debt			8,109
Less: current portion of long-term debt			300
Long-term debt (excluding current portion)			$7,809
Senior Notes
On February 27, 2024, the Company issued six series of senior notes with a combined aggregate principal amount of $6.9 billion: $1 billion aggregate principal amount of 5.45% senior notes due 2027, $1.5 billion aggregate principal amount of 5.40% senior notes due 2029, $1 billion aggregate principal amount of 5.45% senior notes due 2031, $1.65 billion aggregate principal amount of 5.60% senior notes due 2034, $1.25 aggregate principal amount of

5.90% senior notes due 2054, and $0.5 billion aggregate principal amount of 6.00% senior notes due 2064 (collectively, the “Senior Notes”). Interest payments on the Senior Notes are due semi-annually until maturity, with the first payment due in August 2024. The Company recorded $62 million of debt issuance costs related to the Senior Notes. Debt issuance costs are presented as a reduction of debt in the condensed consolidated and combined balance sheets and are amortized as a component of interest expense over the term of the related debt using the effective interest method.
In connection with the issuance of the senior notes, the Company entered into a registration rights agreement with the initial purchasers, pursuant to which the Company is obligated to use commercially reasonable efforts to file with the SEC and cause to become effective a registration statement with respect to an offer to exchange each series of Senior Notes for registered notes with terms that are substantially identical in all material respects to the notes of such series.
The Senior Notes were offered as part of the financing for the Spin-Off. In connection with the consummation of the Spin-Off, Solventum made direct and indirect cash payments to 3M as partial consideration for 3M’s transfer of its health care business to Solventum. All of the net proceeds from the offering of the notes were paid to 3M, other than amounts retained in order to achieve the $600 million retained cash target.
The Senior Notes are governed by an indenture and supplemental indenture between the Company and a trustee (collectively, the “Indenture”). The Indenture contains certain customary affirmative and negative covenants, including restrictions on the Company’s ability to consolidate, merge, convey, transfer or lease substantially all of its assets. In addition, the Indenture contains other customary terms, including certain events of default, upon the occurrence of which, the Senior Notes may be declared immediately due and payable.
Credit Facilities
On February 16, 2024, the Company entered into credit agreements providing for:
•a five year senior unsecured revolving credit facility in an aggregate committed amount of $2.0 billion expiring in 2029 (the “5-year Revolving Credit Facility”); and
•an eighteen month senior unsecured term loan credit facility in an aggregate principal amount of $500 million and a three year senior unsecured term credit loan facility in an aggregate principal amount of $1.0 billion (together, the “Term Loan Credit Facilities”, and together with the 5-Year Revolving Credit Facility, the “Credit Facilities”).
The Company intends to use the Credit Facilities for general corporate purposes. At September 30, 2024, there are no amounts outstanding under the 5-year Revolving Credit Facility. On March 7, 2024, the Company drew on the Term Loan Credit Facilities in the amount of $1.48 billion. These Term Loan Credit Facilities have a floating interest rate based on a Secured Overnight Financing Rate (“SOFR”) index.
In August 2024, the Company repaid $200 million of the aggregate principal amount outstanding under the eighteen month senior unsecured term loan credit facility.
Commercial Paper
On March 4, 2024, the Company entered into a commercial paper program that allows it to issue up to $2.0 billion aggregate principal amount of short-term notes to finance short-term liabilities. Any such issuance will mature within 364 days from date of issue. There was no commercial paper outstanding as of September 30, 2024.
Future Maturities of Long-term Debt: Maturities of long-term debt in the table below reflect the impact of repayment such that total maturities equal the contractual value of long-term debt net of amounts repaid as of

September 30, 2024. The maturities of long-term debt for the periods subsequent to September 30, 2024 are as follows (in millions):

Remainder of 2024	2025	2026	2027	2028	2029	After 2029	Total
$—	$300	$—	$1,980	$—	$1,500	$4,400	$8,180
Financial Instruments Not Measured at Fair Value
The fair values of cash equivalents, accounts receivable, and accounts payable approximated carrying values because of the short-term nature of these instruments. At September 30, 2024, the estimated fair value of the Company’s long-term debt obligations, comprised of both Senior Notes and Term Loan Credit Facilities with current portions excluded, was $8.1 billion compared to a carrying value of $7.8 billion. The Company did not have any outstanding debt obligations at December 31, 2023. The fair value was estimated using quoted market prices for the publicly registered Senior Notes, which are classified as Level 2 within the fair value hierarchy. The fair values and principal values consider the terms of the related debt and exclude the impacts of debt discounts. Because there is no active market for trading outstanding term loans, the fair values of the Term Loan Credit Facilities are estimated to be equal to their respective carrying values.
NOTE 9. Pension and Postretirement Benefit Plans
Transfer of Solventum Sponsored Pension and Postretirement Benefit Plans
Historically, certain employees of Solventum participated in U.S. and non-U.S. retirement plans sponsored by 3M. The primary U.S. defined-benefit pension plan was closed to new participants effective January 1, 2009. In December 2023, 3M committed to the future freeze of U.S. defined benefit pension benefits for non-union U.S. employees, effective December 31, 2028. During March 2024, in advance of the Spin-Off, all U.S. and most remaining 3M sponsored non-U.S. pension and postretirement plan obligations and assets were legally transferred to Solventum from 3M, except for certain assets held back within the 3M sponsored pension plans for regulatory purposes. Assets not yet delivered from 3M sponsored pension plans are already recognized within the Company's pension assets. These plans included the U.S. defined benefit pension plans as well as postretirement health care and life insurance benefits for U.S. employees who reach a retirement age while employed by the Company and were employed prior to January 1, 2016. Additionally, seven international plans covering employees in four countries were transferred to Solventum from 3M in March 2024.
As these plans are sponsored by Solventum, they are accounted for as single employer plans. Therefore, the funded status is reflected in the condensed consolidated and combined balance sheets, and the net periodic benefit costs are included in the condensed consolidated and combined statements of income.
The Company has made deposits for its defined benefit plans with independent trustees. In certain non-U.S. jurisdictions, trust funds and deposits with insurance companies are maintained to provide pension benefits to plan participants and their beneficiaries. There are no plan assets in the non-qualified plan due to its nature. For the U.S. postretirement health care benefit plan, the Company has set aside amounts at least equal to annual benefit payments with an independent trustee.
Components of net periodic cost and other amounts recognized in other comprehensive (income) loss
The service cost component of defined benefit net periodic benefit cost is recorded in costs of product; costs of software and rentals; selling, general and administrative; and research and development. Components of net periodic benefit cost and other supplemental information for the three and nine months ended September 30, 2024 and 2023 follow:
Three months ended September 30,

	Qualified and Non-qualified Pension Benefits
	United States		International		Postretirement Benefits
(Millions)	2024	2023	2024	2023	2024	2023
Net periodic benefit cost (benefit)
Operating expense
Service cost	$7	$—	$5	$—	$1	$—
Non-operating expense
Interest cost	23	—	5	—	3	—
Expected return on plan assets	(34)	—	(5)	—	(2)	—
Amortization of prior service benefit	(1)	—	—	—	(1)	—
Amortization of net actuarial loss	14	—	—	—	1	—
Total non-operating expense (benefit)	2	—	—	—	1	—
Total net periodic benefit cost (benefit)	$9	$—	$5	$—	$2	$—
Nine months ended September 30,

	Qualified and Non-qualified Pension Benefits
	United States		International		Postretirement Benefits
(Millions)	2024	2023	2024	2023	2024	2023
Net periodic benefit cost (benefit)
Operating expense
Service cost	$14	$—	$14	$—	$2	$—
Non-operating expense
Interest cost	46	—	15	—	6	—
Expected return on plan assets	(68)	—	(15)	—	(4)	—
Amortization of prior service benefit	(2)	—	—	—	(2)	—
Amortization of net actuarial loss	28	—	—	—	2	—
Total non-operating expense (benefit)	4	—	—	—	2	—
Total net periodic benefit cost (benefit)	$18	$—	$14	$—	$4	$—
NOTE 10. Derivatives
Prior to April 1, 2024, Solventum indirectly participated in 3M’s centrally managed hedging program, which utilizes a number of tools to manage currency risk including natural hedges such as pricing, productivity, hard currency, hard currency-indexed billings, and localizing source of supply. 3M also used financial hedges to mitigate currency risk. After Spin-Off, the Company established its own hedging program.
Cash Flow Hedges - For derivative instruments that are designated and qualify as cash flow hedges, the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period during which the hedged transaction affects earnings. Gains and losses on the derivative representing hedge components excluded from the assessment of effectiveness are recognized in current earnings.
Cash Flow Hedging - Foreign Currency Forward Contracts: The Company enters into foreign exchange forward contracts to hedge against the effect of exchange rate fluctuations on cash flows denominated in foreign currencies. These transactions are designated as cash flow hedges. The settlement or extension of these derivatives will result in reclassifications (from accumulated other comprehensive income) to earnings in the period during which the hedged transactions affect earnings. Solventum may de-designate these cash flow hedge relationships in advance of the occurrence of the forecasted transaction. The portion of gains or losses on the derivative instrument previously included in accumulated other comprehensive income for de-designated hedges remains in accumulated other comprehensive income until the forecasted transaction occurs or becomes probable of not occurring. Changes in the value of derivative instruments after de-designation are recorded in earnings. The maximum length of time over which Solventum hedges its exposure to the variability in future cash flows of the forecasted transactions is 36 months.
As of September 30, 2024, the Company had a balance of $10 million associated with the after-tax net unrealized loss associated with cash flow hedging instruments recorded in accumulated other comprehensive income. Of the total after-tax net unrealized balance as of September 30, 2024, Solventum expects to reclassify to earnings approximately $7 million after-tax net unrealized loss over the next 12 months based on exchange rates as of September 30, 2024.
The amount of pretax gain (loss) recognized in other comprehensive income (loss) related to derivative instruments designated as cash flow hedges is provided in the following table.

	Pretax Gain (Loss) Recognized in Other Comprehensive Income (Loss) on Derivative
	Three months ended September 30,		Nine months ended September 30,
(Millions)	2024	2023	2024	2023
Foreign currency forward contracts	$(15)	$—	$(13)	$—
Derivatives Not Designated as Hedging Instruments - Derivatives not designated as hedging instruments include foreign currency contracts to offset, in part, the impacts of changes in value of various non-functional currency denominated items including certain intercompany financing balances. These derivative instruments are not designated in a hedging relationship; therefore, fair value gains and losses on these contracts are recorded in earnings. The Company does not hold or issue derivative financial instruments for trading purposes.
Statement of Income Location and Impact of Cash Flow Derivative Instruments
There was an immaterial impact to income related to both derivative instruments designated in cash flow hedging relationships and those not designated as hedging instruments in the three and nine months ended September 30, 2024.
Location, Fair Value, and Gross Notional Amounts of Derivative Instruments
The following tables summarize the fair value of Solventum’s derivative instruments and their location in the condensed consolidated balance sheet. Notional amounts below are presented at period end foreign exchange rates.

	Gross Notional Amount		Assets			Liabilities
(Millions)			Location	Fair Value Amount		Location	Fair Value Amount
	September 30,	December 31,		September 30,	December 31,		September 30,	December 31,
	2024	2023		2024	2023		2024	2023
Derivatives designated as hedging instruments
Foreign currency forward contracts	$297	$—	Other current assets	$—	$—	Other current liabilities	$9	$—
Foreign currency forward contracts	92	—	Other assets	—	—	Other liabilities	2	—
Total derivatives designated as hedging instruments	$389	$—		$—	$—		$11	$—

Derivatives not designated as hedging instruments
Foreign currency forward contracts	$18	$—	Other current assets	$—	$—	Other current liabilities	$1	$—
Total derivatives not designated as hedging instruments	$18	$—		$—	$—		$1	$—
Total derivative instruments	$407	$—		$—	$—		$12	$—
The Company’s derivative assets and liabilities within the scope of ASC 815, Derivatives and Hedging, are required to be recorded at fair value. The Company’s derivatives that are recorded at fair value include foreign currency forward contracts. Solventum has determined that foreign currency forward contracts will be considered level 2 fair value measurements. Solventum determines fair value using observable inputs including foreign currency exchange rates.
Credit Risk and Offsetting of Assets and Liabilities of Derivative Instruments: The Company is exposed to credit loss in the event of nonperformance by counterparties in forward contracts. However, the Company’s risk is limited to the fair value of the instruments. The Company actively monitors its exposure to credit risk through the use of credit approvals and credit limits, and by selecting major international banks and financial institutions as counterparties. Solventum enters into master netting arrangements with counterparties, which may allow each counterparty to net settle amounts owed between a Solventum entity and the counterparty as a result of multiple, separate derivative transactions. The Company does not anticipate nonperformance by any of these counterparties.
Solventum has elected to present the fair value of derivative assets and liabilities within the Company’s condensed consolidated balance sheet on a gross basis even when derivative transactions are subject to master netting arrangements and may otherwise qualify for net presentation. Solventum determined that the impact of the amount of eligible offsetting derivative assets and liabilities was not material if it had elected to offset the asset and liability balances of derivative instruments, netted in accordance with various criteria in the event of default or termination as stipulated by the terms of netting arrangements with each of the counterparties. For each counterparty, if netted, the Company would offset the asset and liability balances of all derivatives at the end of the reporting period based on the Solventum entity that is a party to the transactions. Derivatives not subject to master netting agreements are not eligible for net presentation. For the periods presented, Solventum has not received cash collateral from derivative counterparties.
NOTE 11. Commitments and Contingencies
Legal Proceedings
Solventum is involved in numerous claims and lawsuits, principally in the United States, and regulatory proceedings worldwide. These claims, lawsuits and proceedings relate to matters including, but not limited to, product liability (involving products that the Company now or formerly manufactured and sold, including products made by the Health Care Business Group at 3M), intellectual property, commercial, antitrust, federal healthcare program related laws and regulations, such as the False Claims Act and anti-kickback laws in the United States and other jurisdictions. Unless otherwise stated, Solventum is vigorously defending all such litigation and proceedings. From time to time, Solventum also receives subpoenas, investigative demands or requests for information from various government agencies in the United States and foreign countries. Solventum generally responds in a cooperative, thorough and timely manner. These responses sometimes require time and effort and can result in considerable costs being incurred by the Company. Such requests can also lead to the assertion of claims or the commencement of administrative, civil, or criminal legal proceedings against Solventum and others, as well as to settlements. The outcomes of legal proceedings and regulatory matters are often difficult to predict. Any determination that the Company’s operations or activities are not, or were not, in compliance with applicable laws or regulations could result in the imposition of fines, civil or criminal penalties, and equitable remedies, including disgorgement, suspension or debarment or injunctive relief.
Process for Disclosure and Recording of Liabilities Related to Legal Proceedings
Many lawsuits and claims involve highly complex issues relating to causation, scientific evidence, and alleged actual damages, all of which are otherwise subject to substantial uncertainties. Assessments of lawsuits and claims can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions. The categories of legal proceedings in which the Company is involved may include multiple lawsuits and claims, may be spread across multiple jurisdictions and courts that may handle the lawsuits and claims differently, may involve numerous and different types of plaintiffs, raising claims and legal theories based on specific allegations that may not apply to other matters, and may seek substantial compensatory and, in some cases, punitive, damages. These and other factors contribute to the complexity of these lawsuits and claims and make it difficult for the Company to predict outcomes and make reasonable estimates of any resulting losses. The Company's ability to predict outcomes and make reasonable estimates of potential losses is further influenced by the fact that a resolution of one or more matters within a category of legal proceedings may impact the resolution of other matters in that category in terms of timing, amount of liability, or both.
When making determinations about recording liabilities related to legal proceedings, the Company complies with the requirements of ASC 450, Contingencies, and related guidance, and records liabilities in those instances where it can reasonably estimate the amount of the loss and when the loss is probable. Where the reasonable estimate of the probable loss is a range, the Company records as an accrual in its financial statements the most likely estimate of the loss, or the low end of the range if there is no one best estimate. The Company either discloses the amount of a possible loss or range of loss in excess of established accruals if estimable, or states that such an estimate cannot be made. The Company discloses significant legal proceedings even where liability is not probable or the amount of the liability is not estimable, or both, if the Company believes there is at least a reasonable possibility that a loss may be incurred. Based on experience and developments, the Company reexamines its estimates of probable liabilities and associated expenses and receivables each period, and whether a loss previously determined to not be reasonably estimable and/or not probable is now able to be reasonably estimated or has become probable. Where appropriate, the Company makes additions to or adjustments of its reasonably estimated losses and/or accruals. As a result, the current accruals and/or estimates of loss and the estimates of the potential impact on the Company’s consolidated financial position, results of operations and cash flows for the legal proceedings and claims pending against the Company will likely change over time. During the third quarter of 2024 and 2023, the Company recognized $3 million and no legal charges, respectively. During the first nine months of 2024 and 2023, the Company recognized $8 million and $1 million in legal charges, respectively. During the third quarter of 2024, the Company made a payment of $6 million related to a legal settlement, which reduced the accrued litigation balance. At September 30, 2024 and December 31, 2023, accrued litigation charges were $25 million and $23 million, respectively.
Because litigation is subject to inherent uncertainties, and unfavorable rulings or developments could occur, the Company may ultimately incur charges substantially in excess of presently recorded liabilities, including with respect to matters for which no accruals are currently recorded because losses are not currently probable and reasonably estimable. Many of the matters described herein are at varying stages, seek an indeterminate amount of damages or seek damages in amounts that the Company believes are not indicative of the ultimate losses that may be incurred. It is not uncommon for claims to be resolved over many years. As a matter progresses, the Company may receive information, through plaintiff demands, through discovery, in the form of reports of purported experts, or in the context of settlement or mediation discussions that purport to quantify an amount of alleged damages, but with which the Company may not agree. Such information may or may not lead the Company to determine that it is able to make a reasonable estimate as to a probable loss or range of loss in connection with a matter. However, even when a loss or range of loss is not probable and reasonably estimable, developments in, or the ultimate resolution of, a matter could be material to the Company and could have a material adverse effect on the Company, its consolidated financial position, results of operations and cash flows. In addition, future adverse rulings or developments, or settlements in, one or more matters could result in future changes to determinations of probable and reasonably estimable losses in other matters.

Process for Disclosure and Recording of Insurance Receivables Related to Legal Proceedings
The Company estimates insurance receivables based on an analysis of the terms of its numerous policies, including their exclusions, pertinent case law interpreting comparable policies, its experience with similar claims, and assessment of the nature of the claim and remaining coverage, and records an amount it has concluded is recognizable and expects to receive in light of the loss recovery and/or gain contingency models under ASC 450, ASC 610-30, and related guidance. For those insured legal proceedings for which the Company has recorded an accrued liability in its financial statements, the Company also records receivables for the amount of insurance that it concludes as recognizable from the Company’s insurance program. For those insured matters for which the Company has not recorded an accrued liability because the liability is not probable or the amount of the liability is not estimable, or both, but for which the Company has incurred an expense in defending itself, the Company records receivables for the amount of insurance that it concludes as recognizable for the expense incurred.
Product Liability Litigation
The following sections first describe the significant legal proceedings in which the Company is involved, and then describe the liabilities, if any, the Company has accrued relating to its significant legal proceedings.
3M is a named defendant in over 7,500 lawsuits in the United States and one Canadian putative class action with a single named plaintiff, alleging that they underwent various joint arthroplasty, cardiovascular, and other surgeries and later developed surgical site infections due to the use of the Bair Hugger patient warming system. Under the terms of the Separation and Distribution Agreement, dated as of March 31, 2024, by and between Solventum and 3M (the “Separation and Distribution Agreement”), Solventum has agreed to indemnify 3M for uninsured liabilities related to the Bair Hugger patient warming system, to manage the litigation, and pay for legal expenses.
The plaintiffs seek damages and other relief based on theories of strict liability, negligence, breach of express and implied warranties, failure to warn, design and manufacturing defect, fraudulent and/or negligent misrepresentation/concealment, unjust enrichment, and violations of various state consumer fraud, deceptive or unlawful trade practices and/or false advertising acts.
The U.S. Judicial Panel on Multidistrict Litigation (“JPML”) consolidated all cases pending in federal courts to the U.S. District Court for the District of Minnesota to be managed in a multi-district litigation (“MDL”) proceeding. In July 2019, the court excluded several of the plaintiffs’ causation experts, and granted summary judgment for 3M in all cases pending at that time in the MDL. Plaintiffs appealed that decision to the U.S. Court of Appeals for the Eighth Circuit. Plaintiffs also appealed a 2018 jury verdict in favor of 3M in the first bellwether trial in the MDL and appealed the dismissal of another bellwether case. In August 2021, a panel of the appellate court reversed the district court’s exclusion of the plaintiffs’ causation experts and the grant of summary judgment for 3M. 3M sought further appellate en banc review by the full Eighth Circuit court. In November 2021, the Eighth Circuit court denied 3M’s petition for rehearing en banc. In May 2022, the U.S. Supreme Court declined 3M's February 2022 request to review the Eighth Circuit court's decision. Separately, in August 2021, the Eighth Circuit court affirmed the 2018 jury verdict in 3M’s favor in the only bellwether trial in the MDL.
In February 2022, the MDL court ordered the parties to engage in any mediation sessions that a court-appointed mediator deems appropriate. Mediation sessions took place in May and August 2022 without success in resolving the litigation. In 2023, the MDL assigned a new mediator to facilitate discussions of the litigation and possible resolution. The MDL court denied plaintiffs’ April 2023 motion to disqualify the judge and magistrate judge overseeing the MDL. The parties, working with the new mediator, agreed on a bellwether process, selecting 34 cases. The MDL court transferred the non-Minnesota bellwether cases during April 2024. Bellwether cases are set for trial beginning in April 2025. Fifteen of the bellwether cases have now been voluntarily dismissed by plaintiffs.
In addition to the federal MDL cases, there are eight state court cases relating to the Bair Hugger patient warming systems. Two are pending in Missouri state court and combine Bair Hugger product liability claims with medical malpractice claims. One of the Missouri cases was tried in 2022; the jury returned a verdict in 3M’s favor on all the claims. The trial court denied plaintiff’s motion for a new trial, and the verdict was affirmed on appeal in June 2024. The plaintiff has filed a request for further review by the Missouri Supreme Court. The other Missouri case is scheduled for trial in September 2025. There is one case in Etowah County, Alabama that combines Bair Hugger product liability claims with medical malpractice claims that has been settled in principle. A Texas case that 3M removed to federal court was remanded to state court in January 2024, a Pennsylvania case was remanded to state court in April 2024 with a trial date in April 2026, and two Montana cases were remanded to state court in June 2024. Finally, a putative class action has been filed in Ramsey County, Minnesota, seeking economic damages for the use of the Bair Hugger system in knee and hip replacement surgeries involving medically obese people in Minnesota from May 2017 to the present. Discovery is underway and the case is scheduled to be ready for trial in the fourth quarter of 2025.
3M had been named a defendant in 61 cases in Minnesota state court. In January 2018, the Minnesota state court excluded plaintiffs’ experts and granted 3M’s motion for summary judgment on general causation. The Minnesota Court of Appeals affirmed the state court orders in their entirety and the Minnesota Supreme Court denied plaintiffs’ petition for review and entered the final dismissal in 2019, effectively ending the Minnesota state court cases.
In June 2016, 3M was served with a putative class action filed in the Ontario Superior Court of Justice for all Canadian residents who underwent various joint arthroplasty, cardiovascular, and other surgeries and later developed surgical site infections that the representative plaintiff claims were due to the use of the Bair Hugger patient warming system. The representative plaintiff seeks relief (including punitive damages) under Canadian law based on theories similar to those asserted in the MDL.
For product liability litigation matters described in this section for which a liability has been recorded, the amount recorded is included in the disclosed amounts in the preceding “Process for Disclosure and Recording of Liabilities Related to Legal Proceedings” section and are not material to the Company’s results of operations or financial condition. In addition, the Company is not able to estimate a possible loss or range of possible loss in excess of the recorded liability at this time.
Federal False Claims Act/Qui Tam Litigation
In October 2019, 3M acquired Acelity, Inc. and its KCI subsidiaries, including Kinetic Concepts, Inc. and KCI USA, Inc. As previously disclosed in the SEC filings by the KCI entities, in 2009, Kinetic Concepts, Inc. received a subpoena from the U.S. Department of Health and Human Services Office of Inspector General. In 2011, following the completion of the government’s review and its decision declining to intervene in two qui tam actions described further below, the qui tam relator-plaintiffs’ pleadings were unsealed.
The government inquiry followed two qui tam actions filed in 2008 by two former employees against Kinetic Concepts, Inc. and KCI USA, Inc. (collectively, the “KCI Defendants”) under seal in the U.S. District Court for the Central District of California. One qui tam action (the Godecke case) was dismissed in January 2022. In the remaining action (the Hartpence case), the complaint contains allegations that the KCI Defendants violated the federal False Claims Act by submitting false or fraudulent claims to federal healthcare programs by billing for 3M V.A.C. Therapy in a manner that was not consistent with the Local Coverage Determinations issued by the Durable Medical Equipment Medicare Administrative Contractors and seeks monetary damages.
In June 2019, the district court entered summary judgment in the KCI Defendants’ favor on all of the relator-plaintiff’s claims. The relator-plaintiff then filed an appeal in the U.S. Court of Appeals for the Ninth Circuit. Oral argument in the Hartpence case was held in July 2020. The appellate court issued an opinion in August 2022 reversing the decision of the district court and remanding the case for further proceedings. The district court held a status conference in January 2023 during which no case deadlines were set; the litigation remains in a pre-trial stage. The KCI Defendants filed a renewed motion for summary judgment in March 2023. In July 2023, the parties filed a joint status report notifying the court of the parties’ agreement to mediate the matter in November 2023.
As a result of a mediation held in November 2023, the relator-plaintiff and KCI reached an agreement in principle to settle the case and resolve all the remaining claims in this action, including the dismissal of the relator-plaintiff’s complaint with prejudice, subject to the agreement of the government and the parties’ negotiation and agreement of all remaining terms of the settlement. The KCI Defendants and relator-plaintiff have jointly requested that the court continue to hold in abeyance any hearing on the KCI Defendants’ pending Renewed Motion for

Summary Judgment and any further proceedings in this case, to allow the parties to confer with counsel for the government and negotiate the remaining terms of the settlement agreement. The KCI Defendants and the relator-plaintiff submitted an updated status report to the court during January 2024 and further status reports in July and September 2024. Under the terms of the Separation and Distribution Agreement, Solventum has agreed to indemnify 3M for liabilities related to this matter, to manage the litigation, and pay for related legal expenses.
For the matters described in this section for which a liability has been recorded, the amount recorded is included in the disclosed amounts in the preceding “Process for Disclosure and Recording of Liabilities Related to Legal Proceedings” section and are not material to the Company’s consolidated results of operations or financial condition. The Company is not able to estimate a possible loss or range of possible loss in excess of the recorded liability at this time.
Warranties/Guarantees
The Company has not issued any material financial guarantees of loans with third parties or other guarantee arrangements. Furthermore, the Company does not disclose information on its product warranties, as management considers the balance immaterial to its consolidated results of operations and financial condition.
NOTE 12. Earnings Per Share
Earnings Per Share
Prior to the completion of the Spin-Off, the Company had no common shares issued and outstanding. On April 1, 2024, there were 172,709,505 shares of Solventum common stock issued and outstanding as part of the Distribution. This share amount is utilized for the calculation of basic and diluted earnings per share for all periods presented prior to the Spin-Off. For the three and nine months ended September 30, 2023, these shares are treated as issued and outstanding for purposes of calculating historical earnings per share. For periods prior to the Spin-Off, it is assumed that there are no dilutive equity instruments as there were no equity awards of Solventum outstanding prior to the Spin-Off.
The computations for basic and diluted earnings per share follow:

	Three months ended September 30,		Nine months ended September 30,
(Amounts in millions, except per share amounts)	2024	2023	2024	2023
Numerator:
Net income	$122	$460	$448	$1,074

Denominator:
Weighted average common shares outstanding – basic	173.4	172.7	173.1	172.7
Dilution associated with stock-based compensation plans	0.5	—	0.3	—
Weighted average common shares outstanding – diluted	173.9	172.7	173.4	172.7

Basic earnings per share	$0.70	$2.66	$2.59	$6.22
Diluted earnings per share	$0.70	$2.66	$2.58	$6.22
NOTE 13. Stock-Based Compensation
Prior to the Spin-Off, certain eligible employees were awarded incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock units (RSUs), performance share units (PSUs) and other stock awards under 3M's Amended and Restated 2016 Long-Term Incentive Plan (3M Company Plan). Stock-based compensation granted pursuant to the 3M Company Plan was based on 3M’s common stock.

In March 2024, 3M's Board of Directors approved the 2024 Long-Term Incentive Plan (Solventum 2024 Plan) providing for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, RSUs, PSUs, and other stock or cash-based awards to eligible employees and non-employee directors. Stock-based compensation granted pursuant to the 2024 Long-Term Incentive Plan is based on Solventum's stock. The maximum shares that can be issued under the Solventum 2024 Plan is 13,000,000 shares.
In connection with the Spin-Off, all awards granted under the 3M Company Plan for Solventum employees were converted into equivalent awards under the Solventum 2024 Plan subsequent to the Spin-Off in April 2024. This stock award modification at Spin-Off resulted in expense of $20 million in the nine months ended September 30, 2024.
Stock-Based Compensation Expense
Amounts recognized in the financial statements with respect to stock-based compensation programs, which include stock options, RSUs, and PSUs, are provided in the following table. Capitalized stock-based compensation amounts were not material.

	Three months ended September 30,		Nine months ended September 30,
(Millions)	2024	2023	2024	2023
Cost of sales	$3	$1	$12	$7
Selling, general and administrative expenses	22	4	61	18
Research, development and related expenses	2	1	14	7
Stock-based compensation expenses	27	6	87	32
Income tax benefits	(5)	(2)	(13)	(8)
Stock-based compensation expenses, net of tax	$22	$4	$74	$24
NOTE 14. Related Parties
Related Party Transactions Prior to Spin-Off
Prior to the Spin-Off, the Company participated in centralized 3M treasury programs. This arrangement was not reflective of the manner in which the Company would have financed its operations had it been a standalone business separate from 3M during the periods presented prior to April 1, 2024. All adjustments relating to certain transactions among the Company and 3M, which include the transfer of the balance of cash to and from 3M, transfer of the balance of cash held in centralized cash management arrangements to and from 3M, and pushdown of all costs of doing business that were paid on behalf of the Company by 3M, are excluded from the asset and liability balances in the condensed combined balance sheets and have instead been reported within Net parent investment as a component of equity.
Corporate Allocations
The condensed combined statements of income for periods prior to April 1, 2024 include general corporate expenses of 3M for services provided by 3M for certain corporate and shared service functions that were provided on a centralized basis, including the use of shared assets. Expenses had been included on a direct usage basis where costs were specifically identifiable to Solventum or allocated based on the Company’s pro rata proportion of 3M's revenue.
Management believes that the expense allocations were determined on a basis that was a reasonable reflection of the utilization of services provided for or the benefit received by the Company during each of the periods presented prior to April 1, 2024. The amounts that would have been incurred on a standalone basis could materially differ from the amounts allocated. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the Company operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. There was no expense allocation activity after April 1, 2024.

3M expense allocations were recorded in the condensed combined statements of income within the following captions:

	Three months ended September 30,	Nine months ended September 30,
(Millions)	2023	2024	2023
Costs of product	$25	$15	$60
Costs of software and rentals	—	—	—
Selling, general and administrative	186	177	551
Research and development	29	28	84
Total	$240	$220	$695
Related Party Transactions After Spin-Off
Separation and Distribution Agreement and Other Related Party Transactions with 3M
In connection with the Spin-Off on April 1, 2024, the Company entered into or adopted several agreements that provide a framework for Solventum's relationship with 3M after the separation and distribution. These include, but are not limited to, the following:
•Separation and Distribution Agreement - The separation and distribution agreement contains key provisions related to the separation of Solventum from 3M, including the transfer of assets and assumptions of liabilities. In connection with this agreement, certain assets and liabilities included in the Company's condensed combined balance sheet as of March 31, 2024 were retained by 3M and certain assets and liabilities not included in the Company’s condensed combined balance sheet as of March 31, 2024 were transferred to Solventum as of the date of separation. Separation related adjustments resulted in a decrease to net assets and total equity of $1.1 billion and are reflected in the “Net transfers to 3M” line item of the condensed consolidated and combined statements of changes in equity. The impact on net assets primarily represent liabilities payable to 3M for services received prior to Spin-Off as well as cash and accounts receivable retained by 3M.
•Transition Agreements - Transition services agreements include services that 3M will provide to Solventum and its affiliates, and Solventum and its affiliates will provide to 3M and its affiliates, on an interim, transitional basis.
1)Transition services agreement. Includes various services, including, but not limited to, information technology support and access, logistics services, certain finance support functions, compliance reporting, human resources and toxicology laboratory support services. The transition services agreement has an overall term of two years.
2)Transition distribution services agreement. Provides that 3M and its affiliates will retain inventories of and purchase certain Solventum products from Solventum and its subsidiaries and distribute those products to Solventum’s customers. The transition distribution services agreement has an overall term of two years, with shorter terms for individual countries.
3)Transition contract manufacturing agreement. Solventum and 3M will manufacture certain products of the other party at specified manufacturing sites and will supply such products to the other party, in each case on a transitional basis to allow for the orderly exit of production at the supplier site and relocation. The transition contract manufacturing agreement has an overall term of three years, with the terms of individual services ranging from eighteen to thirty-six months.

For the three and nine months ended September 30, 2024, Solventum recognized operating expense of $144 million and $231 million, respectively, related to services received under the above transition agreements between the Company and 3M and its affiliates.
•Tax Matters Agreement - The agreement governs the parties’ respective rights, responsibilities and obligations with respect to taxes (including responsibility for taxes, entitlement to refunds, allocation of tax attributes, preparation of tax returns, control of tax contests and other tax matters). In addition, the tax matters agreement imposes certain restrictions on Solventum and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the distribution and certain related transactions.
•Employee Matters Agreement - The agreement allocates liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters. The employee matters agreement provides that, unless otherwise specified, each party will be responsible for liabilities associated with current and former employees of such party and its subsidiaries. For the U.S. qualified and non-qualified defined benefit pension plans, Solventum established plans that mirror the corresponding 3M plans and assumed all obligations under 3M’s plans for the accrued benefits of current and former Solventum employees. The employee matters agreement also governs the terms of equity-based awards granted by 3M prior to separation.
•Real Estate License Agreements - Solventum or one of its affiliates, as licensee, has entered into certain real estate license agreements with 3M or one of its affiliates, as licensor, pursuant to which Solventum will be able to continue to use certain premises owned or leased by 3M for a limited period of time following the distribution date. Pursuant to the real estate license agreements, 3M will provide customary building services to the licensee consistent with the property’s use prior to the separation, including, without limitation, basic utilities, janitorial and trash removal services, maintenance services and employee amenities. The terms of the real estate license agreements are generally two years or less.
•Master Supply Agreements - 3M and Solventum entered into master supply agreements in connection with the separation under which each agrees to supply the other with certain products. The term of the master supply agreements will initially be three years, which will extend automatically, with the length of the term extension subject to the parties' ability to identify a third-party supplier, and the ability for such third-party supplier to provide validated production samples. The Company recognized revenue and cost of sales associated with products sold to 3M of $17 million and $12 million, respectively, for the three months ended September 30, 2024. The Company recognized revenue and cost of sales associated with products sold to 3M of $27 million and $20 million, respectively, for the nine months ended September 30, 2024. Cost of sales related to purchases from 3M under the master supply agreements was $68 million for the three and nine months ended September 30, 2024.
Related Party Transactions
The Company had the following transactions with 3M and its affiliates, primarily in connection with the Transition Services Agreement, Transition Distribution Services Agreement, Transition Contract Manufacturing Agreements and Master Supply Agreements, reported on the Company’s condensed consolidated and combined financial statements:

	Three months ended September 30,		Nine months ended September 30,
(Amounts in millions)	2024	2023	2024	2023
Net sales of product	$17	$—	$27	$—
Cost of product	171	—	201	—
Selling, general and administrative expenses	63	—	135	—
Research and development expenses	2	—	5	—
Current amounts due from and due to 3M under various agreements described above are recognized within the “Due from related parties” and “Due to related parties”, as applicable, in the condensed consolidated and combined financial statements. Non-current amounts due to 3M in connection with the transition distribution services agreement were approximately $72 million at September 30, 2024 and were recognized in “Other liabilities” in the consolidated balance sheet.
Net Parent Investment
Net transfers to 3M are included within Net parent investment in the condensed consolidated and combined statements of changes in equity and within financing activities in the condensed consolidated and combined statements of cash flows and represent the net effect of transactions between the Company and 3M.
The reconciliation of net transfers to 3M between the condensed consolidated and combined changes in equity and the condensed consolidated and combined statements of cash flows are as follows:

	Three months ended September 30,		Nine months ended September 30,
(Millions)	2024	2023	2024	2023
Net transfers to 3M on the condensed consolidated and combined changes in equity	$—	$(473)	$(8,575)	$(1,190)
Stock compensation expense	—	(6)	(4)	(32)
Multiemployer pension expense	—	(8)	(5)	(26)
Net balances transferred from 3M	$—	$—	$337	$—
Net transfers to 3M on the condensed consolidated and combined statements of cash flows	$—	$(487)	$(8,247)	$(1,248)
NOTE 15. Business Segments
Operating segments include components of an enterprise where separate financial information is available that is evaluated regularly by the Company’s Chief Operating Decision Maker (“CODM”) for the purpose of assessing performance and allocating resources. The Company’s CODM is its Chief Executive Officer. The Company’s operating activities are managed through four operating segments: MedSurg, Dental Solutions, Health Information Systems, and Purification and Filtration. There have been no changes to the composition of the segments or to financial information reported within each of the business segments. These segments have been identified based on the nature of the products sold and how the Company manages its operations. Transactions among reportable segments are recorded at cost. No operating segments have been aggregated to form reportable segments.
Corporate and Unallocated includes amortization of acquired intangible assets, restructuring and related charges, benefits or costs related to capitalized manufacturing variances, Spin-Off and separation related costs and other net costs that the Company chose not to allocate directly to its business segments. Spin-Off and separation related costs include any costs incurred as part of our separation from 3M and costs to setup operations as a standalone company, including system implementations, manufacturing relocation, legal entity separation, certain equity awards granted as part of the Spin-Off, profit mark-ups on transition service arrangements with 3M and other one-time costs.
Corporate and Unallocated also includes sales and cost of sales related to products supplied to 3M and other supply agreements related to legacy 3M business and assumed by the Company at Spin-Off. Because Corporate and Unallocated includes a variety of miscellaneous items, it is subject to fluctuation on a quarterly and annual basis. Business segment operating income is reconciled to total operating income and pre-tax income below.
Consistent accounting policies have been applied by all segments for all reporting periods. A description of our reportable segments has been provided in Note 1 to the audited combined financial statements within the Company’s Information Statement dated March 11, 2024.

Business Segment Information

	Three months ended September 30,		Nine months ended September 30,
Net Sales (Millions)	2024	2023	2024	2023
MedSurg	$1,182	$1,180	$3,463	$3,464
Dental Solutions	313	331	979	1,023
Health Information Systems	326	321	971	953
Purification and Filtration	238	242	721	721
Corporate and Unallocated	23	—	45	—
Total Company	$2,082	$2,074	$6,179	$6,161

	Three months ended September 30,		Nine months ended September 30,
Operating Performance (Millions)	2024	2023	2024	2023
MedSurg	$243	$307	$678	$829
Dental Solutions	72	114	272	349
Health Information Systems	105	114	317	304
Purification and Filtration	20	48	78	134
Total business segment operating income	440	583	1,345	1,616
Corporate and Unallocated:
Amortization expense	(88)	(92)	(261)	(276)
Other corporate and unallocated	(77)	13	(184)	(54)
Total Corporate and Unallocated	(165)	(79)	(445)	(330)
Total Company operating income	275	504	900	1,286

Interest expense, net	107	—	260	—
Other expense/(income), net	1	4	48	10
Income before income taxes	$167	$500	$592	$1,276

ANNEX A: EXECUTIVE COMPENSATION INFORMATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes 3M’s executive compensation program, explains how the Compensation and Talent Committee (the “3M C&T Committee”) of the 3M Board of Directors (the “3M Board”) oversees and implements this program, and reviews the 2023 compensation for the Named Executive Officers.
Except as otherwise noted, capitalized terms used in this Annex A have the meaning specified below.

Adjusted Net Income	means the net income of 3M as reported in its Consolidated Statement of Income, as adjusted to exclude special items.
AIP	means the broad-based Annual Incentive Plan by which 3M provides annual incentive compensation to approximately 32,000 eligible employees.
Adjusted Earnings per Share (EPS) Growth	means the percentage increase or decrease in 3M’s diluted earnings per share attributable to 3M common shareholders (as reported in its Consolidated Statement of Income) for a year as compared to the previous year, in each case, as adjusted to exclude certain special items.
Free Cash Flow	means the sum of 3M’s operating cash flows minus capital expenditures, as adjusted to exclude certain special items.
Free Cash Flow Conversion	means the sum of 3M’s operating cash flows minus capital expenditures, divided by net income, as adjusted to exclude certain special items.
Free Cash Flow Growth	means the percentage increase or decrease in 3M’s Free Cash Flow for a year as compared to the previous year.
GAAP	means generally accepted accounting principles in the United States.
Local Currency Sales	means the net sales of 3M (as reported in its Consolidated Statement of Income) or a business unit, in local currency, adjusted to exclude the impact of acquisitions or divestitures in the year each acquisition or divestiture is completed (unless such acquisition or divestiture is included in the operating plan for the business unit).
Net Cash Provided by Operating Activities	means the amount of cash generated by the regular operating activities of 3M, calculated as Net Income less non-cash expenses and adjusted for changes in working capital. The amount of cash generated by the regular operating activities of 3M will not include cash generated from activities of the type included in the investing (such as capital expenditures, sales of equipment, investment activity, acquisition, and divestitures) or financing sections (such as debt and equity transactions) of 3M’s cash flow statement.
Net Income	means Net Sales minus (a) all Operating Expenses and (b) all interest, taxes, and other non-operating expenses, in each case, of 3M or a business unit.
Net Sales	means gross sales of the relevant business unit minus returns, allowances, customer rebates, trade promotion funds, cash discounts, and other sources of variable consideration, as reflected in the consolidated financial statements and related notes set forth in 3M’s Annual Report on Form 10-K for the year ended December 31, 2023.
Operating Cash Flow	means the Net Cash Provided by Operating Activities.
Operating Cash Flow Conversion	means the Net Cash Provided by Operating Activities divided by Net Income.
Operating Expenses	means all costs and expenses that are related in any way to the operating activities of 3M or a business unit, including all costs and expenses that are part of cost of goods sold; selling, general and administrative expenses; research and development expenses; depreciation and amortization; and gains or losses on sales of businesses or equipment.
Operating Income	means Net Sales minus Operating Expenses.

Organic Sales Growth	means the percentage amount by which 3M’s net sales (as reported in its Consolidated Statement of Income) for a year increase or decrease as compared to the previous year. For this purpose, 3M’s net sales will be adjusted to exclude currency effects and neutralize sales attributable to acquisitions or divestitures for the 12-month period following the date each acquisition is completed.
Peer Groups	means both 3M’s executive compensation peer group and the survey peer group, each as described under “Use of market data” in the Compensation Discussion and Analysis section.
Relative Organic Volume Growth	means the amount by which the percentage increase or decrease in 3M’s net sales (as reported in its Consolidated Statement of Income) for a year as compared to the previous year exceeds the percentage increase or decrease in worldwide real sales growth over the same period, as reflected in the Worldwide Industrial Production Index published by S&P Global Market Intelligence. For this purpose, 3M’s net sales are adjusted to neutralize price and currency effects and, during the 12-month period following the date of each acquisition or divestiture, the sales attributable to such acquired or divested business or products.
Relative Organic Sales Growth	means the amount by which 3M’s Organic Sales Growth for a year exceeds the percentage increase or decrease in a market benchmark measured over the same period. For this purpose, the market benchmark is a blend of Worldwide Industrial Production Index and Global Domestic Product, in each case, as published by S&P Global Market Intelligence no later than 30 days following completion of the relevant year.
Return on Invested Capital (ROIC)	means the operating income of 3M (as reported in its Consolidated Statement of Income), plus interest income and minus income taxes, adjusted to exclude certain special items and the impact of acquisitions in the year each acquisition is completed, divided by the average invested capital (equity plus debt, as reported in its Consolidated Balance Sheet).
Total Cash Compensation	means the total of an individual’s base salary and annual incentive compensation.
Total Direct Compensation	means the total of an individual’s Total Cash Compensation plus the compensation value of their annual long-term incentive compensation awards (which is based on their grant date fair value as measured under accounting standards).
Worldwide GDP	means the Worldwide Gross Domestic Product for a specified period, as reported by S&P Global Market Intelligence.
Worldwide IPI	means the Worldwide Industrial Production Index for a specified period, as reported by S&P Global Market Intelligence.
Section I: Executive overview
3M is building momentum and a foundation for future growth
In 2023, 3M focused on building momentum and improved operational performance to position itself for a bright future. The 3M team executed strategic priorities, while it delivered for customers, exceeded earnings and cash flow expectations, and exited the year stronger, leaner, and more focused. 3M managed dynamic external environments as it prioritized investments in attractive markets, applying its material science expertise to meet customer needs across its core and new platforms, including automotive electrification, climate technology, and industrial automation. 3M also made significant progress simplifying its supply chain, restructuring its organization, advancing the spin-off of its Health Care business, and reducing risk and uncertainty by proactively and effectively managing litigation. 3M has clear strategic priorities to capitalize on its strong cash flow generation as it works to unlock value for customers and shareholders, both today and into the future.
3M is preparing to spin off its Health Care business to create two world-class public companies
The spin-off of the Health Care business is on track to be completed on April 1, 2024. As a standalone health care business with a diverse portfolio of trusted brands, the spin off Health Care business that is expected to be called Solventum will be better positioned to deliver industry-leading innovation for millions of patients worldwide. As 3M progressed the spin-off, it appointed Bryan Hanson as CEO of the Health Care Business Group in September 2023. With his unique qualifications and proven executive track record of successfully leading, growing and transforming global medical device businesses, 3M is confident Mr. Hanson is the right leader for the new company to ensure its success for customers, patients, and shareholders.
Compensation program supports talent and value creation strategy
To enable progress and continued momentum, 3M is deliberately prioritizing its talent and compensation strategy to encourage the contributions of a high-caliber executive leadership team. In 2023, 3M set the target compensation levels for the majority of its executive officers at or near the peer group median. To align pay outcomes with the long-term interests of its shareholders, over 91 percent of its CEO’s target pay and on average 84 percent of other NEOs’ target opportunities were provided in the form of at-risk variable incentives that deliver value only if 3M achieves pre-set performance goals or increase or decrease in value consistent with 3M’s total shareholder return or, in the case of stock options, the value of 3M’s common stock. Only in select circumstances did compensation packages reflect expanded pay benchmarks and did 3M utilize special incentives to support its ability to attract and retain individual skillsets and incentivize critical contributions during a pivotal transformation period. 3M’s short- and long-term performance metrics reflect its growth drivers and were further refined for 2024 to incorporate shareholder feedback and to enhance focus on cash flow, a key driver of value for 3M, and comprehensive sustainability priorities that are important for its future.
Executive compensation program aligned with shareholders
3M’s total shareholder return for the year reflected significant external uncertainties, including rapid declines in consumer-facing markets such as electronics and consumer retail, slowing growth in China, and mixed demand across industrial markets. Consistent with its shareholder experience, the realizable compensation in 2023 for the CEO was 66 percent of target pay, underscoring the overall alignment of pay outcomes with outcomes for our shareholders. Three-year average realizable compensation for the CEO was 51 percent of target, consistent with longer-term shareholder returns.
•The short-term incentive program paid out at 104.0 percent of target for the CEO and between 85.5 percent and 124.8 percent of target for the other Named Executive Officers. These payouts reflected particularly strong performance on Free Cash Flow Conversion driven by 3M’s actions to streamline its supply chains and its ongoing focus on working capital management, especially inventory, and above target performance on Operating Income, which was partially offset by below target performance on Local Currency Sales; and
•The long-term performance shares for the 2021-2023 performance period were earned at 83.8 percent of target, which represented 59.7 percent of the initial target grant value after considering the change in market value of 3M’s common stock over the performance period and accounting for the dividend equivalents associated with earned performance shares.
3M continues to act with urgency as it supports its mission to innovate, reimagine what is possible, and deliver value to its shareholders and the broader communities that it serves.

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See Appendix A for a reconciliation of the non-GAAP financial measures used in this Compensation Discussion and Analysis to the most directly comparable GAAP financial measures. As explained in Appendix A, all non-GAAP financial measures presented in this Compensation Discussion and Analysis are used for compensation purposes and include the adjustment of certain special items that the 3M C&T Committee believes are outside the control of management and are not reflective of ongoing operations. The non-GAAP financial measures used herein may not be comparable to similarly titled measures used by other companies and the adjusted amounts used for compensation purposes may differ from the adjusted amounts used by 3M elsewhere or included in 3M’s Form 10-K.

Elements of 2023 target total direct compensation
The table below shows how the 2023 target Total Direct Compensation of the Named Executive Officers was apportioned among base salary, annual incentives, performance share awards, stock options, and restricted stock units (RSUs), summarizes the rationale for providing and key characteristics of each such element, and lists the performance metrics, weightings, and modifiers used for annual and long-term incentives granted in 2023.

		CEO(1)	Other NEOs(1)	Why it is provided	Key characteristics	Performance metrics, weightings, and modifiers(2)

Fixed Pay	Base Salary			•Compensate executives for their normal day-to-day responsibilities	•Only component of compensation that is considered to be fixed rather than variable in nature

Incentive-Based At-Risk Pay	Annual Incentives	•Motivate executives to stay focused on day-to-day operations by aligning a significant portion of Total Cash Compensation with the near-term financial performance of 3M and its business units
•Performance metrics and goals approved by the 3M C&T Committee, which is comprised entirely of independent directors
•Payouts based on performance against preestablished business objectives over a 12-month period
•Payouts adjusted or left unchanged based on individual performance against preestablished goals and objectives and the 3M C&T Committee’s determination of 3M’s holistic performance against a set of preestablished objective ESG metrics
•Payouts cannot exceed 200% of an executive’s weighted-average target annual incentive amount

•Local Currency Sales (of 3M or a business unit, as applicable) vs. Plan (50%)
•Operating Income (of 3M or a business unit, as applicable) vs. Plan (30%)
•3M Operating Cash Flow Conversion vs. Plan (20%)
•Individual performance multiplier (± 20%)
•ESG modifier (± 10% of target)

	Performance Shares	•Motivate executives to focus on continuously improving performance in key financial metrics believed to drive long-term shareholder value •Retain executive talent
•Performance metrics and goals approved by the Committee, which is comprised entirely of independent directors
•Payouts based on performance against preestablished goals over three years
•Maximum payout equal to 200% of the target number of performance shares
•Cash-settled dividend equivalent rights that are payable only if the underlying shares are earned
•Adjusted Earnings per Share Growth (33.3%) •Free Cash Flow Growth (33.3%) •Relative Organic Sales Growth (33.3%)
Long-Term Incentives

	Stock Options(3)	•Motivate executives to build long-term shareholder value •Retain executive talent	•Provide value only if stock price increases •Exercise price equal to the grant date closing price for a share of 3M common stock •Ratable three-year vesting schedule •Maximum term of 10 years	•Vesting is based on continued service, while value of the options is based on stock price appreciation (100%)

Restricted Stock Units(3)	•Motivate executives to build long-term shareholder value •Retain executive talent	•Three-year “cliff” vesting schedule •Cash-settled dividend equivalent rights that are payable only if the underlying shares are earned	•Vesting is based on continued service, while value of the RSUs is based on total shareholder return (100%)

__________________
(1)Percentages shown reflect the apportionment (or, in the case of the percentages shown for the Other NEOs, the average apportionment) of the components of target total direct compensation that are expected to be recurring. Such amounts do not reflect special items such as hiring bonuses, one-time make-whole and inducement awards granted in connection with the commencement of employment, or special grants.
(2)In determining the level of achievement of the performance goals established under the AIP and the performance share awards for any given period, the costs, sales and impact on assets and liabilities from acquisitions are excluded in the year that the acquisition is completed. The 3M C&T Committee also makes other adjustments from time to time for special items that it believes are unrelated to the operational performance of 3M for the relevant measurement period (e.g., changes in tax laws or accounting principles, asset write-downs, the impact of restructurings, divestitures, or asset sales, unusual tax transactions, litigation or claim judgments and settlements, and other special items described in management’s discussion and analysis of financial condition and results of operations appearing in 3M’s annual/quarterly report to shareholders for the applicable period). These adjustments can have either a positive or negative impact on award payouts.
(3)For the CEO, the 3M C&T Committee chose to deliver 50 percent of the target grant value of his 2023 annual long-term incentive awards in the form of performance shares and the remaining 50 percent in the form of stock options. Each of 3M’s other executives was given an opportunity to indicate a preference to receive 50 percent of the target grant value of their annual long-term incentive awards in the form of RSUs, stock options, or an equal split of both stock options and RSUs. Regardless of an executive’s indicated preference, the remaining 50 percent of the target grant value of his or her 2023 annual long-term incentive awards was delivered in the form of performance shares. The percentages shown reflect the apportionment of stock options and RSUs based on the Named Executive Officers’ 2023 elections (other than the CEO, who was not offered an opportunity to make an election).

Paying for performance
A primary objective of 3M’s incentive compensation program is to align the Named Executive Officers’ real pay delivery with performance. 3M’s performance directly impacted incentive compensation pay outcomes for its Named Executive Officers as discussed below.

Consistent with the 3M C&T Committee’s pre-established exclusions policy(1), which is aligned with 3M’s non-GAAP adjusted operating income disclosure in its Form 10-K, 3M’s 2023 operating income goals and performance results for AIP excluded special items or one-time events that the 3M C&T Committee believes are unrelated to the operational performance of 3M for the relevant measurement period, including the impact of net costs for significant litigation. In approving the incentive program payouts based on 2023 performance, the 3M C&T Committee considered the impact of the litigation charges related to 3M's respirator mask/asbestos, PFAS-related other environmental, and Combat Arms Earplugs matters, recognizing that, as anticipated, they were significantly larger than in prior years. Even while litigation-related actions and expenses may be anticipated, the 3M C&T Committee views such adjustments as appropriate because (as in this case), such expenses do not relate to 3M’s core operating performance in 2023 or ongoing business operations, but rather were the result of multi-year lawsuits that stem from events taking place many years, even decades prior, unrelated to decision-making of the current management team. In addition, failure to exclude litigation settlement charges could disincentivize management from settling litigation when it is in the best interests of shareholders but would adversely impact their incentive compensation payouts.
The 3M C&T Committee also took into account its belief that the litigation charges largely were already reflected in 3M’s stock price performance, which has significantly impacted the NEOs’ realizable compensation for multiple years (for example, realizable compensation for the CEO was 66 percent and 51 percent of his total target compensation on a one- and three-year average basis, respectively), as well as the importance of continuing to appropriately incentivize and retain the executive leadership and broader senior management team to drive 3M’s transformation strategy. The 3M C&T Committee believes this approach is balanced, aligned with its shareholder experience, in line with market practice related to adjustment policies for litigation settlement charges, and essential to supporting 3M’s value creation strategy and efforts to reduce risk and uncertainty.

__________________
(1)Under a pre-established exclusions policy, the 3M C&T Committee may adjust financial performance for purposes of goal-setting and/or performance measurement in 3M’s incentive plans to exclude the impact of special items or one-time events that it believes are unrelated to the operational performance of 3M for the relevant measurement period (e.g., changes in tax laws or accounting principles, asset write-downs, the impact of restructurings, divestitures, or asset sales, unusual tax transactions, litigation or claim judgments and settlements, and other special items described in management’s discussion and analysis of financial conditions and results of operations appearing in 3M’s annual/quarterly report to shareholders for the applicable period.) These adjustments can have a positive or negative impact on award payouts.
2023 annual incentive compensation
For the Named Executive Officers whose 2023 annual incentive compensation payout was calculated based on 3M’s overall performance, the payout (before any adjustment for individual performance) was 104.0 percent of the target amount. The payouts reflect the 3M C&T Committee’s view of 3M’s performance against the financial goals established for 2023, as shown below, and its decision not to increase or decrease the payouts using the ESG modifier.

After considering 3M’s 2023 operating plan, the 3M C&T Committee, in consultation with its independent compensation consultant and following discussions with management of 3M, approved the 2023 financial performance targets for the AIP, as shown below.
•The targets established for the Local Currency Sales and Operating Income metrics were lower than 2022 actual results for these two metrics, reflecting 3M’s portfolio management actions, including 3M’s decision to exit PFAS manufacturing, the divestiture of 3M’s Food Safety business, the deconsolidation of its Aearo subsidiary, the discontinuation of 3M’s business in Russia, and the anticipated spin-off of 3M’s Health Care business, and the post-COVID reduction in demand for disposable respirators.
•The targets were informed by 3M’s operational plan for the year and were intended to be challenging and maintain a similar level of rigor as those established for past years.

Dollar Amounts in Millions*

Performance metric	Threshold ($)	Target ($)	Maximum ($)	Actual vs. target	Payout %	Weighting	Weighted payout %

Local Currency Sales vs. Plan	31,514			98%	81.3%		40.7%

	29,527	32,095	34,663

Operating Income vs. Plan	6,374			104%	126.7%		38.0%

	5,198	6,115	7,032

Operating Cash Flow Conversion vs. Plan	145%			104%	126.7%		25.3%

	119%	140%	161%
Weighted-average payout percent for total 3M performance (before adjustment for individual performance)							104.0%
__________________
*Results reflect certain adjustments that the 3M C&T Committee believed were appropriate to better reflect 3M’s 2023 performance.
See Appendix A for a reconciliation of Local Currency Sales, Operating Income and Operating Cash Flow Conversion used for compensation purposes to 3M’s results for the most directly comparable financial measures as reported under GAAP.
For more information concerning the calculation of the 2023 annual incentive payout for each Named Executive Officer, including the threshold, target, and maximum goals and attainments used to calculate the annual incentive payouts of the Named Executive Officers who are paid, in part, based on the performance of a business group, see “2023 AIP attainments and payouts.”
Performance share award payouts and accruals (long-term incentive compensation)
The three-year performance period for the 2021 performance share awards issued to the Named Executive Officers ended on December 31, 2023. Based on the financial results achieved during 2021 - 2023, the Named Executive Officers received 83.8 percent of the target performance shares subject to their 2021 performance share awards. After considering the change in the market value of 3M’s common stock over the three-year performance period and the additional cash delivered pursuant to the dividend equivalent rights granted as part of the 2021 performance share awards, the value delivered to the Named Executive Officers in settlement of these awards (determined using the closing price of a share of 3M common stock on the NYSE for December 29, 2023) equaled 59.7 percent of the initial target grant value approved by the 3M C&T Committee.
When evaluating the payouts for these awards against 3M’s performance, it is important to keep in mind the weightings applied to each year (2021 - 50 percent; 2022 - 30 percent; and 2023 - 20 percent) and each metric (Relative Organic Volume Growth - 40 percent; Return on Invested Capital - 20 percent; Adjusted Earnings per Share Growth - 20 percent; and Free Cash Flow Conversion - 20 percent). As illustrated in the charts below, the payout of 2021 performance share awards reflects the mixed results achieved during the performance period.
2021 performance share award results (2021-2023 performance period)

		Performance levels	Payout level (% of target)	Performance year and weighting	Actual result*	Actual payout (% of target)
Adjusted Earnings per Share Growth	Threshold**	4.0%	4.0%	Year 1 - 50%	14.4%	20.0%
	Target	8.0%	20.0%	Year 2 - 30%	-0.2%	—%
	Maximum	12.0%	40.0%	Year 3 - 20%	-6.5%	—%
Relative Organic Volume Growth	Threshold**	-1.0%	8.0%	Year 1 - 50%	0.5%	20.0%
	Target	0.5%	40.0%	Year 2 - 30%	-7.1%	—%
	Maximum	2.0%	80.0%	Year 3 - 20%	-7.3%	—%
Return on Invested Capital	Threshold**	16.0%	4.0%	Year 1 - 50%	19.5%	15.0%
	Target	18.0%	20.0%	Year 2 - 30%	18.4%	6.8%
	Maximum	21.0%	40.0%	Year 3 - 20%	16.9%	2.2%
Free Cash Flow Conversion	Threshold**	95.0%	4.0%	Year 1 - 50%	100.9%	11.8%
	Target	100.0%	20.0%	Year 2 - 30%	81.8%	—%
	Maximum	105.0%	40.0%	Year 3 - 20%	122.9%	8.0%
					Total	83.8%
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*Results reflect certain adjustments that the 3M C&T Committee believed were appropriate to better reflect 3M’s performance during the performance period. See Appendix A for a reconciliation of Adjusted Earnings per Share, Return on Invested Capital, Free Cash Flow, and Free Cash Flow Conversion used for compensation purposes to 3M’s results for the most directly comparable financial measures as reported under GAAP.
**No payout is provided for below threshold performance.
3M’s 2023 performance will also impact the payouts of the 2022 performance share awards and 2023 performance share awards, where the weighting of 2023 performance is 30 percent and 50 percent, respectively. To illustrate this point, the charts below show the percent of target performance shares accrued each year during the relevant performance period based on 3M’s performance.

Percent of target performance shares accrued by year*

2021 performance share awards	2022 performance share awards	2023 performance share awards

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*Amounts shown reflect the percent of target shares accrued based on the performance results for the specified year. The sum of the percentages accrued for each year during the performance period may differ slightly from the final total payout reported due to rounding.
The final payout percentage for each performance share award equals the sum of the payout percentages for each year during the performance period based on 3M’s performance against the financial goals approved by the 3M C&T Committee at the beginning of the performance period.
For more information on the performance share awards that were outstanding on December 31, 2023, and the impact that 3M’s 2023 performance had on such awards, see “Status of outstanding performance share awards” and “Performance share accruals based on 2023 performance.”
Impact of changes in stock price
The performance of 3M’s stock has a material impact on the amount of compensation realized by the Named Executive Officers. 3M’s stock ownership guidelines also require covered executives, including the Named Executive Officers, to own amounts of 3M stock having a value exceeding a specified multiple of their base salary. If the market price of 3M’s stock declines, so does the value of the stock they own. Similarly, all long-term incentives awarded to the Named Executive Officers are equity-based and, therefore, increase or decrease in value consistent with 3M’s total shareholder return or, in the case of stock options, the value of 3M’s common stock.
The stock and stock options held by the Named Executive Officers throughout 2023 decreased in value during the year as the closing price for a share of 3M’s common stock on the NYSE decreased from $119.92 on December 30, 2022, to $109.32 on December 29, 2023, at which time all outstanding stock options held by the Named Executive Offers were underwater. Likewise, the value of the performance shares and restricted stock units held by the Named Executive Officers throughout the year decreased consistent with the one-year total shareholder return for 3M stock.
The chart below shows how the 3M CEO’s target Total Direct Compensation for each of the last three fiscal years compared to his realizable pay as of the end of each such year and demonstrates that 3M’s compensation programs have been working as the 3M C&T Committee intended to align 3M CEO’s realizable pay to 3M’s performance. Realizable pay provides a retrospective look at pay versus performance that reflects the intrinsic value of equity awards granted during the year.

Target total direct compensation vs. realizable CEO compensation ($ millions)

2021 realizable pay is 54% of target	2022 realizable pay is 31% of target	2023 realizable pay is 66% of target	Average 2021 - 2023 realizable pay is 51% of target

$14.1
$7.6
$14.9
$4.6
$16.0
$10.6
$15.0
$7.6
Target
Realizable
Target
Realizable
Target
Realizable
Target
Realizable
2021
2022
2023
Average 2021 – 2023
Performance shares
Stock options
Annual incentive
Base salary

Amounts reflected in the realizable compensation figures shown in the chart above reflect (a) base salary earned during the year specified; (b) annual incentive compensation earned during the year specified; (c) the intrinsic value of all stock options granted to the 3M CEO during the year specified, as determined using the closing price for a share of 3M common stock on the NYSE for December 29, 2023 ($109.32); and (d) the intrinsic value of performance share awards (including the related dividend equivalents) granted to the 3M CEO during the year specified, as determined based on actual performance results for years 2021 through 2023, assuming target performance for years after 2023, and using the closing price for a share of 3M common stock on the NYSE for December 29, 2023 ($109.32). These amounts do not correspond to amounts reported in the Summary Compensation Table for the applicable fiscal year.
Say-on-pay results
3M has a history of strong say-on-pay results. In 2023, approximately 88 percent of the votes cast on the say-on-pay proposal approved the compensation of 3M’s named executive officers as disclosed in 3M’s annual proxy statement for the last year. Based on this level of support and the generally positive feedback received from shareholders during its 2023 investor outreach and engagement efforts, 3M did not make significant changes to its executive compensation program in 2023. As it has in past years, the 3M C&T Committee will consider the results of this year’s say-on-pay proposal, as well as feedback from 3M’s shareholders, when making future executive compensation decisions.

Recent noteworthy compensation program actions
Since January 1, 2023, the 3M Board and the 3M C&T Committee took the following noteworthy actions:
•Appointed Bryan C. Hanson as Group President and Chief Executive Officer, Health Care and approved his initial compensation arrangements. For more information, see “Section V: 2023 compensation decisions and performance highlights - Bryan C. Hanson - Compensation Decisions.”
•Amended the 3M Executive Severance Plan to provide for pro rata vesting of inducement restricted stock unit awards based on whole years of completed service.
•Significantly expanded the population of employees subject to 3M’s clawback policy with approximately 350 employees at the Vice President level and above now subject to recoupment based on the issuance of noncompliant financial reports, significant misconduct, or a significant risk-management failure. Made other revisions in line with new regulatory guidance implemented by the NYSE, including the expanded definition of an accounting restatement to cover so-called “little r” restatements. For more information, see “Clawback policy and other remedial actions.”
•Effective for the 2024 annual incentive compensation program offered to eligible employees, updated the metrics and weightings with the intent of enhancing focus on cash flow growth, a key driver of value for 3M.
•Approved various actions related to 3M’s U.S. retirement plans, including a future pension “freeze” for non-union employees, effective December 31, 2028, and a supplemental three percent annual company retirement contribution to the 401(k) plan accounts of eligible employees impacted by the future pension plan freeze, effective January 1, 2029.
Section II: How 3M determines executive compensation
Principles
3M maintains global compensation principles that are intended to ensure that its compensation practices are fair and reasonable as applied to both executive and non-executive employees. These principles align with 3M’s vision and strategies, balance both individual and enterprise performance, and seek to provide wages and benefits that are competitive in the most-relevant markets to employees based on roles, responsibilities, skills, and performance.
The core principles of 3M’s executive compensation program support its pay-for-performance philosophy, as follows:
•Total Direct Compensation should be competitive to attract the best talent to 3M, motivate executives to perform at their highest levels, reward individual contributions that improve 3M’s ability to deliver outstanding performance, and retain those executives with the leadership abilities and skills necessary for building long-term shareholder value;
•The portion of Total Direct Compensation that is at-risk and performance-based should increase with the level of an individual’s responsibility;
•The program should balance incentives for delivering outstanding long-term, sustainable performance against the potential to encourage inappropriate risk-taking;
•The metrics and targets for earning performance-based incentives should be consistent with, and aligned to, increasing shareholder value over the long term; and
•A significant portion of each executive’s personal net worth should be tied to the value of 3M common stock as further motivation to build long-term shareholder value and mitigate the risk of inappropriate risk-taking.

To monitor and support the effectiveness of this program, the 3M C&T Committee periodically reviews the compensation principles used for setting target annual Total Cash Compensation for 3M’s global workforce and approves the methodology for determining annual long-term incentive target grant values for employees eligible to receive such awards. 3M also periodically compares its pay components to those of other premier companies and adjusts them as necessary to stay competitive and attract, retain, and motivate a highly qualified, diverse workforce at all levels throughout the organization, not just for its executives.
Roles and responsibilities
3M believes that a collaborative process best ensures that compensation decisions reflect the principles of its executive compensation program. Set forth below is a summary of the roles and responsibilities of the key participants that were involved in making decisions relating to the compensation that the Named Executive Officers earned in 2023.

Responsible party	Primary roles and responsibilities relating to compensation decisions
Compensation and Talent Committee (Composed solely of independent, non-employee directors and reports to the 3M Board)
•Reviews the design of, and risks associated with, 3M’s compensation policies and practices;
•Approves the compensation of the Chief Executive Officer, subject to ratification by the independent members of the 3M Board;
•Approves the compensation of the other Named Executive Officers;
•Approves the performance metrics, goals, modifiers, payout slopes, and other elements used in the performance-based long-term and short-term incentive compensation arrangements of the 3M executive officers;
•Approves annual performance goals and objectives for the Chief Executive Officer;
•Conducts an annual evaluation of the Chief Executive Officer’s performance and reviews such evaluation with the independent members of the 3M Board of Directors; and
•Approves all changes to the composition of the executive compensation peer group.

Independent non-employee members of the 3M Board of Directors
•Considers the 3M C&T Committee’s annual evaluation of the Chief Executive Officer’s performance; and
•Considers the 3M C&T Committee’s actions regarding the compensation of the Chief Executive Officer and, if deemed appropriate, ratifies such actions.

Responsible party	Primary roles and responsibilities relating to compensation decisions
Independent consultant to the Compensation and Talent Committee* (FW Cook)
•Provides the 3M C&T Committee with advice regarding the design of all elements of 3M’s executive compensation program;
•Reviews 3M’s compensation policies and practices and, based on its review and expertise, provides an assessment as to whether such policies and practices are reasonably likely to have a material adverse effect on 3M;
•Reviews and provides an independent assessment of materials provided to the 3M C&T Committee by management of 3M;
•Provides advice and recommendations to the 3M C&T Committee regarding the composition of compensation peer groups;
•Provides expert knowledge of regulatory developments, marketplace trends, and best practices relating to executive compensation and competitive pay levels;
•Makes recommendations regarding the compensation of the Named Executive Officers (including the Chief Executive Officer); and
•Regularly attends and actively participates in meetings of the 3M C&T Committee, including executive sessions.

Chief Executive Officer (Assisted by the Executive Vice President and Chief Human Resources Officer and other 3M employees)
•Approves annual performance goals and objectives for the Named Executive Officers (other than himself);
•Conducts an annual performance evaluation for each of the Named Executive Officers (other than himself) and presents the results to the 3M C&T Committee; and
•Makes recommendations to the 3M C&T Committee with respect to the compensation of the Named Executive Officers (other than himself) based on the final assessment of their performance.

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*During 2023, the 3M C&T Committee was assisted by its independent compensation consultant, FW Cook. Other than the support that it provided to the 3M C&T Committee, FW Cook provided no other services to 3M or 3M management, except for independent advisory support to the Nominating and Governance Committee on the compensation of 3M’s non-employee directors so that valuation methodologies and peer groups are consistent with those used for executives and other employees. During the year, the 3M C&T Committee considered an evaluation of the independence of FW Cook based on the relevant regulations of the Securities and Exchange Commission and the NYSE listing standards. The 3M C&T Committee concluded that the services performed by FW Cook did not raise any noteworthy conflicts of interest.
Use of market data
3M competes for executive talent in a global market. To ensure that 3M is providing Total Direct Compensation that is competitive, the 3M C&T Committee annually considers the available pay data of two peer groups: an executive compensation peer group and a survey peer group.

Executive compensation peer group
For setting 2023 target compensation levels, the executive compensation peer group consisted of the companies identified below (which remained the same as in the previous year), as recommended by the 3M C&T Committee’s independent compensation consultant and approved by the 3M C&T Committee. The companies in this executive compensation peer group were selected because (1) their performance was monitored regularly by the same market analysts who monitor the performance of 3M (investment peers) and they are considered major business-segment competitors used internally for performance comparisons, or (2) they met certain criteria based on similarity of their business, market capitalization (based on an eight-quarter rolling average), annual revenues, and/or Midwest corporate headquarters, and compete with 3M for capital or talent.

(Dollars in millions)
Latest four quarters revenues(1)		Trailing eight-quarter average market capitalization(1)
Johnson & Johnson	$85,159	Johnson & Johnson	$420,567
The Procter & Gamble Company	$83,933	The Procter & Gamble Company	$347,111
The Boeing Company	$77,794	Abbott Laboratories	$185,212
General Electric Company	$67,954	Danaher Corporation	$183,105
Caterpillar Inc.	$67,060	Honeywell International Inc.	$128,897
Deere & Company	$60,755	Caterpillar Inc.	$126,020
Abbott Laboratories	$40,109	The Boeing Company	$114,780
Honeywell International Inc.	$36,662	Deere & Company	$110,461
3M Company	$32,681	General Electric Company	$110,342
Medtronic plc	$32,320	Medtronic plc	$109,864
Johnson Controls International plc	$26,819	Eaton Corporation plc	$76,370
Danaher Corporation	$23,890	Illinois Tool Works Inc.	$69,673
Eaton Corporation plc	$23,196	3M Company	$60,012
Kimberly-Clark Corporation	$20,431	Emerson Electric Co.	$52,587
Parker-Hannifin Corporation	$19,826	Parker-Hannifin Corporation	$46,404
Illinois Tool Works Inc.	$16,107	Kimberly-Clark Corporation	$42,996
TE Connectivity Ltd.	$16,024	TE Connectivity Ltd.	$40,080
Emerson Electric Co.	$15,909	Johnson Controls International plc	$39,390
Corning Incorporated	$12,588	DuPont de Nemours, Inc.	$31,189
DuPont de Nemours, Inc.	$12,068	Corning Incorporated	$27,166
75th Percentile	$63,908	75th Percentile	$127,458
Mean	$38,874	Mean	$119,064
Median	$26,819	Median	$109,864
25th Percentile	$17,967	25th Percentile	$44,700
3M Percentile Rank	56%	3M Percentile Rank	36%
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(1)All data shown was obtained from Standard & Poor's Capital IQ. Revenues are stated in millions for the latest four quarters disclosed as of February 29, 2024. Market capitalizations are stated in millions as of February 29, 2024.
The 3M C&T Committee, with assistance from its independent compensation consultant, periodically reviews the composition of the executive compensation peer group to determine whether any changes are appropriate. Following its review in August 2023, FW Cook recommended, and the 3M C&T Committee approved, the changes below to ensure that there is sufficient overlap between 3M’s businesses and the businesses of the members of the peer group following completion of the spin-off of its Health Care business. These changes did not affect 2023 compensation decisions made by the 3M C&T Committee.

Entities removed from the executive peer group	Entities added to the executive peer group

•Danaher Corporation	•None

•Medtronic plc
3M receives market surveys with pay data and information on the executive compensation practices at the companies in 3M’s executive compensation peer group from Aon plc.
To provide relevant competitive market information for Mr. Hanson, the 3M C&T Committee used a separate executive compensation peer group of health care equipment, supplies, and technology companies (1) who were health care segment competitors used internally for relevant performance comparisons, and/or (2) of similar size to Solventum in terms of pro forma annual revenues. The companies in the peer group used were: Align Technology Inc., Baxter International Inc., Becton Dickinson & Co., Boston Scientific Corporation, Danaher Corporation, DENTSPLY Sirona Inc., Edwards Lifesciences Corporation, Hologic Inc., Intuitive Surgical Inc., IQVIA Holdings Inc., Medtronic plc, Resmed Inc., STERIS plc, Stryker Corporation, and Zimmer Biomet Holdings Inc.
Survey peer group
For 2023, there were approximately 400 comparator companies in the survey peer group. Although the number and identity of the companies varies from year to year and from survey to survey, each of the companies included in the survey peer group had annual revenue exceeding $10 billion. All companies in the survey peer group also participated in one or more executive compensation surveys that 3M obtained from three consulting firms: Aon plc, FW Cook, and Willis Towers Watson plc. Pay data for the survey peer group is statistically regressed (based on annual revenues) to recognize the different sizes of the comparator companies as compared to the size of 3M. The pay data for the survey peer group is then used to assess the reasonableness of the executive compensation peer group data received, helping to ensure that 3M’s compensation objectives are being met. The 3M C&T Committee does not review the identity of the companies in the survey peer group.
How the 3M C&T Committee establishes target compensation levels
The 3M C&T Committee considers pay data from the executive compensation peer group as one of several reference points it uses to inform its decisions about overall compensation opportunities and specific compensation elements. The 3M C&T Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the Peer Groups or the broader United States market. The 3M C&T Committee instead applies informed judgment in establishing targeted pay levels for the Named Executive Officers, considering pay data from the executive compensation peer group and other factors, such as:
•the breadth and complexity of the executive’s duties and responsibilities;
•the quality of the executive’s leadership;
•the financial and operational performance of the business activities for which the executive is responsible;
•the executive’s ability to successfully achieve assigned goals related to company culture;
•the annual performance evaluation that the 3M Chief Executive Officer, assisted by 3M’s Executive Vice President and Chief Human Resources Officer and other 3M employees, completes for each Named Executive Officer (other than himself) and the annual performance evaluation that the 3M C&T Committee completes for the 3M Chief Executive Officer;
•the executive’s ability to successfully achieve assigned goals related to environmental, social, and governance matters, including sustainability goals;

•the executive’s performance rating for the prior year;
•experience and time in their current position (or other positions with comparable duties and responsibilities); and
•internal pay equity.
The 3M C&T Committee also uses information on the executive compensation practices at companies in the executive compensation peer group when considering design changes to 3M’s executive compensation program. Overall, 3M believes that use of this information from the peer groups enables the 3M C&T Committee to create better alignment between executive pay and performance and to help ensure that 3M can attract and retain high-performing executive leaders.
Section III: Overview of compensation program design
Target total direct compensation mix for 2023
The illustrations below show how the 2023 target Total Direct Compensation of the 3M CEO and other Named Executive Officers was apportioned among base salary, annual incentives, performance share awards, restricted stock units, and stock options. To provide a better representation of the intended mix of annual compensation provided to the Named Executive Officers, the percentages shown below do not take into consideration non-recurring special items such as one-time make-whole and inducement awards granted in connection with the commencement of employment or retention awards.

CEO	Other NEOs (average)*

9%
Base
Salary
16%
AIP
37%
Stock
Options
91%
Incentive-Based
At-Risk Pay
37%
PSAs

84%
Incentive-Based
At-Risk Pay
16%
Base
Salary
17%
AIP
34%
PSAs
4%
Stock
Options
30%
RSUs

Abbreviations: AIP = annual incentive pay; PSAs = performance share awards; RSUs = restricted stock units.
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*Amounts shown reflect the average apportionment for all Named Executive Officers other than Mr. Roman. Numbers may not add to 100 percent due to rounding.
Annual incentive
3M provides its executives with an opportunity to earn annual incentive compensation under the 3M Annual Incentive Plan, which 3M refers to as the “AIP.” Participation in the AIP is intended to align a significant portion of participants’ Total Cash Compensation with the near-term performance of 3M and its business units. Each executive is assigned a target amount of annual incentive compensation as part of his or her target Total Cash Compensation, but the actual amount paid under the AIP depends on the performance of 3M and its relevant business units and the executive’s individual performance, in each case, measured against preestablished goals and objectives.

Basic calculation. For 2023, the amount each Named Executive Officer earned under the AIP was calculated using the formula shown below.

Total Weighted- Average Target AIP Payout ($)		Business Performance Multiplier (%)		Individual Performance Multiplier (%)		ESG Modifier (if any) ($)		Annual Incentive Payment ($)
	X		X		±		=

Calculated amount that reflects mid-year changes in the participant’s target annual incentive compensation opportunity		Corporate and business unit results adjust annual incentive pay based on performance against preestablished goals		Payouts adjusted or left unchanged based on individual performance against preestablished goals and objectives, which can be both quantitative and qualitative		Amounts earned may be adjusted by ±10 percent of the participant’s total weighted-average target AIP payout, based on the 3M C&T Committee’s assessment of 3M’s holistic performance against a set of preestablished, objective ESG metrics		Final payment amount may range from 0 percent to 200 percent of an individual’s total weighted-average target AIP payout
Business performance factor. The business performance factor is determined based on the performance of 3M and, in some cases, the business unit(s) for which each Named Executive Officer had responsibility throughout the year against the goals established for the three metrics specified in the table below.

Performance metric		Local currency sales vs. plan	Operating income vs. plan	Operating cash flow conversion vs. plan
Weighting
Business unit used to calculate business performance factor	Mr. Roman	3M Worldwide	3M Worldwide	3M Worldwide
	Mr. Patolawala	3M Worldwide	3M Worldwide	3M Worldwide
	Mr. Gibbons	3M Worldwide	3M Worldwide	3M Worldwide
	Mr. Hanson	Health Care	Health Care	3M Worldwide
	Mr. Rhodes	3M Worldwide	3M Worldwide	3M Worldwide
Individual performance multiplier. The amount of annual incentive compensation paid to an eligible employee may be increased, decreased, or left unchanged depending on his or her performance during the year. When determining the individual performance multipliers to be used for the Named Executive Officers, the 3M C&T Committee considers the individual performance of the Named Executive Officers using the performance evaluations described under “How the 3M C&T Committee establishes target compensation levels.”
ESG Modifier. Amounts earned by senior executives may be increased by 10 percent of target, decreased by 10 percent of target, or left unchanged based on the 3M C&T Committee’s determination of 3M’s holistic performance against a set of preestablished, objective ESG metrics (referred to as the “ESG Scorecard”). For 2023, the metrics included on the ESG Scorecard related to 3M’s carbon and water reduction commitments; operational improvements in the area of environment, health, and safety; progress on key social measures; and on-time completion of required ethics and compliance training.
Long-term incentives
3M provides its executives with long-term incentives to motivate executives to drive long-term shareholder value creation and incentivize executives to remain with 3M. Each of 3M’s executives (other than the CEO) may ask to receive 50 percent of the target grant value of their annual long-term incentive awards in the form of RSUs, stock options, or an equal split of both stock options and RSUs. Regardless of an executive’s indicated preference, the remaining 50 percent of the target grant value of his or her 2023 annual long-term incentive awards was delivered in the form of performance shares. For 3M’s CEO, the 3M C&T Committee chose to deliver 50 percent of the target grant value of his 2023 annual long-term incentive awards in the form of performance shares and the remaining 50 percent in the form of stock options. The terms of the 2023 performance share awards, 2023 stock options, and 2023 restricted stock units are described in detail below.
In limited circumstances, the Named Executive Officers also may receive other equity awards on an ad hoc basis as new hires or for recognition and retention, promotions, or other purposes. For additional information about a special performance-based RSU award granted to Mr. Patolawala in June 2023 and a special make-whole RSU award granted to Mr. Hanson in September 2023, see “2023 special long-term equity incentive awards.”
2023 performance share awards
Performance shares awarded in 2023 will result in the issuance of actual shares of 3M common stock to 3M’s Named Executive Officers if 3M achieves certain financial goals over the years 2023, 2024, and 2025. The number of shares of 3M common stock that may be issued is linked to 3M’s performance as measured by the equally weighted criteria of Adjusted Earnings per Share Growth, Relative Organic Sales Growth, and Free Cash Flow Growth. These performance criteria were selected because they are aligned with 3M’s operating plan and the financial objectives communicated to shareholders, and the 3M C&T Committee believes that they are important drivers of long-term shareholder value. Attainment of these three independent performance criteria is measured separately for each calendar year during the three-year measurement period, with each year weighted as follows: 2023 - 50 percent; 2024 - 30 percent; and 2025 - 20 percent. However, the targets against which 3M’s performance is measured over the course of the three-year performance period are fixed at the time the grant is awarded, subject to subsequent adjustments only in limited circumstances (such as a stock split, spin-off, etc.).
The actual number of shares of 3M common stock that will be delivered at the end of the three-year performance period ending on December 31, 2025, may be anywhere from 0 percent to 200 percent of the target number of shares awarded, depending on 3M’s performance over such time period. However, an executive may forfeit all or a portion of such shares if he or she does not remain employed by 3M throughout the performance period. Each performance share award also includes cash-settled dividend equivalent rights that are payable only on the final number of shares earned.
For awards tied to the achievement of performance goals over the years 2023, 2024, and 2025, the 3M C&T Committee approved the targets shown below, with the total number of shares actually delivered being the sum of the number of earned shares, based on 3M’s financial goal achievement. If 3M’s performance falls between any of the percentages listed below, the number of shares of 3M common stock earned will be determined by linear interpolation.

2023 Performance share award targets		2023 Performance levels	2024-2025 Performance levels	Payout level (% of target)

Adjusted Earnings per Share Growth	Threshold*	-6%	2%	6 2/3%
	Target	-4% - 0%	5%	33 1/3%
	Maximum	1%	8%	66 2/3%

Relative Organic Sales Growth	Threshold*	-2.9%	-1.5%	6 2/3%
	Target	-1.4% - 0%	0%	33 1/3%
	Maximum	0.5%	1.5%	66 2/3%

Free Cash Flow Growth	Threshold*	-2%	2%	6 2/3%
	Target	3%	5%	33 1/3%
	Maximum	8%	8%	66 2/3%

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*No payout is provided for below threshold performance.

3M C&T Committee Consideration of 2023 Long-Term Performance Incentive Targets
After considering 3M’s 2023 operating plan and its long-term strategic plan, the 3M C&T Committee, in consultation with its independent compensation consultant and following discussions with management of 3M, set the threshold, target, and maximum goals as shown above based on its expectations for each year, with certain goals being set higher for 2024 and 2025.
•The targets reflect 3M’s decision to exit PFAS manufacturing and, for the 2023 fiscal year, performance will be adjusted to neutralize any impact (positive or negative) associated with respirator sales, the discontinuation of 3M’s business in Russia, and changes in foreign currency exchange rates, which the 3M C&T Committee believed would more accurately reflect the management team’s performance results.
•The 3M C&T Committee also added a “flat spot” or a target range to the payout curves for the Relative Organic Sales Growth and Adjusted Earnings per Share Growth metrics in order to ensure that the final payout for each metric in any given year would not exceed target unless 3M achieves positive growth on such metric.
•The 3M C&T Committee believes all of the goals were set consistent with, and aligned to, 3M’s strategic priorities, significant transformation initiatives, internal operational plan, business outlook, objective of increasing long-term shareholder value, and pay-for-performance philosophy.

The above targets are not a prediction of how 3M will perform during the years 2023 through 2025 or any other period in the future. The sole purpose of these formulas, which were approved by the 3M C&T Committee at the time the awards were granted, is to establish a method for determining the number of shares of 3M common stock to be delivered for the performance share awards described above. 3M is not providing any guidance, nor updating any prior guidance, of its future performance with the disclosure of these formulas, and you are cautioned not to rely on these formulas as a prediction of 3M’s future performance.

2023 stock options
Stock options granted to the Named Executive Officers in 2023 as part of their annual long-term incentive compensation have the following features:
•an exercise price equal to the closing price of a share of 3M common stock on the NYSE for the date of grant;
•a ratable three-year vesting schedule; and
•a maximum term of 10 years.
2023 restricted stock units
Restricted stock unit awards granted to the Named Executive Officers in 2023 as part of their annual long-term incentive compensation have the following features:
•a three-year “cliff” vesting schedule; and
•cash-settled dividend equivalent rights that are payable only if the underlying shares are earned.
Benefits and perquisites
The Named Executive Officers participate in the same health care, disability, life insurance, pension, and 401(k) benefit plans available to most of 3M’s U.S. employees. They also are eligible to receive certain additional benefits and perquisites that are provided for the executives’ convenience (relocation assistance for moves required by 3M, financial planning assistance, and meals when attending to 3M business, for example), financial security (nonqualified deferred compensation plans and additional group term life insurance coverage, for example), personal security (home security equipment/monitoring, for example) or personal health (on-site exercise facilities and physical exams, for example). The Named Executive Officers and other employees also may receive 3M tickets for sporting or other events. 3M believes that the benefits and perquisites offered generally are similar to those of our peers and assist in attracting and retaining executives. In some cases, there is no incremental cost to 3M associated with providing these additional benefits and perquisites (physical exams and certain tickets to events, for example) or the executives pay all or a substantial portion of the incremental costs incurred by 3M (on-site exercise facilities, for example).
These additional benefits and perquisites generally are provided on a consistent basis only to a limited group of 3M’s most senior U.S. employees (including all of the Named Executive Officers), although enhanced personal security equipment and monitoring is provided only to the Chief Executive Officer.
3M also operates aircraft that are used by its senior officers and other employees to conduct company business. For personal security reasons, the 3M Board requires the 3M Chief Executive Officer to use private aircraft chartered, leased, or owned by 3M for all air travel, both business and personal. As part of the benefits negotiated in connection with Mr. Hanson’s commencement of employment, 3M agreed to allow Mr. Hanson reasonable personal use of private aircraft chartered, leased, or owned by 3M, subject to compliance with 3M’s policy on personal use of corporate aircraft. When the 3M Chief Executive Officer or Mr. Hanson travel private aircraft chartered, leased, or owned by 3M, his or her spouse and other guests also may accompany him or her.
The incremental cost to 3M of providing these additional benefits to the Named Executive Officers is reflected in the All Other Compensation Table. No tax gross ups are provided on any of these additional benefits and perquisites other than taxable relocation benefits.
Section IV: Incentive compensation attainments and awards
2023 AIP attainments and payouts
During 2023, the 3M C&T Committee provided the Named Executive Officers with the opportunity to earn short-term incentive compensation under the AIP. Each Named Executive Officer’s target annual incentive for the year equaled the difference between his or her target Total Cash Compensation and annual base salary (weighted to reflect mid-year adjustments, if appropriate).
Business performance factor. For purposes of measuring business performance against the targets and converting that performance into a business performance factor in accordance with the AIP, each Named Executive Officer was assigned an appropriate business unit for each metric (the entire company, in some cases). The metrics, relevant business unit, goals, and attainments used to calculate the business performance factor for each Named Executive Officer are shown below.
The targets established for the Local Currency Sales and Operating Income metrics reflected 3M’s portfolio management actions, including 3M’s decision to exit PFAS manufacturing, the divestiture of 3M’s Food Safety business, the deconsolidation of its Aearo subsidiary, the discontinuation of 3M’s business in Russia, and the anticipated spin-off of 3M’s Health Care business, and the post-COVID reduction in demand for disposable respirators. The targets were informed by 3M’s operational plan for the year and were intended to be challenging and maintain a similar level of rigor as those established for past years.
Business performance factor calculation for Mr. Roman, Mr. Patolawala, Mr. Gibbons, and Mr. Rhodes*
Dollar amounts in millions

Performance metric	Business unit	Threshold ($)	Target ($)	Maximum ($)	Actual vs. target	Payout %	Weighting	Weighted payout %
Local Currency Sales vs. Plan	3M Worldwide		31,514		98%	81.3%		40.7%

		29,527	32,095	34,663
Operating Income vs. Plan	3M Worldwide		6,374		104%	126.7%		38.0%

		5,198	6,115	7,032
Operating Cash Flow Conversion vs. Plan	3M Worldwide		145%		104%	126.7%		25.3%

		119%	140%	161%
Business Performance Factor								104.0%

Business performance factor calculation for Mr. Hanson*
Dollar amounts in millions

Performance metric	Business unit	Threshold ($)	Target ($)	Maximum ($)	Actual vs. target	Payout %	Weighting	Weighted payout %
Local Currency Sales vs. Plan(1)	Health Care		8,243		98%	81.3%		40.7%

		7,747	8,421	9,095
Operating Income vs. Plan(1)	Health Care		1,605		93%	65.0%		19.5%

		1,471	1,730	1,990
Operating Cash Flow Conversion vs. Plan	3M Worldwide		145%		104%	126.7%		25.3%

		119%	140%	161%
Business Performance Factor								85.5%
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*Results reflect certain adjustments that the 3M C&T Committee believed were appropriate to better reflect 3M’s 2023 performance. See Appendix A for a reconciliation of 3M Worldwide Local Currency Sales, Operating Income and Operating Cash Flow Conversion used for compensation purposes to 3M’s results for the most directly comparable financial measures as reported under GAAP.
(1)In light of the challenging goal-setting environment in 2023 given macroeconomic conditions and uncertainty in the markets in which we do business, the 3M C&T Committee set stretch targets for each business unit’s Local Currency Sales and Operating Income metrics that, in the aggregate, were above the targets for 3M Worldwide (such excess amounts over the 3M Worldwide targets, the “corporate allocation” for each metric). Portions of the corporate allocation were then applied to the business unit targets throughout the year as the 2023 market dynamics and their impacts on each business unit were better understood, so that the sum of the final business unit targets equaled the 3M Worldwide target set in early 2023 for each metric. The Health Care business unit goals in the table above include $104 million of corporate allocation to the preliminary Local Currency Sales target for the Health Care business unit and $287 million of corporate allocation to the preliminary Operating Income target for the Health Care business unit.
Individual performance multiplier. The amount of annual incentive compensation paid to an eligible employee may be increased, decreased, or left unchanged depending on his or her performance during the year. The 3M C&T Committee determined the individual performance multiplier for each Named Executive Officer based upon each officer’s performance evaluation, as shown in the table under “Final 2023 AIP payouts” below. For a listing of selected individual 2023 performance highlights, see “Section V: 2023 compensation decisions and performance highlights.”
ESG Modifier. Amounts earned by 3M’s senior executives may be increased by 10 percent of target, decreased by 10 percent of target, or left unchanged based on the 3M C&T Committee’s assessment of 3M’s overall performance against a collection of pre-set objective ESG goals. For 2023, the ESG goals approved by the 3M C&T Committee related to 3M’s carbon and water commitments, operational improvements in the area of environment, health, and safety, progress on key social measures, and on-time completion of required ethics and compliance training for our global workforce. 3M successfully achieved most of its 2023 ESG goals. After reviewing 3M’s performance, the 3M C&T Committee decided not to increase or decrease the senior executives’ 2023 annual incentive payouts using the ESG modifier.

Final 2023 AIP payouts. At its meeting in February 2024, the 3M C&T Committee approved (and with respect to Mr. Roman, the independent members of the 3M Board ratified) AIP payments as shown below.

	(a)	(b)	(c)	(d)	(e) = (a) × (b) × (c) + (d)
Named Executive Officer	Total weighted- average target AIP payout* ($)	Business performance factor	Individual performance multiplier**	ESG modifier ($)	Approved 2023 AIP payout ($)
Michael F. Roman	2,562,952	104.0%	100%	—	2,665,470
Monish Patolawala	1,485,901	104.0%	100%	—	1,545,337
Peter D. Gibbons	832,500	104.0%	120%	—	1,038,960
Bryan C. Hanson	676,755	85.5%	100%	—	578,558
Kevin H. Rhodes	785,508	104.0%	100%	—	816,928
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*Amounts shown reflect mid-year adjustments to target Total Cash Compensation. The amounts shown for Mr. Hanson are prorated to reflect the portion of the year worked for 3M.
**For a listing of selected 2023 performance highlights of each Named Executive Officer, see “Section V: 2023 compensation decisions and performance highlights.”
2023 annual long-term incentive awards
After considering the most recent compensation data available from companies in the peer groups and 2022 individual performance, the 3M C&T Committee approved (and in the case of Mr. Roman, the independent members of the 3M Board ratified) the 2023 annual target grant values for the Named Executive Officers’ long-term incentive compensation awards.

Name	Target grant value of 2023 annual performance share awards ($)	Target grant value of 2023 annual stock option awards ($)	Target grant value of 2023 annual RSU awards ($)	Aggregate target grant value of all 2023 annual awards ($)
Michael F. Roman	6,000,000	6,000,000	—	12,000,000
Monish Patolawala	2,931,500	1,465,750	1,465,750	5,863,000	*
Peter D. Gibbons	1,570,000	—	1,570,000	3,140,000
Bryan C. Hanson (joined 3M eff. September 1, 2023)	—	—	—	—	**
Kevin H. Rhodes	1,904,500	—	1,904,500	3,809,000
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*Excludes the target grant value of a special award granted to Mr. Patolawala. For additional information, see “2023 special long-term equity incentive awards.”
**Excludes the target grant value of a special one-time make-whole award granted to Mr. Hanson in connection with his commencement of employment. For additional information, see “2023 special long-term equity incentive awards.”
Each of 3M’s executives (other than its CEO) was given an opportunity to indicate a preference to receive 50 percent of the target grant value of their annual long-term incentive awards in the form of RSUs, stock options, or an equal split of both stock options and RSUs. Regardless of an executive’s indicated preference, the remaining 50 percent of the target grant value was delivered in the form of performance shares. For the 3M CEO, the 3M C&T Committee chose to deliver 50 percent of the target grant value of his annual long-term incentive awards in the form of performance shares and the remaining 50 percent in the form of stock options.
Status of outstanding performance share awards
3M’s annual award cycle and three-year performance periods result in an overlap of awards. For example, the performance goals for 2023 performance share awards relate to the years 2023, 2024, and 2025. Similarly, the performance goals for 2022 performance share awards relate to the years 2022, 2023, and 2024, and so on, as shown below. Performance against the goals established for each award are measured separately for each calendar year during the measurement period, with each year weighted as shown below in parenthesis. The 3M C&T Committee believes this structure reduces motivation to maximize performance in any one period by providing the highest-level rewards only by building sustainable long-term results.

Award	2021	2022	2023	2024	2025
2021 PSA	Year 1 (50%)	Year 2 (30%)	Year 3 (20%)
2022 PSA		Year 1 (50%)	Year 2 (30%)	Year 3 (20%)
2023 PSA			Year 1 (50%)	Year 2 (30%)	Year 3 (20%)
The 3M C&T Committee periodically reviews 3M’s performance against the goals established for each performance share award throughout the duration of its measurement period. The tables below summarize the status of the different performance share awards held by the Named Executive Officers as of December 31, 2023.
2023 PSA (2023-2025 measurement period)

				Three-year performance period - actual performance level achieved(1)
Performance measures and weighting	Performance levels			2023 (Year 1; weighted at 50%)	2024 (Year 2; weighted at 30%)	2025 (Year 3; weighted at 20%)
	Threshold	Target	Maximum
Adjusted Earnings per Share Growth (33 1/3%)(2)	2023: -6.0% 2024/25: 2.0%	2023: -4.0 - 0.0% 2024/25: 5.0%	2023: 1:0% 2024/25: 8.0%	-0.4%
Relative Organic Sales Growth (33 1/3%)(3)	2023: -2.9% 2024/25: -1.5%	2023: -1.4 - 0.0% 2024/25: 0.0%	2023: 0.5% 2024/25: 1.5%	-2.8%
Free Cash Flow Growth (33 1/3%)	2023: -2.0% 2024/25: 2.0%	2023: 3.0% 2024/25: 5.0%	2023: 8.0% 2024/25: 8.0%	30.3%
2022 PSA (2022-2024 measurement period)

				Three-year performance period - actual performance level achieved(1)
Performance measures and weighting	Performance levels			2022 (Year 1; weighted at 50%)	2023 (Year 2; weighted at 30%)	2024 (Year 3; weighted at 20%)
	Threshold	Target	Maximum
Adjusted Earnings per Share Growth (33 1/3%)(2)	2022: 1:0% 2023/24: 3.0%	2022: 4:0% 2023/24: 6.0%	2022: 7:0% 2023/24: 9.0%	-0.2%	-6.5%
Relative Organic Sales Growth (33 1/3%)(3)	-1.5%	0.0%	1.5%	-1.7%	-4.7%
Free Cash Flow Growth (33 1/3%)	2022: -7:0% 2023/24: 3.0%	2022: -4:0% 2023/24: 6.0%	2022: -1:0% 2023/24: 9.0%	-21.5%	30.3%
2021 PSA (2021-2023 measurement period)

				Three-year performance period - actual performance level achieved(1)
Performance measures and weighting	Performance levels			2021 (Year 1; weighted at 50%)	2022 (Year 2; weighted at 30%)	2023 (Year 3; weighted at 20%)
	Threshold	Target	Maximum
Adjusted Earnings per Share Growth (20%)(2)	4.0%	8.0%	12.0%	14.4%	-0.2%	-6.5%

Relative Organic Volume Growth (40%)(4)	-1.0%	0.5%	2.0%	0.5%	-7.1%	-7.3%
Return on Invested Capital (20%)	16.0%	18.0%	21.0%	19.5%	18.4%	16.9%
Free Cash Flow Conversion (20%)	95.0%	100.0%	105.0%	100.9%	81.8%	122.9%
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(1)Results reflect certain adjustments that the 3M C&T Committee believed were appropriate to better reflect 3M’s performance during the performance period. See Appendix A for a reconciliation of Adjusted Earnings per Share, Return on Invested Capital, Free Cash Flow, and Free Cash Flow Conversion used for compensation purposes to our results for the most directly comparable financial measures as reported under GAAP.
(2)For purposes of calculating Adjusted Earnings per Share Growth for any given fiscal year, the baseline Adjusted Earnings per Share figure is set equal to the final Adjusted Earnings per Share figure used to calculate the Adjusted Earnings per Share Growth attainment for the preceding year. As a result, any increase in Adjusted Earnings per Share attributable to adjustments in one fiscal year necessarily will make it more difficult for 3M to achieve its Adjusted Earnings per Share Growth target in the following year.
(3)The reported level of performance for Relative Organic Sales Growth has been determined, in part, using a weighted blend of Worldwide IPI and Worldwide GDP, as reported by S&P Global Market Intelligence on January 15, 2024.
(4)The reported level of performance achieved for Relative Organic Volume Growth has been determined, in part, using the Worldwide IPI for each relevant period, as reported by S&P Global Market Intelligence on January 15, 2024. The final performance level achieved may vary based on changes in reported Worldwide IPI for the relevant period.
Performance share accruals based on 2023 performance
The table below shows the number of shares of 3M common stock that were accrued for the outstanding performance share awards held by each Named Executive Officer (other than Mr. Hanson) based on 3M’sperformance during 2023. As Mr. Hanson joined 3M on September 1, 2023, he did not receive any performance share awards based on 3M’s performance during 2023.

Name	Performance share award	Target number of performance shares	Fraction of each target performance share accrued based on 2023 performance	Total number of shares accrued based on 2023 performance(1)	Market value of shares accrued based on 2023 performance(2)($)
Michael F. Roman	2023 PSA	54,442	0.542	29,508	3,225,767
	2022 PSA	37,997	0.200	7,603	831,174
	2021 PSA	29,761	0.102	3,048	333,200
Total					4,390,141
Monish Patolawala	2023 PSA	26,600	0.542	14,417	1,576,088
	2022 PSA	19,310	0.200	3,864	422,405
	2021 PSA	12,160	0.102	1,245	136,124
Total					2,134,617
Peter D. Gibbons(3)	2023 PSA	14,246	0.542	7,721	844,096
	2022 PSA	10,432	0.200	2,087	228,156
Total					1,072,252
Kevin H. Rhodes	2023 PSA	17,282	0.542	9,366	1,023,865
	2022 PSA	9,328	0.200	1,866	204,020
	2021 PSA	852	0.102	88	9,627
Total					1,237,512
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(1)The amounts in this column reflect the number of shares accrued based on, among other things, Worldwide IPI for the 2023 calendar year, as reported by S&P Global Market Intelligence on January 15, 2024. The final number of shares accrued may vary in the event of changes in Worldwide IPI reported by S&P Global Market Intelligence. Due to rounding, the numbers shown in this column may not equal the result obtained by multiplying the Target Number of Performance Shares by the Shares Accrued Per Target Performance Share Based on 2023 performance.

(2)Represents the closing price of a share of 3M common stock on the NYSE for December 29, 2023 ($109.32), multiplied by the total number of shares accrued (before rounding) based on 3M’s 2023 performance. Amounts shown do not include the value of the cash-settled divided equivalents that will be paid based on the final number of shares earned.
(3)Mr. Gibbons joined 3M and was appointed its Group President, Enterprise Operations, effective November 29, 2021.
Although shares of 3M common stock are accrued annually for each outstanding performance share award, an executive may forfeit all or a portion of the shares otherwise issuable pursuant to his or her award if he or she does not remain employed by 3M throughout the entire three-year performance period.
For additional information concerning the manner in which the compensation of the Named Executive Officers is determined and the role of the 3M C&T Committee and its advisors, see “Section II: How 3M determines executive compensation - Roles and responsibilities.”
2023 special long-term equity incentive awards
Although the 3M C&T Committee typically does not grant off-cycle equity awards, it may do so to attract, retain, and motivate talented leaders in extraordinary circumstances.
Special performance-based RSU award for Mr. Patolawala.
Mr. Patolawala, who was named President and Chief Financial Officer of 3M, effective September 1, 2023, has played, continues to play, and is expected to continue playing a key role in the design, implementation, and oversight of multiple projects that are vital to the successful transformation of 3M, including the separation of the Health Care business; the creation of a future roadmap for 3M, aligned to strong end-markets where 3M wins; and the expansion of 3M’s Global Service Center. Mr. Patolawala also plays a pivotal role in 3M’s ongoing efforts to deliver financial results that meet investor expectations through tight operating rigor and a strong cash position. The 3M C&T Committee believes that retaining Mr. Patolawala’s leadership is essential at this time given his expertise in critical areas of need for 3M, the role he plays within the cohesive executive leadership team, including his new role as President of 3M, and his significant contributions to 3M’s transformation efforts, all of which requires above and beyond effort and commitment, in addition to his day-to-day duties and responsibilities as Chief Financial Officer.
Recognizing the pivotal role and contributions of Mr. Patolawala’s near-term efforts to 3M’s long-term success, the 3M C&T Committee approved a special performance-based RSU award for Mr. Patolawala, effective June 1, 2023, with a target grant value of $2.5 million (referred to as the “Performance-based RSU Award”). In alignment with 3M’s pay-for-performance philosophy, the award is exclusively performance-based and is eligible to vest on June 30, 2024, but only if four critical strategic initiatives related to 3M’s transformation are achieved. If any one of the four performance goals is not achieved, no portion of the award will vest, underscoring the rigor of the incentive opportunity. The performance conditions were carefully calibrated by the 3M C&T Committee with input from its independent compensation consultant to incentivize delivery of exceptional strategic and operational results during a pivotal period for 3M’s future. Vesting is also subject to continued employment, except for limited circumstances in accordance with 3M standard provisions (e.g. vesting upon termination due to death, disability, a qualifying termination following a change in control, or in the event of a termination by 3M other than due to misconduct, provided in such case that all of the performance goals are still timely achieved).

Realignment of Global Services Center and Strategic Planning	Provide satisfactory change leadership for the Global Service Center and Strategic Planning teams and ensure the successful transition and integration of such teams into their new functional alignment
Transformation Roadmap and Execution	Develop a transformation plan for the Global Service Centers and deliver satisfactory progress against the plan of record established for such transformation efforts
2023 Strategic Plan	Successfully complete the 2023 strategic planning cycle
Solventum Spin-off	Execute against key performance milestones related to the Health Care business spin-off
Considering the critical role Mr. Patolawala plays in the future success of 3M, and upon review of his total compensation package, the 3M C&T Committee determined that the award was reasonable, appropriate, and in the best interests of 3M C&T . The 3M C&T Committee strongly believes that 3M and its shareholders will benefit from Mr. Patolawala’s continued leadership, including in his new role as President.
Special make-whole RSU award for Mr. Hanson
Upon Mr. Hanson’s commencement of employment with 3M, he entered into an agreement that protects 3M’s confidential information and includes noncompetition and non-solicitation covenants. In consideration for such agreement and in connection with his appointment, Mr. Hanson received a make-whole RSU award with a target grant value of $13,000,000, vesting in equal installments on each of the first three anniversaries of the grant date. The make-whole RSU award was intended to partially offset the value of certain unvested equity awards that Mr. Hanson forfeited when he left his prior employer to join 3M. The 3M C&T Committee believes the make-whole RSU award and overall compensation package offered to Mr. Hanson were necessary to incentivize Mr. Hanson to leave his former position to accept the job offer with 3M and appropriate in light of his unique qualifications and proven executive track record of successfully leading, growing and transforming global medical device businesses. For additional information regarding Mr. Hanson’s initial compensation package, see “Section V: 2023 compensation decisions and performance highlights - Bryan C. Hanson - Compensation Decisions.”
Section V: 2023 compensation decisions and performance highlights
Michael F. Roman
Chairman of the 3M Board and Chief Executive Officer
Selected 2023 performance highlights
•Took decisive action to simplify 3M, initiating restructuring to streamline and optimize the organization, which drove strong benefits in 2023 and continues into 2024, improving adjusted operating margins used for compensation purposes to 20.3 percent.*
•Drove portfolio optimization and positioned 3M for future growth by streamlining go-to-market structures, investing in attractive markets (such as automotive electrification, climate technology, and industrial automation), and executing on geographic prioritization.
•Continued strong operational execution throughout 2023 with a focus on working capital improvement, advancing supply chain performance to improve service, driving inventory levels down, and delivering productivity and improved yields. Through this focus, delivered Free Cash Flow Conversion used for compensation purposes of 123 percent alongside strong underlying financial returns.*
•Continued to advance and execute the planned Health Care spin-off, including building a strong leadership team, which remains on track for first-half 2024.
•Deepened 3M’s commitment to reducing risk and uncertainty, advancing the execution towards the 2025 PFAS manufacturing exit, and discontinuation of PFAS use across 3M’s product portfolio, and making substantial progress towards Public Water Systems and Combat Arms Earplug settlements.
•Continued driving progress towards the bold, public goals established to achieve carbon neutrality, reduce water use, and improve water quality.
•Advanced 3M’s leadership and impact in the communities we serve, including delivering on-pace against the $50M investment commitment made in 2020 to address racial opportunity gaps, delivering over 1.2 million learning experiences for underrepresented individuals, providing over 40,000 work hours in skill-based services, and increasing diverse supplier spending in 2023.
•Continued developing 3M’s senior leadership team, including the appointment of a new EVP and Chief Public Affairs Officer, and several internal promotions. Continued to deliver leadership development experiences and retention and recognition programs, retaining and advancing talent in a competitive talent market.

__________________
*See Appendix A for a reconciliation of adjusted operating margins and Free Cash Flow Conversion used for compensation purposes to 3M’s results for the most directly comparable financial measures as reported under GAAP.
Compensation decisions
In February 2023, the 3M C&T Committee approved, and the independent members of the 3M Board ratified, the following compensation actions with respect to Mr. Roman:
•a 3.7 percent increase, effective April 1, 2023, to target Total Cash Compensation (from $3,918,750 to $4,063,744), which included a base salary increase (from $1,425,000 to $1,477,725); and
•the issuance of long-term incentive awards with an aggregate target grant value of $12 million, which was split equally between performance shares and stock options.
The increase to Mr. Roman’s target Total Cash Compensation was intended to progress his compensation closer to the market median.
In February 2024, the 3M C&T Committee approved, and the independent members of the 3M Board ratified, a 2023 AIP payout for Mr. Roman in the amount of $2,665,470, which represented 104.0 percent of his target. See “Section IV: Incentive compensation attainments and awards - 2023 AIP attainments and payouts” for more information.
Monish Patolawala
President and Chief Financial Officer
Selected 2023 performance highlights
•Advanced portfolio optimization, through leadership of the carve out and operational execution of the planned Health Care spin-off and driving restructuring execution rigor including geographic portfolio execution.
•Continued to drive improvements in operating rigor and deliver sustainable returns from the 3M model resulting in expanded margins and strong cash generation. Championed working capital council, delivering strong Free Cash Flow Conversion, and reducing risk and uncertainty through litigation settlements and investments in cybersecurity.
•Advanced organic capital allocation to prioritize investments in higher growth priorities, infrastructure, and environmental, health and safety.
•Expanded role with new leadership responsibilities for strategy, global service centers and country governance, while still advancing transformation and agility through daily management, predictive visualization and tighter root cause analysis.
•Active participation with and mentoring of diverse talent, including as executive sponsor of the 3M Asian employee affinity group. Continued visible leadership as a strong and frequent communicator inside and outside of 3M.
Compensation decisions
In February 2023, the 3M C&T Committee approved the following compensation actions with respect to Mr. Patolawala in recognition of his exceptional performance in 2022:
•a 5.9 percent increase, effective April 1, 2023, to target Total Cash Compensation (from $2,378,354 to $2,519,308), which included a base salary increase (from $1,106,211 to $1,171,771); and
•the issuance of long-term incentive awards with an aggregate target grant value of $5,863,000, which was split 50 percent performance shares, 25 percent restricted stock units, and 25 percent stock options.

In light of the significant contributions expected of Mr. Patolawala (including leadership of 3M’s Global Service Center expansion, oversight of critical aspects of the anticipated spin-off of 3M’s Health Care business, and 3M’s transformation) and to encourage the retention of Mr. Patolawala’s unique skillset during a critical time for 3M, the 3M C&T Committee approved the following additional compensation actions with respect to Mr. Patolawala in May 2023:
•a 20.0 percent increase, effective June 1, 2023, to target Total Cash Compensation (from $2,519,308 to $3,023,170), which included a base salary increase (from $1,171,771 to $1,406,125); and
•the issuance of a performance-based retention award with a target grant value of $2,500,000, which will vest in June 2024 upon the achievement of four rigorous qualitative performance objectives. See “2023 special long-term equity incentive awards” for more information.
Following the 3M C&T Committee’s actions in May 2023, Mr. Patolawala’s target Total Cash Compensation and target total direct compensation exceeded market median. The Committee determined these levels to be appropriate given Mr. Patolawala’s skills and contributions and the role he plays within the cohesive executive leadership team.
In February 2024, the Committee approved a 2023 AIP payout for Mr. Patolawala in the amount of $1,545,337, which represented 104.0 percent of his target. See “Section IV: Incentive compensation attainments and awards - 2023 AIP attainments and payouts” for more information.
Peter D. Gibbons
Group President, Enterprise Supply Chain
Selected 2023 performance highlights
•Navigated new supply chain demands with agility, driving restructuring aligned to a new Supply Chain organization model designed to deliver efficiency and cost improvement, with lower overhead.
•Drove substantial reduction in backlog and improved service to our customers, while reducing $550M inventory, lowering our spending in logistics and sourcing, and improving manufacturing performance.
•Identified and prioritized actions in safety performance, including focused safety campaigns, leadership training and expectation reinforcement, establishing incident reduction goals, and focused root cause efforts in key plants.
•Actively delivered on portfolio optimization actions, including portfolio value chain analysis, support for the planned spin-off of the Health Care business, and progressing the PFAS manufacturing exit.
•Integrated five key new senior vice presidents and realigned the organization to be focused on transformation and outcomes. Advanced hiring and internal promotions at all levels consistent with key priorities. Actively coached and mentored across 3M leadership, including executive sponsorship of the 3M Pride enterprise resource network.
Compensation decisions
In February 2023, the 3M C&T Committee approved the following compensation actions with respect to Mr. Gibbons:
•a 3.7 percent increase, effective April 1, 2023, to target Total Cash Compensation (from $1,620,000 to $1,680,000), which included a base salary increase (from $810,000 to $840,000); and
•the issuance of long-term incentive awards with an aggregate target grant value of $3,140,000, which was split equally between performance shares and restricted stock units.

The increase to Mr. Gibbons’ target Total Cash Compensation was intended to progress his compensation closer to the market median.
In February 2024, the 3M C&T Committee approved a 2023 AIP payout for Mr. Gibbons in the amount of $1,038,960, which represented 124.8 percent of his target. See “Section IV: Incentive compensation attainments and awards - 2023 AIP attainments and payouts” for more information.
Bryan C. Hanson
Group President and Chief Executive Officer, Health Care
Selected 2023 performance highlights
•Joined 3M in September 2023 as Group President and Chief Executive Officer, Health Care and onboarded in preparation for leading the planned independent health care company when it is spun off.
•Assembled a strong leadership team with deep functional expertise, experience in the health care and med tech industries, and relevant experience in spin-offs and other transactions.
•Guided Health Care’s business and operational performance through the final quarter, continuing to drive organic growth, operational efficiencies, and geographic prioritization.
Compensation decisions
On September 1, 2023, 3M appointed Mr. Hanson as Group President and Chief Executive Officer of the Health Care business and, upon the completion of the spin-off of the Health Care business, as Chief Executive Officer of Solventum. Mr. Hanson’s initial target Total Cash Compensation was set at $3,375,000 consisting of an annual base salary of $1,350,000 and a target annual incentive compensation opportunity of $2,025,000.
Upon Mr. Hanson’s commencement of employment with 3M, he entered into an agreement that protects 3M’s confidential information and includes non-competition and non-solicitation covenants. In consideration for such agreement and in connection with his appointment, Mr. Hanson received (a) a hiring bonus of $2,700,000, subject to repayment if his employment is terminated for any reason prior to September 1, 2025; (b) a make-whole cash award in the amount of $13,000,000, 50 percent of which vested on September 1, 2023 and the remaining 50 percent of which will vest on the first anniversary thereof, subject to his continued employment; and (c) a make-whole RSU award with a target grant value of $13,000,000, vesting in equal installments on each of the first three anniversaries of the grant date. Mr. Hanson is also eligible to receive following the spin-off, (x) a Solventum inducement performance share award with a target grant date value of $16,000,000 that will be subject to goals to be established by the compensation committee or the board of directors of Solventum, and (y) as his “annual” long-term incentive compensation in 2024, a Solventum RSU award and a Solventum performance share award, each with a target grant date value of $6,500,000.
The sign-on awards were intended to incentivize Mr. Hanson to leave his former position to join 3M, offset the value of certain unvested equity awards and annual cash incentive that Mr. Hanson forfeited when he left his former employer to join 3M, and incentivize the successful launch of the Heath Care business unit as a standalone world-class public company.
In determining the sign-on package and its structure, the 3M C&T Committee considered Mr. Hanson’s unique qualifications and proven executive track record of successfully leading, growing and transforming global medical device businesses and evaluated the value and structure of incentive opportunities Mr. Hanson was forfeiting at his former employer, which included portions of performance-based equity awards covering three separate performance cycles as well as portions of four annual options grants, in addition to an annual cash incentive. With the assistance of its compensation consultant, the 3M C&T Committee estimated that Mr. Hanson was forfeiting approximately $28 million in total incentive value that he otherwise would have earned at his prior employer. The 3M C&T Committee believes the sign-on cash and RSU awards and overall compensation package offered to Mr. Hanson were necessary to secure his commitment to, and leadership of, the Health Care business at this pivotal time of 3M’s strategic transformation.

If Mr. Hanson’s employment is terminated without misconduct or for good reason, then, subject to his execution and nonrevocation of a release of claims: (a) any unvested portion of the make-whole RSU award will vest; (b) any unpaid portion of the make-whole cash award will be paid; and (c) if the basis for Mr. Hanson’s termination of employment is 3M’s breach of its covenant to appoint him, prior to January 1, 2024, as Chief Executive Officer of an independent, publicly traded company established to hold 3M’s Health Care business, Mr. Hanson also will be entitled to (i) continued payment of his annual base salary and annual incentive plan payments for 24 months following such termination in accordance with the 3M Executive Severance Plan, and (ii) a $16,000,000 lump sum cash payment (in lieu of the inducement performance share award that otherwise would be granted following the spin-off).
In February 2024, the 3M C&T Committee approved a 2023 AIP payout for Mr. Hanson in the amount of $578,558, which represented 85.5 percent of his prorated target. See “Section IV: Incentive compensation attainments and awards - 2023 AIP attainments and payouts” for more information.
Kevin H. Rhodes
Executive Vice President and Chief Legal Affairs Officer
Selected 2023 performance highlights
•Led in-house and external legal efforts in support and implementation of settlement agreements related to US Public Water Systems PFAS matters and Combat Arms Earplugs litigation.
•Drove actions to reduce risk and uncertainty through reduced exposure to litigation and regulatory risks, aligning and driving priorities with teams focused on litigation, information, digital and data privacy, in compliance with emerging regulations globally, and in the management of ethics and compliance matters and investigations.
•Led Legal Affairs’ strategies in support of the Health Care spin-off, including design of legal agreements, governance documents, filings, and other workstreams involved in creation of two public companies.
•Provided legal support to the 3M Board in connection with significant corporate actions, including settlement agreements, exit of PFAS manufacturing, the spin-off of the Health Care business, and other matters.
•Delivered on spending commitments within the Legal Affairs department.
•Provided visible senior leadership on compliance and ethical business conduct issues, and on legal settlements. Continued to actively mentor and coach, including advancing external leadership in organizations promoting diversity in the legal profession and internally as executive sponsor of 3M Black Leadership Advancement Coalition.
Compensation decisions
In February 2023, the 3M C&T Committee approved the following compensation actions with respect to Mr. Rhodes in recognition of his exceptional performance in 2022:
•a 7.1 percent increase, effective April 1, 2023, to target Total Cash Compensation (from $1,575,000 to $1,686,060), which included a base salary increase (from $828,947 to $887,400); and
•the issuance of long-term incentive awards with an aggregate target grant value of $3,809,000, which was split equally between performance shares and restricted stock units.
The increase to Mr. Rhodes’s target Total Cash Compensation was intended to progress his compensation closer to the market median.

In February 2024, the 3M C&T Committee approved a 2023 AIP payout for Mr. Rhodes in the amount of $816,928, which represented 104.0 percent of his target. See “Section IV: Incentive compensation attainments and awards - 2023 AIP attainments and payouts” for more information.
Section VI: Ways in which 3M addresses risk and governance
Stock ownership guidelines
3M maintains robust stock ownership guidelines that are intended to align the financial interests of 3M’s Section 16 officers with those of its shareholders. The table below shows the stock ownership guideline for each Named Executive Officer and their compliance status as of December 31, 2023.

Name	Multiple of measurement date base salary required	Compliance status as of December 31, 2023(1)	Percentage of Named Executive Officers in compliance with 3M’s stock ownership guidelines as of December 31, 2023: 100%
Mr. Roman	6x	In compliance
Mr. Patolawala	3x	In compliance
Mr. Gibbons	3x	In compliance
Mr. Hanson	3x	In compliance
Mr. Rhodes	3x	In compliance
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(1)In accordance with the terms of the stock ownership guidelines, the number of shares required to be beneficially owned by each Named Executive Officer in order to maintain compliance was most recently recalculated as of December 31, 2022, using the closing price of a share of 3M common stock on the NYSE for December 30, 2022, except that the number of shares required to be beneficially owned by Mr. Hanson was calculated as of September 1, 2023, using the closing price of a share of 3M common stock on the NYSE for the same date. Each such Named Executive Officer has until December 31, 2025 (November 29, 2026, for Mr. Gibbons, January 1, 2027, for Mr. Rhodes and September 1, 2028, for Mr. Hanson) to acquire beneficial ownership of any additional shares required as a result of the recalculation.
Calculation of Required Ownership. The number of shares required to be beneficially owned in order to comply with the guidelines is determined by dividing the specified multiple of the executive’s annual base salary on the calculation date by the closing price of 3M common stock on such date.
Calculation Dates. The number of shares required to comply with the guidelines is calculated (or recalculated) on each of the following:
•the date an executive first becomes subject to the guidelines;
•the date an executive’s target ownership multiple increases or decreases due to a change in position; and
•every third anniversary of December 31, 2022.
Grace Period. Each covered executive is expected to attain beneficial ownership of the required number of shares of 3M stock by the later of the fifth anniversary of his or her appointment to the position triggering the calculation date or, if an executive’s required ownership level increases as a result of a triennial recalculation, the third anniversary of the calculation date. If a covered executive who is within the five-year period described above becomes subject to an increased stock ownership requirement as a result of a triennial recalculation, the covered executive will have until the later of (a) the expiration of the five-year compliance window or (b) the third anniversary of the recalculation date to attain the higher level of ownership.
Shares Counted. For purposes of determining compliance with the stock ownership guidelines, the following shares are considered to be beneficially owned by the covered executive:
•shares owned directly by a covered executive or by members of the covered executive’s immediate family;
•shares owned indirectly through a covered executive’s account in 3M’s 401(k) plan or another deferred compensation plan;
•outstanding shares of restricted stock owned by a covered executive; and

•shares underlying outstanding restricted stock units held by a covered executive.
Stock Holding Requirements. If a covered executive is not making adequate progress to meet the specified level of ownership by the end of the grace period, the guidelines provide that he or she must hold a sufficient number of the after-tax 3M shares received upon the payout of his or her performance shares to be on track to satisfy the required ownership level.
For more information concerning the 3M stock ownership of the Named Executive Officers, see “Security ownership of management.”
Prohibition of hedging, pledging, and other actions

•No hedging •No short sales •No standing orders •No margin accounts •No pledging
3M’s stock trading policies prohibit 3M’s directors and executive officers from (1) purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of 3M common stock, including prepaid variable forward contracts, equity swaps, collars, and exchange funds; (2) engaging in short sales related to 3M common stock; (3) placing standing orders; (4) maintaining margin accounts; and (5) pledging 3M securities as collateral for a loan. All discretionary transactions in 3M securities by directors and executive officers must be pre-cleared with 3M’s Legal Affairs department and conducted during approved trading windows.

Severance benefits
The 3M Executive Severance Plan provides separation payments and benefits to certain U.S. executives, including the Named Executive Officers, in the event of a qualifying termination of their employment. Among other things, the plan is intended to support talent recruitment and retention objectives (especially at times when there are uncertainties around restructurings and reductions in force) and to provide a consistent approach to executive departures. Additional information concerning the benefits made available under the Severance Plan and the circumstances under which benefits will be made available can be found under “Potential payments upon termination or change in control.”

Clawback policy and other remedial actions
Clawback policy. The 3M Board has adopted a policy under which it is authorized to require reimbursement of certain amounts provided to 3M’s executive officers, as described in the table below.

Potential clawback triggering events	Amounts the 3M board is authorized to recoup
Issuance of noncompliant financial reports. 3M’s issuance of a financial report that, due to the covered executive’s misconduct, is materially noncompliant with Federal securities laws	All profits realized by the covered executive on the sale of 3M securities during the 12-month period following the issuance of the noncompliant financial report
Accounting Restatement. 3M’s filing of an accounting restatement of 3M’s financial statements with the Securities and Exchange Commission to correct an error that is material to the previously issued financial statements, or that would result in a material restatement if the error were corrected in the current period or left uncorrected in the current period (regardless of whether the restatement is due to a covered executive’s misconduct or failure of risk management)	All annual and long-term incentive compensation that is granted, earned or vested (on a pre-tax basis) based wholly or in part upon the attainment of a financial reporting measure or 3M’s stock price (e.g., annual cash incentive and performance-based equity awards) in excess of amounts that would have been provided based on the restated financial results. The trigger applies to incentive compensation that is received by current and former executive officers during the three completed fiscal years preceding the date that 3M concludes, or reasonably should have concluded, that 3M is required to prepare an accounting restatement
Significant misconduct. An act of misconduct by the covered executive that has or might reasonably be expected to cause significant financial or reputational harm to 3M	Annual incentive payments, long-term incentive awards and other amounts paid or provided to the covered executive that would not have been awarded or earned if the circumstances surrounding the triggering event had been known to the 3M C&T Committee
Significant risk-management failure. Improper or grossly negligent failure of a covered executive, including in a supervisory capacity, to identify, escalate, monitor or manage, in a timely manner and as reasonably expected, risks material to 3M, which has or might reasonably be expected to cause significant financial or reputational harm to 3M	Annual incentive payments, long-term incentive awards and other amounts paid or provided to the covered executive that would not have been awarded or earned if the circumstances surrounding the triggering event had been known to the 3M C&T Committee
In 2023, 3M made significant revisions to its clawback policy in line with new regulatory requirements of the NYSE. Under the new policy, 3M must recover erroneously awarded incentive-based compensation from executive officers reasonably promptly after an accounting restatement, regardless of the fault or conduct of the executive or the application of discretion on behalf of the 3M C&T Committee (subject to certain limited exceptions under the NYSE rules), and the definition of an accounting restatement that requires recovery was expanded to include so-called “little r” restatements.
In addition, 3M expanded the population of employees subject to the clawback policy. While only executive officers are subject to recoupment based solely on an accounting restatement, approximately 350 employees at the Vice President level and above are now subject to recoupment based on the issuance of noncompliant financial reports, significant misconduct, or a significant risk-management failure. These changes were intended to promote 3M’s culture of compliance, further develop a compensation scheme that rewards integrity and accountability, and reinforce 3M’s pay-for-performance and compliance compensation philosophy across the entire organization, while furthering 3M’s efforts to mitigate compensation risk.
During the period beginning on January 1, 2023, through the date of this filing, 3M was not required to prepare an accounting restatement that required recovery of erroneously-awarded compensation pursuant to 3M’s clawback policy.
Other remedial actions. Whether or not an executive’s actions trigger a potential clawback, 3M also may take other remedial actions to appropriately address employee conduct that is considered detrimental to 3M. Depending on the circumstances, such other actions may include, without limitation, reducing the executive’s duties and responsibilities, limiting the progression of the executive’s career with 3M, reducing the executive’s base salary or target Total Cash Compensation, reducing the target grant value of the executive’s future long-term incentive compensation awards, causing the forfeiture of the executive’s outstanding long-term incentive awards, or terminating the executive’s employment with 3M.
Assessment of risk related to compensation programs
Following completion of a recent compensation risk assessment, 3M concluded that none of its compensation policies and practices is reasonably likely to have a material adverse effect on 3M. In connection with this assessment, 3M completed an inventory of its executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans or programs. The 3M C&T Committee’s independent compensation consultant, FW Cook, conducted a risk assessment of 3M’s executive compensation policies and practices and reviewed the inventory of non-executive compensation programs compiled by management. The scope of the fiscal 2023 risk assessment generally was consistent with that conducted in recent years, through which 3M evaluated the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balanced compensation opportunities and risk.
3M believes that its overall cash versus equity pay mix, balance of shorter-term versus longer-term performance focus, balance of revenue- versus profit-focused performance measures, stock ownership guidelines, forfeiture provisions, and “clawback” policy all work together to provide its employees and executives with incentives to deliver outstanding performance to build long-term shareholder value, while taking only necessary and prudent risks. In this regard, 3M’s strong ethics and its corporate compliance systems, which are overseen by the 3M Audit Committee, further mitigate against excessive or inappropriate risk taking. In addition, 3M’s employee sales plans are designed under global guidelines, where oversight of plan terms, administration, and operation is strong and governance roles are segregated.
Based on its consideration of these assessments, the 3M C&T Committee concurred with 3M’s determination that none of 3M’s compensation policies and practices is reasonably likely to have a material adverse effect on 3M.
Tally sheets
The 3M C&T Committee periodically reviews a report comparing the amounts of compensation actually received by 3M’s Named Executive Officers to the amounts reported in its annual proxy statement and summarizing the compensation that would be owed to such individuals in the event of the termination of their employment under certain circumstances. Reviewing this report helps the 3M C&T Committee better understand 3M’s potential obligations to the Named Executive Officers following the termination of their employment. It also helps the 3M C&T Committee better assess the risk of any of the Named Executive Officers leaving 3M prematurely because 3M is not providing sufficient retention incentives.
Tax considerations
Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation paid in any given year in excess of $1 million to certain current and former executive officers of 3M. As a result, 3M expects that compensation paid per year to the Named Executive Officers and certain other current and former executive officers in excess of $1 million generally will not be deductible, subject to limited exceptions. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the 3M C&T Committee can affect deductibility of compensation, and there can be no assurance that compensation paid to 3M’s executive officers will be tax deductible. The 3M C&T Committee reserves the right to make changes or amendments to existing compensation programs and arrangements, including changes or amendments that may result in the loss of tax deductions, if the 3M C&T Committee believes it is in the best interests of 3M and its shareholders to do so.

Appendix A to Executive Compensation: Supplemental Consolidated Statement of Income Information Reconciliation of GAAP to non-GAAP financial measures
(dollars in millions, except per-share amounts) (unaudited)
In addition to reporting financial results in accordance with GAAP, 3M also periodically excludes special items to calculate financial metrics utilized for compensation plans. Some of the metrics are non-GAAP measures. Operating income, net income attributable to 3M, and diluted earnings per share attributable to 3M common shareholders (hereafter referred to as “earnings per diluted share”) are all measures for which 3M provides the reported GAAP measure and an adjusted measure (excluding special items). Adjusted Earnings per Share, Free Cash Flow, Free Cash Flow Growth (Free Cash Flow percentage change), Free Cash Flow Conversion, Return on Invested Capital, Operating Income (used for compensation purposes), and Operating Cash Flow Conversion, each adjusted for special items are non-GAAP measures that 3M believes are meaningful in measuring the payouts for its compensation plans. These measures are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of 3M’s ongoing operations. The non-GAAP financial measures used herein may not be comparable to similarly titled measures used by other companies, and the adjusted amounts used for compensation purposes may differ from the adjusted amounts used by 3M elsewhere or included in 3M’s Form 10-K. Each reference to a non-GAAP financial measure used in the Compensation Discussion & Analysis section refers to the applicable measure as used for compensation purposes, after application of the adjustments of special items set forth in the tables below.
The reconciliations provided below reconcile the non-GAAP financial measures with the most directly comparable GAAP financial measures for the years ended December 31, 2023, 2022 and 2021.
Performance share award metrics:
Adjusted Earnings per Share used for compensation purposes (non-GAAP measure)

	2023
	Reported Measure	Net Costs for Significant Litigation (a)	Gain on Business Divestitures (b)	Divestiture Costs (c)	Russia Exit Charges (Benefits) (d)	Manufactured PFAS Products (e)	Adjusted non-GAAP measure used for 2021 and 2022 PSAs	Adjustments Approved for 2023 PSA (f)	Adjusted non-GAAP measure used for 2023 PSAs
Net income (loss) attributable to 3M	$(6,995)	$11,630	$(25)	$378	$(21)	$155	$5,122	$340	$5,462
Earnings (loss) per diluted share	$(12.63)	$21.00	$(0.05)	$0.68	$(0.04)	$0.28	$9.24	$0.60	$9.84
Earnings (loss) per diluted share percent change	(224.1)%						(6.5)%		(0.4)%

	2022
	Reported Measure	Net Costs for Significant Litigation (a)	Food Safety Divestiture, Net of Restructuring Items (b)	Divestiture Costs (c)	Russia Exit Charges (d)	PFAS Manufacturing Exit (e)	Adjusted non-GAAP measure used for compensation purposes
Net income attributable to 3M	$5,777	$1,815	$(2,648)	$42	$111	$638	$5,735
Earnings per diluted share	$10.18	$3.20	$(4.67)	$0.07	$0.20	$1.12	$10.10
Earnings per diluted share percent change	0.6%						(0.2)%

2021
Reported measure (g)
Net income attributable to 3M	$5,921
Earnings per diluted share	$10.12
Earnings per diluted share percent change	14.4%
A-A-1

Free Cash Flow used for compensation purposes (non-GAAP measure)

	2023
	Reported Measure	Net Costs for Significant Litigation and TCJA (a)	Gain on Business Divestitures, Net of Divestiture-Related Restructuring Items (b)	Divestiture Costs (c)	Russia Exit Charges (d)	Manufactured PFAS Products (e)	Adjusted non-GAAP measure used for compensation purposes
Major GAAP cash flow categories
Net cash provided by operating activities	$6,680
Net cash provided by (used in) investing activities	(1,207)
Net cash provided used in financing activities	(3,147)
Free Cash Flow (non-GAAP measure)
Net cash provided by operating activities	$6,680	$895	$11	$313	$—	$(157)	$7,742
Purchases of property, plant and equipment	$(1,615)					$167	$(1,448)
Free cash flow (h)	$5,065	$895	$11	$313	$—	$10	$6,294
Free cash flow percent change	31.8%						30.3%
Net income (loss) attributable to 3M	$(6,995)	$11,630	$(25)	$378	$(21)	$155	$5,122
Free cash flow conversion (h)	(72)%						123%

	2022
	Reported Measure	Net Costs for Significant Litigation and TCJA (a)	Food Safety Divestiture, Net of Restructuring Items (b)	Divestiture Costs (c)	Russia Exit Charges (d)	PFAS Manufacturing Exit (e)	Adjusted non-GAAP measure used for compensation purposes
Major GAAP cash flow categories
Net cash provided by operating activities	$5,591
Net cash provided by (used in) investing activities	(1,046)
Net cash provided used in financing activities	(5,350)
Free Cash Flow (non-GAAP measure)
Net cash provided by operating activities	$5,591	$784	$55	$8	$2	$—	$6,440
Purchases of property, plant and equipment	$(1,749)						$(1,749)
Free cash flow (h)	$3,842	$784	$55	$8	$2	$—	$4,691
Free cash flow percent change	(34.3)%						(21.5)%
Net income attributable to 3M	$5,777	$1,815	$(2,648)	$42	$111	$638	$5,735
Free cash flow conversion (h)	66%						82%
A-A-2

	2021
	Reported Measure	Adjustment for payment of previous excluded items (a)	Adjusted non-GAAP measure used for compensation purposes
Major GAAP cash flow categories
Net cash provided by operating activities	$7,454
Net cash provided by (used in) investing activities	(1,317)
Net cash provided used in financing activities	(6,145)
Free Cash Flow (non-GAAP measure)
Net cash provided by operating activities	$7,454	$123	$7,577
Purchases of property, plant and equipment	$(1,603)		$(1,603)
Free cash flow (h)	$5,851	$123	$5,973
Net income attributable to 3M	$5,921	$—	$5,921
Free cash flow conversion (h)	99%		101%
A-A-3

Return on invested capital (non-GAAP measure)

	2023
	Reported Measure	Net Costs for Significant Litigation and TCJA (a)	Gain on Business Divestitures (b)	Divestiture Costs (c)	Russia Exit Charges (Benefits) (d)	Manufactured PFAS Products (e)	Adjusted non-GAAP measure used for compensation purposes
Net income including non-controlling interest	$(6,979)	$11,630	$(25)	$378	$(21)	$155	$5,138
Interest expense (after-tax) (1)	680	(271)	—	—	—	—	409
Adjusted net income (Return)	$(6,299)	$11,359	$(25)	$378	$(21)	$155	$5,547
Average shareholders' equity (including non-controlling interest) (2)	$8,202	$9,058	$—	$87	$—	$(525)	$16,822
Average short-term and long-term debt (3)	15,999	—	—	—	—	—	15,999
Average invested capital	$24,201	$9,058	$—	$87	$—	$(525)	$32,821
Return on Invested Capital (i)	26.0%						16.9%
(1) Effective income tax rate used for interest expense	27.8%						27.8%
(2) Calculation of average equity (includes non-controlling interest)
Ending total equity as of:
March 31	$15,351	$1,713	$—	$68	$—	$(510)	$16,622
June 30	7,857	9,477	—	95	—	(550)	16,879
September 30	4,731	12,556	—	100	—	(545)	16,842
December 31	4,868	12,486	—	85	—	(494)	16,945
Average total equity	$8,202	$9,058	$—	$87	$—	$(525)	$16,822
(3) Calculation of average debt
Ending short-term and long-term debt as of:
March 31	$15,960	$—	$—	$—	$—	$—	$15,960
June 30	15,987	—	—	—	—	—	15,987
September 30	16,013	—	—	—	—	—	16,013
December 31	16,035	—	—	—	—	—	16,035
Average short-term and long-term debt	$15,999	$—	$—	$—	$—	$—	$15,999
A-A-4

	2022
	Reported Measure	Significant Litigation Related Charges and TCJA (a)	Food Safety divestiture, net of restructuring items (b)	Divestiture Costs (c)	Russia Exit Charges (d)	PFAS manufacturing exit (e)	Adjusted non-GAAP measure used for compensation purposes
Net income including non-controlling interest	$5,791	$1,497	$(2,648)	$42	$111	$638	$5,431
Interest expense (after-tax) (1)	418	—	—	—	—	—	418
Adjusted net income (Return)	$6,209	$1,497	$(2,648)	$42	$111	$638	$5,849
Average shareholders' equity (including non-controlling interest) (2)	$14,437	$1,036	$17	$8	$54	$160	$15,711
Average short-term and long-term debt (3)	16,149	—	—	—	—	—	16,149
Average invested capital	$30,586	$1,036	$17	$8	$54	$160	$31,860
Return on Invested Capital (i)	20.3%						20.3%
(1) Effective income tax rate used for interest expense	9.6%						9.6%
(2) Calculation of average equity (includes non-controlling interest)
Ending total equity as of:
March 31	$15,004	$173	$—	$—	$—	$—	$15,177
June 30	13,816	1,412	—	—	—	—	15,228
September 30	14,156	1,356	66	1	109	—	15,688
December 31	14,770	1,202	2	31	108	638	16,751
Average total equity	$14,437	$1,036	$17	$8	$54	$160	$15,711
(3) Calculation of average debt
Ending short-term and long-term debt as of:
March 31	$16,678	$—	$—	$—	$—	$—	$16,678
June 30	16,276	—	—	—	—	—	16,276
September 30	15,705	—	—	—	—	—	15,705
December 31	15,939	—	—	—	—	—	15,939
Average short-term and long-term debt	$16,149	$—	$—	$—	$—	$—	$16,149
A-A-5

2021
Reported measure
Net income including non-controlling interest	$5,929
Interest expense (after-tax) (1)	400
Adjusted net income (Return)	$6,329
Average shareholders' equity (including non-controlling interest) (2)	$14,497
Average short-term and long-term debt (3)	17,991
Average invested capital	$32,488
Return on Invested Capital (i)	19.5%
(1) Effective income tax rate used for interest expense	17.8%
(2) Calculation of average equity (includes non-controlling interest)
Ending total equity as of:
March 31	$13,828
June 30	14,516
September 30	14,530
December 31	15,117
Average total equity	$14,497
(3) Calculation of average debt
Ending short-term and long-term debt as of:
March 31	$18,187
June 30	18,248
September 30	18,165
December 31	17,363
Average short-term and long-term debt	$17,991
A-A-6

AIP metrics:

	2023
	Reported Measure	Net Costs for Significant Litigation and TCJA (a)	Gain on Business Divestitures, Net of Divestiture-Related Restructuring Items (b)	Divestiture Costs (c)	Russia Exit Charges (Benefits) (d)	Manufactured PFAS Products (e)	Adjustments for Business Results not in the Plan (j)	Adjusted non-GAAP measure used for compensation purposes
Income Statement
Net Sales	$32,681					$(1,289)	$(62)	$31,330
Net Sales-Local Currency	$32,865					$(1,289)	$(62)	$31,514
Operating Income	(9,128)	14,869	(36)	496	(18)	205	(14)	6,374
Operating Income Margin	(27.9)%							20.3%
Operating Cash Flow Conversion (non-GAAP measure)
Net cash provided by operating activities	$6,680	$895	$11	$313	$—	$(157)	$222	$7,964
Net income (loss) attributable to 3M	$(6,995)	$11,630	$(25)	$378	$(21)	$155	$364	$5,486
Operating Cash Flow Conversion (k)	(95)%							145%
__________________
(a)Net costs for significant litigation relate to 3M's respirator mask/asbestos (which include Aearo and non-Aearo items), PFAS-related other environmental, and Combat Arms Earplugs matters (as discussed in Note 18 to 3M Company’s Form 10-K). Net costs include the impacts of changes in accrued liabilities (including interest imputation on applicable settlement obligations), external legal fees, and insurance recoveries, along with the associated tax impacts. 3M does not consider the elements of the net costs associated with these matters to be normal operating expenses related to 3M’s ongoing operations, revenue generating activities, business strategy, industry, and regulatory environment. Cash Flow and ROIC balance sheet adjustments also include the impact from payments related to the Tax Cuts and Jobs Act (TCJA).
(b)In 2023, 3M recorded a gain related to the sale of its dental local anesthetic business partially offset by a loss associated with a previously contingent indemnification obligation from a 2020 divestiture. In 2022, 3M recorded a gain related to the split-off and combination of its Food Safety business with Neogen Corporation. Refer to Note 3 to 3M Company’s Form 10-K for further details. Also in 2022, following the split-off of the Food Safety business, management approved and committed to undertake certain restructuring actions addressing corporate functional costs across 3M in relation to the magnitude of amounts previously allocated to the divested businesses. Refer to Note 5 to 3M Company’s Form 10-K for further details.
(c)Divestiture costs related to separating and divesting substantially an entire business segment of 3M following public announcement of its intended divestiture.
(d)In 2023, 3M recorded a gain on final disposal of net assets in Russia. Previously, in 2022, 3M recorded a charge primarily related to impairment of these assets in connection with management's committed exit and disposal plan. Refer to Note 17 to 3M Company’s Form 10-K for further details.
(e)For 2023, these relate to sales and estimates of income (loss) regarding manufactured PFAS products that 3M plans to exit by the end of 2025. Estimated income does not contemplate impacts on non-operating items such as net interest income/expense and the non-service cost components portion of defined benefit plan net periodic benefit costs. Relative to the impact of the activity of manufactured PFAS products on cash provided by (used in) operating activities, amounts are based on estimates of associated income, depreciation/amortization, certain changes in working capital and accruals, and timing of associated payments. For 2022, these relate just to costs associated with 3M's 2022 commitment to a plan to exit PFAS manufacturing; charges relate to asset impairments.
(f)When the 3M Compensation and Talent Committee approved the targets for the 2023 Performance Share Plan, it provided an exclusion to the Organic Sales Growth and Adjusted Earnings per Share Growth metrics from the impact from the loss of the Russia sales and net income from 2022, lower sales and net income from the lower 2023 disposable respirator sales and net income and the impact of foreign exchange to net income.
(g)In the first quarter of 2021, 3M changed the method it uses to calculate the market-related value of fixed income securities included in its pension and other post-retirement plan assets. This change was applied retrospectively to all periods presented within 3M’s financial statements. The change did not impact consolidated operating income or net cash provided by operating activities but did impact the previously reported portion of pension and post-retirement net periodic benefit cost (benefit) that was included within non-operating other expense (income) along with related consolidated income items such as net income and earnings per share. The 2020 restatement increased 2020 net income by $65 million and diluted earnings per share by $0.11. This increases the 2020 adjusted diluted earnings per share from $8.74 to $8.85 on a restated basis. The diluted earnings per share of $8.85 is the base amount for calculating the 14.4 percent earnings per diluted share percent increase in 2021.
(h)Free Cash Flow and Free Cash Flow Conversion are not defined under GAAP. Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. 3M defines Free Cash Flow as net cash provided by operating activities less purchases of property, plant and equipment. 3M
A-A-7

defines Free Cash Flow Conversion as Free Cash Flow divided by net income attributable to 3M. 3M defines adjusted net cash provided by (used in) operating activities as net cash provided by operating activities, adjusted for special items. 3M defines adjusted purchases of property, plant and equipment (also referred to as adjusted capital expenditures) as purchases of property, plant and equipment (PPE) adjusted for the estimated impact of such purchases associated with manufactured PFAS products activity. 3M defines Free Cash Flow used for compensation purposes as adjusted net cash provided by (used in) operating activities less adjusted purchases of PPE. Cash payments or receipts associated with special items in the determination of adjusted net cash provided by (used in) operating activities are reflected net of applicable tax. For most special items, the cash tax impact is estimated using the U.S. statutory corporate tax rate during the period of payment or receipt. However, the cash tax impact for the portion of payments of costs for significant litigation under the 2023 settlement agreements relative to Combat Arms Earplugs and relative to public water systems regarding PFAS is based on the timing and amount of the actual cash tax deduction (which differs from the timing of the pre-tax settlement payments). 3M defines Free Cash Flow Conversion for compensation purposes as Free Cash Flow used for compensation purposes divided by net income (loss) attributable to 3M, adjusted for special items. 3M believes Free Cash Flow and Free Cash Flow Conversion (including the versions of those metrics used for compensation purposes) are meaningful to investors as they are useful measures of performance and 3M uses these measures as an indication of the strength of 3M and its ability to generate cash. The terms “Free Cash Flow” and “Free Cash Flow Conversion” used in the Compensation Discussion and Analysis section in each instance refer to Free Cash Flow and Free Cash Flow Conversion used for compensation purposes.
(i)Return on Invested Capital (ROIC) is not defined under GAAP. Therefore, ROIC should not be considered a substitute for other measures prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. 3M defines ROIC as adjusted net income (net income including non-controlling interest plus after-tax interest expense) divided by average invested capital (equity plus debt). 3M believes ROIC is meaningful to investors as it focuses on shareholder value creation.
(j)The AIP is measured versus the plan. Results are adjusted for acquisitions, divestitures, and certain transactions such as restructurings not included in the plan.
(k)Operating Cash Flow Conversion and Operating Cash Flow Conversion used for compensation purposes are not defined under GAAP. Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. 3M defines Operating Cash Flow Conversion as operating cash flow divided by net income attributable to 3M. 3M defines Operating Cash Flow Conversion used for compensation purposes as operating cash flow, adjusted for special items, divided by net income attributable to 3M, adjusted for special items. For most special items, the cash tax impact is estimated using the U.S. statutory corporate tax rate during the period of payment or receipt. However, the cash tax impact for the portion of payments of costs for significant litigation under the 2023 settlement agreements relative to Combat Arms Earplugs and relative to public water systems regarding PFAS is based on the timing and amount of the actual cash tax deduction (which differs from the timing of the pre-tax settlement payments). The term “Operating Cash Flow Conversion” used in the Compensation Discussion and Analysis section refers to Operating Cash Flow Conversion used for compensation purposes.
A-A-8

SOLVENTUM CORPORATION

Offer to Exchange

$1,000,000,000 Outstanding 5.450% Senior Notes due 2027
for
$1,000,000,000 Registered 5.450% Senior Notes due 2027
$1,500,000,000 Outstanding 5.400% Senior Notes due 2029
for
$1,500,000,000 Registered 5.400% Senior Notes due 2029
$1,000,000,000 Outstanding 5.450% Senior Notes due 2031
for
$1,000,000,000 Registered 5.450% Senior Notes due 2031
$1,650,000,000 Outstanding 5.600% Senior Notes due 2034
for
$1,650,000,000 Registered 5.600% Senior Notes due 2034
$1,250,000,000 Outstanding 5.900% Senior Notes due 2054
for
$1,250,000,000 Registered 5.900% Senior Notes due 2054
$500,000,000 Outstanding 6.000% Senior Notes due 2064
for
$500,000,000 Registered 6.000% Senior Notes due 2064

PROSPECTUS

December 2, 2024